Exhibit 2.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

GUIDEWIRE SOFTWARE, INC.,

CAESAR ACQUISITION SUB I, INC.,

CAESAR ACQUISITION SUB II, LLC,

CYENCE INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Securityholders’ Representative

DATED AS OF OCTOBER 5, 2017

3.15	Interested Party Transactions	59

3.16	Company Permits	59

3.17	Litigation	60

3.18	Books and Records	60

3.19	Environmental Matters	60

3.20	Brokers’ and Finders’ Fees; Transaction Expenses	61

3.21	Employee Benefit Plans and Compensation	61

3.22	Employee Matters	65

3.23	Insurance	67

3.24	Compliance with Laws	67

3.25	Anti-Corruption and Anti-Bribery	68

3.26	Export and Import Control Laws	68

3.27	Customers and Suppliers	68

3.28	Bank Accounts; Powers of Attorney	69

3.29	Representations Complete	69

ARTICLE IV Representations and Warranties of Parent and MergerCos		69

4.1	Organization	69

4.2	Authority and Enforceability	69

4.3	No Conflict	70

4.4	Governmental Consents	70

4.5	SEC Reports	70

4.6	No Changes	71

4.7	Financial Capacity	71

4.8	Valid Issuance; Legal Compliance	71

4.9	Tax Treatment	71

4.10	Projections; No Other Representations and Warranties	71

ARTICLE V Conduct Prior to Effective Time		72

5.1	Conduct of the Business; Notices	72

5.2	Restrictions on Conduct of the Business	73

5.3	Certain Limitations	76

5.4	Parent Notices	76

ARTICLE VI Additional Agreements		76

6.1	Board Recommendation, Stockholder Approval and Stockholder Notice	76

6.2	No Solicitation	77

6.3	Confidentiality	79

6.4	Public Disclosure	79

6.5	Expenses; Change in Control Payments	80

6.6	Spreadsheet; Allocation	81

6.7	Transfer Taxes	82

6.8	Tax Matters Cooperation	82

6.9	Preparation of Returns	82

6.10	Apportionment	83

6.11	Certain Post-Closing Tax Actions	83

6.12	Repayment of Company Debt	83

6.13	Termination of Plans	83

6.14	Employee Matters	84

6.15	Indemnification of Covered Persons	84

6.16	Section 280G Stockholder Approval	85

6.17	Contract Consents, Amendments and Terminations	85

6.18	Efforts to Consummate Transaction	87

6.19	Required Financials	88

6.20	Joinder Agreements; Investor Questionnaires	88

6.21	Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Legends	89

6.22	S-3 Registration Statement	90

6.23	S-8 Registration Statement	90

6.24	Promised Options	90

6.25	Penetration Test	90

6.26	Indian Subsidiary	90

6.27	Employee Notes	90

ARTICLE VII Survival of Representations, Warranties and Covenants; Indemnification; Escrow		90

7.1	Survival of Representations, Warranties and Covenants	90

7.2	Indemnification	91

7.3	Limitations on Indemnification	93

7.4	Third Party Claims; Claims for Indemnification; Resolution of Conflicts; Mitigation	95

7.5	Escrow Arrangements	98

7.6	Securityholders’ Representative	99

7.7	Purchase Price Adjustment	101

ARTICLE VIII Amendment and Waiver; Termination		101

8.1	Amendment	101

8.2	Extension; Waiver	101

8.3	Termination	102

8.4	Effect of Termination	103

ARTICLE IX General Provisions		103

9.1	Notices	103

9.2	Counterparts	104

9.3	Entire Agreement; Assignment	104

9.4	Severability	104

9.5	Other Remedies	104

9.6	Governing Law; Exclusive Jurisdiction; Venue	104

9.7	Enforcement	105

9.8	No Third Party Beneficiaries	105

9.9	Rules of Construction	105

9.10	Continuing Counsel	105

INDEX OF EXHIBITS AND SCHEDULES

Exhibit Description

Exhibit A	Joinder
Exhibit B	Investor Questionnaire
Exhibit C	Proprietary Information and Inventions Assignment Agreement
Exhibit D	Non-Competition Agreement
Exhibit E	Deferred Merger Consideration Agreement
Exhibit F	Written Consent
Exhibit G	Company Charter Amendment
Exhibit H	Registration Rights Agreement
Exhibit I-1	Certificate of Merger for First Merger
Exhibit I-2	Certificate of Merger for Second Merger
Exhibit J	Amended Certificate
Exhibit K	280G Waiver
Exhibit L	Director and Officer Resignation and Release Letter
Exhibit M	Form of Escrow Agreement
Exhibit N	Letter of Transmittal

Schedule	Description

Schedule I	Principal Securityholders
Schedule II	Key Employees
Schedule III	Deferred Merger Consideration Employees
Schedule IV	Knowledge Persons
Schedule 2.4(b)(v)(18)	Required Consents
Schedule 2.4(b)(x)	Offered Employees
Schedule 2.4(b)(xi)	Loss Threshold
Schedule 2.4(b)(xii)	Governmental Filings
Schedule 2.7(d)	Acceleration
Schedule 2.13	Reporting Exception Event
Schedule 5.2	Permitted Activities
Schedule 6.12	Repayment of Company Debt

Schedule 6.14	Scheduled Severance Amount
Schedule 6.15(a)	Indemnity Agreements
Schedule 6.167(a)(i)	Requested Consents
Schedule 6.167(a)(ii)	Required Notices
Schedule 6.167(b)	Required Modifications
Schedule 6.167(c)	Terminated Agreement
Schedule 7.2(a)(x)	Indemnification Matters

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made as of October 5, 2017, by and among Guidewire Software, Inc., a Delaware corporation (“Parent”), Caesar Acquisition Sub I, Inc., a Delaware corporation (“MergerCo I”), Caesar Acquisition Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“MergerCo II” and, together with MergerCo I, “MergerCos”), Cyence Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Indemnifying Parties (the “Securityholders’ Representative”).

RECITALS

WHEREAS, Parent, MergerCos and the Company wish to effect a business combination through the statutory merger of MergerCo I with and into the Company, pursuant to which the Company would become a wholly-owned subsidiary of Parent (the “First Merger”), on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and, as part of the same overall transaction, the Company would then merge with and into MergerCo II (the “Second Merger” and, together with the First Merger, the “Mergers”), on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLC”);

WHEREAS, the board of directors of the Company (the “Board”) has unanimously approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of its stockholders;

WHEREAS, the board of directors of MergerCo I and the sole member and manager of MergerCo II has approved this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, Parent, MergerCos and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the First Merger;

WHEREAS, Parent and the Company intend, by executing this Agreement, that the Mergers are integrated steps in a single transaction and together will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and that this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of, and an inducement to, Parent and MergerCos to enter into this Agreement, the Stockholders identified on Schedule I (the “Principal Stockholders”) shall have executed and delivered to Parent a joinder agreement substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”) and an accredited investor questionnaire in substantially the form attached hereto as Exhibit B (the “Investor Questionnaire”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of, and an inducement to, Parent and MergerCos to enter into this Agreement, each of the employees of the Company set forth on Schedule II (the “Key Employees”), have executed and delivered to Parent an employment agreement (the “Key Employee Agreements”) and a proprietary information and inventions assignment agreement substantially in the applicable form attached hereto as

Exhibit C (the “PIIAs”), and certain of the Key Employees have executed and delivered a non-competition agreement substantially in the form attached hereto as Exhibit D (the “Non-Competition Agreements”) in each case, to be effective as of the Closing (as defined below);

WHEREAS, as a further condition and inducement to Parent’s and MergerCos’ willingness to enter into this Agreement, each Founder and Key Executive set forth on Schedule III (collectively, the “Deferred Merger Consideration Employees”, and which term will include any trusts established by any Founder or Key Executive which holds Company Securities) shall have agreed to subject a portion of the aggregate Merger Consideration payable with respect to their Company Securities in connection with the First Merger to a risk of forfeiture if certain milestones are not achieved, and, concurrently with the execution and delivery of this Agreement, each Deferred Merger Consideration Employee has executed and delivered a Deferred Merger Consideration Agreement substantially in the form attached hereto as Exhibit E (the “Deferred Merger Consideration Agreement”), in each case, to be effective as of the Closing; and

WHEREAS, immediately following the execution and delivery of this Agreement, it is anticipated that Stockholders holding a sufficient type and number of shares of Company Capital Stock to adopt this Agreement under the DGCL, the Certificate of Incorporation and Bylaws will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, a true, correct and complete copy of a stockholder written consent, substantially in the form attached hereto as Exhibit F (the “Written Consent”), which will constitute the Requisite Stockholder Approval.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Defined Terms

1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“2017 Financials” has the meaning assigned to it in Section 3.7.

“280G Approval” has the meaning assigned to it in Section 6.16.

“280G Payments” has the meaning assigned to it in Section 6.16.

“280G Waiver” has the meaning assigned to it in Section 6.16.

“Accounting Firm” has the meaning assigned to it in Section 2.10(e).

“Acquisition Engagement” has the meaning assigned to it in Section 9.10(a).

“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company, or from any of the Stockholders, by any Person of more than a 10% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than 10% of the consolidated assets of the Company or of any of the outstanding securities of any of the Subsidiaries of the Company in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend (whether of cash or other property) or other significant corporate reorganization of the Company or any of its Subsidiaries or (iv) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would prevent, delay or impair, or would reasonably be expected to prevent, delay or impair, the consummation of the Mergers or the other transactions contemplated herein.

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, hearing, investigation, litigation, mediation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, in each case, commenced, brought, conducted or heard by or before, any Governmental Authority.

“Additional Change in Control Payments” has the meaning assigned to it in Section 6.5(c).

“Additional Transaction Expenses” has the meaning assigned to it in Section 6.5(c).

“Affiliate” means, with respect to any Person, (i) if such Person is an individual, a spouse or domestic partner of such Person, or any child or parent of such Person, and (ii) if such Person is not an individual, any Person directly or indirectly controlling or controlled by or under direct or indirect common control of or with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, if the Company were to have an Affiliate that is a private equity fund or venture capital firm, the portfolio companies of such fund or firm would not be deemed to be Affiliates of the Company solely by virtue of the fact that such firm or fund is an Affiliate of such portfolio company.

“Agreed Amount” has the meaning assigned to it in Section 7.4(b).

“Agreed Settlement Amount” has the meaning assigned to it in Section 7.4(a)

“Agreement” has the meaning assigned to it in the Preamble.

“Amended Certificate” has the meaning assigned to it in Section 2.3(a).

“Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery Laws, including the UK Bribery Act 2010.

“Antitrust Counsel Only Material” has the meaning assigned to it in Section 6.18(d).

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Balance Sheet Date” has the meaning assigned to it in Section 3.7(a).

“Base Purchase Price” means $275,000,000 (A) plus (i) the Closing Cash Surplus (if any), plus (ii) the Closing Net Working Capital Surplus (if any), (B) minus (1) the amount of any Estimated Company Debt, minus (2) the amount of any Estimated Transaction Expenses, minus (3) the amount of any Estimated Change In Control Payments, minus (4) the Closing Net Working Capital Deficit (if any), minus (5) the Closing Cash Deficit (if any), plus (6) the aggregate exercise price in respect of all Eligible Company Options outstanding immediately prior to the Effective Time, minus (7) any unpaid Estimated Pre-Closing Taxes, minus (8) the Promised Options Value.

“Basket Amount” has the assigned to it in Section 7.3(b).

“Black Duck Report” has the meaning assigned to it in Section 3.13(n).

“Board” has the meaning assigned to it in the Recitals.

“Books and Records” has the meaning assigned to it in Section 3.18.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday in the State of California or a day on which commercial banks in the State of California are required or authorized to close.

“Bylaws” means the bylaws of the Company, as in effect on the date hereof.

“Cancelled Stock” has the meaning assigned to it in Section 2.6(a)(i).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and, following the filing of the Company Charter Amendment, as so amended thereby.

“Certificate of Merger” has the meaning assigned to it in Section 2.2(a).

“Change in Control Payments” means any stay-bonus, transaction completion, severance payment, notice-severance or other change-of-control bonus or other similar payment, or any other termination-related payment to the Company’s Employees, contractors or members of the Board and any payments required to be made pursuant to any change-of-control bonus plan or any similar plan in effect as of or prior to the Closing (in each case, as amended or revised prior to the Closing), which have been paid or will or may become payable, before, on or after Closing as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby (subject to the next sentence, either alone or in connection with any other event, contingent or otherwise, or the passage of time) based on arrangements implemented by the Company (but not at the direction of Parent) that were in effect prior to the Closing. Change in Control Payments will include “double-trigger” change in control payments and severance payments solely to the extent such payments result entirely from actions taken by the Company prior to Closing (and not any actions taken by Parent or by the Company at the direction of Parent). For the avoidance of doubt, Change in Control Payments shall include Non-Continuing Employee Severance Amounts, but shall not include Unpaid Transaction Expenses, Company Debt or Transaction Payroll Taxes.

“Charter Documents” has the meaning assigned to it in Section 3.1(e).

“Claim Certificate” has the meaning assigned to it in Section 7.4(b).

“Claimed Amount” has the meaning assigned to it in Section 7.4(b).

“Closing Adjustment Amount Overpayment” has the meaning assigned to it in Section 2.10(f).

“Closing Adjustment Amount Underpayment” has the meaning assigned to it in Section 2.10(f).

“Closing Adjustment Amount” means (A) the Company Cash, minus (B) the Company Debt, plus (C) the Closing Net Working Capital Amount (which may be a positive or negative number).

“Closing Balance Sheet” has the meaning assigned to it in Section 2.10(a).

“Closing Cash Deficit” means the amount, if any, by which the Estimated Company Cash is less than Ten Million Dollars ($10,000,000).

“Closing Cash Surplus” means the amount, if any, by which the Estimated Company Cash is greater than Ten Million Dollars ($10,000,000).

“Closing Certificate” means the certificates required to be delivered by the Company to Parent pursuant to Sections 2.4(b)(v)(1) and 2.4(b)(v)(2).

“Closing Net Working Capital Amount” means the result of: (a) the aggregate amount, without duplication, of all current assets of the Company and its Subsidiaries, as of 11:59 P.M. Pacific Time on the day before the Closing, as determined in accordance with GAAP, applied in accordance with the same accounting principles, policies, methodologies and procedures used by the Company in preparing the 2017 Financials (but excluding Company Cash and any Tax assets), minus (b) the aggregate amount, without duplication, of all current liabilities of the Company and its Subsidiaries, as of 11:59 P.M. Pacific Time on the day before the Closing, as determined in accordance with GAAP, applied in accordance with the same accounting principles, policies, methodologies and procedures used by the Company in preparing the 2017 Financials); provided, however, that liabilities in clause (b) shall: (i) include any deferred revenue (whether short-term or long-term); and (ii) not include any current or deferred Tax liabilities, Unpaid Transaction Expenses, Company Debt, Transaction Payroll Taxes, unpaid Pre-Closing Taxes, Reserved Taxes, Unpaid Change in Control Payments or Non-Continuing Employee Severance Amounts.

“Closing Net Working Capital Deficit” means an amount, if any, by which the Estimated Closing Net Working Capital Amount is less than negative Two Million Two Hundred Eighty-Four Thousand Sixty-Nine Dollars (($2,284,069)).

“Closing Net Working Capital Surplus” means an amount, if any, by which the Estimated Closing Net Working Capital Amount is greater than negative Two Million Two Hundred Eighty-Four Thousand Sixty-Nine Dollars (($2,284,069)).

“Closing” and “Closing Date” have the meanings assigned to them in Section 2.4(a).

“COBRA” has the meaning assigned to it in Section 3.21(a)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to it in the title paragraph of this Agreement.

“Company Authorizations” has the meaning assigned to it in Section 3.6.

“Company Capital Stock” means the Company Common Stock, the Series A Preferred Stock and the Series B Preferred Stock.

“Company Cash” shall mean the amount (expressed in United States dollars) of all cash and cash equivalents (which shall (i) be net of any issued but uncleared checks, drafts or money orders issued by the Company and its Subsidiaries, (ii) include any checks, drafts or money orders received by the Company and its Subsidiaries and (iii) exclude any restricted cash) of the Company and its Subsidiaries as of 11:59 P.M. Pacific Time on the day before the Closing.

“Company Charter Amendment” means the amendment to the Certificate of Incorporation in substantially the form attached hereto as Exhibit G.

“Company Closing Statement” has the meaning assigned to it in Section 2.10(a).

“Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company Conflict” has the meaning assigned to it in Section 3.5.

“Company Data” has the meaning assigned to it in Section 3.13(q).

“Company Debt” means all Indebtedness of the Company Entities outstanding as of 11:59 P.M. Pacific Time on the day before the Closing, whether or not then due and payable.

“Company Employee Plan” has the meaning assigned to it in Section 3.21(a)(ii).

“Company Entities” means the Company and each of its Subsidiaries.

“Company Intellectual Property Rights” has the meaning assigned to it in Section 3.13(a).

“Company Material Adverse Effect” means, any state of facts, condition, change, development, event or effect (each, an “Effect”) that, either alone or in combination with any other Effect, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets (whether tangible or intangible), liabilities, financial condition, operations or results of operations of the Company Entities, taken as a whole or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability the Company Entities to consummate the transactions contemplated by this Agreement; provided, however, that no such Effect shall be deemed to constitute, in and of itself, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect to the extent resulting from any of the following: (a) changes or conditions affecting the industry in which the Company operates generally or the economy or financial markets in the United States, except to the extent that such changes or conditions have a disproportionate and adverse effect on the Company Entities, taken as a whole relative to other Persons operating in the industry in which such Company Entities operate; (b) acts of war or terrorism or natural disasters; (c) any change in GAAP or Law or the interpretation or enforcement thereof, except to the extent that such change has a disproportionate and adverse effect on the Company Entities, taken as a whole, relative to the other Persons operating in the industry in which such Company Entities operate; (d) effects that result from the announcement of the identity of Parent as the acquirer of the Company pursuant to this Agreement; or (e) failure by the Company to meet projections, estimates or expectations of revenue, earnings or other financial performance, in and of itself, or failure by the Company to meet internal budgets, plans or forecasts, in and of itself (it being understood that the change, event, circumstance, condition or effect giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent otherwise excluded from being taken into account by clauses (a) – (d) of this proviso)).

“Company Option Plans” means the Company’s Amended and Restated 2014 Equity Incentive Plan and any other compensatory option plans or any other plan or agreement providing for issuance of equity to any Person or Contracts of the Company, including option plans or any other plan or agreement providing for issuances of equity to any Person or Contracts assumed by the Company pursuant to a merger or acquisition.

“Company Options” means any option or other equity award to purchase or otherwise acquire shares of Company Capital Stock (whether or not vested) under the Company Option Plans.

“Company Parties” has the meaning assigned to it in Section 9.10(a).

“Company Permits” has the meaning assigned to it in Section 3.16.

“Company Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Company Products” has the meaning assigned to it in Section 3.13(a).

“Company Registered Intellectual Property” has the meaning assigned to it in Section 3.13(b).

“Company Restricted Stock” means any outstanding shares of Company Common Stock that are, as of immediately prior to the Effective Time and after giving effect to any acceleration that is to occur with respect to such shares at or prior to the Effective Time, subject to vesting or risk of forfeiture or repurchase by the Company.

“Company Security” means any Equity Interests in the Company, including any share of Company Capital Stock or any Company Option, and any promissory note or other debt security issued by the Company.

“Company Sites” has the meaning assigned to it in Section 3.13(p).

“Confidential Information” means all written or oral information that has not been disclosed to the public and includes information with respect to Parent’s, its Subsidiaries’ or any of the Company Entities’ present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, Software, source code, systems, procedures, manuals, specifications, any other Technology, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any of Parent’s, its Subsidiaries’ or any of the Company Entities’ products or services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside Parent or any of the Company Entities that may be of value to Parent or any of the Company Entities. “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to Parent or the Company in confidence.

“Confidentiality Agreement” has the meaning assigned to it in Section 6.3.

“Consideration Percentage” means, with respect to a particular Deferred Merger Consideration Employee, a fraction, (i) the numerator of which is the portion of the Deferred Fully Diluted Share Number held by the Deferred Merger Consideration Employee and (ii) the denominator is the Deferred Fully Diluted Share Number. For the avoidance of doubt, the sum of the Consideration Percentages for all of the Deferred Merger Consideration Employees shall be less than 1.

“Consultant Proprietary Information Agreement” has the meaning assigned to it in Section 3.13(l).

“Contaminants” has the meaning assigned to it in Section 3.13(t).

“Continuing Employees” means any Employee (including any Key Employee) of any of the Company Entities immediately prior to the Effective Time who is employed by Parent, a Company Entity, or any other Affiliate of Parent immediately after the Effective Time.

“Contract” means any legally binding contract, mortgage, indenture, lease, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (including any purchase or sales order), whether written or oral.

“Conversion Ratio” has the meaning assigned to it in Section 2.7(b).

“Copyrights” has the meaning assigned to it in Section 3.13(a).

“Covered Persons” has the meaning assigned to it in Section 6.15(a).

“Current Balance Sheet” has the meaning assigned to it in Section 3.7(a).

“Customer” has the meaning assigned to it in Section 3.27(a).

“D&O Tail Policy” has the meaning assigned to it in Section 6.15(b).

“Deferred Fully Diluted Share Number” means the sum, without duplication, of (i) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time (including shares issued upon conversion of any shares of Company Preferred Stock and upon the exercise of Company Options, in each case, that occurs prior to, or contingent upon, the occurrence of, the Effective Time, if any) held by the Founders and the Key Executives (including any trusts established by any such Founder or Key Executive), plus (ii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all Company Securities that are outstanding as of immediately prior to the Effective Time held by the Founders and the Key Executives (including any trusts established by any such Founder or Key Executive), calculated on a fully-diluted, as converted to Company Common Stock basis (including all shares of Company Common Stock issuable upon (a) conversion of any issued and outstanding Company Preferred Stock, and (b) full exercise of all Company Options (whether vested or unvested) that are outstanding as of immediately prior to the Effective Time, calculated on a as converted to Company Common Stock basis).

“Deferred Merger Consideration” means 257,431 Parent Shares. The parties acknowledge and agree that this number of Parent Shares is being used solely for purposes of the formulas in this Agreement, and that the actual number of Parent Shares to be issued to the Deferred Merger Consideration Employees pursuant to Section 2.6(a)(iv) will be a lower number determined in accordance with the applicable formulas.

“Deferred Merger Consideration Agreement” or “Deferred Merger Consideration Agreements” has the meaning assigned to it in the Recitals.

“Deferred Merger Consideration Employees” has the meaning assigned to it in the Recitals.

“DGCL” has the meaning assigned to it in the Recitals.

“DLLC” has the meaning assigned to it in the Recitals.

“Director and Officer Resignation and Release Letter” has the meaning assigned to it in Section 2.4(b)(v)(15).

“Disclosure Schedule” has the meaning assigned to it in the introduction to Article III.

“Disputed Items Notice” has the meaning assigned to it in Section 2.10(d).

“Dissenting Share Payments” has the meaning assigned to it in Section 2.9(c).

“Dissenting Shares” has the meaning assigned to it in Section 2.9(b).

“DOL” has the meaning assigned to it in Section 3.21(a)(iii).

“Domain Names” has the meaning assigned to it in Section 3.13(a).

“EAR” has the meaning assigned to it in Section 3.26.

“Effective Time” has the meaning assigned to it in Section 2.2(a).

“Eligible Company Options” has the meaning assigned to it in Section 2.7(a).

“Employee Agreement” has the meaning assigned to it in Section 3.21(a)(v).

“Employee Notes” has the meaning assigned to it in Section 3.15(a) of the Disclosure Schedules.

“Employee Proprietary Information Agreement” has the meaning assigned to it in Section 3.13(l).

“Employee” has the meaning assigned to it in Section 3.21(a)(iv).

“Environmental Laws” has the meaning assigned to it in Section 3.19(a).

“Environmental Permits” has the meaning assigned to it in Section 3.19(d).

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” has the meaning assigned to it in Section 3.21(a)(vi).

“ERISA Affiliate” has the meaning assigned to it Section 3.21(a)(vii).

“Escrow Account” has the meaning assigned to in Section 2.12(a).

“Escrow Agent” means Wilmington Trust N.A.

“Escrow Agreement” has the meaning assigned to in Section 2.4(b)(v)(23).

“Escrow Amount” the Escrow Cash and the Escrow Shares, which together shall have a value equal to the Escrow Value (with the Escrow Shares valued at the Parent Share Price).

“Escrow Cash” means the amount of cash to be withheld by Parent from Stockholders and holders of Eligible Company Options pursuant to Section 2.6(a)(ii), (iii) and (iv), Section 2.7(a) and Section 2.12(a).

“Escrow Release Date” has the meaning assigned to it in Section 7.5(c).

“Escrow Shares” means the number of Parent Shares to be withheld by Parent from Stockholders who are holders of Company Preferred Stock pursuant to Section 2.6(a)(ii) and Section 2.12(a).

“Escrow Value” means Thirty-Four Million Three Hundred Seventy-Five Thousand Dollars ($34,375,000).

“Estimated Change in Control Payments” means the amount of Unpaid Change in Control Payments, if any, to be used for purposes of calculating the Base Purchase Price at Closing in accordance with Section 2.10(b).

Estimated Change in Control Payments Statement” has the meaning assigned to it in Section 6.5(b).

“Estimated Closing Adjustment Amount” has the meaning assigned to it in Section 2.10(b).

“Estimated Closing Net Working Capital Amount” means the Closing Net Working Capital Amount used for purposes of calculating the Base Purchase Price at Closing in accordance with Section 2.10(b).

“Estimated Company Cash” means the amount of Company Cash used for purposes of calculating the Base Purchase Price at Closing in accordance with Section 2.10(b).

“Estimated Company Debt” means the amount of Company Debt used for purposes of calculating the Base Purchase Price at Closing in accordance with Section 2.10(b).

“Estimated Pre-Closing Taxes” means the amount of unpaid Pre-Closing Taxes to be used for purposes of calculating the Base Purchase Price at Closing in accordance with Section 2.10(b). For the avoidance of doubt, Estimated Pre-Closing Taxes shall not include Reserved Taxes.

“Estimated Pre-Closing Taxes Statement” has the meaning assigned to it in Section 6.5(b).

“Estimated Transaction Expenses” means the amount of Unpaid Transaction Expenses to be used for purposes of calculating the Base Purchase Price at Closing in accordance with Section 2.10(b).

“Exchange Act” means the Exchange Act of 1934, amended.

“Expense Amount” means Five Hundred Thousand Dollars ($500,000).

“Export and Import Control Laws” means any Law or Order governing (i) imports, exports, re-exports, or transfers of products, services, Software, or Technologies from or to the United States or another country; (ii) any release of Technology or Software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“Final Closing Adjustment Amount” has the meaning assigned to it in Section 2.10(c).

“Financial Statements” has the meaning assigned to it in Section 3.7(a).

“First Merger” has the meaning assigned to it in the Recitals.

“First-Step Surviving Company” has the meaning assigned to it in Section 2.1.

“Founders” shall mean the Persons set forth on Schedule II under the heading “Founders”.

“Fully Diluted Share Number” means (A) the sum, without duplication, of (i) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time (including shares issued upon conversion of any shares of Company Preferred Stock and upon the exercise of Company Options, in each case, that occurs prior to, or contingent upon, the occurrence of, the Effective Time, if any), plus (ii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all Company Securities that are outstanding as of immediately prior to the Effective Time, calculated on a fully-diluted, as converted to Company Common Stock basis (including all shares of Company Common Stock issuable upon (a) conversion of any issued and outstanding Company Preferred Stock, and (b) full exercise of all Company Options (whether vested or unvested) that are outstanding as of immediately prior to the Effective Time minus (B) the number of shares of Company Capital Stock that constitute Cancelled Stock, calculated on a as converted to Company Common Stock basis.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 3.1 (Organization of the Company), Section 3.2 (Company Capital Structure), Section 3.3 (Subsidiaries), Section 3.4 (Authority and Enforceability), Section 3.11 (Taxes) and Section 3.20 (Brokers’ and Finders’ Fees; Transaction Expenses).

“GAAP” means U.S. generally accepted accounting principles.

“General Indemnification Cap” has the meaning assigned to it in Section 7.3(a).

“General Representations” means the representations and warranties of the Company contained in this Agreement other than the Fundamental Representations and the Specified Representations.

“Generally Commercially Available Code” has the meaning assigned to it in Section 3.13(a).

“Governmental Antitrust Authority” has the meaning assigned to it in Section 6.18(b).

“Governmental Authority” means any U.S. or non-U.S. federal, state, local or other governmental, administrative or regulatory (including self-regulatory) authority, body, agency, court, tribunal or similar entity, including any work council or similar labor entity.

“Hazardous Material Activity” has the meaning assigned to it in Section 3.19(b).

“Hazardous Materials” has the meaning assigned to it in Section 3.19(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inbound Licenses” has the meaning assigned to it in Section 3.13(f).

“Incentive Stock Option” has the meaning assigned to it in Section 2.7(b).

“Indebtedness” means, with respect to any Person, without duplication: (i) the principal of indebtedness of such Person for borrowed money; (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person under leases required under GAAP to be capitalized; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property (including any earnout payments); (v) all conditional sale obligations and all obligations under any title retention agreement; (vi) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction, in each case to the extent drawn; (vii) guarantees in favor of third parties in respect of Indebtedness referred to in clauses (i) through (vi) above and clause (ix) below; (viii) all obligations of any third Person of the type referred to in clauses (i) through (vi) which is secured by a Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (ix) all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof designed to protect the Company against fluctuations in currency value; (x) any amendment, supplement, modification, deferral, renewal, extensions, refunding or refinancing or any Liability of the types referred to in clauses (i) through (ix) above; and (xi) with respect to any Liability of the types referred to in clauses (i) through (x) above, any interest accrued thereon and any fees, expenses, penalty or premium that would be due upon repayment of such Liabilities at or in connection with the Closing.

“Indemnifying Parties” means (i) Stockholders (other than (x) Stockholders holding Cancelled Stock and (y) those Stockholders all of whose shares of Company Capital Stock constitute either Dissenting Shares or Company Restricted Stock (other than Deferred Merger Consideration Employees)) and (ii) holders of Eligible Company Options, in each case as of immediately prior to the Effective Time. Indemnifying Parties shall include the Deferred Merger Consideration Employees.

“Indian Exchange Control Regulations” means the (Indian) Foreign Exchange Management Act, 1999, together with all rules, regulations, directions, circulars, and other notifications issued thereunder and the extant foreign direct investment policy of the Government of India.

“Indian Subsidiary” means Cyence India Private Limited.

“Intellectual Property Rights” has the meaning assigned to it in Section 3.13(a).

“Intended Tax Treatment” has the meaning assigned to it in Section 2.13.

“Interested Party” has the meaning assigned to it in Section 3.15(a).

“Interim Financials” has the meaning assigned to it in Section 3.7(a).

“International Employee Plan” has the meaning assigned to it in Section 3.21(a)(viii).

“Investor Questionnaire” has the meaning assigned to it in the Recitals.

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning assigned to it in Section 3.13(u).

“Joinder Agreement” has the meaning assigned to it in the Recitals.

“Key Employee Agreements” has the meaning assigned to it in the Recitals.

“Key Employees” has the meaning assigned to it in the Recitals.

“Key Executives” shall mean the Persons set forth on Schedule II under the heading “Key Executives”.

“Knowledge” or “Known” means, with respect to the Company, that the Company will be deemed to have “Knowledge” of, or to have “Known”, a particular fact or other matter if (i) any of the Key Employees or any of the other Persons set forth on Schedule IV hereto is actually aware of such fact or other matter or would reasonably be expected to have become aware of such fact or other matter after reasonable inquiry of those employees, consultants, advisors (including outside legal counsel and accountants), and contractors of and to the Company who have primary responsibility for the matter in question, or (ii) such fact or other matter is reflected in one or more documents (whether written or electronic, including electronic mails) in, or that have been in, the possession of such Key Employee or other Person, including his or her personal files, or such fact or other matter is reflected in one or more documents (whether written or electronic, including electronic mail) contained in Books and Records of the Company that would reasonably be expected to be reviewed by such Key Employee or other Person in the customary performance of his or her duties and responsibilities.

“Law” means any applicable non-U.S. or U.S. federal, state or local law, statute, rule, regulation, administrative ruling, ordinance or Order.

“Lease Agreements” has the meaning assigned to it in Section 3.12(b).

“Leased Real Property” has the meaning assigned to it in Section 3.12(b).

“Letter of Transmittal” has the meaning assigned to it in Section 2.8(b).

“Liabilities” means, with respect to any Person, any and all liabilities of any kind or nature (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” means any mortgage, deed of trust, lien, statutory lien, pledge, mortgage, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction, right, option, conditional sale or other title retention agreement of any kind or nature or other encumbrance of any kind (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset). “Lien” does not include non-exclusive licenses of Intellectual Property Rights.

“Losses” has the meaning assigned to it in Section 7.2(a).

“made available” means that the Company has posted and made available to Parent the materials in question to the virtual data room managed by the Company at https://cyence.firmex.com on or before 5:00 p.m. Pacific Time on the first (1st) Business Day prior to the date of this Agreement.

“Major Supplier” has the meaning assigned to it in Section 3.27(b).

“Mask Works” has the meaning assigned to it in Section 3.13(a)(iv).

“Material Contracts” has the meaning assigned to it in Section 3.14(b).

“Merger Consideration” means the consideration payable to (i) Stockholders with respect to their shares of Company Capital Stock pursuant to Section 2.6(a) and, if applicable, Section 2.10, (ii) holders of Eligible Company Options with respect thereto pursuant to Section 2.7(a) and, if applicable, Section 2.10 and (iii) holders of Unvested Options with respect thereto pursuant to Section 2.7(b).

“Mergers” has the meaning assigned to it in the Recitals.

“MergerCo I” has the meaning assigned to it in the Preamble.

“MergerCo II” has the meaning assigned to it in the Preamble.

“MergerCos” has the meaning assigned to it in the Preamble.

“Moral Rights” has the meaning assigned to it in Section 3.13(a)(iv).

“Non-Competition Agreement” has the meaning assigned to it in the Recitals.

“Non-Continuing Employees” shall mean all individuals who were Employees of the Company or any of its Subsidiaries as of immediately prior to the Effective Time, other than Continuing Employees.

“Non-Continuing Employee Severance Amounts” has the meaning assigned to it in Section 6.14.

“Non-Employee Optionholder” means each holder of Eligible Company Options which is as of the date hereof not able to be paid through the Company’s payroll system because such holder is not a current employee.

“Objection Certificate” has the meaning assigned to it in Section 7.4(b).

“OFAC” has the meaning assigned to it in Section 3.26(a).

“Official” has the meaning assigned to it in Section 3.25(a).

“Open Source Software” has the meaning assigned to it in Section 3.13(a)(v).

“Option Consideration” has the meaning assigned to it in Section 2.7(a).

“Order” means any Law, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Outbound Licenses” has the meaning assigned to it in Section 3.13(h).

“Parent” has the meaning assigned to it in the Preamble.

“Parent Closing Adjustment Amount” has the meaning assigned to it in Section 2.10(c).

“Parent Closing Certificate” means the certificates required to be delivered by the Company to Parent pursuant to Section 2.4(c)(iv)(1).

“Parent Closing Statement” has the meaning assigned to in it Section 2.10(c).

“Parent Conflict” has the meaning assigned to it in Section 4.3.

“Parent Indemnified Parties” has the meaning assigned to it in Section 7.2(a).

“Parent Material Adverse Effect” means, any Effect that, either alone or in combination with any other Effect, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets (whether tangible or intangible), liabilities, financial condition, operations or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of Parent and MergerCos to consummate the transactions contemplated by this Agreement; provided, however, that no such Effect shall be deemed to constitute, in and of itself, or be taken into account in determining whether there has been or will be a Parent Material Adverse Effect to the extent resulting from any of the following: (a) changes or conditions affecting the industry in which Parent or its Subsidiaries operate generally or the economy or financial markets in the United States, except to the extent that such changes or conditions have a disproportionate and adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other Persons operating in the industry in which Parent and its Subsidiaries operate; (b) acts of war or terrorism or natural disasters; (c) any change in GAAP or Law or the interpretation or enforcement thereof, except to the extent that such change has a disproportionate and adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other Persons operating in the industry in which Parent operates; or (d) failure by Parent to meet projections, estimates or expectations of revenue, earnings or other financial performance, in and of itself, or failure by Parent to meet internal budgets, plans or forecasts, in and of itself (it being understood that the change, event, circumstance, condition or effect giving rise to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect (except to the extent otherwise excluded from being taken into account by clauses (a) – (d) of this proviso)).

“Parent SEC Documents” has the meaning assigned to it in Section 4.5(a).

“Parent Shares” means the Common Stock, $0.0001 par value per share, of Parent.

“Parent Share Price” means $77.6907 (as adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting Parent Shares at any time following the date hereof).

“Patents” has the meaning assigned to it in Section 3.13(a)(iv).

“Paying Agent” has the meaning assigned to it in Section 2.8(a).

“Payoff Letters” has the meaning assigned to it in Section 2.4(b)(v)(22).

“Penetration Test” has the meaning assigned to it in Section 6.25.

“Pension Plan” has the meaning assigned to it in Section 3.21(a)(ix).

“Per Share Amount” means the quotient obtained by dividing the Base Purchase Price by the Fully Diluted Share Number.

“Per Share Preferred Cash Amount” means the product obtained by multiplying the Per Share Amount by 0.40.

“Per Share Preferred Stock Amount” means the quotient obtained by dividing (A) the product of (i) the Per Share Amount multiplied by (ii) 0.60 by (B) the Parent Share Price.

“Performance Pool” has the meaning assigned to it in Section 2.4(c)(vii).

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or Taxes being contested in good faith by any appropriate proceeding for which adequate reserves have been established in compliance with GAAP, (ii) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent, (iii) Liens created in connection with capitalized lease obligations, (iv) recorded easements, covenants and other restrictions of record; provided, that no such item described in this clause (iv) impairs in any material respect the current use, occupancy, value or marketability of title of the property subject thereto and (v) Liens with respect to any Company Debt, only to the extent such Liens described in this clause (v) are released in connection with the Closing.

“Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature, including any business unit of such Person.

“Personally Identifiable Information” has the meaning assigned to it in Section 3.13(a)(vi).

“PIIAs” has the meaning assigned to it in the Recitals.

“Pre-Closing Tax Period” means any Tax period or portion thereof ending on or before the end of the day on the Closing Date and that portion of any Straddle Period ending on an including the Closing Date.

“Pre-Closing Taxes” means any (A) Taxes of the Company Entities relating or attributable to any Pre-Closing Tax Period (including such Taxes that are accrued but not yet due and payable as of the Closing Date), including any such Taxes that arise from or are attributable to a Third Party Claim initiated by a Tax Authority within the statute of limitations applicable to such Taxes in the relevant jurisdiction, (B) Taxes for which any Company Entity is held liable pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law by reason of such Company Entity being included in any affiliated consolidated, combined or unitary group in any Pre-Closing Tax Period, (C) Taxes of any Person imposed on any Company Entity as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (D) Transaction Payroll Taxes, whether payable by Parent, the Company or any of their Affiliates, and (E) all Transfer Taxes that the Indemnifying Parties are responsible for pursuant to Section 6.7.

“Principal Stockholders” has the meaning assigned to it in the Recitals.

“Privacy and Security Requirements” has the meaning assigned to it in Section 3.13(p).

“Promised Options” means the options to purchase or otherwise acquire shares of Company Capital Stock promised by the Company and set forth on Section 3.2(c)(ii) of the Disclosure Schedule.

“Promised Options Value” means, with respect to each Promised Option, an amount equal to the product of (A) the number of shares of Company Common Stock subject to such Promised Option immediately prior to the Effective Time and (B) the amount set forth in Section 3.2(c)(ii) of the Disclosure Schedule.

“Pro Rata Portion” means, with respect to a particular Indemnifying Party, a fraction, the numerator of which is the portion of the Merger Consideration payable to such Indemnifying Party with respect to the shares of Company Capital Stock and Eligible Company Options held by such Person pursuant to clauses (ii) through (iv) of Section 2.6(a) and Section 2.7(a), as applicable, and the denominator of which is the Merger Consideration payable to all Indemnifying Parties with respect to the shares of Company Capital Stock and Eligible Company Options held by such Persons pursuant to clauses (ii) through (iv) of Section 2.6(a) and Section 2.7(a), as applicable. Pro Rata Portion will be calculated assuming that the full Escrow Amount, Expense Amount and Deferred Merger Consideration is paid to the Stockholders and holders of Company Options who have a right to receive such amounts and that there is neither a Closing Adjustment Amount Overpayment nor a Closing Adjustment Amount Underpayment, and for purposes of calculating the portion of the Merger Consideration payable to any Person, the Parent Shares, if any, issuable to such Person shall be valued at the Parent Share Price. For the avoidance of doubt, the sum of the Pro Rata Portions for the Indemnifying Parties will equal 1.

“Proprietary Information” has the meaning assigned to it in Section 6.3.

“PTO” has the meaning assigned to it in Section 3.13(b).

“Qualifying Offer” means an offer of employment by Parent or an Affiliate of Parent which is consistent in all material respects with the terms and conditions agreed between Parent and the Chief Executive Officer of the Company prior to the date hereof.

“Registered Intellectual Property” has the meaning assigned to it in Section 3.13(a).

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among Parent and certain stockholders of the Company at the Closing, in substantially the form attached hereto as Exhibit H.

“Related Agreements” means the Key Employee Agreements, the Non-Competition Agreements, the Joinder Agreements, the Director and Officer Resignation and Release Letters, the Escrow Agreement, the Deferred Merger Consideration Agreements and the Registration Rights Agreement.

“Reporting Exception Event” has the meaning assigned to it in Section 2.13.

“Representatives” means, with respect to any Person, its Affiliates and the employees, officers, directors, investment bankers, attorneys, accountants, agents and authorized representatives of such Person or such Affiliates.

“Requested Consents” has the meaning assigned to it in Section 6.17(a).

“Required Financials” has the meaning assigned to it in Section 6.19.

“Required Modifications” has the meaning assigned to it in Section 6.17(b).

“Required Notices” has the meaning assigned to it in Section 6.17(a).

“Requisite Stockholder Approval means the affirmative vote to adopt this Agreement and approve the Mergers and the other transactions contemplated hereby, and to approve the Company Charter Amendment, by (i) a majority of the votes represented by all outstanding shares of the Company’s Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis and (ii) a majority of the votes represented by all outstanding shares of Company Preferred Stock, voting as a separate class on an as-converted to Company Common Stock basis.

“Reserved Taxes” means any sales, use, value added, goods and services, and other similar Taxes of any Company Entity or for which a Company Entity is liable to the extent accrued on the 2017 Financials.

“Returns” has the meaning assigned to it in Section 3.11(b)(i).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning assigned to it in Section 2.2(b).

“Second Merger” has the meaning assigned to it in the Recitals.

“Section 280G” has the meaning assigned to it in Section 6.16.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Representative” has the meaning assigned to it in the Preamble.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Software” has the meaning assigned to it in Section 3.13(a)(viii).

“Specified Indemnification Cap” has the meaning assigned to it in Section 7.3.

“Specified Representations” means the representations and warranties of the Company contained in Section 3.5 (No Conflict), Section 3.13 (Intellectual Property) and Section 3.21 (Employee Benefit Plans and Compensation).

“Spreadsheet” has the meaning assigned to it in Section 6.6.

“Stakeholder-Related Claims” means any Action by any Stockholder or holder of any Company Options or other Company Securities or former or purported stockholder of the Company or former or purported holder of any Company Options or other Company Securities, seeking to assert, or based upon (i) ownership or rights to ownership of any Company Securities, (ii) any rights of a Stockholder or holder of Company Options or other Company Securities, including any option, preemptive rights or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Merger Consideration are incorrect, (iii) any rights under the Charter Documents as in effect at any time prior to the Effective Time, (iv) any claim that such Person’s Company Securities were wrongfully issued, repurchased or terminated or otherwise cancelled by the Company, or (v) any failure of the Spreadsheet to be true and correct in all respects.

“Standard Form Agreements” has the meaning assigned to it in Section 3.13(g).

“Statement of Estimated Expenses” has the meaning assigned to it in Section 6.5(b).

“Stock Certificate” means a stock certificate which immediately prior to the Effective Time represents any outstanding share of Company Common Stock.

“Stockholder Notice” has the meaning assigned to it in Section 6.1(c).

“Stockholders” has the meaning assigned to it in Section 2.6(a).

“Straddle Period” has the meaning assigned to it in Section 6.10.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) such Person or any other subsidiary of such Person is a general partner (excluding such partnerships where such Person or any subsidiary of such Person does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries.

“Surviving Company” has the meaning assigned to it in Section 2.1(a).

“Tax Authority” means the U.S. Internal Revenue Service and any other U.S. or non-U.S. Governmental Authority responsible for the administration or collection of any Taxes.

“Tax Contest” has the meaning assigned to it in Section 6.8(a).

“Tax” or “Taxes” has the meaning assigned to it in Section 3.11(a).

“Technology” has the meaning assigned to it in Section 3.13(a)(viii).

“Terminated Agreements” has the meaning assigned to it in Section 6.17(c).

“Terminated Plan” has the meaning assigned to it in Section 6.12.

“Termination Date” has the meaning assigned to it in Section 8.3(b).

“Third Party Claim” has the meaning assigned to it in Section 7.4(a).

“Trademarks” has the meaning assigned to it in Section 3.13(a)(iv).

“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer, hypothecate or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security.

“Transaction Expenses” has the meaning assigned to it in Section 6.5(a).

“Transaction Payroll Taxes” means any employer portion of any employment or payroll Taxes relating to (i) the Option Consideration and (ii) any Change in Control Payments.

“Transfer Taxes” has the meaning assigned to it in Section 6.7.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unpaid Change in Control Payments” means the aggregate amount of Change in Control Payments, in all cases whether due prior to, on, or after the Closing, that are unpaid as of 11:59 P.M. Pacific Time on the day before the Closing.

“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses, in all cases whether due prior to, on, or after the Closing, that are unpaid as of 11:59 P.M. Pacific Time on the day before the Closing.

“Unresolved Claims” has the meaning assigned to it in Section 7.5(c).

“Unvested Option” means any Company Option that is outstanding as of immediately prior to the Effective Time other than (a) Vested Options and (b) any Company Options to the extent exercised effective prior to, or contingent upon, the Effective Time.

“URL” or “URLs” has the meaning assigned to it in Section 3.13(a)(iv).

“Vested Option” means any Company Option that is outstanding and vested as of immediately prior to the Effective Time, after giving effect to any acceleration thereof (if any) and excluding any such Company Options to the extent exercised effective prior to, or contingent upon, the Effective Time.

“WARN” has the meaning assigned to it in Section 3.21(a)(x).

“Welfare Plan” has the meaning assigned to it in Section 3.21(a)(xi).

“Written Consent” has the meaning assigned to it in the Recitals.

“WSGR” has the meaning assigned to it in Section 9.10(a).

1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

1.3 Certain Terms. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” as used in this Agreement is used to list items by way of example, shall not be deemed to constitute a limitation of any term or provision contained herein and shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified. References herein to the “transactions contemplated hereby” and terms of similar import shall be deemed to include the approval of the Company Charter Amendment and the filing thereof with the Secretary of State of the State of Delaware.

ARTICLE II

The Mergers; Effect of the Mergers on the

Company Capital Stock

2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, MergerCo I shall be merged with and into the Company, the separate corporate existence of MergerCo I shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the First Merger is sometimes referred to herein as the “First-Step Surviving Company.” At the Second Effective Time (as defined below), the First-Step Surviving Company shall merge with and into MergerCo II in accordance with the DGCL and the DLLC, whereupon the separate corporate existence of the First-Step Surviving Company shall cease, and MergerCo II shall be the surviving company, and shall be a disregarded entity for U.S. federal income Tax purposes and shall continue to be governed by the laws of the State of Delaware. The surviving company of the Second Merger after the Second Merger is sometimes referred to hereinafter as the “Surviving Company.”

2.2 Effective Time; Effect of the Mergers.

(a) On the Closing Date, MergerCo I and the Company shall duly execute the certificate of merger substantially in the form attached hereto as Exhibit I-1 (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The First Merger shall become effective at such time as the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware, or at such subsequent time as Parent and Company shall agree and shall specify in the Certificate of Merger (the date and time the First Merger becomes effective being the “Effective Time”). At the Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and MergerCo I shall vest in the First-Step Surviving Company, and all debts and liabilities of the Company and MergerCo I shall become debts and liabilities of the First-Step Surviving Company.

(b) Promptly after the Effective Time, but in all cases within one (1) Business Day thereafter, Parent shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit I-2 with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and the DLLC (the time of the filing of such certificate of merger with respect to the Second Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”). At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLLC. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all rights and property of MergerCo II and the First-Step Surviving Company shall vest in the Surviving Company, and all debts and liabilities of MergerCo II and the First-Step Surviving Company shall become debts and liabilities of the Surviving Company.

2.3 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of MergerCo I, as in effect immediately prior to the Effective Time, shall be as set forth on Exhibit J (the “Amended Certificate”) hereto and the certificate of incorporation of the First-Step Surviving Company shall be amended to be identical thereto as of the Effective Time, until thereafter amended as provided by Law and by the terms of such certificate of incorporation. The bylaws of the First-Step Surviving Company shall be amended to be identical to the bylaws of MergerCo I, as in effect immediately prior to the Effective Time, as of the Effective Time, until thereafter amended as provided by Law, by the terms of the certificate of incorporation of the First-Step Surviving Company and by the terms of such bylaws. Notwithstanding the foregoing, the name of the First-Step Surviving Company shall be “Cyence Inc. and the certificate of incorporation and bylaws of the First-Step Surviving Company shall so provide.

(b) The limited liability company agreement of MergerCo II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Company, until thereafter amended as provided by Law and by the terms of such limited liability company agreement.

2.4 Closing.

(a) The closing of the First Merger (the “Closing”) will take place on the date which is no more than three (3) Business Days after the date on which all conditions set forth in Section 2.4(b) and Section 2.4(c) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being so satisfied or waived at the Closing), at the offices of Goodwin Procter LLP, 135 Commonwealth Drive, Menlo Park, CA 94025, or such other time and place as Parent and the Company have agreed in writing. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) The obligations of Parent and MergerCos to effect the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and MergerCos at or prior to the Closing:

(i) The representations and warranties of the Company contained in this Agreement: (A) that are qualified by materiality, Company Material Adverse Effect or similar qualifications shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing Date (provided, however, that, notwithstanding the foregoing, such representations and warranties that are made as of a particular date or during a particular period shall be true and correct only at and as of such date or during such period); and (B) that are not qualified by materiality, Company Material Adverse Effect or similar qualifications shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (provided, however, that, notwithstanding the foregoing, such representations and warranties that are made as of a particular date or during a particular period shall be true and correct in all material respects only at and as of such date or during such period); provided further that any representations and warranties with respect to any Action(s) of any nature by any Person against any of the Company Entities or any of their respective officers, directors (or members of an equivalent governing body) or employees, acting in their capacity as such, shall have been true and correct only at and as of the date of this Agreement.

(ii) The Company shall have complied, in all material respects, with all covenants and obligations under this Agreement required to be performed or complied with by it as of or prior to the Closing Date.

(iii) There shall not have occurred any Company Material Adverse Effect since the date of this Agreement that is continuing.

(iv) No Order preventing the consummation of either of the Mergers shall be in effect and no Law shall have been enacted, entered, enforced or deemed applicable to either of the Mergers which makes the consummation of either of the Mergers illegal.

(v) At the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(1) A certificate, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that:

(I) the conditions set forth in Sections 2.4(b)(i), 2.4(b)(ii), 2.4(b)(iii), 2.4(b)(ix), 2.4(b)(x)(B) and (C), and 2.4(b)(xi) shall have been satisfied; and

(II) (A) the Statement of Estimated Expenses; (B) the Estimated Change in Control Payments Statement; (C) the Estimated Pre-Closing Taxes Statement, (D) the Company Closing Statement and (E) the Spreadsheet, in each case are true, correct and complete and prepared consistent with the requirements of Section 6.5(b), Section 6.6 and Section 2.10, as applicable.

(2) A certificate, validly executed by the Secretary of the Company, certifying as to:

(I) the terms and effectiveness of the Charter Documents of the Company;

(II) the valid adoption of resolutions of the Board whereby the Board unanimously approved this Agreement, the Mergers and the transactions contemplated hereby; and

(III) the valid adoption of the Written Consent duly executed by Stockholders representing the Requisite Stockholder Approval.

(3) The Statement of Estimated Expenses pursuant to Section 6.5(b).

(4) The Estimated Change in Control Payments Statement pursuant to Section 6.5(b).

(5) The Company Closing Statement pursuant to Section 2.10(a).

(6) The Estimated Pre-Closing Taxes Statement pursuant to Section 6.5(b).

(7) The Spreadsheet pursuant to Section 6.6.

(8) The Written Consent duly executed by (A) the Stockholders representing the Requisite Stockholder Approval and (B) at least ninety-five percent (95%) of the votes represented by all outstanding shares of the Company’s Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis.

(9) The Joinder Agreement duly executed by Indemnifying Parties representing at least ninety-five percent (95%) of the Merger Consideration payable to the Indemnifying Parties with respect to their shares of Company Capital Stock and Eligible Company Options pursuant to clauses (ii) through (iv) of Section 2.6(a) and Section 2.7(a) (assuming for such purposes the full Escrow Amount, Expense Amount and Deferred Merger Consideration is paid to such Persons and that there is neither a Closing Adjustment Amount Overpayment nor a Closing Adjustment Amount Underpayment).

(10) An executed 280G Waiver, substantially in the form attached hereto as Exhibit K from each Person who might receive any payments and/or benefits that constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(11) Evidence reasonably satisfactory to Parent that the Company has ceased participation in all Terminated Plans or that all such Terminated Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date), unless Parent provides notice that such plans shall not be terminated, or that participation in any or all of the Terminated Plans shall not be ceased, pursuant to resolutions of the Board or the applicable ERISA Affiliate, as the case may be, and evidence of the taking of any and all further actions as provided by Section 6.9 hereof.

(12) A duly executed Key Employee Agreement and PIIA from each of the Key Employees.

(13) A duly executed Non-Competition Agreement from each of the Key Executives and Founders that were required to execute a Non-Competition Agreement concurrently with the execution of this Agreement.

(14) A duly executed Deferred Merger Consideration Agreement from each of the Deferred Merger Consideration Employees.

(15) A duly executed Director and Officer Resignation and Release Letter from each officer and director of the Company in the form attached hereto as Exhibit L (the “Director and Officer Resignation and Release Letter”), effective as of the Closing.

(16) (A) A long form certificate of good standing from the Secretary of State of the State of Delaware with respect to the Company and (B) certificates from the State of Illinois and the State of California certifying that the Company is qualified to do business as a foreign corporation and is in good standing and has paid all Taxes then due, in each case, which is dated within five (5) Business Days prior to Closing.

(17) (i) A properly executed statement in a form reasonably satisfactory to Parent certifying that the Company Capital Stock is not a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and (ii) the IRS notice described in Treasury Regulations Section 1.897-2(h), for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(18) Evidence in form and substance reasonably satisfactory to Parent that all Consents set forth on Schedule 2.4(b)(v)(18) shall have been obtained.

(19) Evidence in form and substance reasonably satisfactory to Parent that all Required Notices shall have been sent.

(20) Evidence in form and substance reasonably satisfactory to Parent that all Required Modifications shall have been obtained.

(21) Evidence in form and substance reasonably satisfactory to Parent that each of the Terminated Contracts shall have been terminated effective as of immediately prior to the Effective Time.

(22) With respect to any Company Debt to be repaid at the Closing pursuant to Section 6.12, payoff letters (“Payoff Letters”) delivered to Parent no later than three (3) Business Days prior to the Closing Date in respect of such Company Debt in form and substance reasonably satisfactory to Parent.

(23) The Escrow Agreement in the form attached hereto as Exhibit M (the “Escrow Agreement”) executed by the Securityholders’ Representative.

(24) The Required Financials.

(25) Evidence in form and substance reasonably satisfactory to Parent that the Employee Notes shall have been repaid.

(vi) No Action shall have been brought or threatened in writing by any Governmental Authority wherein an unfavorable Order would prevent the performance of this Agreement or any of the Related Agreements or prohibit the consummation of the Mergers or any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated hereby or thereby, cause such transactions to be rescinded or adversely affect the right of Parent to own or operate the Company or any of its Subsidiaries or any of their respective properties or assets, and no Order shall have been entered that has any of the foregoing effects.

(vii) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

(viii) Each of the Non-Competition Agreements executed concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by any of the Key Employees party thereto.

(ix) Each Key Employee Agreement and PIIA shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by any Key Employee, no Key Employee’s employment with the Company shall have terminated and, to the actual knowledge of any Founder or any Key Executive, no Key Employee shall have expressed an intention to terminate, or taken any action toward the termination of, his or her employment with the Company at or prior to the Closing or with the Surviving Company or Parent or any of its Affiliates within one (1) year following the Closing which termination is, in the good faith judgment of the Company’s Chief Executive Officer, reasonably likely to occur.

(x) No more than eight (8) out of seventy-eight (78) of the Employees listed on Schedule 2.4(b)(x) who receive an offer of employment from Parent or any of its Affiliates: (A) shall have failed to sign an offer letter in Parent’s or the relevant Affiliate’s modified standard form, in each case, to be effective as of the Closing Date or shall have revoked, rescinded or otherwise repudiated such offer letter; (B) shall have terminated his or her employment with the Company; (C) to the actual knowledge of any Founder or any Key Executive, shall have expressed an intention to terminate, or taken any action toward the termination of, his or her employment with the Company at or prior to the Closing or with the Surviving Company or Parent or any of its Affiliates within one (1) year following the Closing which termination is, in the good faith judgment of the Company’s Chief Executive Officer, reasonably likely to occur (it being understood and agreed that any Employee listed on Schedule 2.4(b)(x) who does not receive a Qualifying Offer shall not be counted for purposes of satisfying this condition and the required number of Employees pursuant hereto shall be reduced by the number of such Employees not receiving a Qualifying Offer); (D) shall have failed to satisfy Parent’s customary employee background investigation (it being understood and agreed that any Employee listed on Schedule 2.4(b)(x) who fails to satisfy Parent’s customary employee background investigation shall not be counted for purposes of satisfying this condition and the required number of Employees pursuant hereto shall be reduced by the number of such Employees failing the background investigation); or (E) shall have failed to execute a PIIA.

(xi) No Action(s) of any nature shall have been brought after the date hereof by any Person against any of the Company Entities or any of their respective officers, directors (or members of an equivalent governing body) or employees, acting in their capacity as such, which could reasonably be expected to result in Losses, for all such matters in the aggregate in excess of the amount set forth on Schedule 2.4(b)(xi).

(xii) All authorizations, consents, orders and approvals from, notices to, and registrations, declarations or filings with, the Governmental Authorities set forth on Schedule 2.4(b)(xii) shall have been obtained, made or filed, as applicable, each in form and substance reasonably satisfactory to Parent, and shall be in full force and effect.

(xiii) The Deferred Merger Consideration Employees shall have exercised the portion of the Company Options (if any) required to be exercised by the Deferred Merger Consideration Employees in accordance with the terms of the Deferred Merger Consideration Agreements and, to the extent such Company Options were exercised through the issuance of a promissory note, all such promissory notes shall have been repaid.

(xiv) The Company’s independent auditor, BDO USA, LLP, shall not have withdrawn its audit opinion with respect to the 2017 Financials.

(c) The obligations of the Company to effect the First Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing:

(i) The representations and warranties of Parent and MergerCos contained in this Agreement (i) that are qualified by materiality, Parent Material Adverse Effect or similar qualifications shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing Date (provided, however, that, notwithstanding the foregoing, such representations and warranties that are made as of a particular date or during a particular period shall be true and correct only at and as of such date or during such period), and (ii) that are not qualified by materiality, Parent Material Adverse Effect or similar qualifications shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (provided, however, that, notwithstanding the foregoing, such representations and warranties that are made as of a particular date or during a particular period shall be true and correct in all material respects only at and as of such date or during such period).

(ii) Parent and MergerCos shall have complied, in all material respects, with all covenants and obligations under this Agreement required to be performed or complied with by each of them as of or prior to the Closing Date.

(iii) There shall not have occurred any Parent Material Adverse Effect since the date of this Agreement that is continuing.

(iv) At the Closing, Parent shall deliver or cause to be delivered to the Company, the following:

(1) A certificate, validly executed by a representative of Parent, certifying that the conditions set forth in Sections 2.4(c)(i), 2.4(c)(ii) and 2.4(c)(iii) have been satisfied.

(2) Each Related Agreement to which Parent is a party, executed by Parent.

(v) No Order preventing the consummation of either of the Mergers shall be in effect and no Law shall have been enacted, entered, enforced or deemed applicable to either of the Mergers which makes the consummation of either of the Mergers illegal.

(vi) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

(vii) Prior to the Closing, Parent shall have adopted an equity pool for Continuing Employees having a value of $10,000,000 in the aggregate (the “Performance Pool”), to be allocated among such Continuing Employees as Parent and the Company mutually agree, that shall vest and be paid out based on the same factors and terms as the Deferred Merger Consideration. Each Parent Share subject to the Performance Pool shall be valued at the Parent Share Price.

(d) On the Closing Date (unless such payment is not expressly required to be made until a later time) Parent shall deliver or cause to be delivered to the Surviving Company or the recipient thereof, as applicable, the following:

(i) An amount equal to the cash portion of the consideration payable to Stockholders with respect to their shares of Company Capital Stock pursuant to clauses (ii) through (iv) of Section 2.6(a) in immediately available funds by wire transfer to the Paying Agent, for the benefit of the Stockholders.

(ii) An amount equal to the portion of the Option Consideration to be paid to Non-Employee Optionholders as set forth on the Spreadsheet in immediately available funds by wire transfer to the Paying Agent, for the benefit of the Non-Employee Optionholders.

(iii) An amount equal to the portion of the Option Consideration to be paid to all holders of Eligible Company Options which are not Non-Employee Optionholders as set forth on the Spreadsheet in immediately available funds by wire transfer to the Surviving Company, to be paid to the holders of Eligible Company Options who are not Non-Employee Optionholders through the applicable payroll processing system as soon as reasonably practicable, but in no event later than the second regularly scheduled payroll date after the Closing Date.

(iv) An amount equal to the unpaid Estimated Change in Control Payments payable at Closing in immediately available funds by wire transfer to the Surviving Company, for the benefit of the recipients of such payments.

(v) An amount equal to the Estimated Company Debt, to be paid at Closing to the holders of Company Debt in accordance with the Payoff Letters

(vi) An amount equal to the unpaid Estimated Transaction Expenses to be paid at Closing in accordance with the amounts and wire transfer instructions.

2.5 Board Representatives and Officers.

(a) At the Effective Time and by virtue of the First Merger, the members of the board of directors of MergerCo I and the officers of MergerCo I immediately prior to the Effective Time shall be the initial members of the board of directors of the First-Step Surviving Company and the officers of the First-Step Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the First-Step Surviving Company.

(b) At the Second Effective Time and by virtue of the Second Merger, Parent shall be the managing member of the Surviving Company. The officers of MergerCo II immediately prior to the Second Effective Time shall be the officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

2.6 Effect on Capital Stock of the Constituent Corporations.

(a) As of the Effective Time, by virtue of the First Merger and without any action on the part of the holders of any Company Capital Stock (each a “Stockholder,” and collectively, the “Stockholders”), Parent, MergerCos, the Company, or any other Person:

(i) each share of Company Capital Stock owned by Parent, MergerCos or the Company immediately prior to the Effective Time (collectively, the “Cancelled Stock”) shall, by virtue of the First Merger, be canceled without payment of any consideration with respect thereto;

(ii) each share of Company Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (x) the Cancelled Stock, which shall be subject to Section 2.6(a)(i) and (y) the Dissenting Shares, which shall be subject to Section 2.9) shall be cancelled and extinguished and be converted automatically into the right to receive, upon the terms set forth in this Section 2.6 and throughout this Agreement (including the escrow and indemnification provisions set forth in Article VII hereof) and following surrender of the certificate representing such shares of Company Preferred Stock in the manner provided in Section 2.8, (A) an amount of cash equal to the Per Share Preferred Cash Amount, less the portion of the Escrow Cash to be withheld from the holder of such share of Company Preferred Stock with respect thereto in accordance with Section 2.12(a) and less the portion of the Expense Amount to be withheld from the holder of such share of Company Preferred Stock with respect thereto in accordance with Section 2.12(b), and the number of Parent Shares equal to the Per Share Preferred Stock Amount, less the portion of the Escrow Shares to be withheld from the holder of such share of Company Preferred Stock with respect thereto in accordance with Section 2.12(a), and (B) the portion of the Escrow Shares and Escrow Cash, if any, to be released to the holder of such share of Company Preferred Stock with respect thereto in accordance with, and subject to the terms and conditions of, this Agreement and the Escrow Agreement and the portion of the Expense Amount, if any, to be released to the holder of such share of Company Preferred Stock with respect thereto in accordance with, and subject to the terms and conditions of, this Agreement;

(iii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (w) shares of Company Common Stock held by Deferred Merger Consideration Employees, which shall be subject to Section 2.6(a)(iv), (x) Company Restricted Stock held by Stockholders other than Deferred Merger Consideration Employees, which shall be subject to Section 2.6(a)(v), (y) the Cancelled Stock, which shall be subject to Section 2.6(a)(i) and (z) the Dissenting Shares, which shall be subject to Section 2.9) shall be cancelled and extinguished and be converted automatically into the right to receive, upon the terms set forth in this Section 2.6 and throughout this Agreement (including the escrow and indemnification provisions set forth in Article VII hereof) and following surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 2.8, (A) an amount of cash equal to the Per Share Amount, less the portion of the Escrow Cash to be withheld from the holder of such share of Company Common Stock with respect thereto in accordance with Section 2.12(a) and less the portion of the Expense Amount to be withheld from the holder of such share of Company Common Stock with respect thereto in accordance with Section 2.12(b), and (B) the portion of the Escrow Cash, if any, to be released to the holder of such share of Company Common Stock with respect thereto in accordance with, and subject to the terms and conditions of, this Agreement and the Escrow Agreement and the portion of the Expense Amount, if any, to be released to the holder of such share of Company Common Stock with respect thereto in accordance with, and subject to the terms and conditions of, this Agreement;

(iv) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time and held by Deferred Merger Consideration Employees shall be cancelled and extinguished and be converted automatically into the right to receive, upon the terms set forth in this Section 2.6 and throughout this Agreement (including the escrow and indemnification provisions set forth in Article VII hereof) and the applicable Deferred Merger Consideration Agreement and following surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 2.8, (A) the portion of the Deferred Merger Consideration payable to such holder of such share of Company Common Stock with respect thereto in accordance with Section 2.6(e), plus, subject to the proviso below, (B) an amount of cash equal to (1) the Per Share Amount less (2) the cash value (calculated based on the Parent Share Price) of the portion of the Deferred Merger Consideration payable to such holder with respect thereto pursuant to clause (A) above less (3) the portion of the Escrow Cash to be withheld from the holder of such share of Company Common Stock with respect thereto in accordance with Section 2.12(a) less (4) the portion of the Expense Amount to be withheld from the holder of such share of Company Common Stock with respect thereto in accordance with Section 2.12(b), plus, subject to the proviso below, (C) the portion of the Escrow Cash, if any, to be released to the holder of such share of Company Common Stock with respect thereto in accordance with, and subject to the terms and conditions of, this Agreement and the Escrow Agreement plus, subject to the proviso below, (D) the portion of the Expense Amount, if any, to be released to the holder of such share of Company Common Stock with respect thereto in accordance with, and subject to the terms and conditions of, this Agreement; provided, that, (I) the cash portion of the Merger Consideration payable with respect to a share of Company Common Stock pursuant to this Section 2.6(a)(iv) shall only be payable if and to the extent the Per Share Amount exceeds the cash value (based on the Parent Share Price) of the Deferred Merger Consideration payable with respect to such share in accordance with clause (A) above, and (II) if and to the extent any such cash portion is not sufficient to fully fund such holder’s portion of the Escrow Cash or Expense Fund attributable to such share, any shortfall will be deducted from the Merger Consideration payable with respect to the Eligible Company Options of the applicable Deferred Merger Consideration Employee pursuant to Section 2.7(a); and

(v) each share of Company Restricted Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (x) the Cancelled Stock, which shall be subject to Section 2.6(a)(i), (y) shares of Company Restricted Stock held by Deferred Merger Consideration Employees, which shall be subject to Section 2.6(a)(iv), and (z) the Dissenting Shares, which shall be subject to Section 2.9) shall be assumed or substituted by Parent, pursuant to the terms of Section 2.6(c), and, subject to and following the vesting terms and conditions thereof, shall be converted into the right to receive an amount of cash equal to the Per Share Amount.

(b) Capital Stock of MergerCos and Surviving Companies.

(i) As of the Effective Time, by virtue of the First Merger and without any action on the part of Parent, MergerCo I, the Company, or any other Person, each share of the common stock, par value $0.001 per share, of MergerCo I that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the First-Step Surviving Company. Each stock certificate of MergerCo I evidencing ownership of any such shares shall remain outstanding and evidence ownership of shares of common stock of the First-Step Surviving Company.

(ii) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, MergerCo II, the First-Step Surviving Company, or any other Person, each share of common stock of the First-Step Surviving Company shall be canceled without payment of any consideration with respect thereto.

(c) Company Restricted Stock. Unless otherwise determined by Parent, and except as otherwise provided herein, any Parent Shares and/or cash a Continuing Employee (other than a Deferred Merger Consideration Employee) is entitled to receive in respect of any shares of Company Restricted Stock held by such Continuing Employee as of immediately prior to the Effective Time pursuant to the terms of Section 2.6(a)(v) shall continue to have, and be subject to, the same terms and conditions (including vesting terms, repurchase options or obligations, risk of forfeiture and other conditions) set forth in the applicable Company Option Plan and any applicable stock restriction agreement or other applicable agreement or plan to which such Company Restricted Stock is subject as of immediately prior to the Effective Time. Any such agreements and ancillary documents between the Company and such Continuing Employee will remain in effect and, in conjunction with the applicable Company Option Plan or such other agreement or plan pursuant to which such Company Restricted Stock was issued, will continue to govern the treatment of the Parent Shares and/or cash issuable hereunder in respect of such Company Restricted Stock after the Effective Time. With respect to any cash that remains subject to restrictions, such cash shall be held back by Parent until such restrictions lapse in accordance with their terms, at which such time Parent shall pay promptly and release such cash to the applicable Continuing Employee. With respect to any Parent Shares that remain subject to restrictions pursuant to this Section 2.6(c), except to the extent there is a forfeiture of such Parent Shares, such Parent Shares shall be treated by Parent and its Affiliates as issued and outstanding capital stock of Parent, and the applicable former holder of Company Restricted Stock will be shown as the record holder, will be entitled to exercise voting rights, and will be entitled to receive dividends (other than non-taxable stock dividends, which shall be withheld by Parent and included as part of such Parent Shares subject to restrictions).

(d) Calculation of Consideration; Fractional Shares. For purposes of calculating the amount of cash payable and number of Parent Shares issuable hereunder with respect to shares of Company Capital Stock, the amount of cash payable with respect to Eligible Company Options and the number of Parent Shares subject to each Unvested Option assumed or substituted by Parent, as applicable, including for purposes of calculating their respective portions of the Escrow Amount, (i) the consideration payable in respect of shares of the Company Capital Stock held by each Stockholder shall be calculated on a certificate-by-certificate basis, (ii) the consideration payable in respect of Company Options shall be calculated on a grant-by-grant basis, and (iii) the amount of cash to be paid to each Stockholder for each Stock Certificate held by such Stockholder, and to each holder of an Eligible Company Option for each such option grant, shall be rounded to the nearest whole cent. No fraction of a Parent Share will be issued by virtue of the First Merger. Any Stockholder who would otherwise be entitled to receive a fraction of a Parent Share shall instead be entitled to receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Share Price, rounded to the nearest whole cent. All payments to be made by Parent hereunder shall be without interest.

(e) Deferred Merger Consideration. Pursuant to Section 2.6(a)(iv), each Deferred Merger Consideration Employee shall be entitled to receive, in exchange for its shares of Company Common Stock, a portion of the Deferred Merger Consideration, with the amount to be received by a particular Deferred Merger Consideration Employee equal to the product of (i) the Deferred Merger Consideration multiplied by (ii) the Consideration Percentage applicable to such Deferred Merger Consideration Employee. The Parent Shares received by Deferred Merger Consideration Employees in accordance with Section 2.6(a)(iv) shall be subject to the terms and conditions of the Deferred Merger Consideration Agreement and shall be held in a restricted account of the transfer agent of Parent for the benefit of the Deferred Merger Consideration Employees at the Effective Time, subject to the possibility of forfeiture in accordance with the terms of the applicable Deferred Merger Consideration Agreement. Except to the extent there is a forfeiture of Deferred Merger Consideration pursuant to the terms and conditions set forth in the Deferred Merger Consideration Agreements or pursuant to Parent’s set-off rights pursuant to the terms of Article VII hereof, the Parent Shares constituting Deferred Merger Consideration shall be treated by Parent and its Affiliates as issued and outstanding capital stock of Parent, and the applicable Deferred Merger Consideration Employee will be shown as the record holder, will be entitled to exercise voting rights, and will be entitled to receive dividends (other than non-taxable stock dividends, which shall be held in the restricted account described in this Section 2.6(e) and included as part of the Deferred Merger Consideration), in each case with respect to the Parent Shares constituting Deferred Merger Consideration.

(f) Adjustments. In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Company Capital Stock payable in Company Capital Stock or in any right to acquire Company Capital Stock, or effects a subdivision of the outstanding shares of Company Capital Stock into a greater number of shares of Company Capital Stock, or in the event the outstanding shares of Company Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Capital Stock, then the amounts payable in respect of shares of Company Capital Stock pursuant to Section 2.6 shall be appropriately adjusted.

(g) Valuation of Parent Shares. For all purposes of this Agreement, including Article VII, the Parent Shares issuable hereunder, including (i) the Parent Shares issued with respect to shares of Company Preferred Stock pursuant to Section 2.6(a)(ii) and Section 2.10(f), if applicable, (ii) the Parent Shares issued to the Deferred Merger Consideration Employees pursuant to Section 2.6(a)(iv) and (iii) the Escrow Shares shall be valued at the Parent Share Price.

2.7 Treatment of Company Options and Company Option Plans.

(a) Vested Options. At the Effective Time, each then-outstanding Vested Option shall be cancelled as follows: (i) in the case of a Vested Option having a per share exercise price less than the Per Share Amount (the “Eligible Company Options”), such Eligible Company Option shall be cancelled in exchange for the right to receive from the Surviving Company (or Parent) for each share of Company Common Stock subject to such Eligible Company Option immediately prior to the Effective Time an amount (subject to any applicable withholding Tax) in cash equal to (x) the product of (A) the number of shares of Company Common Stock subject to such Eligible Company Option immediately prior to the Effective Time and (B) the amount by which the Per Share Amount exceeds the per share exercise price of such Eligible Company Option (less the amount of Escrow Cash to be withheld with respect thereto pursuant to Section 2.12(a) and the portion of the Expense Amount to be withheld with respect thereto pursuant to Section 2.12(b), subject further, in the case of Deferred Merger Consideration Employees, to the proviso in Section 2.6(a)(iv)); or (ii) in the case of any Vested Option having a per share exercise price equal to or greater than the Per Share Amount, such Vested Option shall be cancelled and extinguished without the payment of any consideration in respect thereof. The aggregate amount paid or payable in respect of the cancellation of the Eligible Company Options as set forth in this Section 2.7 is referred to herein as the “Option Consideration.” The Option Consideration, less the portion of the Escrow Cash withheld with respect thereto pursuant to Section 2.12(a) and less the portion of the Expense Amount to be withheld with respect thereto pursuant to Section 2.12(b), shall be payable to the holders of Eligible Company Options in accordance with Section 2.4(d)(ii) and (iii).

(b) Unvested Options. At the Effective Time, except as set forth on Schedule 2.7(d), each Unvested Option held by a Non-Continuing Employee shall be cancelled and extinguished without payment of any consideration therefor. At the Effective Time, each Unvested Option held by a Continuing Employee who is employed in or otherwise primarily provides services in the United States shall be converted into and become an option to purchase Parent Shares, with such conversion effected through Parent: (i) assuming such Unvested Options; or (ii) replacing such Unvested Options by issuing a reasonably equivalent replacement stock option to purchase Parent Shares in substitution therefor under Parent’s equity compensation plan, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the stock option agreement by which each such Unvested Option is evidenced. All rights with respect to Company Common Stock under Unvested Options assumed or replaced by Parent shall thereupon be converted into rights under such options with respect to Parent Shares. Accordingly, from and after the Effective Time: (A) each Unvested Option assumed or replaced by Parent may be exercised solely for Parent Shares; (B) the number of Parent Shares subject to each Unvested Option assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Unvested Option immediately prior to the Effective Time by the Conversion Ratio and rounding the resulting number down to the nearest whole number of Parent Shares; (C) the per share exercise price for the Parent Shares issuable upon exercise of each Unvested Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Unvested

Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the Company Option Plan and the stock option agreement by which such Unvested Option is evidenced, any restriction on the exercise of any Unvested Option assumed or replaced by Parent shall continue in full force and effect and the term and vesting schedule and other provisions of such Unvested Option shall otherwise remain unchanged as a result of the assumption or replacement of such Unvested Option; provided, however, that (i) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Board or any committee thereof with respect to each Unvested Option assumed or replaced by Parent, (ii) Unvested Options shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan and (iii) in the case of any Unvested Option to which Section 421 of the Code is intended to apply by reason of its qualification under Section 422 of the Code (an “Incentive Stock Option”), the exercise price of the option to purchase Parent Shares, the number of Parent Shares purchasable pursuant to such option to purchase Parent Shares and the terms and conditions of exercise of such option to purchase Parent Shares shall be determined in order to comply with Section 424 of the Code and any Unvested Option that is not an Incentive Stock Option shall be adjusted in a manner to comply with Section 409A of the Code. The “Conversion Ratio” shall be equal to the fraction having a numerator equal to the Per Share Amount and having a denominator equal to the Parent Share Price. At the Effective Time, each Unvested Option held by a Continuing Employee who is employed or primarily provides services outside the United States shall be cancelled and converted into a reasonably equivalent award under Parent’s Cash Long Term Incentive Award Plan, with an aggregate value equal to (x) the product of (1) the number of shares of Company Common Stock subject to such Unvested Option immediately prior to the Effective Time and (2) the amount by which the Per Share Amount exceeds the per share exercise price of such Unvested Option.

(c) Company Option Plan. At the Effective Time, if Parent so elects, Parent may assume the Company Option Plan or merge such Company Option Plan into any equity incentive plan of Parent. If Parent elects to so assume or merge the Company Option Plan, then, under such Company Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Law, using the share reserves of such Company Option Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Unvested Options that are assumed or replaced by Parent pursuant to Section 2.7(b)), except that: (i) stock covered by such awards shall be Parent Shares; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of Parent Shares determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of Parent Shares; (iii) Parents’ board of directors or a committee thereof shall succeed to the authority and responsibility of the Board or any committee thereof with respect to the administration of such Company Option Plan; and (iv) all awards granted under such Company Option Plan shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan.

(d) Acceleration. Prior to the Closing, the Company shall accelerate the vesting of all Company Restricted Stock and Company Options held by the Deferred Merger Consideration Employees (other than any Company Options that are to be exercised in accordance with the terms of the Deferred Merger Consideration Agreement and the Company Restricted Stock that is issued upon such exercise) and shall amend the Company Options held by Deferred Merger Consideration Employees in the manner contemplated by Schedule 2.7(d). Except for such acceleration and the other acceleration provided for on Schedule 2.7(d), no Company Option or share of Company Restricted Stock shall have its vesting accelerate, whether by the terms of the Company Option Plans, any applicable Company Option or Company Restricted Stock agreement or grant, or other agreement related thereto, or otherwise, in connection with the execution and delivery of this Agreement or the consummation of the Mergers or any other the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise).

(e) Other Actions. Prior to the Closing, the Company shall, in consultation with Parent, take all actions that may be necessary (under the Company Option Plan or otherwise) to effectuate the provisions of this Section 2.7.

2.8 Surrender.

(a) Prior to the Effective Time, Parent shall appoint Computershare Trust Company, N.A. and Computershare Inc. (the “Paying Agent”) to serve (and the Paying Agent shall serve) as paying agent for the payment of the Merger Consideration payable pursuant to Sections 2.6, 2.7(a), and if applicable, Section 2.10. Notwithstanding the foregoing, if and to the extent that any portion of the Merger Consideration (or any other payments under this Agreement) is subject to any income and/or employment withholding tax, then Parent shall cause such payments to be disbursed by the Surviving Company (and the Surviving Company shall cause any such amounts to be disbursed) through the Company’s current payroll system, net of applicable Tax withholding, to the applicable payees.

(b) As soon as reasonably practicable after the Closing Date, Parent will cause the Paying Agent to send to the holders of Stock Certificates (and in the case of (i) to Non-Employee Optionholders) (i) a letter of transmittal substantially in the form attached hereto as Exhibit N (the “Letter of Transmittal”, and (ii) instructions for use in effecting the surrender of Stock Certificates in exchange for payment of the Merger Consideration, in accordance with Section 2.6 and, if applicable, Section 2.10. Upon surrender of a Stock Certificate to the Paying Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Paying Agent (including an Investor Questionnaire if one was not completed and returned prior to the Closing), the holder of such Stock Certificate shall be entitled to receive in exchange therefor payment to which such holder is entitled pursuant to, and in accordance with, Section 2.6 and, if applicable, Section 2.10, and the Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8, each Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender such Merger Consideration. If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any Merger Consideration, require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit, indemnity and bond against any claim that may be made against Parent, the Surviving Company or the Paying Agent with respect to such Stock Certificate.

(c) Notwithstanding anything to the contrary contained herein, none of Parent, MergerCos, the Company, the Surviving Company, the Securityholders’ Representative, the Paying Agent nor the Escrow Agent shall be liable to any Stockholder for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining undistributed to Stockholders immediately prior to such time as such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Parent free and clear of all claims or interest of any Person previously entitled thereto.

(d) The right to receive Merger Consideration in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Capital Stock and Company Options. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company. If, after the Effective Time, Stock Certificates are presented to the Surviving Company for transfer, such Stock Certificates shall be canceled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

(e) Promptly following the date that is twelve (12) months after the Effective Time, Parent shall cause the Paying Agent to deliver to the Surviving Company all cash, Stock Certificates and other documents in its possession relating to the Mergers. Any Stockholders who have not complied with Section 2.8 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) for payment of their respective claims for the right to receive Merger Consideration.

2.9 Appraisal Rights.

(a) The Company shall comply with all requirements of Section 262 of the DGCL and shall keep Parent promptly informed of all matters relating thereto.

(b) Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, any shares of Company Capital Stock outstanding immediately prior to the Effective Time held by any holder who has not voted in favor of the First Merger and is otherwise entitled to demand, and who properly demands, to receive payment of the fair value for such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted pursuant to Section 2.6 into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise effectively withdraws or loses such holder’s right to receive payment of the fair value of such Dissenting Shares. If, after the Effective Time, such holder fails to perfect or loses its right to demand or receive such payment, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, pursuant to Section 2.6 and, if applicable, Section 2.10. Each holder of Dissenting Shares, who, in accordance with Section 262 of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the applicable provisions of the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).

(c) The Company shall give Parent prompt notice and a copy of any notice of a Stockholder’s demand for payment or objection to the First Merger, of any request to withdraw a demand for payment and of any other instrument delivered to it pursuant to Section 262 of the DGCL. Prior to the Closing, the Company shall have the right to, and after the Closing Parent shall have the right to, direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, or as otherwise required under the applicable provisions of the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares, unless such payment or settlement (A) is paid by the Company in full prior to the Closing, and (B) includes an unconditional, irrevocable and full release of any and all appraisal, dissenters’ or similar claims or causes of action against the Company and its Subsidiaries and Parent and its Affiliates. Notwithstanding the foregoing, to the extent that Parent, the Surviving Company or the Company, or any Person acting on behalf of any of them, (i) makes any payment or payments in respect of any Dissenting Shares in excess of the value of the Merger Consideration that otherwise would have been owed in respect of such shares in accordance with this Agreement or (ii) incurs any Losses in respect of any Dissenting Shares or claims with respect thereto ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to be indemnified for the amount of such Dissenting Share Payments in accordance with Article VII hereof.

2.10 Company Closing Statement; Adjustments to Purchase Price.

(a) No more than five (5) and not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Company Closing Statement”) setting forth (i) the Company’s estimate of the amount of Company Cash and Company Debt, (ii) an itemized calculation of the Company’s estimate of the Closing Net Working Capital Amount, (iii) based thereon, a calculation of the Closing Adjustment Amount, and (iv) an unaudited consolidated balance sheet of the Company dated as of the Closing Date (the “Closing Balance Sheet”). The Company Closing Statement shall have been prepared by the Company in accordance with GAAP, applied in accordance with the same accounting principles, policies, methodologies and procedures used by the Company in preparing the 2017 Financials (except as otherwise provided in the definition of Closing Net Working Capital Amount) and such Company Closing Statement shall present fairly, on a good faith basis, using the Company’s reasonable best efforts to obtain the most current and accurate data available, the information contained therein as of the Closing Date. Such Company Closing Statement shall be certified by the Chief Executive Officer and Chief Financial Officer of the Company as having been prepared in accordance with the foregoing principles.

(b) The Company shall consider in good faith changes requested by Parent to the Company Closing Statement. To the extent that the Company Closing Statement is reasonably satisfactory to Parent, the Company Closing Statement, together with the Statement of Estimated Expenses, the Estimated Change in Control Payments Statement, and the Estimated Pre-Closing Taxes Statement, in each case delivered pursuant to Section 6.5, shall be used to calculate the Base Purchase Price payable at Closing; provided that if all or any portion of the Company Closing Statement, the Statement of Estimated Expenses, the Estimated Change in Control Payments Statement, or the Estimated Pre-Closing Taxes Statement, is not reasonably acceptable to Parent or if there is a manifest error contained therein, then Parent and the Company shall attempt in good faith to reach an agreement as to the amounts contained in such statements for purposes of calculating the Base Purchase Price payable at Closing, and to the extent Parent and the Company cannot reach agreement, the Company’s estimates, with any changes thereto agreed by the Company and Parent, shall be used for purposes of calculating the Base Purchase Price payable at Closing. The Closing Adjustment Amount calculated based on the Company Cash, Company Debt and Closing Net Working Capital Amount that is used for purposes of calculating the Base Purchase Price payable at Closing pursuant to this Section 2.10(b) shall be referred to herein as the “Estimated Closing Adjustment Amount”.

(c) Within ninety (90) days after the Closing Date, Parent shall have delivered to the Securityholders’ Representative a statement (the “Parent Closing Statement”), executed by Parent, setting forth Parent’s calculation of the following: (i) the amount of Company Cash and Company Debt; (ii) an itemized calculation of the Closing Net Working Capital Amount, and (iii) based thereon, a calculation of the Closing Adjustment Amount (the “Parent Closing Adjustment Amount”). The Parent Closing Statement shall have been prepared by Parent in accordance with GAAP, applied in accordance with the same accounting principles, policies, methodologies and procedures used by the Company in preparing the 2017 Financials (except as otherwise provided in the definition of Closing Net Working Capital Amount). If for any reason Parent fails to deliver the Parent Closing Statement within the time period required by this Section 2.10(c), the Estimated Closing Adjustment Amount shall be considered for all purposes herein to be the “Final Closing Adjustment Amount”.

(d) If, within thirty (30) days after the date of delivery of the Parent Closing Statement, the Securityholders’ Representative delivers written notice (the “Disputed Items Notice”) to Parent stating that the Securityholders’ Representative objects to any items on the Parent Closing Statement and specifying the basis for such objection in reasonable detail and setting forth the Securityholders’ Representative’s proposed modifications to the Parent Closing Statement, the Securityholders’ Representative and Parent will attempt to resolve and finally determine and agree upon the Closing Adjustment Amount as promptly as practicable. If the Securityholders’ Representative does not deliver the Disputed Items Notice to Parent within thirty (30) days after the date of delivery of the Parent Closing Statement, the Parent Closing Adjustment Amount will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(e) If the Securityholders’ Representative delivers a Disputed Items Notice in accordance with Section 2.10(d), the Securityholders’ Representative and Parent will attempt in good faith to resolve the disputed items. If the Securityholders’ Representative and Parent are unable to agree upon the disputed items within thirty (30) days after delivery of the Disputed Items Notice, the Securityholders’ Representative and Parent will engage an independent, nationally recognized accounting firm reasonably acceptable to the Securityholders’ Representative and Parent (in either case, the “Accounting Firm”) to resolve the disputed items specified in the Disputed Items Notice. The Accounting Firm shall act as an expert, and not an arbiter, and shall address only the disputed items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. Each of the Securityholders’ Representative and Parent may submit to the Accounting Firm (with a copy delivered to the other party on the same day), within fifteen (15) days after the date of engagement of the Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions on any disputed items. Each of the Securityholders’ Representative and Parent may submit to the Accounting Firm (with a copy delivered to the other party hereto on the same day), within forty-five (45) days after the date of the engagement of the Accounting Firm, a memorandum responding to the initial memorandum submitted to the Accounting Firm by the other party. The Accounting Firm will (i) resolve the disputed items specified in the Disputed Items Notice and (ii) determine the Closing Adjustment Amount, as modified only by the resolution of such items. The determination of the Accounting Firm will be made within sixty (60) days after being selected and will be final and binding upon the parties. The fees, costs and expenses of the Accounting Firm will be borne by the Securityholders’ Representative (on behalf of the Stockholders), on the one hand, and Parent, on the other, in inverse proportion as each party may prevail (based on the disputed items as resolved by the Accounting Firm as compared to the disputed items proposed by such party), as determined by the Accounting Firm, or, if the Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne and paid 50% by the Securityholders’ Representative (on behalf of the Stockholders) and 50% by Parent. The Closing Adjustment Amount, as finally determined pursuant to Section 2.10(c), Section 2.10(d) or this Section 2.10(e), shall be referred to herein as the “Final Closing Adjustment Amount”.

(f) In the event that the Estimated Closing Adjustment Amount exceeds the Final Closing Adjustment Amount (the amount of such excess, the “Closing Adjustment Amount Overpayment”), the Closing Adjustment Amount Overpayment shall be owed to Parent, and Parent shall be entitled to recover an amount equal to the Closing Adjustment Amount Overpayment from the Escrow Amount. The Securityholders’ Representative and Parent shall execute a joint instruction to the Escrow Agent instructing the Escrow Agent to release an amount equal to such excess within five (5) Business Days after the determination of the Final Closing Adjustment Amount and the Escrow Agent shall make the payment of such amounts to Parent within five (5) Business Days of its receipt of such joint instruction. If the Escrow Amount is not sufficient to satisfy the amount of the Closing Adjustment Amount Overpayment, then Parent shall be entitled to recover any shortfall directly from the Indemnifying Parties, in each case with respect to their Pro Rata Portion of such shortfall, and each such Indemnifying Party shall promptly, and in no event later than ten (10) Business Days after receipt of notice of its obligation with respect to such amount, wire transfer to Parent an amount of cash equal to the amount so owed by such Indemnifying Party. In the event that the Final Closing Adjustment Amount exceeds the Estimated Closing Adjustment Amount (the amount of such excess, the “Closing Adjustment Amount Underpayment”), the Closing Adjustment Amount Underpayment shall be owed to the Indemnifying Parties in respect of their shares of Company Capital Stock (other than Company

Restricted Stock held by Stockholders other than Deferred Merger Consideration Employees) and Eligible Company Options. In such case, Parent shall deliver, within five (5) Business Days after the determination of the Final Closing Adjustment Amount, cash and Parent Shares to the Paying Agent and, in the case of the holders of Eligible Company Options who are not Non-Employee Optionholders, the Surviving Company, who shall disburse within five (5) Business Days of its receipt thereof such amount to the Indemnifying Parties in accordance with each such Person’s Pro Rata Portion (with the amount payable to each Person to be paid in the same mix of cash and stock payable to such Person at the Closing in accordance with clauses (ii) through (iv) of Section 2.6(a) and Section 2.7(a), and with the Parent Shares to be so distributed valued at the Parent Share Price).

(g) The Securityholders’ Representative and its accountants, lawyers and representatives will, upon reasonable advance notice, be given reasonable access to (and, subject to the confidentiality provisions set forth in Section 6.3, shall be allowed to make copies of) the relevant financial Books and Records, in each case in connection with the determination of the Final Closing Adjustment Amount in accordance with this Section 2.10.

(h) Notwithstanding anything to the contrary contained herein, for purposes of determining the Final Closing Adjustment Amount and the Closing Adjustment Amount Overpayment or Closing Adjustment Amount Underpayment, as the case may be, the procedures set forth in this Section 2.10, and not those set forth in Article VII, shall control.

2.11 Withholding. Parent, the Paying Agent, the Escrow Agent and the Surviving Company shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, such amounts that are required to be deducted or withheld therefrom under any provision of federal, state, local or non-U.S. Tax Law, and the recipient of any such payment shall use commercially reasonable efforts to provide the applicable withholding agent with all necessary Tax forms, including, without limitation, an original and duly executed IRS Form W-9 or appropriate version of IRS Form W-8, as applicable. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.12 Escrow Account; Expense Amount.

(a) Promptly following the Closing, Parent shall deposit the Escrow Amount in an escrow account with the Escrow Agent (the “Escrow Account”), which amounts shall not become payable as of the Closing Date but shall instead be paid in accordance with, and subject to the provisions of, Article VII hereof and the Escrow Agreement. The Escrow Amount shall constitute partial security for the purchase price adjustments under Section 2.10 and the indemnification obligations of the Indemnifying Parties under Article VII and shall be available as a source of recovery for Parent Indemnified Parties for Losses for which they are entitled to be indemnified and held harmless pursuant to Article VII. The Escrow Amount shall be withheld from the amounts payable to Indemnifying Parties pursuant to clauses (ii) through (iv) of Section 2.6(a) and Section 2.7(a), and with respect to each Indemnifying Party, the amount so withheld will equal such Indemnifying Party’s Pro Rata Portion of the Escrow Value. The amounts withheld with respect to shares of Company Preferred Stock shall be comprised of cash and Parent Shares, with the amount so withheld to be in the same mix as the amounts payable with respect to the Per Share Preferred Cash Amount and Per Share Preferred Stock Amount (with the Parent Shares valued at the Parent Share Price). The amounts withheld with respect to shares of Company Capital Stock and Eligible Options held by Deferred Merger Consideration Employees will be withheld from the cash portion of the Merger Consideration payable to such Deferred Merger Consideration Employees pursuant to Section 2.6(a)(iv) and Section 2.7(a). Parent shall pay all of the fees and expenses associated with the hiring and retention of the Escrow Agent. The Escrow Amount shall be held in escrow and shall be available to satisfy the indemnification obligations described in Article VII. Except to the extent forfeited in connection with an indemnity claim pursuant to Article VII, the Parent Shares transferred to the Escrow Account shall be treated by Parent and its Affiliates as issued and outstanding capital stock of Parent, and the applicable Indemnifying Party will be shown as the record holder, will be entitled to exercise voting rights, and will be entitled to receive dividends (other than non-taxable stock dividends, which shall be withheld by Parent and included as part of the Escrow Account), in each case with respect to such Parent Shares. Parent shall be treated as owner of cash in the Escrow Account for Tax purposes prior to disbursement and that all interest on or other taxable income, if any, earned from the investment of such cash in the Escrow Fund pursuant to this Agreement shall be treated for tax purposes as earned by Parent provided that the Escrow Agent is hereby authorized and directed to distribute to Parent (i) within thirty (30) days after the end of each quarter, and (ii) upon any final release of cash held in the Escrow Fund, an amount equal to forty five (45) percent of all interest or other taxable income earned on the Escrow Fund during such quarter (for purposes of clause (i)) or during the portion of the year ending on the date of release (for purposes of clause (ii)), as applicable. It is intended that the cash in the Escrow Account will qualify for installment sale reporting under Section 453 of the Code. Subject to Section 7.5, any payments to be made out of the Escrow Account for the benefit of the Stockholders shall be made to the Paying Agent who shall disburse such amounts to such Stockholders in accordance with each such Stockholder’s Pro-Rata Portion of such payments and any payments to be made out of the Escrow Account for the benefit of holders of Eligible Company Options shall be made to the Surviving Company which shall disburse such amounts to the holders of Eligible Company Options in accordance with each such holder’s Pro-Rata Portion.

(b) Promptly following the Closing, Parent shall deposit, on behalf of the Indemnifying Parties, the Expense Amount to the Securityholders’ Representative, which will be used for the purposes of paying directly, or reimbursing the Securityholders’ Representative for, any third party expenses pursuant to this Agreement and any agreements ancillary hereto. The Expense Amount shall be withheld from the cash portion of the amounts payable to Indemnifying Parties pursuant to clauses (ii) through (iv) of Section 2.6(a) and Section 2.7(a), and with respect to each Indemnifying Party, the amount so withheld will equal such Indemnifying Party’s Pro Rata Portion of the Expense Amount. The Indemnifying Parties will not receive any interest or earnings on the Expense Amount and irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Representative will not be liable for any loss of principal of the Expense Amount other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholders’ Representative’s responsibilities, the Securityholders’ Representative will deliver any remaining balance of the Expense Amount to the Paying Agent and the Surviving Company, as applicable, for further distribution to the Indemnifying Parties. For tax purposes, the Expense Amount will be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of Closing.

2.13 Tax Consequences. The First Merger and the Second Merger together are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”). The parties to this Agreement shall prepare all Returns consistent with the foregoing Intended Tax Treatment and shall not take any Tax position which is inconsistent with the Intended Tax Treatment, unless (a) there is a contrary assessment or determination made by a Tax Authority upon audit or (b) there is a Reporting Exception Event. For purposes of this Agreement, a “Reporting Exception Event” means any of the following: (i) a change in applicable Law after the date hereof, (ii) any inaccuracy in or breach of any representation or warranty contained in Section 3.11(b)(xx), (iii) existence of Dissenting Shares, (iv) payment of consideration pursuant to this Agreement in a manner inconsistent with Schedule 2.13 or (v) a modification of this Agreement described in Treasury Regulations Section 1.368-1(e)(2)(ii)(B) in each case that Parent reasonably determines, after consultation with (A) its nationally recognized Tax advisors and (B) the Company, before the Closing, or the Securityholders’ Representative, after the Closing, does not permit Parent, the Company or any of their Subsidiaries, as applicable, to file a Return or otherwise take a Tax position consistent with the Intended Tax Treatment.

2.14 Taking of Necessary Action; Further Action. If at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the First Step-Surviving Company, then the officers and directors of the Surviving Company are hereby authorized, empowered and directed in the name of and on behalf of the First Step-Surviving Company to execute and deliver any and all things and to take such action as is necessary or desirable to vest or to perfect or confirm title to such property or rights in the Surviving Company, and otherwise to carry out the purposes and provisions of this Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to each of Parent and MergerCos, subject to such exceptions as are specifically disclosed in the disclosure schedule (which disclosure shall reference the appropriate section and subsection numbers of this Article III to which such exceptions apply, provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is reasonably clear on the face of such disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section or subsection), supplied by the Company to Parent and MergerCos and dated as of the date hereof (the “Disclosure Schedule”), on the date hereof and as of the Closing, as though made at the Closing (provided, however, that, notwithstanding the foregoing, such representations and warranties that are made as of a particular date or during a particular period shall be made only at and as of such date or during such period) as follows:

3.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation or other appropriate form of local jurisdiction entity to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the Company’s business as currently conducted, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Disclosure Schedule lists the directors and officers of each Company Entity as of the date hereof.

(c) Section 3.1(c) of the Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of every state or foreign jurisdiction in which each Company Entity has employees or facilities or otherwise has conducted its business since inception (specifying the existence of employees or facilities in each such state or jurisdiction).

(d) The operations now being conducted by the Company Entities are not now and have never been conducted under any other name.

(e) The Company has made available true, complete and correct copies of the organizational documents (including its Certificate of Incorporation and Bylaws, as applicable) of the Company Entities, each as amended to date and in full force and effect, to Parent, and no amendments to any such organizational documents have been approved or proposed other than the amendments to the Certificate of Incorporation contemplated by the Company Charter Amendment (collectively and respectively, the “Charter Documents”). No Company Entity is in violation of any provisions of its Charter Documents, and no changes thereto are pending other than the amendments to the Certificate of Incorporation contemplated by the Company Charter Amendment.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 14,924,818 shares are issued and outstanding as of the date hereof and (ii) 30,638,717 shares of Company Preferred Stock, of which (A) 16,666,663 shares are designated as Series A Preferred Stock, 16,666,663 of which are issued and outstanding as of the date hereof and (B) 13,972,054 shares are designated as Series B Preferred Stock, 12,779,576 of which are issued and outstanding as of the date hereof. As of the date hereof, the Company Capital Stock is held by the Persons with the domicile addresses (to the extent available) set forth in Section 3.2 of the Disclosure Schedule, which further sets forth for each such Person the number of shares of Company Capital Stock held by such Person and the number of the applicable stock certificates representing such shares. The shares of Company Capital Stock set forth in Section 3.2 of the Disclosure Schedule constitutes all of the issued and outstanding shares of capital stock of the Company as of the date hereof. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company’s Charter Documents, or any agreement to which the Company is a party or by which it is bound. There are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding as of the date hereof. The Company Preferred Stock is convertible into Company Common Stock on a 1:1 ratio.

(b) All outstanding shares of Company Capital Stock have been validly issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Laws, including federal and state securities Laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder) in accordance with any right of first refusal, preemptive right, or similar right or limitation to which the Company is a party, including those in the Charter Documents of the Company.

(c) Except for the Company Option Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement providing for equity compensation to any Person. True and complete copies of all agreements and instruments relating to or issued under the Company Option Plans have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof or agreements made available to Parent. Other than the Company Options, there is no outstanding or authorized stock option, stock appreciation, phantom stock, profit participation, or other similar right with respect to the Company, or any Contract to grant or issue any of the foregoing. The Company has reserved 7,175,465 shares of Company Common Stock for issuance under the Company Option Plans as of the date hereof, of which, as of the date hereof (i) 3,808,375 Company Options are outstanding, (ii) 3,019,500 shares have been issued upon the exercise of Company Options granted under the Company Option Plan, (iii) 2,329,500 shares have been issued in the form of restricted stock granted under the Company Option Plans, and (iv) 524,779 shares remain available for future grant. Section 3.2(c)(i) of the Disclosure Schedule sets forth, as of the date of this Agreement, for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder (to the extent available), the type and number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, the date of grant of such option, the expiration date of such option, the vesting schedule for such option, including the extent vested to date and whether (and to what extent) the vesting of such option is subject to acceleration as a result of the transactions contemplated by this Agreement or for any other reason and whether such option is a nonstatutory option or qualifies as an “incentive stock” option as defined in Section 422 of the Code. All Company Options have been granted in compliance with all applicable Laws. No Company Options have been granted with a per share exercise price less than the fair market value of a share of the Company’s capital stock underlying such option on the date of grant, other than a Company Option granted to an individual who is not, and since the grant of such Company Option has not been, subject to taxation in the United States.

(d) Except as contemplated hereby in connection with the First Merger, there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of any Company Common Stock.

3.3 Subsidiaries. Each Subsidiary of the Company is a corporation or other appropriate form of local jurisdiction entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation or other appropriate form of local jurisdiction entity to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the business as currently conducted. Section 3.3 of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company, indicating the record and beneficial owner of all of its issued and outstanding shares of capital stock or other Equity Interests. The Company does not directly or indirectly own or control any Equity Interest or similar interest in, or any interest convertible into or exchangeable or exercisable for, any Equity Interest or similar interest in, any Person, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person. All of the outstanding Equity Interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable (to the extent such concept exists under the Law of the jurisdiction of organization or formation of such Subsidiary of the Company), and is free of any encumbrance, preemptive rights and put or call rights created by Law, the organization documents of such Subsidiary of the Company, or any Contract to which such Company Entity is a party or by which it is bound or of which it has knowledge. The entire shareholding interest in the India Subsidiary has been acquired by the Company and the other current shareholder in compliance in all material respects with Indian Exchange Control Regulations, and all filing, reporting, and other applicable obligations under Indian Exchange Control Regulations in relation to the above acquisition have been duly completed.

3.4 Authority and Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and any Related Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is or will be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, except for obtaining the Requisite Stockholder Approval, and, except for obtaining the Requisite Stockholder Approval, no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is or will be a party and the transactions contemplated hereby and thereby. This Agreement, the First Merger and the Company Charter Amendment have been unanimously approved by the Board in a manner that complies with the DGCL. This Agreement and each of the Related Agreements to which the Company is or will be a party, upon execution will be, duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute or upon delivery or execution will constitute the valid and binding obligations of the Company, enforceable against the Company, in accordance with their respective terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party or will become a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, result in any violation of, any default or event of default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in any Lien on the material properties or material assets of any Company Entity under (any such event, a “Company Conflict”), (a) any provision of the Charter Documents, (b) any Material Contract, or (c) any Law or Order applicable to any of the Company Entities or any of their respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c), where such Company Conflict would not reasonably be expected to be material to the Company Entities, taken as a whole. Section 3.5 of the Disclosure Schedule sets forth all necessary consents, notices, waivers and approvals of parties to any Material Contract, as are required thereunder in connection with the Mergers for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Second Effective Time, except in each case as would not reasonably be expected to be material to the Company Entities, taken as a whole. Following the Second Effective Time, the Surviving Company or the applicable Subsidiary of the Company will be permitted to exercise all of the rights under the Material Contracts to which the Company (in the case of the Surviving Company) or such Company Subsidiary, as applicable, is party as of immediately prior to the Second Effective Time, without the payment of any additional amounts or consideration other than (1) any amounts that are required to be paid by the express terms of such Material Contracts, (2) any amounts requested to be paid by any counterparty to such Material Contracts to effectuate the foregoing that are not required to be paid by the express terms of such Material Contracts, and (3) ongoing fees, royalties or payments that the applicable Company Entity would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

3.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by, or with respect to, any Company Entity in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is or will be a party, the performance by the Company of its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby and thereby (“Company Authorizations”) other than compliance with any applicable requirements of (i) the DGCL, including the filing of the Certificates of Merger, and the DLLC, (ii) the HSR Act or any other applicable Antitrust Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters in foreign jurisdictions and (iii) such other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair the Company’s ability to consummate the Merger.

3.7 Company Financial Statements; Internal Controls.

(a) Section 3.7(a) of the Disclosure Schedule sets forth true, correct and complete copies of the Company’s: (i) audited, consolidated balance sheet as of January 31, 2017, and the related audited, consolidated statements of operations, statements of stockholders’ deficit, statements of cash flows and footnotes thereunder as required under GAAP for the twelve (12) months then ended (the “2017 Financials”); and (ii) the unaudited, consolidated balance sheet as of July 31, 2017 (the “Balance Sheet Date”) and the related unaudited, consolidated statement of operations, statement of stockholders’ deficit, statement of cash flows and footnotes thereunder as required under GAAP for the six (6) months then ended (the “Interim Financials”). The 2017 Financials and the Interim Financials (collectively referred to as the “Financial Statements”) have been, and the Required Financials will be, prepared in accordance with GAAP consistently applied throughout the periods indicated. The Financial Statements present, and the Required Financials will present, fairly, in all material respects, the financial condition, operating results and cash flows of the Company, taken as a whole, as of the dates and during the periods indicated therein, in conformity with GAAP. The Company’s balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b) The Company Entities maintain accurate Books and Records reflecting their respective assets and liabilities, taken as a whole, and maintain proper and adequate internal accounting controls that provide reasonable assurance, considering the stage of development of the Company (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company Entities are being made only in accordance with authorizations of management and directors of such Company Entity and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities that could have a material effect on the Financial Statements.

(c) No Company Entity or any Representative thereof received or otherwise had or obtained Knowledge of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company Entities, (ii) any instances of fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of the Financial Statements or the internal accounting controls utilized by the Company Entities, or (iii) any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of such Company Entity or its internal accounting controls, including any material complaint, allegation, assertion or claim that such Company Entity has engaged in questionable accounting or auditing practices. There have been no instances of fraud with respect to the conduct of the operations of the Company Entities by any officer or Employee, whether or not material, that occurred during any period covered by the Financial Statements and such Company Entity has not, nor has any Representative thereof, received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding fraud by any officer or Employee with respect to the conduct of the operations of the Company Entities.

3.8 No Undisclosed Liabilities. No Company Entity has any liability, Indebtedness, expense, claim, obligation, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, except for those that (a) have been reflected in the Current Balance Sheet, (b) are executory obligations under any Contract and do not arise as a result of a breach thereof by any of the Company Entities, (c) have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date, (d) constitute Transaction Expenses, Company Debt or Change In Control Payments or are reflected in the Closing Net Capital Working Amount or that otherwise are taken into account in determining the Base Purchase Price or (e) do not exceed $50,000 in any one case and $100,000 in the aggregate.

3.9 No Changes. Since the Balance Sheet Date through the date hereof, there has not been, occurred or arisen with respect to any Company Entity any:

(a) event or condition of any character that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) material transaction or commitment by any Company Entity or relinquishment of any material right by a Company Entity, except in the ordinary course of business and consistent with past practice;

(c) payment, discharge, release, waiver or satisfaction of any claim or right, or liability in an amount in excess of $20,000, in any one case, or $50,000 in the aggregate, other than payments, discharges or satisfactions in the ordinary course of business of claims, rights and liabilities properly reflected or reserved against in the Current Balance Sheet;

(d) modifications, amendments or changes to the Charter Documents, other than the Company Charter Amendment;

(e) loss of a Customer or Major Supplier of a Company Entity;

(f) destruction of, or damage to, or loss of any material assets (whether tangible or intangible) (in each case, whether or not covered by insurance);

(g) adoption of or change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, or billing and invoicing policies);

(h) adoption of or change in any Tax accounting method, making of or change in any material Tax election, settlement or compromise of any Tax claim or assessment, entering into any Tax sharing or similar agreement (other than pursuant to customary commercial contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Tax) or closing agreement in respect of Taxes, assumption of any Liability for the Taxes of any Person (whether by Contract or otherwise), amending of any Return, surrendering of any right to claim a refund of Taxes, consent to the waiver or extension of the limitations period for any Tax claim or assessment or entering into any intercompany transaction giving rise to deferred gain or loss of any kind;

(i) (i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or capital stock of any Company Entity, (ii) any split, combination or reclassification in respect of any shares of Company Capital Stock or Equity Interests of any Company Entity, (iii) any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital

Stock or capital stock of any Company Entity, or (iv) any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or capital stock of any Company Entity (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(j) sale, lease, sublease, license or other disposition of any material portion of the assets (whether tangible or intangible) or properties of any Company Entity, including the sale of any accounts receivable of a Company Entity, or any creation of any Lien in such assets or properties, other than licenses of, or Contracts to provide on a hosted basis, any Company Product, pursuant to Contracts that have been entered into in the ordinary course of business consistent with past practice;

(k) loan by a Company Entity to any Person, forgiveness by a Company Entity of any loan to any Person, incurring by any Company Entity of any Indebtedness, guaranteeing by a Company Entity of any Indebtedness, issuance or sale of any debt securities of any Company Entity or guaranteeing of any debt securities of others, except for reasonable advances to current Employees not exceeding $2,000 for business travel and other business expenses in the ordinary course of business consistent with past practice;

(l) issuance or sale, or Contract or undertaking to issue or sell by any Company Entity (i) any Equity Interests of such Company Entity or securities convertible into, or exercisable or exchangeable for, Equity Interests of such Company Entity, or (ii) any securities, warrants, options or rights to purchase any of the foregoing;

(m) (i) sale or transfer of any Company Intellectual Property Rights (other than in the ordinary course pursuant to non-exclusive licenses) or (ii) purchase of any Intellectual Property Rights of any third Person;

(n) commencement, settlement, written notice or threat of any lawsuit or proceeding or other investigation against or involving any Company Entity or any of such Person’s respective properties, assets, business or affairs;

(o) other than in the ordinary course of business consistent with past practice, (i) increase in or decrease in or other change to the salary, wage rates, bonuses, commissions, fees, fringe benefits or other compensation (including equity based compensation) payable or to become payable by a Company Entity to, or in respect of, any of its respective Employees, (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) by the Company of a notice payment, severance payment, leave approval or payment, Change in Control Payment, any other termination or employment-related payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case, to any of its Employees, (iii) written promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or (iv) adoption, termination or amendment of any Company Employee Plan, collective bargaining agreement, or any merger bonus plan or any similar plan;

(p) any action to provide for accelerated vesting or extend the post-termination exercise periods of any Company Options, except as required or permitted by this Agreement;

(q) the hiring of any individual, termination or resignation of any officer of a Company Entity, the promotion, demotion or other change to employment status or title of any officer of a Company Entity, or the resignation or removal of any member of the board of directors or similar equivalent governing body of a Company Entity;

(r) purchase or sale of any interest in real property, granting of any security interest in any real property, entry into or renewal, amendment or modification of any lease, license, sublease or other occupancy of any Leased Real Property or other real property by a Company Entity;

(s) execution of any strategic alliance, affiliate or joint marketing arrangement or Contract by a Company Entity; and

(t) Contract or commitment by a Company Entity, or any officer or Employee on behalf of such Company Entity, to do any of the things described in the preceding clauses (a) through (w) of this Section 3.9 (other than negotiations with Parent and its Representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

3.10 Accounts Receivable.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a list of all accounts receivable of the Company Entities, whether billed or unbilled, as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since original invoice, and indicating the amounts of allowances for doubtful accounts. None of such accounts receivable have been reinvoiced since the original invoice date.

(b) All of the accounts receivable, whether billed or unbilled, of the Company Entities arose in the ordinary course of business, consistent with past practices, are carried at net realizable values and do not represent obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement.

(c) All of the accounts receivable, whether billed or unbilled, of each Company Entity arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. None of the accounts receivable of the Company Entities is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company does not have, as of the date of this Agreement, any Knowledge of any specific facts or circumstances that would reasonably be expected to give rise to any such claim. None of the accounts receivable of the Company is contingent upon the performance by the Company of any obligation or Contract and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Any allowance for doubtful accounts provided for in the Financial Statements are adequate and have been established in accordance with GAAP.

3.11 Taxes.

(a) Definition of Taxes. For all purposes of this Agreement, the term “Tax” or, collectively, “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains taxes, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, estimated, environmental, alternative minimum, withholding, payroll, recapture, employment, unclaimed property or escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) Each Company Entity has (A) prepared and timely filed all income and other material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (including any amendments thereof or attachments or schedules thereto or claims for refund) or other information required to be supplied to any Tax Authority (“Returns”) required to be filed by it and such Returns are true, complete and correct in all material respects and have been completed in accordance with applicable Law in all material respects and (B) timely paid all Taxes it is required to pay (whether or not shown on a Return).

(ii) Each Company Entity has duly reported, withheld, and remitted, as applicable, with respect to their respective Employees, stockholders and other third Persons, all employment, withholding and similar Taxes.

(iii) There is no Tax deficiency outstanding, assessed or proposed in writing against any Company Entity, nor has any Company Entity executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension remains outstanding.

(iv) No audit or other examination of any Return of any Company Entity is presently in progress, nor has any Company Entity been notified in writing of any request for such an audit or other examination, and the Company has no Knowledge that any such action or proceeding is being contemplated. No written claim has ever been made that a Company Entity is or may be subject to taxation in a jurisdiction where it does not file Returns. No adjustment relating to any Return filed by any Company Entity has been proposed in writing by any Tax Authority to any Company Entity or any representative thereof, which adjustment remains outstanding. No Company Entity is a party to or bound by any closing or other Contract or ruling with any Tax Authority. No power of attorney granted by any Company Entity with respect to any Taxes is currently in force.

(v) No Company Entity has any liabilities for unpaid Taxes as of the Balance Sheet Date which have not been accrued or reserved on the Current Balance Sheet in accordance with GAAP, and no Company Entity has incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) The Company has made available to Parent copies of all federal and state income and other material Returns for each Company Entity filed for all periods for which the applicable statute of limitations has not expired.

(vii) There are (and immediately following the Closing there will be) no Liens on the assets of any Company Entity relating or attributable to Taxes, other than Permitted Liens.

(viii) The Company is not and has not been during the period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) No Company Entity has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(x) No Company Entity has engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b).

(xi) No Company Entity has (A) ever been a member of an affiliated group filing a consolidated federal income Return (other than a group the common parent of which is the Company), (B) ever been a party to or bound by, or had any obligation under, any Tax sharing, indemnification or allocation agreement (other than pursuant to customary commercial contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Tax), nor does the Company owe any amount under any such agreement, (C) any Liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract (other than pursuant to customary commercial contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Tax), by operation of Law, or otherwise, or (D) ever been a party to any joint venture, partnership or other agreement that would be treated as a partnership for Tax purposes.

(xii) Each Company Entity is (and always has been) treated as a C corporation for U.S. federal income tax purposes and has comparable status under the Laws of any state, local or non-U.S. jurisdiction in which it is required to file any Return.

(xiii) No Company Entity will be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made on or prior to the Closing Date or use of an improper method of accounting in a Pre-Closing Tax Period, (B) closing agreement under Section 7121 of the Code (or similar provision of applicable Law) executed on or prior to the Closing Date, (C) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or similar provision of applicable Law) in connection with a transaction consummated on or prior to the Closing Date (or similar provision of applicable Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) election under Code Section 108(i) made prior to the Closing.

(xiv) Each Company Entity uses the accrual method of accounting for income Tax purposes.

(xv) No Company Entity is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that other country.

(xvi) To the Knowledge of the Company, none of the shares of Company Common Stock are “covered securities” under Treasury Regulations Section 1.6045-1(a)(15). In the event that any shares of Company Common Stock are “covered securities,” Section 3.11(b)(xvi)) of the Disclosure Schedule sets forth, to the Knowledge of the Company, the cost basis and date of issuance of such shares or securities.

(xvii) The Company has received, from each employee or former employee of the Company who holds stock that is subject to a substantial risk of forfeiture as of the date hereof, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and, to the Company’s Knowledge, such elections were validly made and filed with the IRS in a timely fashion.

(xviii) The Company does not derive more than fifty percent (50%) of its value from assets located in India and the execution and delivery of this Agreement and any Related Agreement to which any Company Entity is a party or the consummation of the Mergers and the other transactions contemplated hereby and thereby do not give rise to any withholding tax obligations in the Republic of India.

(xix) No non-U.S. Subsidiary of the Company has: (A) recognized or is expected to recognize any material amount of “subpart F income” as defined in Section 952 of the Code, (B) been a “passive foreign investment company” within the meaning of Section 1297 of the Code with respect to the Company or (C) investments in “United States property” within the meaning of Section 956 of the Code. No non-U.S. Subsidiary of the Company owns (or has ever owned) any interest in “United States real property” within the meaning of Section 897 of the Code. Each Company Entity has filed all material reports and has created and/or retained all material records required under Sections 6038, 6038B, 6038C, 6046 and 6046A of the Code. No Company Entity is party to a gain recognition agreement under Section 367 of the Code.

(xx) No Company Entity has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Company is not and has not been a party to a transaction or Contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. All applicable transfer pricing rules have been complied with in all material respects.

(d) Loss of Compensation Deduction. There is no Contract, Employee Agreement or Company Employee Plan to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.

(e) Section 280G. None of the Company or any of its ERISA Affiliates has made any payment or provided any benefit to any Employee and is a party to a Contract, agreement or arrangement with any Employee to make any payment or provide any benefit, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that would not be deductible under Section 280G of the Code. There is no agreement, plan, arrangement or other Contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code. Section 3.11(e) of the Disclosure Schedule lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof.

(f) 409A Compliance. Each Employee Agreement or Company Employee Plan is in material documentary and operational compliance with Section 409A of the Code or exempt therefrom. There is no Contract, Employee Agreement or Company Employee Plan to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which individually or collectively would require the Company or any of its Affiliates to pay a Tax gross up payment to any Employee for Tax-related payments under Section 409A of the Code. No payment to be made under any Company Employee Plan or Employee Agreement is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

3.12 Title to Properties; Absence of Liens; Condition of Business Tangible Property .

(a) None of the Company Entities own, or have ever owned, any real property.

(b) Section 3.12(b) of the Disclosure Schedule sets forth a list of all lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property currently leased, subleased or licensed by or from any of the Company Entities or otherwise used or occupied by any of the Company Entities (the “Leased Real Property”), including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Lease Agreements”); and there are no other Lease Agreements affecting the Leased Real Property or to which any Company Entity is bound. No rent with respect to any Leased Real Property is past due. No Company Entity has received notice of early termination of any Lease Agreement. The Closing will not affect the enforceability against any Person of any Lease Agreement or the rights of any Company Entity to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. Each Company Entity currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. No Company Entity owes brokerage commissions or finder’s fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Company has made available to Parent true, correct and complete copies of all Lease Agreements. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived, except as described in Section 3.12(c) of the Disclosure Schedule and shown in the copies of the Lease Agreements that have previously been made available by the Company to Parent. No Company Entity has transferred or assigned any interest in any such Lease Agreement and the Company has not subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.

(d) To the Knowledge of the Company, each Leased Real Property and all of its operating systems are in good operating condition and repair, ordinary wear and tear excepted, and is suitable for the conduct of the business of any of the Company Entities as presently conducted.

(e) Each Company Entity has, and upon the consummation of the transactions contemplated hereby will continue to have, good and valid title to, or, in the case of Leased Real Property and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in and/or necessary for the conduct of the business of such Company Entity as currently conducted, free and clear of any Liens, other than Permitted Liens.

3.13 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Company Intellectual Property Rights” means any and all Intellectual Property Rights that are owned or purported to be owned by any Company Entity.

(ii) “Company Products” means all products and services (1) which are currently developed or manufactured by the Company, and made commercially available, marketed, distributed, sold, or licensed to any other Person by the Company (“Current Products”) or (2) which is currently under development by the Company and which the Company intends to make commercially available, market, distribute, sell or license to any other Person within twelve (12) months after the date hereof in their state of development as of the date hereof (“Future Products”).

(iii) “Generally Commercially Available Code” means any generally commercially available software licensed to any Company Entity in object code form or on standard non-negotiated terms, or available for a cost of not more than $30,000 per year in the aggregate for all users and work stations; provided that Generally Commercially Available Code shall exclude any Software that the Company incorporates into, integrates or bundles with any Company Product.

(iv) “Intellectual Property Rights” means any or all rights in the following, in each case throughout the world: (a) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries including without limitation invention disclosures (“Patents”); (b) all trade secrets and other rights in know-how and confidential or proprietary information; (c) all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (“Moral Rights”) and all other rights associated with works of authorship, including copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto (collectively, “Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (f) all World Wide Web addresses and domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications and registrations therefor (“Domain Names”); (g) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); and (h) any similar, corresponding or equivalent rights to any of the foregoing.

(v) “Open Source Software” means all Software or other Technology that is distributed as “open source software” or “free software” or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that meet the definition of “open source” promulgated by the open source initiative. Open Source Software includes, without limitation, any software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

(vi) “Personally Identifiable Information” means any information that alone or in combination with other information held by or on behalf of the Company identifies or can be used to specifically identify a natural person, including but not limited to a natural person’s name, street address, telephone number, e-mail address, IP address, photograph, social security number, driver’s license number, passport number, credit or debit card number, customer or financial account number or any similar information that is treated as personally identifiable information under any applicable Laws.

(vii) “Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority or other public legal authority at any time anywhere in the world.

(viii) “Technology” means any or all of the following (a) works of authorship including algorithms, diagrams, formulae, libraries, subroutines, user interfaces, architecture, schematics, configurations and documentation, (b) APIs and computer programs, whether in source code or in executable code form (“Software”), (c) inventions (whether or not patentable), discoveries and improvements, (d) proprietary and confidential information, trade secrets and know how, (e) databases, data compilations and collections and financial and technical data, (f) trade dress and Trademarks (including brand names, product names, logos and slogans), (g) domain names, web addresses and sites, (h) methods, protocols, techniques and processes, (i) devices, prototypes, designs and schematics, and (f) other forms of technology (whether embodied in any tangible forms and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

(b) Registered Intellectual Property. Section 3.13(b) of the Disclosure Schedule (i) lists all Registered Intellectual Property that is owned by, purported to be owned by, exclusively licensed to or held in the name of any Company Entity (“Company Registered Intellectual Property”) including any application, registration or serial numbers, and (ii) lists any actions that must be taken by any Company Entity within ninety (90) days after the date of this Agreement with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) lists any proceedings or actions before any court or tribunal (excluding ordinary course examination proceedings before the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which the validity, enforceability, or scope of the Company Registered Intellectual Property is being challenged. All registration, maintenance and renewal-related actions (including the payment of fees or the filing of any documents or certificates) due as of the date hereof in connection with such Company Registered Intellectual Property have been timely paid, and all documents and certificates required to be filed as of the date hereof in connection with such Company Registered Intellectual Property have been timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, to the extent required to maintain such Company Registered Intellectual Property in full force and effect. No Company Entity has claimed “small business status” in the application for or registration of any Registered Intellectual Property Rights.

(c) Transferability of Company Intellectual Property. All Company Intellectual Property Rights as of the date hereof are fully transferable to Parent by the Company, and without restriction and without payment of any kind to any Person.

(d) Validity. To the Knowledge of the Company, the Company Registered Intellectual Property, as of the date hereof, is not invalid or unenforceable. Without limiting the foregoing, no Company Entity has misrepresented, or failed to disclose, any facts or circumstances in any application for Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise materially and adversely affect the validity or enforceability of any Company Registered Intellectual Property.

(e) Title to Company Intellectual Property Rights. The Company, or another Company Entity, as applicable, is the sole and exclusive owner of all Company Intellectual Property Rights, free and clear of any Liens other than non-exclusive licenses granted in the ordinary course of business. No Company Entity has granted any rights to bring a claim or suit against a third Person for infringement or misappropriation of the Company Intellectual Property Rights to any third Person. The Company has not transferred to any third Person ownership of any Intellectual Property Rights that were, at the time, material Company Intellectual Property Rights. No Intellectual Property Rights that are or were, at the time, material Company Intellectual Property Rights have been permitted to lapse or enter into the public domain, except with respect to any Company Registered Intellectual Property that expired at the end of its term, or which the Company decided, in its ordinary business discretion, to abandon. No Company Intellectual Property Rights or Company Product is subject to any claim, proceeding or outstanding decree, order, judgment, or stipulation of a Governmental Entity, to which the Company is a party, restricting in any material manner, the use, transfer, or licensing thereof by any Company Entity, or which may materially and adversely affect the validity or enforceability of such Company Intellectual Property Rights or Company Product.

(f) Third Party Intellectual Property Rights. Section 3.13(f) of the Disclosure Schedule sets forth all Contracts, in effect as of the date hereof, under which any Company Entity is granted any right under any Intellectual Property Rights of any other Person, with respect to Technology of any other Person, which is material to the Company Entities (collectively, “Inbound Licenses”), other than (i) licenses for Open Source Software, (ii) licenses for Generally Commercially Available Code, and (iii) licenses granted pursuant to Contracts with employees and consultants of any Company Entity in substantially the form of Agreements as made available to Parent.

(g) Standard Form Agreements. Copies of the Company’s standard form(s) of non-disclosure agreement and the Company’s standard form(s) of non-exclusive licenses of, or agreements to provide on a hosted basis, any Company Product to customers (collectively, the “Standard Form Agreements”) are attached to Section 3.13(g) of the Disclosure Schedule.

(h) Outbound License Agreements. Other than (i) non-disclosure agreements and (ii) non-exclusive licenses of, or agreements to provide on a hosted basis, any Company Product to customers pursuant to agreements that do not materially deviate from the corresponding Standard Form Agreement, Section 3.13(h) of the Disclosure Schedule lists all Contracts, in effect as of the date hereof, under which any Company Entity has licensed or assigned to any third Person any Company Intellectual Property Rights (“Outbound Licenses”).

(i) No Infringement by the Company. The operation of the business of each Company Entity as it is currently conducted, including the design, development, use, advertising, promotion, marketing, licensing and/or sale of any Company Product by the Company Entities, does not infringe or misappropriate and will not infringe or misappropriate, when conducted in the same manner by Parent following the Closing, any Intellectual Property Rights of any third Person, violate any right (including any right to privacy or publicity) of any third Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction. As of the date hereof, no Company Entity has received written notice from any Person claiming that such operation or any Company Product infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any specific facts that would form a reasonable basis therefor). This Section 3.13(i) sets forth the sole and exclusive representations and warranties of the Company Entities regarding the infringement or misappropriation of the Intellectual Property Rights of any Person.

(j) Restrictions on Business. No Company Entity is a party to any Contract or Order, in effect as of the date hereof, (A) prohibiting any Company Entity from engaging or participating, or competing with any other Person, in any line of business, market or geographic area, (B) pursuant to which any Company Entity grants most favored nation pricing or other similar rights or terms to any Person, or (C) pursuant to which any Company Entity grants exclusive sales, distribution, marketing, license or other exclusive rights, rights of refusal, or rights of first negotiation or other similar rights or terms to any Person. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of Law or otherwise of any Inbound Licenses or Outbound Licenses to which any Company Entity is a party, will, pursuant to any Contract to which any Company Entity is a party, result in: (i) Parent granting to any third Person any right to or with respect to any Intellectual Property Rights owned by Parent, (ii) Parent, or any of its Subsidiaries (other than any Company Entity), being bound by, or subject to, any non-compete or other material restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iv) Parent or any of its

Subsidiaries, (other than any Company Entity) being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by any Company Entity in the absence of this Agreement or the transactions contemplated hereby, other than increased royalties or license fees related to an increased number of licensed seats or other increased usage.

(k) No Third Party Infringement. To the Knowledge of the Company, no Person is violating, infringing or misappropriating any material Company Intellectual Property Rights.

(l) Proprietary Information Agreements. Copies of each Company Entity’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and each Company Entity’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been made available to Parent. All (1) current and former employees and (2) current and former consultants or independent contractors, in each case, who have been involved in the creation or development of any Company Product or material Company Intellectual Property Rights for any Company Entity have, effective as of the commencement of such employee’s, consultant’s or individual contractor’s engagement with the Company, signed agreements substantially in form of Employee Proprietary Information Agreement or Consulting Proprietary Information Agreement, as applicable, or other agreements made available to Parent assigning all of their rights therein to the Company. Without limiting the foregoing, no current or former employee or consultant made any claims to the Company in writing alleging such employee or consultant owns any Company Intellectual Property Rights. Without limiting the foregoing, all founders of the Company who have been involved in the creation or development of any Company Product or material Company Intellectual Property Rights have signed agreements substantially in form of Employee Proprietary Information Agreement or other agreements assigning all of their rights therein to the Company.

(m) No Government Funding. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Company Intellectual Property Right or Company Product. To the Knowledge of the Company, no Employee, who has been involved in the creation or development of any Company Product or material Company Intellectual Property Rights for any Company Entity, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Employee was also performing services for such Company Entity. No Governmental Authority has any march-in-rights with respect to any material Company Intellectual Property Rights.

(n) Open Source Software. Section 3.13(n) of the Disclosure Schedule sets forth the Black Duck report (the “Black Duck Report”) delivered to the Company by Black Duck following Black Duck’s scan of the Software delivered by the Company to Black Duck for the purposes of Black Duck performing a scan for Open Source Software. The Black Duck Report sets forth all Open Source Software that is incorporated into any Current Product and does not contain any material inaccuracy. No Company Entity has used Open Source Software in any manner that (A) requires the disclosure or redistribution in source code form of any Company Product that is Software (other than such Open Source Software), (B) requires the licensing of any Company Product that is Software (other than such Open Source Software), for the purpose of making derivative works, or (C) imposes any restriction on the consideration to be charged for the distribution of any Company Product that is Software (other than such Open Source Software), except as would not be material to the Company Entities taken as a whole. With respect to any Open Source Software that is used by any Company Entity in the operation of its business and is incorporated into, integrated or bundled with, or linked with any Company Product, such Company Entity, as applicable, is in material compliance with the applicable license terms with respect thereto. The Company does not distribute any Company Products into which the Company has incorporated Open Source Software.

(o) Source Code. No Company Entity is a party to any Contract, pursuant to which such Company Entity has disclosed, delivered or licensed to any Person, or agreed to disclose, deliver or license to any Person, any source code for any Company Product, and no Person has any right, contingent or otherwise, pursuant to any Contract to which a Company Entity is a party, to obtain access to or use any such source code. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment or transfer to Parent, by operation of Law or otherwise, of any Company Intellectual Property Rights, will, pursuant to any Contract to which any Company Entity is a party, result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Product to any Person.

(p) Personally Identifiable Information. Section 3.13(p) of the Disclosure Schedule describes the types of Personally Identifiable Information and customer-submitted data collected (and the process by which such information is collected) by the Company, in the ordinary course of business, through any Internet websites, mobile applications and online services owned, maintained and operated by the Company as of the date hereof (such sites, collectively, “Company Sites”), and through any Company Product (such customer-submitted data, the “Customer Data”), including the types of Personally Identifiable Information and Customer Data, and the method of collection for each and also contains each current Employee Privacy Policy and customer-facing Privacy Policy in use by the Company (each, a “Company Privacy Policy”) and identifies with respect to each Company Privacy Policy, the date since which such policy was or has been in effect. To the Knowledge of the Company, the Company is in material compliance with each Company Privacy Policy, and all applicable Laws, relating to (i) the privacy of users of any Company Site or Company Product, (ii) the collection, storage, transfer, retention, disposal and any other processing by the Company of any Personally Identifiable Information and Customer Data collected by the Company, or (iii) the transmission of unsolicited communications, messages and/or telephone calls (collectively, the “Privacy and Security Requirements”).

(q) Protection of Personally Identifiable Information. The Company has taken commercially reasonable steps to protect the security of the Personally Identifiable Information and Customer Data collected by the Company (collectively, “Company Data”) against unauthorized access, modification, or disclosure or other material misuse. The Company has maintained measures with respect to technical and physical security to protect the security of the Company Data from access by unauthorized Persons, or access by authorized Persons that exceeds the Person’s authorization in a manner that violates the Privacy and Security Requirements. The Company provides security training to its Employees. To the Knowledge of the Company, there is no complaint to, or any audit, proceeding, investigation, or claim against, the Company initiated by (i) any private Person, (ii) the United States Federal Trade Commission, any state attorney general or similar state official, or (iii) any other Governmental Authority, foreign or domestic, with respect to the security of Company Data or the compliance of the Company with the Privacy and Security Requirements. Except as otherwise set forth in Section 3.13(q) of the Disclosure Schedule, all Customer Data is and has at all times been stored in the U.S. There has been no unauthorized access to, breach in security of and/or other material misuse of any Company Data, nor has there been any breach in security of any IT Systems on which any Company Data is stored.

(r) Products. Section 3.13(r) of the Disclosure Schedule contains a complete and accurate list of all Company Products.

(s) Bugs. The Company has made available to Parent the Company’s current (as of the date hereof) list of known bugs with respect to the Current Products currently commercially available, as maintained by the Company in the ordinary course of business. To the Knowledge of the Company, there are no undisclosed bugs, errors or defects in any of the Current Products which adversely affect the value, functionality or fitness of the intended purpose of such Current Product, except as would not be material to the Company Entities.

(t) Contaminants. No Current Product contains any undisclosed disabling codes or instructions or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of any data, information, content or other Technology of any Company Entity or any third Person (“Contaminants”).

(u) Security Measures. To the Knowledge of the Company, the information technology systems used by each Company Entity and related practices (“IT Systems”) are reasonably sufficient for the needs of the business of each Company Entity as currently conducted and presently proposed to be conducted, and are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating business similar to the business of such Company Entity. Each Company Entity has taken commercially reasonable steps to protect the IT systems under the control of such Company Entity and used by such Company Entity to host or support the Current Products from unauthorized access and Contaminants. Each Company Entity has and maintains commercially reasonable disaster recovery and security plans. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of IT Systems.

(v) IP Sufficiency. The Technology owned by the Company Entities, together with the Technology licensed to the Company Entities pursuant to the Inbound Licenses or otherwise includes all Technology that is used by the Company Entities in the conduct of the business of each Company Entity as it currently is conducted, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Current Product. Nothing set forth in this Section 3.13(v) shall be deemed to be a representation or warranty regarding the infringement or misappropriation of the Intellectual Property Rights of any Person, which is set forth exclusively in Section 3.13(i).

3.14 Agreements, Contracts and Commitments.

(a) No Company Entity is a party to any Contracts of the following types, which Contracts are in effect as of the date hereof:

(i) any Employee Agreement, Contract or commitment to grant any bonus, change in control, severance or other termination-related payment (in cash or equity or otherwise) to any Employee;

(ii) any Contract, policy, past practice or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be provided or increased, by the occurrence of any of the transactions contemplated by this Agreement (or any events following this Agreement, contingent or otherwise), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except as required by the terms of this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any Contract for the lease of any personal property having a value in excess of $20,000 individually, or any Lease Agreements;

(v) any Contract pursuant to which a Company Entity provides any indemnification, hold harmless agreement or guaranty (other than (A) pursuant to the Standard Form Agreements or (B) pursuant to Contracts with Customers or with vendors or suppliers of the Company Entities, in each case in their capacity as such);

(vi) any Contract relating to capital expenditures and involving future payments in excess of $20,000 individually or $50,000 in the aggregate;

(vii) any Contract pursuant to which the Company has disposed of any assets that are material to the Company Entities, or acquired all or substantially all of the assets or securities of any Person or business enterprise;

(viii) any Contract pursuant to which the Company provides Company Products to any Customer (other than customer Contracts or nondisclosure Contracts on the Standard Form Agreements) or receives products or services from any Major Supplier (other than nondisclosure Contracts on the Standard Form Agreements or Contracts for Generally Commercially Available Code);

(ix) any sales representative, original equipment manufacturer, value added, reseller or distributor Contract pursuant to which any third Person sells or has rights to distribute any Company Product or Company Intellectual Property Rights;

(x) any Contract relating to Indebtedness of any Company Entity;

(xi) any settlement Contract with any present or former Employee, group of present or former Employees, or Governmental Authority;

(xii) any other Contract that involves payments from or to the Company of $50,000 or more individually or $100,000 or more in the aggregate in any year and is not cancelable without penalty within thirty (30) days (other than any Contracts of the types listed in, or expressly excluded from the listing in, any other subsection of this Section 3.14(a));

(xiii) any Contract currently in effect with any former officer, director, member or stockholder (or group of members or stockholders) of the Company, other than those confidentiality agreements based off a standard Company form;

(xiv) any Contract with any Governmental Authority;

(xv) any hedging, futures, options or other derivative Contract; and

(xvi) any Contract (A) prohibiting any Company Entity from engaging or participating, or competing with any other Person, in any line of business, market or geographic area, (B) pursuant to which any Company Entity grants most favored nation pricing or other similar rights or terms to any Person, or (C) pursuant to which any Company Entity grants exclusive sales, distribution, marketing, license or other exclusive rights, rights of refusal, or rights of first negotiation or other similar rights or terms to any Person.

(b) The Company has made available true, correct and complete copies of all Contracts required to be disclosed pursuant to Sections 3.12(c), 3.13(f), 3.13(h), 3.13(j), 3.13(n) and this Section 3.14 (each such Contract, a “Material Contract” and collectively, the “Material Contracts”).

(c) Each Material Contract has been duly and validly executed in accordance with applicable Law, and is in full force and effect and is valid and enforceable in accordance with their respective terms with respect to the Company Entity that is a party to such Material Contract and, to the Knowledge of such Company Entity, any other party thereto subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. No Company Entity is in violation of, in any material respect, any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach of, a material default or event of default under the provisions of, any Material Contract. To the Knowledge of the Company, no Person other than the applicable Company Entity, which is party to any Material Contract, is in violation of, in any material respect, any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a material default or event of default under the provisions of any Material Contract.

3.15 Interested Party Transactions.

(a) No officer, director (or member of an equivalent governing body) or Key Employee or, to Knowledge of the Company, any other current employee, of any of the Company Entities (nor to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has an interest) (each, an “Interested Party”), has, directly or indirectly: (i) any interest in any Person which furnishes or sells, services, products, or Technology that the Company Entities furnish or sell or propose to furnish or sell; or (ii) any interest in any Person that purchases from or sells or furnishes to the Company Entities, any goods or services; or (iii) any interest in, or is a party to, any Contract to which a Company Entity is a party or is otherwise bound (other than as set forth in Employee Agreements entered into between a Company Entity, on the one hand, and any officer, director or Employee thereof, on the other hand, in the ordinary course, and except for any Company Employee Plan), including any Contract regarding Indebtedness (other than any promissory note used in connection with the exercise of Company Options by Deferred Merger Consideration Employees as contemplated by Section 2.4(b)(xiii)); in each case, to the extent involving payments by or to the Company exceeding $20,000 in any year; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a corporation or other entity, shall not in and of itself, be deemed to be an “interest in any entity” for purposes of this Section 3.15.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or Technology from, or sold or furnished any services, products or Technology to, a Company Entity that were entered into on or after the inception of the Company have been on an arm’s length basis on terms no less favorable to such Company Entity than would be available from an unaffiliated party.

3.16 Company Permits. Section 3.16 of the Disclosure Schedule sets forth each consent, license, Contract, registration, grant or other authorization (a) pursuant to which a Company Entity currently operates or holds any interest in any of its properties, or (b) which is required for the operation of the business of the Company Entities as currently conducted or the holding of any such interest (collectively, “Company Permits”). All of the Company Permits that have been issued or granted to the Company are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to be material to the Company Entities, and constitute all Company Permits required to permit the Company to operate or conduct its businesses or hold any interest in its properties or assets.

3.17 Litigation. There is no Action of any nature, pending or, to the Knowledge of the Company, threatened, against any of the Company Entities or any of such Company Entity’s assets (tangible or intangible) or any of the Company Entities’ or officers or directors (or members of an equivalent government body) nor as of the date of this Agreement, to the Knowledge of the Company, are there any facts or circumstances that would reasonably be expected to constitute a reasonable basis therefor. There is no Action of any nature pending or, to the Knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to the Charter Documents or any Law to indemnification from any Company Entity related to facts and circumstances existing prior to the Closing, nor as of the date of this Agreement, to the Knowledge of the Company, are there any facts or circumstances that would reasonably be expected to constitute a reasonable basis therefor.

3.18 Books and Records. The minute books of the Company Entities, all of which have been made available to Parent, contain true, correct and complete records of all meetings held, and corporate action taken, by the stockholders, the Board (or equivalent governing body) and committees of the Board (or equivalent governing body). Each Company Entity has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations, and other similar books and records of such Company Entity (collectively, the “Books and Records”) that are true, correct and complete in all material respects, and accurately and fairly reflect, in all material respects, the business activities of such Company Entity. The Company Entities have not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company will be in the possession of the Company.

3.19 Environmental Matters.

(a) Except in material compliance with Environmental Laws (defined below) and in a manner that would not subject the Company Entities to material liability, no amount of any substance that has been designated by any Governmental Authority or by applicable federal, foreign, state or local Law to be radioactive, toxic, hazardous, a pollutant, or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (“Hazardous Materials”) is present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company currently, or to the Knowledge of the Company has previously, owned, operated, occupied or leased. For all purposes of this Agreement, “Environmental Laws” means all Laws which prohibit, regulate or control Hazardous Materials or Hazardous Materials Activities, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conversation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, as amended.

(b) The Company Entities have never conducted any Hazardous Material Activities, except in compliance in all material respects with Environmental Laws and in a manner that would not reasonably be expected to result in a material liability. “Hazardous Material Activity” means the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so called electronic waste fees) and compliance with any product take back or product content requirements.

(c) The Company Entities have not entered into any Contract that requires it to guarantee, reimburse, defend, hold harmless or indemnify any other Person with respect to any material liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Entities or any other Person.

(d) The Company Entities have not required, and the Company Entities do not require any environmental approvals, permits, licenses, clearances or consents required pursuant to Environmental Law in connection with the operation of their respective businesses as currently conducted or their facilities (the “Environmental Permits”), except for any such Environmental Permits which the failure to obtain would not reasonably be expected to result in a material liability.

(e) The Company has made available to Parent copies of any and all environmental reports, assessments, and audits in their possession relating to any real property currently or previously owned, leased, occupied, or controlled by a Company Entity or any of its predecessors or relating to the Company Entities’ business.

3.20 Brokers’ and Finders’ Fees; Transaction Expenses. No Company Entity has incurred or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent incur, directly or indirectly, any such liability by reason of any Contract or other arrangements made by or on behalf of any Company Entity prior to the Effective Time. Section 3.20 of the Disclosure Schedule sets forth, as of the date hereof, the Company’s reasonable estimate of the Transaction Expenses that it expects to incur in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

3.21 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings and references to any Law shall also be deemed to include any and all regulatory guidance issued thereunder:

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(ii) “Company Employee Plan” means any plan, program, policy, practice, contract, agreement, payroll practice, or other arrangement whether written or unwritten, providing for compensation, bonus or incentive pay, severance benefits, notice termination pay, gratuities, change in control pay, deferred compensation, performance awards, stock or stock related awards, stock purchase, phantom stock, commission pay, vacation, sick leave or any other leave, profit sharing, supplemental income, retirement, welfare benefits, life insurance or accident insurance, income protection, private medical insurance, health screening, fringe benefits or other employee benefits, compensation or remuneration of any kind, whether or not subject to ERISA, whether funded or unfunded, formal or informal, oral or written, legally binding or not, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been sponsored by, maintained by, contributed to, or required to be sponsored by, maintained by or contributed to, by the Company or any ERISA Affiliate for the benefit of any

Employee (or his or her spouse, dependents or beneficiaries), or with respect to which the Company or any ERISA Affiliate has or may have any present or future Liability or obligation, including all International Employee Plans. In the case of a Company Employee Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Company Employee Plan shall include a reference to such trust, organization or other vehicle.

(iii) “DOL” means the United States Department of Labor.

(iv) “Employee” means any current or former employee, consultant, independent contractor, advisor, or director of any Company Entity.

(v) “Employee Agreement” means each management, employment, bonus, commission, severance, change in control, separation, settlement, consulting, contractor, relocation, retention bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or Contract (including any offer letter or any agreement providing for, in connection with or related to any Equity Interest of the Company), whether formal or informal, oral or written, legally binding or not, between the Company or any ERISA Affiliate and any Employee, and under which the Company or any ERISA Affiliate has or may have any present or future Liability or obligation.

(vi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(vii) “ERISA Affiliate” means any Subsidiary of the Company and any other current or former Person or entity under common control or that, together with the Company or any Subsidiary of the Company, would be deemed a “single employer” with the Company within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(viii) “International Employee Plan” means each Company Employee Plan or Employee Agreement that has been sponsored by, maintained by, contributed to or entered into by or required to be sponsored by, maintained by, contributed to or entered into by the Company or any ERISA Affiliate, whether funded or unfunded, formal or informal, oral or written, legally binding or not, with respect to which the Company or any ERISA Affiliate has or would reasonably be expected to have any present or future Liability or obligation, for the benefit of Employees (or their spouses, dependents or beneficiaries) who are employed or who perform services outside the United States.

(ix) “Pension Plan” means an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA and any other pension plan operated by the Company or any ERISA Affiliate.

(x) “WARN” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law, including but not limited to any similar Law of a non-U.S. jurisdiction.

(xi) “Welfare Plan” means each Company Employee Plan that is an “employee welfare benefit plan,” within the meaning of Section 3(l) of ERISA.

(b) Company Employee Plans and Employee Agreements. Section 3.21(b) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each material Company Employee Plan and each Employee Agreement that materially differs from the Company’s standard forms. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to adopt or enter into any arrangement or program which, once established or entered into, would come within the definition of a Company Employee Plan or Employee Agreement, to modify any existing Company Employee Plan or Employee Agreement (except to the extent required by applicable Law or to conform any such Company Employee Plan or Employee Agreement to applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into or extend the application or scope of any Company Employee Plan or Employee Agreement.

(c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan listed in Section 3.21(c) of the Disclosure Schedule and standard forms for each Employee Agreement and any agreement that materially deviates from the Company’s forms, including, without limitation, all amendments thereto and all related trust documents, service agreements, investment and funding policies or guidelines, and administrative or investment committee charters, (ii) the three most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each such Company Employee Plan, (iii) if such Company Employee Plan is funded, the three most recent annual and periodic accounting of such Company Employee Plan assets and the most recent actuarial valuations, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each such Company Employee Plan, (v) all material written agreements and contracts relating to each such Company Employee Plan, including administrative service and vendor agreements and group insurance contracts, as well as any stop-loss, excess or similar policy pertaining to a Welfare Plan, (vi) all communications material to any Employee or Employees relating to any such Company Employee Plan, Employee Agreement and any proposed Company Employee Plan and any proposed Employee Agreement, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (vii) all correspondence to or from any governmental agency relating to any such Company Employee Plan or Employee Agreement, (viii) all nondiscrimination tests, reports and summaries for each such Company Employee Plan for the three most recent plan years, and (ix) all IRS (or any other applicable Tax Authority) determination or opinion letters issued with respect to each such Company Employee Plan, if applicable.

(d) Employee Plan Compliance. The Company and each of its ERISA Affiliates has performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and the Company does not have Knowledge of any default or violation by any other party to, any Company Employee Plan or Employee Agreement. Each Company Employee Plan and Employee Agreement has been registered, established and maintained in all material respects in accordance with its terms and in compliance with all Laws, including, but not limited to, ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a favorable determination letter from the IRS (or opinion letter, if applicable) as to its qualified status under the Code for each applicable submission cycle. Neither the Company nor any ERISA Affiliate has any Knowledge of any matter or issue that would reasonably call into question the qualified status of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, audits, inquiries, proceedings, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) with respect to or against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, the Company, or any ERISA Affiliate (other than ordinary administration expenses). Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliates has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and applicable Law.

(e) No Funding of Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA, or similar designation under applicable Law (iii) “multiple employer plan” as defined in ERISA or the Code or similar designation under applicable Law, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or applicable Law which requires a minimum level of funding for employee benefits, including severance benefits. Neither the Company nor any of ERISA Affiliate has incurred any Liability under Title IV of ERISA that has not been paid in full. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract other than pursuant to a health flexible spending account.

(f) No Post Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other similar state Law, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person(s) would be provided with such life insurance, health or other employee welfare benefits, except to the extent required by Law.

(g) Effect of Transaction. Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby would (either alone or in connection with any other event, contingent or otherwise) (i) result in any payment or benefit (including, but not limited to, notice, severance, golden parachute, bonus, commission or otherwise), becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) increase any payments or benefits otherwise payable by the Company or any ERISA Affiliate to any Employee, or (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits to any Employee.

(h) No International Employee Plan. Except as set forth on Section 3.21(h) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate currently has, or has ever had, the obligation to maintain, establish, sponsor, participate in, be bound by, or contribute to, any International Employee Plan.

(i) Compliance with UK Pensions Act. The Company and each ERISA Affiliate have at all times complied in all material respects with their duties under Part 1of the UK Pensions Act 2008 and no regulatory action has been, or is likely to be, taken in respect of those duties.

(j) No Enhanced Benefits. None of the Employees have a right to enhanced benefits on redundancy or benefits on early retirement, or to a set amount of employer contributions, or any other rights under any occupational scheme, as a result of their employment having previously transferred under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

3.22 Employee Matters.

(a) Employment Matters. The Company and each of its ERISA Affiliates is in compliance with all applicable Laws, collective bargaining agreements and arrangements, extension orders, contracts, policies and binding customs and practices respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, unlawful discrimination, equal employment, fair employment practices, meal and rest periods, overtime, minimum wage, paycheck and pay stub requirements, employment and payroll records retention, workers compensation, insurance, vacation, vacation pay (including for the avoidance of doubt vacation pay which is payable in the UK in accordance with the UK Working Time Regulations 1998 and UK case law relating to the interpretation of such Regulations), sick leave and any other form of leave (including but not limited to maternity leave, paternity leave, adoption leave, shared parental leave and unpaid leave), immigration status, employee safety and health, wages (including wage payment and overtime payment requirements), compensation and hours of work, and in each case, with respect to Employees: (i) has withheld, timely reported and timely remitted all amounts required by Law or by agreement to be withheld, reported and remitted with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, overtime, commission, bonus, vacation pay (including for the avoidance of doubt vacation pay which is payable in the UK in accordance with the UK Working Time Regulations 1998 and UK case law relating to the interpretation of such Regulations) meal or rest period wages or penalties, termination-related payments or any Taxes or any penalty for failure to comply with any of the foregoing, (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security, pension, provident fund, or other benefits for Employees or obligations of employers (other than routine payments to be made in the normal course of business and consistent with past practice), and (iv) has not entered into any Code Section 3121(l) agreement on behalf of any Affiliate or ERISA Affiliate. There are no actions, suits, claims, demands or administrative matters (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against any Company Entity relating to any Employee. There are no pending or, to the Knowledge of the Company, threatened claims, suits, administrative matters or actions against Company, any ERISA Affiliate or any Company trustee under any worker’s compensation policy or long term disability policy. To the Company’s Knowledge, neither the Company nor any ERISA Affiliate has engaged in any policies or practices that would reasonably be expected to give rise to material liability in a discrimination, harassment, protected disclosure or whistleblowing, retaliation, wage and hour or other individual or putative class action lawsuit related to any labor, wage and hour or employment matters. The Company is not and has never been subject or a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to employment practices (nor has any ERISA Affiliate). The services provided by each of the Company’s and each of its ERISA Affiliates’ respective Employees is terminable without cause at the discretion of the Company or its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. To the Company’s Knowledge, the Company and all ERISA Affiliates have maintained in full force proper workers compensation coverage for all Employees, including if required by Law, contractors and consultants. To the Company’s Knowledge, neither the Company nor any ERISA Affiliate has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any Employee currently self-employed or employed by another employer or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages. To the Company’s Knowledge, nor does the Company or any ERISA Affiliate have any joint-employer liability with respect to any use of service providers, including any independent contractors or other Persons.

(b) Labor. No strike, labor dispute, slowdown, work stoppage or other actual potential dispute or labor issue against the Company or any ERISA Affiliate is pending or, to the Knowledge of the Company, threatened. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any current Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or otherwise (and the Company and any relevant ERISA Affiliate have maintained adequate records with respect to the foregoing). Neither the Company nor any ERISA Affiliate is presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement, works council arrangements or arrangement or union Contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has taken, which would constitute a “plant closing” or “mass lay-off” within the meaning of WARN or similar Law, issued any notification of a plant closing or mass lay-off required by WARN or any similar Law, or incurred any Liability or obligation under WARN or any similar Law that remains unsatisfied. The Company and each ERISA Affiliate have, in relation to all Employees, complied with all applicable Laws and codes of conduct relating to employment and relations with employees and trade unions and have maintained adequate and suitable records, whether or not required to do so by applicable Laws, regarding the service of each of their employees and has complied with all agreements for the time being having effect as regards such relations or the conditions of service of their employees (whether collectively or individually).

(c) No Interference or Conflict. To the Knowledge of the Company, no director, officer, employee or consultant of the Company or any ERISA Affiliate, nor any stockholder, is obligated under any Contract or agreement, subject to any Order that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. To the Knowledge of the Company, neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(d) Certain Employee Matters. Section 3.22(d) of the Disclosure Schedule contains a complete and accurate spreadsheet of the current Employees of the Company and its ERISA Affiliates as of the date hereof and shows with respect to each such Employee (i) the Employee’s name, (ii) the position held by the employee, (iii) all remuneration payable and other benefits provided or which Company or any ERISA Affiliate is bound to provide (whether at present or in the future) to each such Employee, or any Person connected with such employee, and includes, if any, particulars of all profit sharing, incentive, commission and bonus arrangements (including any Change in Control Payments) to which the Company and any ERISA Affiliate is a party, whether legally binding or not, with respect to such employee or any Person connection with such employee, (iv) the employee’s date of hire and service period for the purpose of employee related entitlements, (v) the location of employment, (vi) the employee’s accrued leave entitlements, (vii) any relevant prior notice period or payment in lieu thereof required with respect to such Employee, (viii) visa status, (ix) leave status, and (x) exemption status, and (xi) any contractual severance of change in control provisions. To the Knowledge of the Company, no Key Employee intends to terminate his or her employment or engagement for any reason prior to the Closing.

(e) Consultants and Advisors. Section 3.22(e)(1) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting, advisory or independent contractor relationship with the Company or any ERISA Affiliate currently or have for the last three years along with (i) the nature of the service, (ii) location of services, (iii) rate of pay and total payments made, and (iv) notice required prior to termination. The services provided by each such Person is terminable without cause at the discretion of the Company and its relevant ERISA Affiliate and any such termination would result in no Liability to the Company or any ERISA Affiliate. Section 3.22(e)(2) of the Disclosure Schedule also contains an accurate and complete list of all agreements and arrangements pursuant to which the Company and each ERISA Affiliate uses the services of agency workers, self-employed persons, or other non-employed contracted labor.

(f) All Contracts of employment between the Company or any ERISA Affiliate and all Employees who are employed in the UK are terminable by the Company or relevant ERISA Affiliate by giving the applicable minimum period of notice specified in section 86 of the UK Employment Rights Act 1996, and neither the Company nor any ERISA Affiliate is contractually obliged to make any payment as a consequence of the termination of any such Contract.

3.23 Insurance. Section 3.23 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (or members of an equivalent governing body) of the Company Entities as of the date hereof, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by a Company Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that such Company Entity has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim for which its total value (inclusive of defense expenses) any Company Entity expects to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and each Company Entity is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past year and remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. No Company Entity has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.24 Compliance with Laws.

(a) Each Company Entity is in compliance in all material respects with and has not violated in any material respect or been in default in any material respect under any Law applicable to such Company Entity or by which such Company Entity or any of their businesses, properties or assets is bound or affected, and no Company Entity has received any written notice of suspected, potential or actual violations of the foregoing.

(b) Each of the Company Entities has not and none of its respective officers, directors (or member of an equivalent governing body), or, to the Knowledge of the Company, employees, has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by a Governmental Authority, and as of the date of this Agreement, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to constitute a reasonable basis therefor. Each of the Company Entities has not and none of its respective officers, directors (or members of an equivalent governing body), or, to the Knowledge of the Company, employees, has made any intentional misstatement or omission in connection with any voluntary disclosure relating to such Company Entity that has led to any of the foregoing consequences or any other material damage, penalty assessment, recoupment of payment or disallowance of cost. Each of the Company Entities is not and none of its respective officers, directors (or members of an equivalent governing body), or employees, is aware of any facts or circumstances that would reasonably likely give rise to the revocation of any security clearance of such Company Entity either prior to or as a result of the transactions contemplated herein.

3.25 Anti-Corruption and Anti-Bribery.

(a) Since the Company’s inception, no Company Entity any of its respective officers, directors (or member of an equivalent governing body), employees, nor to the Company’s Knowledge, their agents, representatives, or any Person acting for or on behalf of such Company Entity, has taken or failed to take any action that would cause it to be in violation of applicable Anti-Corruption and Anti-Bribery Laws, any rules or regulations under these Laws, or any other applicable anti-corruption or anti-kickback Law, including without limitation: (1) the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any person or Official (as defined below), for the purpose of corruptly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty, or securing an improper advantage, or the receipt of a corrupt payment or of anything of value under such circumstances; (2) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (3) establishment or maintenance of any unlawful fund of corporate monies or other properties; or (4) making of any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority or employees of state-owned or state-controlled businesses.

(b) No Company Entity, nor, to the Knowledge of the Company, its respective current or former Affiliates or any of their predecessors, has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to the Anti-Corruption and Anti-Bribery Laws. To the Knowledge of any Company Entity, there are no claims threatened with respect to the violation of the Anti-Corruption and Anti-Bribery Laws by such Company Entity, any of its respective current or former Affiliates or its predecessors.

3.26 Export and Import Control Laws.

(a) The Company Entities and each of their respective predecessors have at all times since the Company’s inception been in compliance in all material respects with all applicable Export and Import Control Laws, including but not limited to the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.) and the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.).

(b) No Company Entity has undergone since the Company’s inception or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to Export and Import Control Laws. To the Knowledge of the Company, there are no claims threatened with respect to Export and Import Control Laws.

3.27 Customers and Suppliers.

(a) Section 3.27(a) of the Disclosure Schedule contains a true and correct list of all customers of the of the Company Entities, ordered by revenue, for each of: (i) the twelve (12) months ended on December 31, 2016; and (ii) the year-to-date period ended August 31, 2017 (each such customer, a “Customer”). As of the date hereof, no Company Entity has received formal notice, nor does the Company have Knowledge, that any Customer intends to cancel or otherwise materially and adversely modify its relationship with a Company Entity (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise. There are no warranty claims or other uninsured claims pending or, to the Knowledge of the Company, threatened against the Company by any Customer under any Contracts which might involve a material monetary liability, which is not fully reserved against in the most recent monthly unaudited Financial Statements. The Company has made available to Parent all Contracts with each Customer, in their capacity as a customer of the Company Entities.

(b) Section 3.27(b) of the Disclosure Schedule contains a list of the top ten (10) suppliers of the Company Entities, based on expenditures, for each of: (i) the twelve (12) months ended on January 31, 2016; and (ii) the year-to-date period ended July 31, 2017 (such supplier, a “Major Supplier”). As of the date hereof, no Company Entity has received formal notice, nor does the Company have Knowledge, that any Major Supplier intends to cancel or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise and whether on account of the transactions contemplated by this Agreement or otherwise). The Company has made available to Parent all Contracts with each Major Supplier.

3.28 Bank Accounts; Powers of Attorney. Section 3.28 of the Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of: (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of each Company Entity, including the location and account numbers of all such accounts, lock boxes and safe deposit boxes, (b) the names of all persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto and (c) the names of all persons holding general or special powers of attorney from such Company Entity, and a summary statement of the terms thereto.

3.29 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by or on behalf of the Company pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or, to the actual knowledge of the Company omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

Representations and Warranties of Parent and MergerCos

Parent and MergerCos hereby represent and warrant to the Company as follows:

4.1 Organization. (i) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, MergerCo I is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and MergerCo II is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and (ii) each of Parent, MergerCo I and MergerCo II has the requisite corporate or limited liability power, as applicable, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

4.2 Authority and Enforceability. Each of Parent and MergerCos has all requisite corporate or limited liability power, as applicable, and authority to enter into this Agreement and any Related Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and MergerCos of this Agreement and any Related Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company authority, as applicable, on the part of each of Parent and MergerCos. This Agreement and any Related Agreements to which Parent and MergerCos is a party have been duly executed and delivered by Parent and MergerCos and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and MergerCos, enforceable against Parent and MergerCos in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. The execution and delivery by Parent and MergerCos of this Agreement and any Related Agreement to which Parent or MergerCos is a party or will become a party, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, result in any violation of, any default or event of default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in any Lien on the material properties or material assets of Parent or MergerCos under (any such event, a “Parent Conflict”), (a) any provision of the organizational documents of Parent or MegerCos, (b) any material Contract to Parent or MergerCos is a party or by which their material properties or material assets are bound, or (c) any Law or Order applicable to any of Parent or MergerCos or any of their respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c), where such Parent Conflict would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.4 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by, or with respect to, Parent or MergerCos in connection with the execution and delivery of this Agreement and any Related Agreement to which they are or will become a party, the performance by Parent and MergerCos of their respective obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby and thereby other than compliance with any applicable requirements of (i) the DGCL, including the filing of the Certificates of Merger, and the DLLC, (ii) the HSR Act or any other applicable Antitrust Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters in foreign jurisdictions and (iii) applicable securities laws and state “blue sky” laws, including the filing of the registration statement on Form S-3 contemplated by Section 6.22 and the Registration Rights Agreement and the registration statement on Form S-8 contemplated by Section 6.23, and (iv) such other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Parent’s ability to consummate the Merger.

4.5 SEC Reports.

(a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since January 1, 2016 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.

(b) The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

4.6 No Changes. Since Parent’s balance sheet as of July 31, 2017 through the date hereof, there has not been, occurred or arisen any event or condition of any character that has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.7 Financial Capacity. Assuming that the representations and warranties of the Company set forth in Section 3.8 as it relates to Indebtedness and Section 3.20 are true and correct in all material respects and that the Company complies with its covenants in Sections 5.1 and 5.2 in all material respects, Parent has and will have the financial capacity to fund all of the amounts set forth in Section 2.4(d) in accordance with the terms set forth hereof as of the date hereof and the Closing Date, respectively.

4.8 Valid Issuance; Legal Compliance. Assuming that the information provided by the Stockholders who are to receive Parent Shares in in the Joinder Agreements, the Investor Questionnaires and the Deferred Merger Consideration Agreements, as applicable, is true and correct, the Parent Shares to be issued to Stockholders in exchange for their shares of Company Capital Stock pursuant to the terms hereof, the Deferred Merger Consideration Agreements and the plan governing the Performance Pool, in each case when issued as provided in this Agreement, the Deferred Merger Consideration Agreements and the plan governing the Performance Pool, as the case may be, will be (i) duly authorized and validly issued, fully paid and nonassessable, (ii) free of restrictions on transfer imposed by or on behalf of Parent, other than restrictions on transfer under this Agreement, the Deferred Merger Consideration Agreements, the plan governing the Performance Pool, the Joinder Agreements, Parent’s certificate of incorporation, Parent’s bylaws and under applicable state and federal securities laws and (iii) be issued pursuant to a valid exemption from registration under the Securities Act.

4.9 Tax Treatment. Neither Parent nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided, that notwithstanding the foregoing, neither Parent nor any of its Subsidiaries (i) makes any representation or warranty with respect to the continuity of interest requirement and (ii) shall have any liability with respect to any representation and warranty contained in this Section 4.9, and the Company acknowledges that the Company and its direct and indirect holders are relying solely on their own Tax advisors in connection with the tax treatment of this Agreement, the Mergers and any other transactions and agreements contemplated hereby.

4.10 Projections; No Other Representations and Warranties. In connection with the due diligence investigation of the Company by Parent and MergerCos, Parent and MergerCos have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, including certain business plan and cost-related plan information that is forward-looking in nature, regarding the Company Entities and their respective business and operations. Parent and MergerCos hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and MergerCos are familiar. Except for the representations and warranties contained in Article III, in the Related Agreements, or in any agreement, exhibit, schedule or certificate delivered by the Company, any other Company Entity or any of their respective Representatives under or pursuant to this Agreement, Parent and MergerCos acknowledge that neither the Company Entities nor any Representative of the Company Entities are making any other express or implied representation or warranty with respect to the

Company Entities or with respect to any other information provided or made available to Parent or MergerCos or their respective Representatives in connection with the transactions contemplated by this Agreement, including any information, documents, estimates, projections, forecasts or other material made available to Parent, MergerCos or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 4.10 shall be construed to limited Parent’s or any other Parent Indemnified Party’s rights or remedies for fraud, intentional misrepresentation or willful misconduct with respect to any information provided or made available to Parent or MergerCos or their respective Representatives in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including any information, documents, estimates, projections, forecasts or other material made available to Parent, MergerCos or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE V

Conduct Prior to Effective Time

5.1 Conduct of the Business; Notices. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Section 8.3 and the Effective Time, the Company will, and will cause each of its Subsidiaries to:

(a) conduct its business in the usual, regular and ordinary course of business consistent with past practice (except to the extent expressly provided otherwise herein or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) (it being agreed that such consent may be satisfied by consent in e-mail by Priscilla Hung (phung@guidewire.com) (the “Parent Contact Person”)) and in compliance with all applicable Laws in all material respects;

(b) (i) use its commercially reasonable efforts to pay and perform all of its material undisputed debts and other obligations (including Taxes) when due, (ii) use its commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) use its commercially reasonable efforts to sell its products and services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c) use its commercially reasonable efforts to maintain each of its Leased Real Properties in accordance with the terms of the applicable Lease Agreement;

(d) notify Parent of any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein;

(e) notify Parent of any written notice or other written communication from any Governmental Authority (i) relating to the transactions contemplated herein, (ii) indicating that a Company Authorization has been or is about to be revoked or (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has or would reasonably be expected to adversely affect Parent (following the Effective Time) or the Company or any of their respective Subsidiaries in any material respect;

(f) notify Parent of the occurrence of any fact or circumstance that would result in the condition set forth in Sections 2.4(b)(i), 2.4(b)(ii) or 2.4(b)(iii) to not be satisfied;

(g) notify Parent if (i) the Company has received formal notice, or has Knowledge, that any Customer intends to cancel or otherwise materially and adversely modify its relationship with a Company Entity (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise or (ii) the Company has received formal notice or has Knowledge, that any Major Supplier intends to cancel or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise and whether on account of the transactions contemplated by this Agreement or otherwise); and

(h) to the extent not otherwise required by this Section 5.1, promptly notify Parent of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to the Closing set forth in Section 5.1 not to be satisfied.

5.2 Restrictions on Conduct of the Business. Without limiting the generality or effect of the provisions of Section 5.1 and except as expressly set forth on Schedule 5.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to, do any of the following (except to the extent expressly provided otherwise herein or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that such consent may be satisfied by consent in e-mail by the Parent Contact Person):

(a) Charter Documents. Cause, propose or permit any amendments to the Charter Documents other than the Company Charter Amendment;

(b) Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(c) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(d) Material Contracts. (i) Enter into, amend or modify any: (A) Contract that would (if entered into, amended or modified prior to the date hereof) constitute a Material Contract, except in connection with regularly scheduled extensions or renewals of Contracts arising between the date of this Agreement and the Closing Date or with respect to Customer Contracts entered into in the ordinary course of business consistent with past practice; or (B) Contract requiring a novation or consent in connection with the Mergers or the other transactions contemplated herein; (ii) terminate, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the material terms of any of the Material Contracts, except in connection with regularly scheduled extensions or renewals of Contracts arising between the date of this Agreement and the Closing Date or with respect to Customer Contracts entered into in the ordinary course of business consistent with past practice; or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any material rights or claims thereunder, in each case, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably like to: (1) adversely affect the Company or any of its Subsidiaries (or, following consummation of the Mergers, Parent or any of its Affiliates, including the Surviving Company) in any material respect; (2) impair the ability of the Company or the Securityholders’ Representative to perform their respective obligations under this Agreement; or (3) prevent or materially delay or impair the consummation of the Mergers and the other transactions contemplated herein; provided, that this Section 5.2 shall not require the Company to seek or obtain Parent’s consent in order to set or change the prices at which the Company sells products or provides services to current customers in the ordinary course of business consistent with past practice;

(e) Issuance of Company Securities. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Securities, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Company Securities, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options that are outstanding as of the date hereof and (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(f) Employees; Consultants; Independent Contractors. (i) Hire, any additional officers or other employees, or any consultants or independent contractors; (ii) other than as provided for by this Agreement, terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employee of the Company other than in the ordinary course of business consistent with past practice; (iii) enter into, amend or extend the term of any employment agreement or consulting agreement with, or Company Option held by, any officer, employee, consultant or contractor including, but not limited to, increases or decreases in compensation and other employment benefits; (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by any Law applicable to the Company); or (v) add any new members to the Board;

(g) Loans and Investments. Make any loans or advances (other than routine business expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances;

(h) Intellectual Property. Transfer to any Person any material Company Intellectual Property Rights, or transfer or provide a copy of any source code for any Company Product to any Person (other than (i) providing access to source code to current employees and consultants of the Company in the ordinary course of business consistent with past practice, (ii) granting rights to users of any Company Product in the ordinary course of business, or (iii) otherwise in the ordinary course of business);

(i) Dispositions. Sell or otherwise dispose of any material portion of its tangible assets, other than sales and nonexclusive licenses of any Company Product in the ordinary course of business consistent with past practice;

(j) Indebtedness. Incur any Indebtedness for borrowed money or guarantee any such Indebtedness;

(k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $20,000 individually or $50,000 in the aggregate;

(l) Insurance. Materially change the amount of, or terminate, any insurance coverage;

(m) Termination or Waiver. Cancel, release or waive any claims or rights of material value held by the Company or any of its Subsidiaries other than (i) in the ordinary course of business consistent with past practice or (ii) as otherwise permitted pursuant to any other subsection of this Section 5.2;

(n) Employee Benefit Plans; Pay Increases. (i) Adopt, amend or terminate any Company Employee Plan or Employee Agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan or Employee Agreement if it were in existence as of the date of this Agreement, except in each case as required under ERISA, any applicable Law or as necessary to maintain the qualified status of such plan under the Code or in the ordinary course of business; (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to comply with applicable Law; or (iii) pay any special bonus or special remuneration to any Employee;

(o) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(p) Lawsuits; Settlements. (i) Commence a lawsuit other than: (A) for the routine collection of bills; (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the Company consults with Parent prior to the filing of such a suit); or (C) for a breach of this Agreement; or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the business of the Company as currently conducted, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(r) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any income Return or any other material Return without the consent of Parent prior to filing (such consent not to be unreasonably withheld, conditioned or delayed), file any amendment to an income Return or any other material Return, enter into any Tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Tax) or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(s) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Parent;

(t) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(u) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers, except as required by any applicable Law or in the ordinary course of business;

(v) Liens. Place or allow the creation of any Lien (other than Permitted Liens) on any of its material properties;

(w) Interested Party Transactions. Enter into any Contract that, if entered prior to the date hereof, would be required to be listed on Section 3.15 of the Disclosure Schedule;

(x) Subsidiaries. Take any action that would result in the Company having any additional Subsidiaries or owing any securities of any Person; and

(y) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (x) in this Section 5.2.

5.3 Certain Limitations. Notwithstanding anything to the contrary in this Article V, Parent and the Company acknowledge and agree that: (a) nothing in this Agreement shall give Parent, directly or indirectly, the right to control or direct the business of the Company or its Subsidiaries prior to the Closing; and (b) no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Law applicable to the Company or any of its Subsidiaries designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

5.4 Parent Notices. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Section 8.3 and the Effective Time, Parent shall notify the Company of the occurrence of any fact or circumstance that would result in the condition set forth in Sections 2.4(c)(i) or 2.4(c)(ii) or 2.4(c)(iii) to not be satisfied.

ARTICLE VI

Additional Agreements

6.1 Board Recommendation, Stockholder Approval and Stockholder Notice.

(a) The Board shall unanimously recommend that the Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger, and neither the Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board that the Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger.

(b) The Company shall use its reasonable best efforts to obtain the Requisite Stockholder Approval and to deliver to Parent a Written Consent duly executed by the Stockholders constituting the Requisite Stockholder Approval as soon as practicable following the execution of this Agreement, but in no event later than one (1) hour following the execution and delivery of this Agreement. The Company’s obligation to use its reasonable best efforts to obtain the Requisite Stockholder Approval pursuant to this Section 6.1(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Board of its unanimous recommendation to the Stockholders in favor of the adoption of this Agreement and the approval of the principal terms of the Merger. The Company shall use its reasonable best efforts to obtain Written Consents executed by each Stockholder as promptly as reasonably practicable after the execution and delivery hereof.

(c) Promptly after the date hereof but after the filing of the Company Charter Amendment with the Secretary of State of the State of Delaware, the Company shall prepare and mail to each Stockholder other than the Principal Stockholders who have already delivered Written Consents, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL and (iii) an information statement to the Stockholders in connection with solicitation of their signatures to the Written Consent. The information statement will be provided by the Company to Stockholders prior to soliciting Written Consents from such Stockholders. The Stockholder Notice shall include (x) a statement to the effect that the Board has unanimously recommended that the Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Mergers and (y) such other information as Parent and the Company may agree is required or advisable under applicable Law to be included therein. Prior to its mailing, the Company will obtain Parent’s written approval (not to be unreasonably withheld, conditioned or delayed) to the form and substance of the Stockholder Notice, and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the prior written approval of Parent. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or advisable to be included under applicable Law in the Stockholder Notice or in any amendment or supplement thereto, and Parent and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto. Parent agrees that information that is provided by Parent about Parent, and the Company agrees that information that is provided by the Company about the Company, for inclusion in the Stockholder Notice, shall not contain any untrue statement of a material fact and shall not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are being made, not be misleading.

(d) The Company shall cause to be filed with the Secretary of State of the State of Delaware the Company Charter Amendment no later than the first Business Day after the date of this Agreement.

6.2 No Solicitation.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not and will cause its Subsidiaries not to, and the Company will not authorize or permit any of its or its Subsidiaries’ respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of the Stockholders, or (vi) enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would prevent, delay or impair, or would reasonably be expected to prevent, delay or impair, the consummation of the Mergers or the other transactions contemplated herein. The Company will, and will cause its Subsidiaries and its and their respective Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or any of its Subsidiaries or their respective businesses in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Company or any of its Subsidiaries or their respective businesses previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Subsidiaries, or any of its or their respective Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.2 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.2.

(b) The Company shall immediately (but in any event, within 24 hours) notify Parent orally and in writing after receipt by the Company or any of its Subsidiaries (or, to the knowledge of the Company, by any of its or its Subsidiaries’ respective Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for non-public information relating to the Company or any of its Subsidiaries or for access to any of the properties, books or records of the Company or any of its Subsidiaries by any Person or Persons other than Parent and its Representatives. Except to the extent expressly prohibited by confidentiality obligations binding on the Company prior to August 11, 2017, such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request; provided that if the Company is subject to any such existing confidentiality obligations, the Company shall provide a summary of the terms of, or as much information about the terms set forth in, such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request such that the disclosure would not reasonably be determined to be a breach under such confidentiality obligation. Except to the extent expressly prohibited by confidentiality obligations binding on the Company prior to August 11, 2017, the Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.

6.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement and the Related Agreements or the effectuation of the transactions contemplated hereby and thereby, shall be governed by the terms of that certain Mutual Nondisclosure Agreement, dated May 19, 2017 (the “Confidentiality Agreement”), by and between the Company and Parent, and all such information shall be deemed “Proprietary Information” under the Confidentiality Agreement. The Securityholders’ Representative hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement as a “Recipient” (as such term is defined in the Confidentiality Agreement) with respect to the information it receives regarding this Agreement, the Mergers and the other transactions contemplated hereby to the same extent as if the Securityholders’ Representative were a party thereto; provided that the Securityholders’ Representative will not be required to return or destroy any information prior to such time as its responsibilities in connection with the transactions contemplated by this Agreement are complete. With respect to the Securityholders’ Representative, as used in the Confidentiality Agreement, the term “Proprietary Agreement” shall include information relating to this Agreement, the Mergers and the other transactions contemplated hereby received by the Securityholders’ Representative, at any time prior to, at or after the Closing, including in respect of any post-closing adjustments to the Merger Consideration pursuant to Section 2.10 and any claim for indemnification in accordance with and subject to the terms of Article VII hereof. Notwithstanding anything to the contrary contained in Section 5 of the Confidentiality Agreement, the obligations of the Securityholders’ Representative with respect to the Confidentiality Agreement shall extend to all Proprietary Information obtained by the Securityholders’ Representative at any time during its engagement; provided, however, that notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following Closing, the Securityholders’ Representative shall be permitted to: (i) after the public announcement of the Mergers, publicly announce that it has been engaged to serve as the Securityholders’ Representative in connection with the Mergers as long as such announcement does not disclose any of the other terms of the Mergers or the other transactions contemplated herein; and (ii) disclose information as required by law or to employees, advisors or consultants of the Securityholders’ Representative and to the Indemnifying Parties, in each case who have a need to know such information in connection with the performance by the Securityholders’ Representative of its obligations hereunder, provided that such persons either (A) agree to observe the terms of this Section 6.3 or (B) are bound by obligations of confidentiality to the Securityholders’ Representative of at least as high a standard as those imposed on the Securityholders’ Representative under this Section 6.3.

6.4 Public Disclosure.

(a) Until the earlier of the termination of this Agreement pursuant to Section 8.3 and the Effective Time, the Company shall not (and the Company will use its reasonable best efforts to cause the Stockholders and the Company’s Representatives not to), directly or indirectly, issue any press release or public announcement regarding the subject matter of this Agreement or the transactions contemplated hereby, without the consent of Parent; provided that the obligations of the Company under this Section 6.4(a) or under the Confidentiality Agreement shall not apply to information which is required to be disclosed by Law or judicial or regulatory process, and in the event of any conflict between this Agreement and the Confidentiality Agreement, this Agreement shall control; provided, however, that in such case, the Company shall, to the extent permitted by Law, notify Parent prior to disclosure to allow Parent to take appropriate measures to preserve the confidentiality of such information; provided further that, in the event of the termination of this Agreement pursuant to Section 8.3, the forgoing shall not limit or modify in any way the Company’s obligations under the Confidentiality Agreement, except with respect to the Company’s ability to disclose information required to be disclosed by Law or judicial or regulatory process, which shall be governed solely by this Section 6.4(a) and not by the Confidentiality Agreement.

(b) Until the earlier of the termination of this Agreement pursuant to Section 8.3 and the Effective Time, Parent and MergerCos shall not (and Parent and MergerCos will use their respective reasonable best efforts to cause their Representatives not to), directly or indirectly, issue any press release or public announcement regarding the subject matter of this Agreement or the transactions contemplated hereby, without the consent of the Company; provided that the obligations of Parent and MergerCos under this Section 6.4(b) or under the Confidentiality Agreement shall not apply to information which is required to be disclosed by Law, judicial or regulatory process or the rules and regulations of any applicable stock exchange, and in the event of any conflict between this Agreement and the Confidentiality Agreement, this Agreement shall control; provided further that, in the event of the termination of this Agreement pursuant to Section 8.3, the forgoing shall not limit or modify in any way the obligations of Parent or MergerCos under the Confidentiality Agreement, except with respect to Parent’s ability to disclose information required to be disclosed by Law or judicial or regulatory process, which shall be governed solely by this Section 6.4(b) and not by the Confidentiality Agreement.

(c) Promptly following the execution hereof, Parent and the Company shall issue a joint press release announcing the signing of this Agreement, the text of which shall be mutually agreed to by Parent and the Company.

6.5 Expenses; Change in Control Payments.

(a) Unless otherwise agreed to herein, all fees and expenses incurred in connection with the Merger, Change in Control Payments and executive, contractual and statutory severance obligations, shall be the obligation of the respective party incurring such fees and expenses. All fees, costs and expenses, to the extent paid or payable by any Person, including the Company or, any of its Representatives, for which the Company is or may become liable as a result of, or in connection with, this Agreement, the Mergers or the other transactions contemplated hereby, based on any Contract or arrangement entered into by the Company prior to the Effective Time, shall be considered “Transaction Expenses”, including the following to the extent arising out of any such Contract or arrangement: (i) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the preparation, negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all processes conducted by the Company designed to lead to the transactions contemplated hereby or similar transactions, including any processes that involved other potential acquirers of all or any portion of the Company; (ii) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with this Agreement and the transactions contemplated hereby and (iii) any other amounts paid or payable to third parties engaged by the Company prior to the Effective Time in connection with this Agreement and the transactions contemplated hereby, including any costs and expenses associated with any data room, the D&O Tail Policy or similar policy costs and expenses. Notwithstanding the foregoing, Transaction Expenses shall not include any Change in Control Payments, any Non-Continuing Employee Severance Amounts or any Taxes.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent: (i) a statement of Transaction Expenses estimated to be unpaid as of the Closing Date in a form reasonably acceptable to Parent (the “Statement of Estimated Expenses”) and (ii) a statement of Change in Control Payments estimated to be unpaid as of the Closing Date in a form reasonably satisfactory to Parent (the “Estimated Change in Control Payments Statement”) and (iii) a statement of Pre-Closing Taxes estimated as of the Closing Date in a form reasonably satisfactory to Parent, showing detail of the unpaid Pre-Closing Taxes incurred and expected to be incurred by the Company (including any Pre-Closing Taxes anticipated to be payable after the Closing but excluding any Reserved Taxes) (the “Estimated Pre-Closing Taxes Statement”).

(c) Any Unpaid Transaction Expenses incurred or to be incurred by the Company that are not reflected on the Statement of Estimated Expenses (“Additional Transaction Expenses”) and any Unpaid Change in Control Payments incurred or to be incurred by the Company that are not reflected on the Estimated Change in Control Payments Statement (“Additional Change in Control Payments”) and any unpaid Pre-Closing Taxes incurred or to be incurred by the Company (other than Reserved Taxes) that are not reflected on the Estimated Pre-Closing Taxes Statement shall, in each case, be subject to indemnification as contemplated in Article VII.

6.6 Spreadsheet; Allocation. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) which includes, among other things, as of the Closing Date:

(a) with respect to each Stockholder or holder of Company Options, as applicable: (i) such Person’s address and, if available to the Company, social security number (or tax identification number, if applicable), (ii) the number of shares of each class and series of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, if applicable, (iv) the respective date(s) of acquisition of such shares, if applicable, (v) the number of shares of Company Capital Stock issuable upon the exercise of any Eligible Company Options held by such Person, (vi) the number of shares of Company Common Stock issuable upon the exercise of any Unvested Options held by such Person, (vii) the number of shares of Company Restricted Stock held by such Person, (viii) the Pro Rata Portion applicable to such Person, (ix) the number of Parent Shares issuable to such Person at the Closing, (x) the aggregate amount of cash to be paid to such Person at the Closing, (xi) the number of Parent Shares issuable to such Person upon the exercise of any options to purchase Parent Shares in respect of Unvested Options assumed or replaced by Parent pursuant to Section 2.7(b), (xii) the amount of restricted cash payable to such Person in respect of Company Restricted Stock pursuant to Section 2.6(a)(v), (xiii) the amount of Escrow Cash and Escrow Shares to be contributed to the Escrow Account on behalf of such Person, (xiv) the portion of the Expense Amount to be contributed on behalf of such Person, (xv) the amount of Parent Shares comprising the Deferred Merger Consideration on behalf of such Person, (xvi) any amounts required to be withheld with respect to payments made at Closing, (xvii) the aggregate exercise price in respect of all Eligible Company Options outstanding immediately prior to the Effective Time, (xviii) whether such Person is a Non-Employee Optionholder; (xix) whether such Person is a Continuing Employee providing services in the Republic of India; (xx) if such Person is a Deferred Merger Consideration Employee, the portion of the Deferred Merger Consideration payable and the Consideration Percentage applicable to such Deferred Merger Consideration Employee; and (xxi) such other information relevant thereto or that Parent may reasonably request, in each case in accordance with the payments set forth in Section 2.6 and Section 2.7; and

(b) the calculation of: (i) the Base Purchase Price (assuming no Closing Adjustment Amount Overpayment or Closing Adjustment Amount Underpayment), (ii) the aggregate number of outstanding shares of Company Common Stock, (iii) the aggregate number of outstanding shares of Series A Preferred Stock, (iv) the aggregate number of outstanding shares of Series B Preferred Stock, (v) the Fully Diluted Share Number, (vi) the total number of Escrow Shares and total amount of Escrow Cash, (vii) the Per Share Amount, (viii) the Per Share Preferred Cash Amount, (ix) the Per Share Preferred Stock Amount and (x) the Deferred Fully Diluted Share Number.

(c) The Company shall cooperate with Parent in supplying any information Parent may reasonably request in order to verify the amounts reflected on such Spreadsheet and shall update the Spreadsheet prior to the Closing to reflect any changes to the information set forth thereon between the time of delivery and the Closing. The Spreadsheet as so updated and with any changes thereto as agreed by the Company and Parent prior to the Closing, shall be certified as complete and correct as of the Closing by the Company’s Chief Executive Officer and Chief Financial Officer. Nothing in this Section 6.6, including the fact that Parent and the Company may agree to changes to any information set forth on the Spreadsheet, shall in any way limit the right of any Parent Indemnified Party to be indemnified for any inaccuracies on such Spreadsheet pursuant to Article VII.

6.7 Transfer Taxes. The Indemnifying Parties, shall indemnify the Parent Indemnified Parties for any and all sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, stamp, recording, registration, conveyance and similar Taxes and fees incurred in connection with the Merger, including as a result of the issuance of Parent Shares and cash in exchange for Company Capital Stock (“Transfer Taxes”). The parties (other than the Securityholders’ Representative) agree to use commercially reasonable efforts to minimize any Transfer Taxes. The party required by applicable Law to file any Return with respect to Transfer Taxes shall do so and shall pay such Transfer Taxes in the time and manner prescribed by applicable Law.

6.8 Tax Matters Cooperation.

(a) The Securityholders’ Representative shall cooperate fully with Parent in connection with the filing of Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon Parent’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder or to participate in proceedings with respect to Taxes. In the event any Stockholder, the Securityholders’ Representative, or Parent receives notice of any proposed audit, claim, assessment or other dispute concerning Pre-Closing Taxes (each a “Tax Contest”), they shall promptly notify Parent or the Securityholders’ Representative, as applicable, of such matter. Parent shall not settle any Tax Contest without the Securityholders’ Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Parent shall ensure (after the Closing) the Company retains all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and abide by all record retention agreements entered into with any Tax Authority. For the avoidance of doubt, to the extent any provisions of this Section 6.8 conflict with Article VII, the provisions of this Section 6.8 shall control.

(b) Following the Closing Date, prior to Parent making any claim for indemnification in respect of Reserved Taxes, each of Parent, the Company Entities and the Securityholders’ Representative shall use commercially reasonable efforts, and Securityholders’ Representative shall cooperate fully with Parent, to obtain reimbursement of any amount of Reserved Taxes from the Company Entities’ applicable customers that are required to reimburse a Company Entity for such amounts; provided, that none of Parent, the Company Entities or any of their Affiliates shall have any further obligation to seek reimbursement for any Reserved Taxes after 60 days following the closing Date. For the avoidance of doubt, any amounts so reimbursed from a customer (net of reasonable expenses in connection therewith) shall reduce the amount of Losses subject to indemnification in respect of Reserved Taxes.

6.9 Preparation of Returns. Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Returns for the Company Entities for all Pre-Closing Tax Periods that are required to be filed after the Closing Date and all such Returns shall be prepared consistent with past practice except as otherwise required by any applicable Law. Parent shall provide each such income or other material Return to the Securityholders’ Representative that reflects a Tax for which the Indemnifying Parties could be liable no later than twenty (20) days prior to filing and, in the case of any other material Return prepared by Buyer pursuant to this Section 6.9 that reflects a Tax for which the Indemnifying Parties could be liable, as soon as reasonably practicable, for the Securityholders’ Representative’s review and comment, and Parent shall consider any such comments in good faith prior to filing such Returns. Parent and the Company shall cooperate as necessary to effect the filing of any such Return.

6.10 Apportionment. With respect to Taxes of the Company Entities relating to a Tax period beginning before and ending after the Closing Date (a “Straddle Period”), the amount of Taxes that are allocable to the Pre-Closing Tax Period shall be determined consistent with the following: (A) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount of Pre-Closing Taxes shall be deemed to be the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and, for such purposes, the taxable period of any partnership or other pass-through entity or any “controlled foreign corporation” within the meaning of Section 957 of the Code in which the Company holds a beneficial interest shall be deemed to terminate at such time), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis and (B) in the case of any Taxes that are imposed on a periodic basis, the amount of such Pre-Closing Taxes shall be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the Straddle Period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire Straddle Period.

6.11 Certain Post-Closing Tax Actions. Without the prior written consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not and, following the Closing, shall cause each Company Entity to not (i) make, change or rescind any material Tax election of a Company Entity with respect to a Pre-Closing Tax Period, (ii) amend any Return of the Company Entities for a Pre-Closing Tax Period, (iii) file any Return of the Company Entities with respect to a Pre-Closing Tax Period in a jurisdiction in which such Company Entity did not file previously (other than a Return with an original due date (taking into account extensions) after the Closing Date filed in a jurisdiction that Parent reasonably believes the applicable Company Entity is required to file in, which Return, for the avoidance of doubt, shall be subject to Section 6.9), (iv) engage in any voluntary disclosure or similar process with a Governmental Authority with respect to Taxes or Returns of the Company Entities in each case for a Pre-Closing Tax Period, or (v) extend the statute of limitations with respect to any Tax of a Pre-Closing Tax Period, in each case that would reasonably be expected to have the effect of increasing the Tax liability of any Company Entity in respect of any Pre-Closing Tax Period with respect to which the Indemnifying Parties are liable under this Agreement.

6.12 Repayment of Company Debt. At or prior to the Closing, the Company shall have taken all actions necessary for the repayment or prepayment of all of the Company Debt listed on Schedule 6.12, including the obtaining of any required Payoff Letters and making all appropriate arrangements for the prepayment or repayment thereof (including the preparation of all documentation and the provision of all endorsements required or reasonably necessary therefor, and arranging for the release of all Liens, financing statements or other security interests relating thereto).

6.13 Termination of Plans. The Company and any ERISA Affiliate shall, as applicable, terminate, or cease participation in, effective as of no later than the day immediately preceding the Closing Date, any and all group severance, separation or salary continuation plans, programs or arrangements and any and all Company Employee Plans intended to include a Code Section 401(k) arrangement and any and all Company Employee Plans intended to meet the requirements of Code Section 125 (each a “Terminated Plan”) (unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that such plans shall not be terminated or participation shall not be ceased). The Company shall, as applicable, provide Parent with evidence that the Company no longer participates in such Terminated Plan(s) or that such Terminated Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Terminated Plan(s) as Parent may reasonably require. In the event that termination of any Terminated Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then such charges and/or fees shall be deemed to be Transaction Expenses, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent.

6.14 Employee Matters. Within five (5) Business Days of the date of this Agreement, Parent or an Affiliate of Parent shall offer each employee of the Company or any Subsidiary, other than the Key Employees, employment by Parent or an Affiliate of Parent as a Continuing Employee to be effective on or after the Closing Date. Such employment will: (i) be set forth in an offer letter in Parent’s or the relevant Affiliate’s modified standard form, (ii) be subject to compliance with Parent’s or the relevant Affiliate’s applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement, (iii) have terms, including the position and salary, which will be determined by Parent, (iv) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been eligible, and (v) supersede any prior express or implied employment agreements, arrangements, representations, or offer letter in effect prior to the Closing Date. Prior to the Closing, the Company shall terminate the employment or consulting services of each individual who is a Non-Continuing Employee, effective as of no later than immediately prior to the Closing. The Company shall pay all severance pay or benefits (including but not limited to any acceleration of vesting) to (A) each Non-Continuing Employee who is provided a Qualifying Offer by Parent or an Affiliate of Parent who does not accept such Qualifying Offer prior to Closing, (B) each Non-Continuing Employee who the Company elects to terminate prior to the Closing (and not at the direction or request of Parent) and (C) each Non-Continuing Employee who has failed to satisfy Parent’s customary employee background investigation (such amounts “Non-Continuing Employee Severance Amounts”). The Company shall use reasonable best efforts to obtain a release reasonably satisfactory to Parent from each Non-Continuing Employee (it being understood that the Company shall have no obligation to pay any consent fee, payment or other consideration in connection with obtaining such release). The term “Non-Continuing Employee Severance Amounts” shall not include any amounts incurred by any Company Entity for actions taken with respect to such Non-Continuing Employee at the direction of the Parent. Any Employee who is provided a Qualifying Offer by Parent or an Affiliate of Parent who does not accept such Qualifying Offer prior to the Closing will be terminated by the Company prior to the Closing and such Employee will be a Non-Continuing Employee and, for the avoidance of doubt, any severance pay or benefits (including but not limited to any acceleration of vesting) with respect to such termination shall be deemed Non-Continuing Employee Severance Amounts. Except to the extent set forth on Schedule 6.14 hereof (which amounts set forth on said Schedule 6.14 shall constitute Non-Continuing Employee Severance Payments), Parent shall pay all severance pay or benefits (including but not limited to any acceleration of vesting) to (1) each Non-Continuing Employee who is not provided a Qualifying Offer by Parent or an Affiliate of Parent (except for any such Non-Continuing Employee described in clauses (B) and (C) above) prior to Closing or any Non-Continuing Employee who Parent directs or requests the Company to terminate prior to Closing and (2) each Continuing Employee who accepts a Qualifying Offer by Parent or an Affiliate of Parent and is terminated or resigns following the Closing, and the foregoing amounts in (1) and (2) shall not constitute Non-Continuing Employee Severance Amounts.

6.15 Indemnification of Covered Persons.

(a) Parent agrees that all rights to indemnification, exculpation and advancement of expenses for acts or omissions occurring on or prior to the Closing existing as of the date of this Agreement in favor of the current or former directors (including their directors, officers, partners, employees, agents, spouses and controlling Persons), officers or other employees of the Company currently indemnified by the Company (collectively, the “Covered Persons”) as provided by statute or in the Charter Documents of the Company or the indemnity agreements listed on Schedule 6.15(a) will survive the transactions contemplated by the terms of this Agreement and will continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing, and the Company will honor, or Parent shall cause the Surviving Company or any subsequent successor of the Surviving Company to honor, the foregoing indemnification, exculpation and advancement of expenses obligations of the Company for acts or omissions by such Covered Persons occurring on or prior to the Closing.

(b) At or prior to the Closing, the Company will purchase a prepaid directors’ and officers’ liability insurance “run-off policy” with a claims period of six years from the Closing Date, for the benefit of the Covered Persons with respect to their acts and omissions as directors, officers and employees of the Company occurring prior to the Closing (the “D&O Tail Policy”). The costs of the D&O Tail Policy shall be included in the Transaction Expenses of the Company. In all cases, and not withstanding anything to the contrary contained herein, the Covered Persons shall first seek recourse against the D&O Tail Policy in connection with claims for indemnification for acts or omissions occurring on or prior to the Closing prior to seeking recourse against the Company for such indemnification.

(c) The provisions of this Section 6.15 are (i) intended to be for the benefit of, and will be enforceable by, each Covered Person, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons will be third party beneficiaries of this Section 6.15, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise

6.16 Section 280G Stockholder Approval. As soon as reasonably practicable following the execution of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, the Company shall use reasonable best efforts to (a) obtain from each Person who might receive a 280G Payment (as defined below) an executed waiver that shall provide that if the requisite stockholder approval under Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) is not obtained, no Section 280G Payment shall be payable to or retained by such disqualified individual (each, a “280G Waiver”), and (b) submit to the Stockholders for approval (in a manner reasonably satisfactory to the Parent) by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code of any payments and/or benefits that may, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“280G Payments”), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a vote of the Stockholders was solicited in conformance with Section 280G, and (ii) either (A) the requisite stockholder approval was obtained with respect to any 280G Payments that were subject to the stockholder vote (the “280G Approval”), or (B) the 280G Approval was not obtained and, as a consequence, that such 280G Payments shall not be made or provided pursuant to the 280G Waivers. All materials and waivers to be submitted to the Stockholders pursuant to this Section 6.16 shall be subject to review and approval by Parent (provided that such approval shall not be unreasonably withheld, conditioned or delayed).

6.17 Contract Consents, Amendments and Terminations.

(a) The Company shall: (i) use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to the Contracts that are listed on Schedule 6.17(a)(i) as are required thereunder in connection with the Mergers for any such Contracts to remain in full force and effect without limitation, modification or alteration after the Second Effective

Time (the “Requested Consents”), and (ii) use its commercially reasonable efforts to provide all notices required under the Contract that are listed on Schedule 6.17(a)(ii) as are required thereunder in connection with the Mergers for any such Contracts to remain in full force and effect without limitation, modification or alteration after the Second Effective Time (the “Required Notices”). The Requested Consents and Required Notices will be in form and substance reasonably satisfactory to Parent. In the event the express terms of any such Contract contain an obligation to pay any consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty) in connection with obtaining the Requested Consent or providing the Required Notice with respect thereto, the Company shall be responsible for making all such payments or providing such additional security, and such payments shall be deemed Transaction Expenses for purposes of this Agreement. For the avoidance of doubt, the Company shall have no obligation to pay any consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty) in connection with obtaining the Requested Consent or providing the Required Notice with respect thereto, unless the express terms of any such Contract contain such an obligation. In the event the First Merger does not close for any reason, Parent shall not have any Liability to the Company, the Stockholders or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such consents waivers and approvals and delivering such notices.

(b) The Company shall use its commercially reasonable efforts to modify each of the Contracts listed on Schedule 6.17(b) hereto in the manner set forth on Schedule 6.17(b) hereto (the “Required Modifications”) effective as of and contingent upon the Closing, so that the required modifications are in effect as of immediately prior to the Effective Time. The Required Modifications shall be in form and substance reasonably satisfactory to Parent. In the event the express terms of any such Contract contain an obligation to pay any modification fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty) in connection with the Required Modification thereof, the Company shall be responsible for making all such payments or providing such additional security, and such payments shall be deemed Transaction Expenses for purposes of this Agreement. For the avoidance of doubt, the Company shall have no obligation to pay any modification fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty) in connection with obtaining a Required Modification, unless the express terms of any such Contract contain such an obligation. In the event the First Merger does not close for any reason, Parent shall not have any Liability to the Company, the Stockholders or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such modifications, unless otherwise expressly provided for in the Contract.

(c) The Company shall use its commercially reasonable efforts to terminate each of the Contracts listed on Schedule 6.17(c) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately prior to the Effective Time. Any documentation or instrument entered into by the Company in connection with the termination of the Terminated Agreements shall be in form and substance reasonably satisfactory to Parent. In the event the express terms of any such Contract contain an obligation to pay any termination fee or any other consideration or provide any additional security (including a guaranty) in connection with terminating the Contract, the Company shall, subject to obtaining the consent of Parent, be responsible for making all such payments or providing such additional security, and such payments shall be deemed Transaction Expenses for purposes of this Agreement. For the avoidance of doubt, the Company shall have no obligation to pay any termination fee or any other consideration or provide any additional security (including a guaranty) in connection with terminating such Contract, unless the express terms of any such Contract contain such an obligation. In the event the First Merger does not close for any reason, Parent shall not have any Liability to the Company, the Stockholders or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such terminations unless otherwise expressly provided for in the Contract.

6.18 Efforts to Consummate Transaction.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law and otherwise to consummate the transactions contemplated by this Agreement, including the obtaining of all necessary actions or nonactions, waivers, consents, authorizations, approvals and expirations of all applicable waiting periods from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to obtain an approval, consent, authorization, expiration of all applicable waiting periods or waiver from, or to avoid an action or other proceeding by, any Governmental Authorities

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.18, each of Parent and the Company shall: (i) provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than five (5) Business Days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any other Antitrust Laws, and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Authority. The Company has provided Parent with all information requested by Parent to evaluate which Governmental Authorities shall require antitrust filings. Parent will pay any filing fees required to be paid to any Governmental Antitrust Authority under this section.

(c) Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Laws), nothing in this Agreement shall require Parent or any of its Affiliates to, nor shall the Company or any of its Affiliates without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or any of their respective Affiliates. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Affiliates be obligated to litigate or participate in the litigation of any proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Order: (i) challenging or seeking to make illegal, delay or otherwise directly or indirectly restrain or prohibit consummation of this Agreement or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Affiliates any damages in connection therewith; or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Affiliates or Parent or any of its Affiliates or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Affiliates or Parent or any of its Affiliates, in each case as a result of or in connection with this Agreement or any of the other transactions contemplated by this Agreement.

(d) Subject to applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall: (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any antitrust filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement; (ii) promptly inform each other of any substantive communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Antitrust Authority; and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent on the one hand nor the Company on the other hand shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company.

6.19 Required Financials. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent the following financial statements (collectively, the “Required Financials”):

(i) an unaudited consolidated balance sheet of the Company as of July 31, 2016, and the related consolidated statements of operations, statements of stockholders’ deficit and statements of cash flows for the six (6) months then ended including footnotes;

(ii) an unaudited consolidated balance sheet of the Company as of July 31, 2017, and consolidated statements of operations, statements of stockholders’ deficit and statements of cash flows for the six (6) months then ended including footnotes; and

(iii) unaudited monthly or quarterly trial balances for the seventeen months beginning February 1, 2016 and ending on July 31, 2017.

The Required Financials (i) shall be prepared in accordance with GAAP consistently applied with the 2017 Financials, (ii) shall be prepared in accordance with the review requirements of the Company’s external auditor, and (iii) shall be certified by the Chief Financial Officer on behalf of the Company as having been prepared in accordance with the foregoing principles.

6.20 Joinder Agreements; Investor Questionnaires. Promptly following the execution hereof and until the Effective Time, the Company will use reasonable best efforts to obtain (i) executed Joinder Agreements from each of the Indemnifying Parties who did not execute and deliver a Joinder Agreement concurrently with the execution hereof and (ii) completed Investor Questionnaires from each holder of Company Preferred Stock or each holder of Company Restricted Stock held by Deferred Merger Consideration Employees, in either case, who did not execute and deliver an Investor Questionnaire concurrently with the execution hereof.

6.21 Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Legends.

(a) Each of the parties hereto (other than the Securityholders’ Representative) shall use its reasonable best efforts to cause the issuance of all Parent Shares contemplated by this Agreement in connection with the Merger to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.

(b) The Parent Shares constitute “restricted securities” under the Securities Act, and may not be Transferred absent registration under the Securities Act or an exemption therefrom, and any such Transfer shall be subject to compliance with applicable state securities laws. A Stockholder that receives Parent Shares may, (i) if it is a partnership, transfer the Parent Shares for no consideration to its partners (provided that each was a partner at the Effective Time) in accordance with such partnership interests, or (ii) if it is a limited liability company, transfer the Parent Shares for no consideration to its members in accordance with their interest in the limited liability company (provided that each was a member at the Effective Time); provided that in each case (x) such transferring Stockholder shall give Parent written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; and (y) such transferee shall agree in writing, in form and substance reasonably satisfactory to Parent, to be bound by the restrictions on Transfer set forth in this Agreement.

(c) Each Stockholder receiving Parent Shares and every transferee or assignee of any Parent Shares from a Stockholder or any transferee or assignee of any Stockholder shall be bound by and subject to the terms and conditions of this Section 6.21, and Parent may require, as a condition precedent to the transfer of any Parent Shares subject to this Section 6.21 that the transferee agrees in writing to be bound by, and subject to, all the terms and conditions of this Section 6.21.

(d) To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required (a) to transfer on its books any Parent Shares that have been sold or otherwise Transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Parent Shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Parent Shares has been purportedly so transferred.

(e) Each book-entry security entitlement representing any Parent Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Stockholder in accordance with the terms hereof shall bear the following legends (in addition to any other legends required by law, Parent’s certificate of incorporation, Parent’s bylaws or any other agreement to which such Stockholder is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

6.22 S-3 Registration Statement. Following the Effective Time, and subject to the terms and conditions of the Registration Rights Agreement, Parent shall file a registration statement on Form S-3 (which shall be an automatic shelf registration statement if Parent is then eligible to use such form) with the Securities and Exchange Commission to register the resale of the Parent Shares issued to Stockholders.

6.23 S-8 Registration Statement. Parent will cause the Parent Shares issuable upon exercise of the Unvested Options being assumed by Parent to be registered with the SEC on Form S-8 as soon as reasonably practicable following the first meeting of the board of directors of the Parent following the Closing Date, or to be registered under an existing Form S-8 of Parent, will exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Unvested Options remain outstanding and will reserve a sufficient number of Parent Shares for issuance upon exercise or settlement thereof. If so requested by Parent, the Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of any such registration statement.

6.24 Promised Options. As soon as reasonably practicable following the Effective Time, Parent will grant to each holder of Promised Options restricted stock units or reasonably equivalent cash awards, with an aggregate value equal to the aggregate Promised Options Value of such holder’s Promised Options.

6.25 Penetration Test. Between the date hereof and the Closing, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, such actions as are necessary to assist and cooperate with the Cyence Insurance Application – Application Penetration Test by AppSec Consulting, Inc. (the “Penetration Test”) and to remediate in a commercially reasonable manner any security vulnerabilities discovered as a result of the Penetration Test.

6.26 Indian Subsidiary. The Company shall use its commercially reasonable efforts, and shall cause the Indian Subsidiary to use its commercially reasonable efforts, to cooperate and coordinate with Parent, to assist Parent with (i) the stamping and registration in India of any lease agreement or other material agreements that require such stamps or registration to be enforceable in India and (ii) the filing of any foreign exchange control regulation filings required by applicable Law in India.

6.27 Employee Notes. The Company shall use commercially reasonable efforts to cause the holders of all of the Employee Notes to repay amounts owed to the Company pursuant thereto at or prior to the Closing.

ARTICLE VII

Survival of Representations, Warranties and Covenants; Indemnification; Escrow

7.1 Survival of Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall survive until the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties of the Company contained in Section 3.1 (Organization of the Company), Section 3.2 (Company Capital Structure), Section 3.3 (Subsidiaries), Section 3.4 (Authority and Enforceability), Section 3.5 (No Conflict), Section 3.13 (Intellectual Property), Section 3.20 (Brokers’ and Finders’ Fees; Transaction Expenses), and Section 3.21 (Employee Benefit Plans and Compensation), shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, however, that the representations and warranties of the Company contained in Section 3.11 (Taxes) shall survive the Closing and shall remain in full force and effect until the date that is sixty (60) calendar days immediately following the expiration of the applicable statutes of limitations relating to the subject matter of such representations and warranties (including any extensions or waivers thereof); provided, further, that in the event of any fraud, intentional misrepresentation or willful misconduct with respect to any representations or warranties of the Company set forth in this Agreement, such representations and warranties shall survive the Closing and shall remain in full force and effect until the date that is sixty (60) calendar days immediately following the expiration of the applicable statutes of limitations relating to such fraud, intentional misrepresentation or willful misconduct, as the case may be (including any extensions or waivers thereof); and, provided, further, that if a Claim Certificate is delivered by Parent with respect to a representation and warranty on or prior to the end of the applicable survival period, such representation and warranty shall survive as to such claim beyond the applicable survival period until such claim has been finally resolved. The covenants and agreements contained in this Agreement that are to be performed or complied with by the Company prior to the Closing shall survive until the date that is three (3) years from the Closing Date; provided, that in the event of any fraud, intentional misrepresentation or willful misconduct with respect to any such covenant, such covenant shall survive the Closing and shall remain in full force and effect until the date that is sixty (60) calendar days immediately following the expiration of the applicable statutes of limitations relating to such fraud, intentional misrepresentation or willful misconduct, as the case may be (including any extensions or waivers thereof); provided, further, that if a Claim Certificate is delivered by Parent with respect to any such covenant on or prior to the end of the applicable survival period, such covenant shall survive as to such claim beyond the applicable survival period until such claim has been finally resolved. The indemnification obligations with respect to (a) Section 7.2(a)(i) and Section 7.2(a)(viii) with respect to Third Party Claims alleging the occurrence of facts or circumstances that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification pursuant to Section 7.2(a)(i) shall survive until the date the underlying representation and warranty survives (giving effect to any extensions of such survival date in the event of any pending claims as contemplated above), (b) Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(vii), and Section 7.2(a)(viii) with respect to Third Party Claims alleging the occurrence of facts or circumstances that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification pursuant to Section 7.2(a)(ii), Section 7.2(a)(iii) or Section 7.2(a)(vii) shall survive until the date that is three (3) years from the Closing Date, (d) Section 7.2(a)(iv), Section 7.2(a)(v) and Section 7.2(a)(vi), and Section 7.2(a)(viii) with respect to Third Party Claims alleging the occurrence of facts or circumstances that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification pursuant to Section 7.2(a)(iv), Section 7.2(a)(v) or Section 7.2(a)(vi), shall survive until the date that is sixty (60) calendar days immediately following the expiration of the statute of limitations relating to the subject matter underlying the indemnifiable matter (including any extensions or waivers thereof), (e) Section 7.2(a)(ix) shall survive until the date that is eighteen (18) months from the Closing Date and (f) Section 7.2(a)(x) shall survive for the time period with respect to the applicable claim specified in Schedule 7.2(a)(x); provided, further, that if a Claim Certificate is delivered by Parent with respect to any indemnification obligation on or prior to the end of the applicable survival period, such indemnification obligation shall survive as to such claim beyond the applicable survival period until such claim has been finally resolved.). It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 7.1 is different than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be change to the survival period contemplated by this Agreement. All representations and warranties made by Parent in this Agreement shall expire at the Closing.

7.2 Indemnification.

(a) Subject to the limits set forth in this Article VII, from and after the Closing, by virtue of the First Merger and in consideration of the right to receive the applicable portions of the Merger Consideration with respect to shares of Company Capital Stock (excluding Company Restricted Stock held by Stockholders other than Deferred Merger Consideration Employees) and Eligible Company Options by such Persons, the Indemnifying Parties shall severally and not jointly, in accordance with their respective Pro Rata Portions, indemnify, defend and hold harmless Parent, MergerCos and their Representatives (collectively, the “Parent Indemnified Parties”) from and against any and all losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, Taxes, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such fees and expenses incurred in connection with investigating, defending against or settling any of the foregoing and the reasonable costs and expenses of enforcing the indemnification rights of the Parent Indemnified Parties hereunder (collectively, “Losses”), that the Parent Indemnified Parties or any of them suffer, sustain or incur resulting from or arising out of:

(i) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement or the Closing Certificates;

(ii) any non-fulfillment, nonperformance or other breach by the Company of any covenant, undertaking or other agreement applicable to them that is contained in this Agreement;

(iii) any inaccuracies in the Spreadsheet;

(iv) any Stakeholder-Related Claims and any Dissenting Share Payments;

(v) any fraud, intentional misrepresentation or willful misconduct that is committed by or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby;

(vi) any Pre-Closing Taxes that were not accurately reflected in the Estimated Pre-Closing Taxes Statement as unpaid Pre-Closing Taxes or paid over in accordance with Section 6.7, other than Pre-Closing Taxes arising from actions by Parent or its Affiliates on the Closing Date after the Closing that are outside the ordinary course of business and otherwise not contemplated by this Agreement;

(vii) without duplication, any Additional Transaction Expenses and Additional Change in Control Payments;

(viii) subject to the requirements of Section 7.4, defending and settling any Third Party Claim alleging the occurrence of facts or circumstances that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification pursuant to this Article VII;

(ix) any claims in connection with the termination of any Non-Continuing Employee (including, but not limited to any severance) other than a Non-Continuing Employee for whom Parent is responsible for severance obligations in accordance with clause (1) of the last sentence of Section 6.14; and

(x) any matters disclosed on Schedule 7.2(a)(x).

(b) Notwithstanding anything in this Agreement to the contrary, for purposes of the parties’ indemnification obligations under this Article VII, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified as to “material,” “materiality,” “material respects,” “Company Material Adverse Effect”, “Parent Material Adverse Effect”, or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

7.3 Limitations on Indemnification.

(a) Subject to Section 7.3(c), the maximum liability for indemnification for Losses under (i) Section 7.2(a)(i) for any inaccuracy or breach of any of the General Representations, under Section 7.2(a)(viii) with respect to Third Party Claims alleging the occurrence of facts or circumstances that, if true, would entitle a Parent Indemnified Party to indemnification pursuant to Section 7.2(a)(i) for inaccuracy or breach of a General Representation and under Section 7.2(a)(ix) shall be an aggregate amount equal to the lesser of (x) Thirty-Four Million Three Hundred Seventy-Five Thousand Dollars ($34,375,000) and (y) the amount that, when added to the aggregate amount of Losses recovered by Parent Indemnified Parties with respect to the matters subject to the Specified Indemnification Cap under clause (ii) of this Section 7.3(a), equals Sixty-Eight Million Seven Hundred Fifty Thousand Dollars ($68,750,000) ((x) or (y), as applicable, the “General Indemnification Cap”), (ii) Section 7.2(a)(i) for any inaccuracy or breach of any of the Specified Representations and under Section 7.2(a)(viii) with respect to Third Party Claims alleging the occurrence of facts or circumstances that, if true, would entitle a Parent Indemnified Party to indemnification pursuant to Section 7.2(a)(i) for inaccuracy or breach of a Specified Representation shall be an aggregate amount equal to Sixty-Eight Million Seven Hundred Fifty Thousand Dollars ($68,750,000) minus the aggregate amount of Losses recovered by Parent Indemnified Parties with respect to the matters subject to the General Indemnification Cap under clause (i) of this Section 7.3(a) (the “Specified Indemnification Cap”) and (iii) Section 7.2(a)(i) for any inaccuracy or breach of any of the Fundamental Representations, Section 7.2(a)(ii) through Section 7.2(a)(vii), and Section 7.2(a)(viii) with respect to Third Party Claims other than those subject to the General Indemnification Cap or the Specified Indemnification Cap under clause (i) or (ii), respectively, of this Section 7.3(a), and under Section 7.2(a)(x) (provided, that, in the case of a claim under Section 7.2(a)(x), recovery for such claim will be limited to the cap specified therefor in Schedule 7.2(a)(x)) shall be an aggregate amount equal to (A) the Merger Consideration actually received by Stockholders and holders of Eligible Company Options with respect to shares of Company Capital Stock (excluding Company Restricted Stock held by Stockholders other than Deferred Merger Consideration Employees) and Eligible Company Options pursuant to Section 2.6, Section 2.7(a) and, if applicable, Section 2.10 (inclusive, without duplication, of any portion of the Escrow Amount and Expense Amount actually received by such Indemnifying Party and amounts actually received or receivable pursuant to the Deferred Merger Consideration Agreement) minus (B) the aggregate amount of Losses recovered by Parent Indemnified Parties with respect to the matters subject to the General Indemnification Cap under clause (i) of this Section 7.3 and the Specified Indemnification Cap under clause (ii) of this Section 7.3. Parent may at its discretion seek to put in place representation and warranty insurance covering these provisions, in which case Parent shall pay fifty percent (50%) of the cost of such insurance and the remaining fifty percent (50%) shall be borne by the Company and deemed a Transaction Expense.

(b) No Losses shall be recoverable by Parent Indemnified Parties pursuant to Section 7.2(a)(i) for inaccuracies or breaches of the General Representations or under Section 7.2(a)(viii) with respect to Third Party Claims alleging the occurrence of facts or circumstances that, if true, would entitle a Parent Indemnified Party to indemnification pursuant to Section 7.2(a)(i) for inaccuracy or breach of a General Representation unless the cumulative amount of Losses suffered, sustained or incurred by the Parent Indemnified Parties with respect to all such matters exceeds One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000) (the “Basket Amount”), after which the Parent Indemnified Parties shall be entitled to recover the entire amount of such Losses (inclusive of the Basket Amount); provided, that recovery for Losses with respect to claims for fraud, intentional misrepresentation, or willful misconduct with respect to the General Representations shall not be subject to the Basket Amount and shall not be included in the determination of whether the Basket Amount has been reached.

(c) None of the Indemnifying Parties shall have any right of contribution from, nor may any Indemnifying Party seek indemnification or advancement of expenses (under Contract, pursuant to applicable Law or otherwise) from, the Company or Parent with respect to any Loss recovered by a Parent Indemnified Party.

(d) If the Closing occurs, the rights to indemnification set forth in this Article VII shall be the sole and exclusive remedy of the Parent Indemnified Parties with respect to any breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company under this Agreement or the transactions contemplated hereby, other than (1) in the case of fraud, intentional misrepresentation or willful misconduct against the Person that committed such fraud, intentional misrepresentation or willful misconduct or who had actual knowledge of such fraud, intentional misrepresentation or willful misconduct, or (2) specific performance or other injunctive relief; provided, that the foregoing shall not limit the remedies available to parties under any Related Agreements. Notwithstanding anything that may be deemed to be to the contrary set forth in this Agreement, nothing in this Article VII or elsewhere in this Agreement shall limit the liability of any Person or the remedies available to the Parent Indemnified Parties in respect of Losses arising out of, or shall bar any action against such Person (and nothing herein shall serve as a defense thereto) in relation to, any fraud, intentional misrepresentation or willful misconduct committed by such Person (or if such Person had actual knowledge of such fraud, intentional misrepresentation or willful misconduct committed by any other Person) of or in relation to this Agreement or the transactions contemplated hereby; provided, however, that no Person shall be liable or otherwise responsible for any fraud, intentional misrepresentation or willful misconduct committed by any other Person, except pursuant to Section 7.2(a)(v) or any such fraud, intentional misrepresentation or willful misconduct of which such first Person had actual knowledge.

(e) Subject to Section 7.3(c) above, (i) no Indemnifying Party shall be liable to any Parent Indemnified Party for any Loss hereunder, or with respect to any amounts payable by such Indemnifying Party in accordance with Section 2.10 with respect to any Closing Adjustment Amount Overpayment, in excess of such Indemnifying Party’s Pro Rata Portion of such Loss or amount; and (ii) the maximum liability of each Indemnifying Party for Losses hereunder and with respect to any amounts payable by such Indemnifying Party in accordance with Section 2.10 with respect to any Closing Adjustment Amount Overpayment, shall be the portion of the Merger Consideration actually received by such Indemnifying Party with respect to shares of Company Capital Stock (excluding Company Restricted Stock held by Stockholders other than Deferred Merger Consideration Employees) and Eligible Company Options pursuant to Section 2.6, Section 2.7(a) and, if applicable, Section 2.10 with respect to any Closing Adjustment Amount Overpayment (inclusive, without duplication, of any portion of the Escrow Amount and Expense Amount actually received by such Indemnifying Party and amounts actually received or receivable pursuant to the Deferred Merger Consideration Agreement). Parent shall have the right to set-off any Losses that are recoverable hereunder from the Indemnifying Parties directly from the Deferred Merger Consideration that becomes or could become vested with respect to any Deferred Merger Consideration Employee pursuant to the applicable Deferred Merger Consideration Agreement, subject to the limitations on indemnification set forth in this Article VII.

(f) The right to indemnification based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

(g) The obligations of the Indemnifying Parties to indemnify any Parent Indemnified Party for any Loss hereunder shall be reduced by the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Parties from any third parties other the Indemnifying Parties (which in each case shall be calculated net of all costs, expenses, deductibles, co-payments, retro premium obligations and premium increases attributable thereto, and all costs of collection of any such proceeds) in respect of such Losses. In the event that Parent shall put in place a representation and warranty insurance policy as contemplated by Section 7.3(a) covering the provisions of this Agreement, Parent shall use commercially reasonable efforts to recover Losses from such policy to the extent that the policy covers such Losses.

(h) Notwithstanding anything to the contrary contained herein, no Parent Indemnified Party shall be entitled to make any claim for recovery for any Loss related to or arising from (i) the amount or availability of any Tax asset or attribute of any Company Entity, (ii) the ability of any Parent Indemnified Party to utilize any Tax asset or attribute of any Company Entity following the Closing, or (iii) any Taxes imposed on any Company Entity arising from any breach of a representation or warranty contained in Section 3.11 (Taxes) for any taxable period (or portion thereof) beginning after the Closing (other than any such Losses resulting from a breach of the representations set forth in Sections 3.11(b)(xi), 3.11(b)(xiii), 3.11(b)(xiv), 3.11(b)(xix)).

(i) Subject to Section 7.3(k), a Parent Indemnified Party may assert a claim for indemnification based on or arising out of the same set of facts and circumstances under more than one provision of Section 7.2(a), and a Parent Indemnified Party shall not be foreclosed or limited from recovering under one or more such applicable provisions an amount of Losses that such Parent Indemnified Party would not be entitled to recover under another applicable provision due to the application of a survival period, basket, or other limitation on such other applicable provision that differs from, or does not apply to, the first applicable provision.

(j) Notwithstanding anything to the contrary contained herein, no Parent Indemnified Party shall be entitled to recover punitive or exemplary damages pursuant to this Article VII, unless such punitive or exemplary damages were awarded to a third Person by a Governmental Authority pursuant to a Third Party Claim for which the Indemnified Parties were entitled to indemnification pursuant to this Article VII.

(k) Notwithstanding anything to the contrary set forth herein, no Parent Indemnified Party shall be entitled to double recovery for (i) any Losses based on or arising out of the same set of facts or circumstances under more than one claim for indemnification regardless of whether such facts or circumstances would give rise to multiple bases for indemnification, and (ii) any amounts expressly included or resolved in the determination of the Base Purchase Price or the Final Closing Adjustment Amount.

7.4 Third Party Claims; Claims for Indemnification; Resolution of Conflicts; Mitigation.

(a) Third Party Claims. In the event that Parent becomes aware of a third party claim (each, a “Third Party Claim”) which Parent reasonably believes may result in a claim for indemnification pursuant to this Article VII, Parent shall notify the Securityholders’ Representative of such claim, and the Securityholders’ Representative shall be entitled on behalf of the Indemnifying Parties, at the sole option and the expense of the Indemnifying Parties, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that Securityholders’

Representative shall not have the ability, without the prior written consent of Parent, to petition, make any motion to, or take any other procedural action in connection with such Third Party Claim by or before any Governmental Authority. The failure to so notify the Securityholders’ Representative shall not relieve the Indemnifying Parties of any Liability, except to the extent the Securityholders’ Representative demonstrates that the defense of such Third Party Claim is actually and materially prejudiced thereby. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any Third Party Claim, in each case, in a commercially reasonable manner; provided, however, that Parent shall provide the Securityholders’ Representative at least fifteen (15) Business Days prior written notice of any proposed settlement of any such Third Party Claim requesting the consent of the Securityholders’ Representative with respect to such proposed settlement, and in the event that the consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld or delayed) is not obtained, no settlement of any such claim with third-party claimants will be determinative of the amount of Losses relating to such matter, provided, further, however, the consent of the Securityholders’ Representative with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Securityholders’ Representative shall have objected within fifteen (15) Business Days after a written request for such consent by Parent. In the event that the Securityholders’ Representative has consented to or is deemed to have consented to any such settlement, and notwithstanding any provisions to the contrary herein (including the objection and dispute provisions set forth in Section 7.4 hereof), the costs of defense of such Third Party Claim and the amount of such settlement (collectively, the “Agreed Settlement Amount”) shall be deemed indemnifiable Losses hereunder, and neither the Securityholders’ Representative nor the Indemnifying Parties shall have any power or authority to object under any provision of this Article VII (or otherwise) to the right of the Parent Indemnified Parties to recover the amount of any Agreed Settlement Amount. The Securityholders’ Representative shall have the right to receive copies of all pleadings, notices and communications with the third-party claimant with respect to the Third Party Claim to the extent that receipt of such documents by the Securityholders’ Representative does not adversely affect the attorney client privilege, work product doctrine or any other privilege relating to the Parent Indemnified Parties.

(b) Procedure for Claims. In the event that a Parent Indemnified Party wishes to assert a claim for indemnification under this Article VII, then Parent (on behalf of such Parent Indemnified Party) shall deliver to the Securityholders’ Representative and the Escrow Agent (if recovery is to be sought from the Escrow Account) a certificate (a “Claim Certificate”) (i) stating that a Parent Indemnified Party has suffered, sustained, or incurred, or reasonably anticipates that it may suffer, sustain, or incur, Losses, and (ii) specifying in reasonable detail the basis for the claim(s), as well as the Losses relating thereto (which, if not determinable at such time, may be a reasonable good faith estimate thereof) (the aggregate amount of such Losses in a Claim Certificate being referred to as the “Claimed Amount”). Parent shall make reasonably available to the Securityholders’ Representative backup materials supporting, and other materials reasonably relevant to assessing the validity of, the claims asserted in any Claim Certificate reasonably requested by the Securityholders’ Representative, it being understood and agreed that Parent shall have no obligation to provide any materials to the extent that (1) any Law requires Parent to restrict or otherwise prohibit access to such materials or (2) access to such materials would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such materials. Except in the case of a Claim Certificate for an Agreed Settlement Amount, as to which the Securityholders’ Representative shall have no right to object. The Securityholders’ Representative shall have fifteen (15) Business Days after receipt of a Claim Certificate to deliver to Parent and the Escrow Agent (if applicable) a certificate (an “Objection Certificate”), pursuant to which the Securityholders’ Representative shall, on behalf of the Indemnifying Parties: (A) agree that the Parent Indemnified Party is entitled to receive all of the Claimed Amount (in which case, the Securityholders’ Representative and Parent shall execute a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Parent from the Escrow Account an amount equal to the Claimed Amount, provided that, if the Claimed Amount exceeds the amount remaining in the Escrow

Account and the Parent Indemnified Parties are entitled to recovery in excess of such amount hereunder for such Claimed Amount, or if Claimed Amount relates to a claim for recovery directly from the Indemnifying Parties that is permitted hereunder, each such Indemnifying Party shall promptly, and in no event later than ten (10) Business Days after receipt of notice of its indemnification obligation with respect to such amount, wire transfer to Parent an amount of cash equal to, the amount so owed by such Indemnifying Party with respect to the Claimed Amount in accordance with the terms hereof, (B) agree that the Parent Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, the Securityholders’ Representative and Parent shall execute a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Parent from the Escrow Account an amount equal to the Agreed Amount provided that, if the Agreed Amount exceeds the amount remaining in the Escrow Account and the Parent Indemnified Parties are entitled to recovery in excess of such amount hereunder for such Claimed Amount, or if the Agreed Amount relates to a claim for recovery directly from the Indemnifying Parties that is permitted hereunder, each such Indemnifying Party shall promptly, and in no event later than ten (10) Business Days after receipt of written notice of its indemnification obligation with respect to such amount, wire transfer to Parent an amount of cash equal to the amount so owed by such Indemnifying Party with respect to the Agreed Amount in accordance with the terms hereof), or (C) contest that the Parent Indemnified Party is entitled to receive any of the Claimed Amount and specify, in reasonable detail, any objections to the claims in such Claim Certificate or the Claimed Amount. If the Securityholders’ Representative fails to deliver an Objection Certificate within twenty (20) Business Days after receipt of a Claim Certificate, then the Securityholders’ Representative shall be deemed, for and on behalf of the Indemnifying Parties, to agree that the Parent Indemnified Party is entitled to receive all of the Claimed Amount (which deemed agreement shall be deemed final, binding and conclusive with respect to all of the Indemnifying Parties) (in which case, the Escrow Agent shall pay to Parent from the Escrow Account an amount equal to the Claimed Amount, provided that, if the Claimed Amount exceeds the amount remaining in the Escrow Account, and the Parent Indemnified Parties are entitled to recovery in excess of such amount hereunder for such Claimed Amount, or if Claimed Amount relates to a claim for recovery directly from the Indemnifying Parties that is permitted hereunder, each such Indemnifying Party shall promptly, and in no event later than ten (10) Business Days after receipt of notice of its indemnification obligation with respect to such amount, wire transfer to Parent an amount of cash equal to the amount so owed by such Indemnifying Party with respect to the Claimed Amount in accordance with the terms hereof). In the event Parent delivers a Claim Certificate for an Agreed Settlement Amount, the Securityholders’ Representative and Parent shall execute a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Parent from the Escrow Account an amount equal to the Agreed Settlement Amount, provided that, if the Agreed Settlement Amount exceeds the amount remaining in the Escrow Account and the Parent Indemnified Parties are entitled to recovery in excess of such amount hereunder for such Agreed Settlement Amount, or if the Agreed Settlement Amount relates to a claim for recovery directly from the Indemnifying Parties that is permitted hereunder, each such Indemnifying Party shall promptly, and in no event later than ten (10) Business Days after receipt of notice of its indemnification obligation with respect to such amount, wire transfer to Parent an amount of cash equal to, the amount so owed by such Indemnifying Party with respect to the Agreed Settlement Amount in accordance with the terms hereof.

(c) Resolution of Conflicts.

(i) In the event the Securityholders’ Representative shall timely deliver an Objection Certificate, then for a period of thirty (30) days after delivery of such Objection Certificate, the Securityholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims objected to in the Objection Certificate. If the Securityholders’ Representative and Parent should reach agreement with respect to such Objection Certificate, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Account, such memorandum shall be promptly delivered to the Escrow Agent and the Escrow Agent shall pay to Parent from the Escrow Account an amount equal to the Losses so agreed, provided that, if the agreed amount exceeds the amount remaining in the Escrow Account and the Parent Indemnified Parties are entitled to recovery in excess of such amount hereunder for such Claimed Amount, or if the agreed amount relates to a claim for recovery directly from the Indemnifying Parties that is permitted hereunder, each such Indemnifying Party shall promptly, and in no event later than ten (10) Business Days after receipt of notice of its indemnification obligation with respect to such amount, wire transfer to, Parent an amount of cash equal to, the amount so owed by such Indemnifying Party with respect to the agreed amount in accordance with the terms hereof.

(ii) Should Parent and the Securityholders’ Representative be unable to agree as to any particular item or items or amount or amounts specified in an Objection Certificate within the time periods specified in Section 7.4(c)(i), then the Parent Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction in accordance with Section 9.6. Upon resolution of such dispute, or receipt of a final non-appealable order or determination from a court of competent jurisdiction setting forth the resolution of such dispute, then, the Escrow Agent shall pay to Parent from the Escrow Account, an amount equal to the Losses so determined, provided that, if the amount of such Losses exceeds the amount remaining in the Escrow Account and the Parent Indemnified Parties are entitled to recovery in excess of such amount hereunder for such Claimed Amount, or if the Losses relate to a claim for recovery directly from the Indemnifying Parties that is permitted hereunder, each such Indemnifying Party shall promptly, and in no event later than ten (10) Business Days after receipt of notice of its indemnification obligation with respect to such amount, wire transfer to Parent an amount of cash equal to, the amount so owed by such Indemnifying Party with respect to the Losses in accordance with the terms hereof

(d) In the event that an Indemnifying Party fails to pay to Parent, if and when due, any amounts directly owed by such Indemnifying Party pursuant to this Article VII, then such Indemnifying Party shall reimburse Parent for all reasonable out-of-pocket costs and expenses incurred by Parent to enforce the recovery from the Indemnifying Party of the amounts so owed.

7.5 Escrow Arrangements.

(a) Escrow. From and after the Closing, the Escrow Account shall be available to compensate the Parent Indemnified Parties for all Losses in respect of which such Parent Indemnified Parties may be indemnified under this Article VII.

(b) Satisfaction of Claims from the Escrow Account. For so long as any portion of the Escrow Amount remains in the Escrow Account with the Escrow Agent, and except in the case of any claim against any Indemnified Party with respect to any fraud, intentional misrepresentation or willful misconduct committed by such Indemnifying Party or of which such Indemnifying Party had actual knowledge, the Parent Indemnified Parties will recover any Losses recoverable under this Article VII from the Escrow Account first, and shall not recover any Losses directly from the Indemnifying Parties until the Escrow Amount is exhausted or has been released to the Indemnifying Parties. Each claim for Losses that is to be satisfied from the Escrow Account pursuant to this Article VII shall be satisfied by delivery to Parent, on behalf of the applicable Parent Indemnified Parties, of Escrow Shares and Escrow Cash in an amount equal to such Losses. The amount of Escrow Shares and Escrow Cash to be used to satisfy each such claim shall be determined by reference to each Indemnifying Party’s Pro Rata Portion of the amount to be so delivered and, as to each Indemnifying Party, out of such Indemnifying Party’s Escrow Shares and/or Escrow Cash in the same proportion as was withheld from such Person and contributed to the Escrow Account in accordance with Section 2.12(a).

(c) Distribution Following Termination of Escrow Periods. Any amounts remaining in the Escrow Account on the date that is eighteen (18) months from the Closing Date (less any amount of actual Losses or Losses estimated by Parent in good faith (i) in respect of any resolved claims for indemnification that have yet to be paid to the Parent Indemnified Parties or (ii) which may reasonably be required to satisfy any unresolved and pending claims specified in any Claim Certificate based on the facts and circumstances existing at the expiration of such 18-month period (“Unresolved Claims”)) shall be released by the Escrow Agent on the fifth (5th) Business Day following the date that is eighteen (18) months from the Closing Date (the “Escrow Release Date”) to (i) the Surviving Company (for further distribution to the holders of Eligible Company Options which are not Non-Employee Optionholders) and (ii) the Paying Agent (for distribution to the Stockholders and Non-Employee Optionholders), in each case, in accordance with Section 7.5(d) and the terms of the Escrow Agreement. In the event that there exist Unresolved Claims, as soon as any such Unresolved Claim has been resolved and, if applicable, satisfied, the Escrow Agent shall promptly, and in any event within five (5) Business Days following the resolution and/or satisfaction of such Unresolved Claim, deliver in accordance with Section 7.5(d) and the terms of the Escrow Agreement, the portion of the Escrow Account that is not being retained in respect of all other remaining Unresolved Claims.

(d) Delivery of Escrow Amount to Indemnifying Parties. Delivery of Escrow Shares or Escrow Cash to the Indemnifying Parties pursuant to this Section 7.5 shall be made based on each Indemnifying Party’s Pro Rata Portion of the amount to be so delivered. The amounts to be so delivered to each Indemnifying Party shall be made in the form of Escrow Shares and/or Escrow Cash in the same proportion as was withheld from such Person and contributed to the Escrow Account in accordance with Section 2.12(a). The amount of any Escrow Cash to be so delivered to any Indemnifying Party shall be rounded down to the nearest whole cent, and the number of Escrow Shares so delivered to any Indemnifying Party shall be rounded down to the nearest whole number of Parent Shares. Any Escrow Shares or Escrow Cash remaining after such rounding shall be distributed to the Indemnifying Parties in an equitable manner, as determined in good faith by the Surviving Company and taking into account the Indemnifying Parties’ respective Pro Rata Portion, and in connection therewith the Surviving Company may direct the Paying Agent to liquidate all or any portion of such remaining Escrow Shares after such rounding prior to any such distribution.

(e) Instructions to Escrow Agent. Parent and the Securityholders’ Representative hereby agree to deliver any written notices or instructions requested by the Escrow Agent in order to effectuate any delivery or release of any portion of the Escrow Amount to Parent, on behalf of the Parent Indemnified Party, or to the Indemnifying Party, as the case may be, that is to be made in accordance with the terms hereof and of the Escrow Agreement.

7.6 Securityholders’ Representative.

(a) The Indemnifying Parties hereby irrevocably appoint the Securityholders’ Representative as their agent and attorney-in-fact to act on behalf of each of the Indemnifying Parties, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i) for the purposes of Article VII, to give and receive notices and communications, to authorize delivery to any Parent Indemnified Party of Escrow Cash or Escrow Shares from the Escrow Account in satisfaction of claims by a Parent Indemnified Party, to object to, consent or agree to (including, by refraining from consenting or agreeing), negotiate, enter into settlements and compromises of, and bring suit and comply with orders and awards of courts with respect to claims for indemnification hereunder (whether against the Escrow Account or directly against the Indemnifying Parties), and to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing.

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Securityholders’ Representative, in its sole discretion, may deem necessary or desirable;

(iii) to enforce and protect the rights and interests of the Stockholders and to enforce and protect the rights and interests of all Indemnifying Parties arising out of or under or in any manner relating to this Agreement, and any other document contemplated hereby, and to take any and all actions which the Securityholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Indemnifying Parties;

(iv) to refrain from enforcing any right of the Indemnifying Parties or any of them and/or the Securityholders’ Representative arising out of or under or in any manner relating to this Agreement or any document contemplated hereby; provided, however, that no such failure to act on the part of the Securityholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Securityholders’ Representative or by the Indemnifying Parties unless such waiver is in writing signed by the waiving party or by the Securityholders’ Representative; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Securityholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other documents contemplated hereby.

(b) The Securityholders’ Representative may resign upon written notice to Parent, and the holders of a majority in interest (on an as converted to Common Stock basis) of the amounts contributed (including cash and Parent Shares) to the Escrow Account at Closing, shall appoint a successor. The successor shall be entitled to all the rights, powers, immunities and privileges as was his or her predecessor, without the need of any further act or writing. No bond shall be required of the Securityholders’ Representative. After the Closing, notices or communications to or from the Securityholders’ Representative shall constitute notice to or from each of the Stockholders.

(c) The Securityholders’ Representative shall not be liable for any act done or omitted hereunder or under any agreements ancillary hereto as Securityholders’ Representative while acting in good faith and without gross negligence or willful misconduct. The Indemnifying Parties will indemnify, defend and hold harmless the Securityholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Indemnifying Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Indemnifying Parties, any such Representative Losses may be recovered by the Securityholders’ Representative from (i) the funds in the Expense Amount and (ii) the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties; provided, that while this section allows the Securityholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative under this Section 7.6. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

(d) A decision, act, consent or instruction of the Securityholders’ Representative with respect to the matters regarding the indemnification obligations of the Indemnifying Parties hereunder, including with respect to the Escrow Account, shall constitute a decision of all of the Indemnifying Parties and shall be final, binding and conclusive, and the Parent Indemnified Parties may rely upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of each Indemnifying Party. The Parent Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Representative.

(e) Parent, on behalf of all Parent Indemnified Parties, hereby agrees that any notice, right, or obligation required to be delivered to, performed by, or asserted by the Indemnifying Parties regarding the Escrow Account shall be delivered to, performed by or asserted by the Securityholders’ Representative.

7.7 Purchase Price Adjustment. Any payments pursuant to this Article VII and Section 6.7 shall be treated as an adjustment to the Merger Consideration for all Tax purposes, except as otherwise required by applicable Law.

ARTICLE VIII

Amendment and Waiver; Termination

8.1 Amendment. Subject to the provisions of applicable Laws, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. To the extent permitted by applicable Laws, Parent and the Securityholders’ Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Parent and the Securityholders’ Representative. For purposes of this Section 8.1, any amendment of this Agreement signed by the Securityholders’ Representative and Parent shall be binding upon and effective against all Indemnifying Parties whether or not an Indemnifying Party has signed such amendment.

8.2 Extension; Waiver. At any time at or prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Securityholders’ Representative and Parent may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.2, any extension or waiver signed by the Securityholders’ Representative shall be binding upon and effective against all Indemnifying Parties whether or not such Indemnifying Party has signed such extension or waiver.

8.3 Termination. At any time prior to the Closing, this Agreement may be terminated and the Mergers abandoned by authorized action taken by the terminating party, whether before or after the Requisite Stockholder Approval is obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, by written notice to the other, if the Closing shall not have occurred on or before the 90th day after the date hereof or such other date that Parent and the Company may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.3(b) shall not be available to any party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) by either Parent or the Company, by written notice to the other, if any Governmental Authority of competent jurisdiction shall have issued an Order, decree, injunction or ruling or taken any other action permanently enjoining, restraining, conditioning or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order shall have become final and nonappealable or there shall be adopted any applicable Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(d) by Parent, by written notice to the Company, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, the Company herein that, if not cured, would result in the failure of any of the conditions set forth in Section 2.4(b) to be satisfied, and such inaccuracy or breach shall not have been cured within ten (10) Business Days after receipt by the Company of written notice of such inaccuracy or breach (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), (ii) there shall have been a Company Material Adverse Effect or (iii) Written Consents constituting the Requisite Stockholder Approval are not obtained and delivered to Parent within one (1) hour following the execution of this Agreement; and

(e) by the Company, by written notice to Parent, if there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Parent or MergerCos herein that, if not cured, would result in the failure of any of the conditions set forth in Section 2.4(c) to be satisfied, and such inaccuracy or breach shall not have been cured within ten (10) Business Days after receipt by Parent of written notice from the Company of such inaccuracy or breach (provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured).

8.4 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.3, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, MergerCos, the Company or their respective officers, directors, stockholders or Affiliates; provided that (i) Section 6.3 (Confidentiality), Section 6.4 (Public Disclosure), Section 6.5 (Expenses; Change in Control Payments), this Section 8.4 (Effect of Termination), Article IX (General Provisions) and any related definitions and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any fraud, intentional misrepresentation, willful misconduct or willful breach occurring prior to the termination of this Agreement.

ARTICLE IX

General Provisions

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) on the date of delivery, if delivered personally, (b) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (d) if delivered by electronic mail, on the date of delivery if transmitted by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after, in each case to the intended recipient as set forth below:

(a)	if to Parent, MergerCos or to the Company (after Closing), to:

Guidewire Software, Inc.

1001 East Hillsdale Blvd, Suite 800

Foster City, CA 94404

Attention: General Counsel

with a copy to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Richard A. Kline; Michael S. Russell

Email: rkline@goodwinlaw.com; mrussell@goodwinlaw.com

if to the Company (prior to the Closing), to:

Cyence Inc.

300 8th Avenue

San Mateo, California 94401

Attn: Arvind Parthasarathi

President and Chief Executive Officer

Email: arvind@cyence.net

Telephone No.: (650) 477-2600

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Raj S. Judge and Denny Kwon

Facsimile No.: (650) 493-6811

(b)	if to the Securityholders’ Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy, PDF or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Any such facsimile, telecopy, PDF or other reproduction shall be deemed an original. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

9.3 Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, the Related Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Section 9.8; and (c) shall not be assigned by operation of Law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to any of its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.6 Governing Law; Exclusive Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Article VII hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Article VII hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

9.7 Enforcement. Each party hereto acknowledges that the other party may be irreparably harmed and that there may be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement, including the confidentiality obligations set forth in Section 6.3. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise obtain specific performance of, the other party’s covenants and agreements contained in this Agreement. Each party hereby waives any objections to the appropriateness of the other party seeking any such remedy referred to in this Section 9.7 (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is an inappropriate remedy for any reason at law or equity); provided, however, that the foregoing shall not in any way limit a party’s right to object to the substantive merits of any claim.    In the event any party seeks any remedy referred to in this this Section 9.7, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining such a remedy.

9.8 No Third Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Except (i) as set forth in Section 6.15(c) with respect to the Covered Persons, (ii) as set forth in Article VII with respect to Parent Indemnified Parties and Stockholder Indemnitees and (iii) as set forth in Section 9.10 with respect to WSGR, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successor and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Continuing Counsel.

(a) Parent hereby acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) has acted as counsel to Stockholders, the Company (prior and including the Effective Time) and the Securityholders’ Representative (collectively, the “Company Parties”) in connection with the transactions contemplated by this Agreement (the “Acquisition Engagement”), and, in that connection, not as counsel for any other Person, including Parent, MergerCos or any of their respective Affiliates (including the Surviving Company). Only the Company Parties shall be considered clients of WSGR in the Acquisition Engagement. Parent agrees that it will not seek to disqualify WSGR from acting and continuing to act as counsel to the Securityholders’ Representative in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated by this Agreement, including in any dispute against, with or involving Parent, MergerCos, the Surviving Company or any of their Representatives or Affiliates, solely by virtue of the fact that WSGR represented the Company in the Acquisition Engagement.

(b) Parent and its Affiliates (including the Surviving Company) agree that, from and after the Closing, if, absent this sentence, any attorney-client privilege, attorney work product protection or other similar privilege or protection would have applied to: (i) any communication in connection with the transactions contemplated hereby between WSGR, on the one hand, and the Company, the Stockholders, the holders of Eligible Company Options and the Securityholders’ Representative, on the other hand, during the representation by WSGR of the Company with respect to the Acquisition Engagement, or (ii) any advice in connection with the transactions contemplated hereby given to the Stockholders, the holders of Eligible Company Options and the Securityholders’ Representative, by WSGR during the representation by WSGR of the Company with respect to the Acquisition Engagement, then neither Parent nor its Affiliates (including the Surviving Company) shall use any such communication or advice against the Stockholders, the holders of Eligible Company Options and the Securityholders’ Representative, in any Action commenced at any time after the Closing between the Stockholders, the holders of Eligible Company Options and the Securityholders’ Representative, on the one hand, and Parent and its Affiliates (including the Surviving Company), on the other hand, with respect to the transactions contemplated hereby; provided, however, that the restriction contained in this Section 9.10(b) shall not apply to any such communication or advice that reflects or demonstrates any Knowledge of the Company, or to the knowledge of any Stockholder or any holder of Eligible Company Options, or any of the Company’s or any such Stockholder or Optionholder’s Representatives, any fraud, intentional misrepresentation or willful misconduct; and provided, further, that the Surviving Company shall continue to own and have the right to assert any such attorney-client privilege, attorney work product protection or other similar privilege or protection.

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IN WITNESS WHEREOF, Parent, the Company, MergerCo I, MergerCo II and the Securityholders’ Representative have signed or have caused this Agreement to be signed by their authorized representatives, all as of the date first written above.

PARENT:

GUIDEWIRE SOFTWARE, INC.

By:	/s/ Marcus Ryu
Name:	Marcus Ryu
Title:	Chief Executive Officer

MERGERCO I:

CAESAR ACQUISITION SUB I, INC.

By:	/s/ Priscilla Hung
Name:	Priscilla Hung
Title:	President

MERGERCO II:

CAESAR ACQUISITION SUB II, LLC

By:	/s/ Priscilla Hung
Name:	Priscilla Hung
Title:	President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Parent, the Company, MergerCo I, MergerCo II and the Securityholders’ Representative have signed or have caused this Agreement to be signed by their authorized representatives, all as of the date first written above.

COMPANY:

CYENCE, INC.

By:	/s/ Arvind Parthasarathi
Name:	Arvind Parthasarathi
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Parent, the Company, MergerCo and the Securityholders’ Representative have signed or have caused this Agreement to be signed by their authorized representatives, all as of the date first written above.

SECURITYHOLDERS’ REPRESENTATIVE:

Shareholder Representative Services LLC, solely in its capacity as the Securityholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

[Signature Page to Merger Agreement]

Exhibit A

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) is made by and between Guidewire Software, Inc., a Delaware corporation (“Parent”), Cyence Inc., a Delaware corporation (the “Company”), and the undersigned holder (“Holder”) of shares of capital stock of the Company and/or options to purchase capital stock of the Company. Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Merger Agreement”), dated as of October 5, 2017, by and among Parent, the Company, Caesar Acquisition Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo I”), Caesar Acquisition Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“MergerCo II” and, together with MergerCo I, the “MergerCos”) and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholders’ Representative, MergerCo I shall merge with and into the Company (the “First Merger”), and, as part of the same overall transaction, the Company would then merge with and into MergerCo II (the “Second Merger” and together with the Frist Merger, the “Mergers”);

WHEREAS, as a result of the consummation of the First Merger, the shares of Company Capital Stock held by the Stockholders will be converted into the right to receive Parent Shares and/or cash, subject to and conditioned upon the terms and conditions of the Merger Agreement;

WHEREAS, it is a condition to the obligation of Parent and the MergerCos to effect the First Merger that Indemnifying Parties entitled to receive, in the aggregate, ninety-five percent (95%) or more of the Merger Consideration payable in respect of the Indemnifying Parties’ shares of Company Capital Stock and Eligible Company Options, as applicable, (assuming for such purposes that the entire Escrow Amount and Deferred Merger Consideration is released to the Indemnifying Parties, without interest) execute and deliver this Agreement; and

WHEREAS, in order to induce Parent and MergerCos to complete the transactions contemplated by the Merger Agreement, Holder is willing to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Representations and Warranties of Holder. Holder hereby represents and warrants to Parent as follows:

(a) Holder’s address and email address set forth on the signature page hereto are accurate and complete.

(b) If Holder is an entity, it has all requisite power and authority or, if Holder is an individual, he/she has the legal capacity, to enter into this Agreement and to perform its, his or her covenants and obligations under this Agreement. If Holder is an entity, the execution and delivery of this Agreement and the performance by Holder of its covenants and obligations under this Agreement have been duly authorized by all necessary action on the part of Holder and no further action is required on the part of Holder to authorize this Agreement or the performance by Holder of its covenants and obligations hereunder. This Agreement has been duly executed and delivered by Holder, and assuming the due authorization, execution

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and delivery by the other parties hereto, constitutes the valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general and rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(c) As of the date hereof, there is no Action of any nature pending, or to the knowledge of Holder, threatened, against Holder or any of Holder’s properties (whether tangible or intangible) or, if Holder is an entity, any of Holder’s officers or directors (in their capacities as such), arising out of or relating to (i) Holder’s beneficial ownership of Company Capital Stock, Company Options, or rights to acquire Company Capital Stock or Company Options, (ii) Holder’s capacity as a Company Stockholder, or holder of Company Options or other Company Securities, (iii) this Agreement, the Merger Agreement, the Deferred Merger Consideration Agreement (as applicable) or any of the other Related Agreements or the transactions contemplated hereby or thereby, (iv) any contribution, assignment, sale or other transfer of assets (tangible and intangible) by Holder to any Company Entity (or any of their respective Affiliates), or (v) any other Contract between Holder and any Company Entity (or any of their respective Affiliates). As of the date hereof, there is no Action pending or, to the knowledge of Holder, threatened against Holder with respect to which Holder has the right, pursuant to Contract, Delaware Law or otherwise, to indemnification from any Company Entity related to facts and circumstances existing prior to the Effective Time.

(d) The execution and delivery by Holder of this Agreement and the performance by Holder of its, his or her covenants and obligations hereunder will not conflict with (i) any provision of the charter documents of Holder if Holder is an entity, (ii) any material contract to which Holder or any of its, his or her properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holder or its, his or her properties or assets. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Holder in order to enable Holder to execute and deliver this Agreement and perform its, his or her covenants and obligations under this Agreement.

(e) Holder has received a copy of the Merger Agreement and has carefully read and understands the scope and effect of the provisions of this Agreement and the Merger Agreement and has discussed the foregoing with Holder’s professional advisors to the extent Holder has deemed necessary.

(f) Holder is the sole record and beneficial owner of, and has the sole right to vote, if applicable, and to dispose of, the shares of Company Capital Stock and Company Options set forth on the signature page hereto (subject to, in the case of individuals, applicable community property laws, if any), and such shares of Company Capital Stock and Company Options are, or as of the Closing will be, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind (other than the Terminated Contracts). Holder is not a party to any Contract with respect to the voting of equity securities of the Company or relating to the allocation of the Merger Consideration in a manner that is inconsistent with the terms of the Merger Agreement or, if Holder is party thereto, a Deferred Merger Consideration Agreement other than (i) the Terminated Contracts and (ii) any agreements that Holder is specifically required to enter into pursuant to the Merger Agreement. Other than the shares of Company Capital Stock and Company Options set forth on the signature page to this Agreement, Holder does not beneficially own any other shares of Company Capital Stock or options, warrants or other rights to acquire Company Capital Stock or any other Company Securities.

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(g) Holder has not (i) sold, assigned, endorsed, transferred, pledged, pawned, hypothecated, deposited under any Contract or disposed of in any manner any of the shares of Company Capital Stock or Company Options set forth on the signature page hereto, or any interest therein, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such shares of Company Capital Stock, Company Options or any interest therein, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

(h) Holder acknowledges and understands that the representations, warranties and covenants by Holder set forth herein and any covenants set forth in the Merger Agreement applicable to the Stockholders and Indemnifying Parties will be relied upon by Parent, MergerCos, the Company, the Surviving Company, and their respective Affiliates , and that substantial losses and damages may be incurred by such Persons if Holder’s representations, warranties or covenants set forth herein and any covenants set forth in the Merger Agreement applicable to Holder are inaccurate or are breached.

2. Representations and Warranties regarding Parent Shares. If Holder is acquiring Parent Shares pursuant to the Merger Agreement and/or a Deferred Merger Consideration Agreement, as applicable, Holder hereby represents and warrants to Parent as follows:

(a) Holder is acquiring the Parent Shares for investment for its, his or her own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Holder has no present intention of distributing any of such securities in violation of the Securities Act or any applicable state securities law and has no Contract with any person regarding the distribution of such securities in violation of the Securities Act or any applicable state securities law.

(b) Holder understands and acknowledges that its, his or her investment in the Parent Shares to be issued in connection with the First Merger, including, if applicable, pursuant to a Deferred Merger Consideration Agreement, involves a high degree of risk and has sought such accounting, legal and tax advice as it, he or she has considered necessary to make an informed investment decision with respect to its, his or her acquisition of the Parent Shares.

(c) Holder understands and acknowledges that the issuance of Parent Shares to be issued in connection with the First Merger including, if applicable, pursuant to a Deferred Merger Consideration Agreement will not be immediately registered under the Securities Act by reason of a specific exemption from the registration and prospectus delivery requirements of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder’s representations set forth in this Agreement and the Investor Questionnaire submitted by Holder in connection with the First Merger.

(d) Holder understands and acknowledges that the Parent Shares issued in connection with the First Merger constitute “restricted securities” under Rule 144 promulgated under the Securities Act and, therefore, such shares may not be sold unless they are registered under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available.

(e) Holder agrees that each book-entry security entitlement representing any Parent Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to Holder in connection with the First Merger, including, if applicable, pursuant to a Deferred Merger Consideration Agreement, shall bear legends set forth in Section 6.21(d) of the Merger Agreement.

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3. Agreement to be Bound to the Merger Agreement.

(a) Holder hereby acknowledges and agrees that he, she or it is either a (i) “Stockholder” or holder of “Eligible Company Options” and (ii) an “Indemnifying Party” for purposes of the Merger Agreement and, accordingly, agrees to be bound by the provisions of (x) the Merger Agreement applicable to Stockholders and/or holders of Eligible Company Options and Indemnifying Parties, including Section 6.20 of the Merger Agreement (for any Stockholder receiving Parent Shares in connection with the First Merger, including pursuant to a Deferred Merger Consideration Agreement) and Article VII of the Merger Agreement as it relates to Stockholders, holders of Eligible Company Options or Indemnifying Parties, including severally, but not jointly (in accordance with his, her or its Pro Rata Portions) indemnifying and holding harmless the Parent Indemnified Parties with respect to the indemnification obligations of the Indemnifying Parties under Article VII of the Merger Agreement as it relates to Stockholders, holders of Eligible Company Options or Indemnifying Parties and as fully as though Holder were a signatory thereto and (y) the transfer restrictions of the Registration Rights Agreement.

(b) Holder acknowledges and agrees that (i) at the Closing, Parent shall deliver the Escrow Amount to the Escrow Agent pursuant to and subject to the terms and conditions of the Merger Agreement, the Escrow Agreement and, in the case of any Holder who is a Deferred Merger Consideration Employee, the applicable Deferred Merger Consideration Agreement; (ii) Holder shall be entitled to a portion of the Escrow Amount only if, as and when such amount becomes payable to Holder in accordance with the provisions of the Merger Agreement, the Escrow Agreement and, in the case of any Holder who is a Deferred Merger Consideration Employee, the applicable Deferred Merger Consideration Agreement; and (iii) Holder’s Pro Rata Portion of the Escrow Amount represents only a contingent right to receive a portion of the Escrow Amount, if any, distributed to the Indemnifying Parties pursuant to the indemnification and other provisions of the Merger Agreement, the Escrow Agreement and, in the case of any Holder who is a Deferred Merger Consideration Employee, the applicable Deferred Merger Consideration Agreement.

(c) Holder acknowledges and agrees that the Escrow Agent shall hold the Escrow Shares from Stockholders that are Accredited Investors as a book position registered in the name of Wilmington Trust N.A., as Escrow Agent and nominee for the benefit of Holder and the other Indemnifying Parties. Subject to the terms of the Escrow Agreement, Holder shall have all rights with respect to its Escrow Shares during the period of time in which such shares have not been transferred or forfeited and are retained by Parent (including, without limitation, the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such Escrow Shares), except the right of possession or transfer thereof.

4. Securityholders’ Representative. Holder hereby agrees to the appointment of Shareholder Representative Services LLC, a Colorado limited liability company (“SRS”), as Securityholders’ Representative under the Merger Agreement and appoints SRS as Holder’s agent and attorney-in-fact to exercise all or any of the powers, authority and discretion conferred on the Securityholders’ Agent under the Merger Agreement.

5. Confidentiality. Holder agrees to at all times for a period of five (5) years from the Effective Time to keep confidential and not divulge, furnish or make accessible any information regarding or relating to this Agreement or the Merger Agreement, the Closing or any claim or dispute arising out of or related to this Agreement, the Merger Agreement, the Related Agreements, or the transactions contemplated hereby or thereby to anyone (other than directors, officers, managers, partners, attorneys, accountants, financial advisors and any other advisors, consultants or representatives of Holder that are (a) bound by confidentiality restrictions or (b) made aware of the confidential nature of such information, directed by Holder to treat such information as confidential and bound by legally enforceable codes of professional responsibility that require

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maintenance of confidentiality) except, in each case, to the extent that (i) such information has otherwise been made public (other than as a result of disclosure by Holder in violation of the terms of this Agreement, any Person to whom Holder disclosed such information who violated the terms of any confidentiality obligation to Holder); (ii) Holder is required by applicable Law or any applicable Order to divulge or disclose such information, in which case Holder shall use its reasonable best efforts to cooperate with Parent, at Parent’s expense, to limit such disclosure to the extent permitted under applicable Law; (iii) Holder is required by an applicable process, subpoena or order, provided that Holder gives Parent notice that is reasonable in the circumstances and cooperates with Parent to obtain a protective order, at Parent’s expense, to take such other legal steps to protect its interest in such information; or (iv) disclosure is necessary to enforce Holder’s rights or defend against assertions by Parent under or arising from the Merger Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

6. Termination of Certain Agreements. Holder acknowledges and agrees that to the extent Holder is a party to any Contract set forth on Exhibit A (each a “Terminated Contract” and collectively the “Terminated Contracts”) by and between the Company and the other parties thereto, Holder consents and agrees to the termination of such Terminated Contract contingent upon the consummation of the First Merger and effective as of the Effective Time and agrees that any rights and obligations Holder may have under such Terminated Contract shall terminate upon the Effective Time, and Holder agrees that it will take no action with regard to pursuing any claim pursuant to such Terminated Contract. Furthermore, the Holder and the Company each hereby acknowledges and agrees that to the extent any Terminated Contract may, by its terms, only be amended or terminated pursuant to an agreement or other instrument, written or otherwise, between the Company and one or more other parties thereto, this Agreement, together with the other Joinder Agreements entered into by other holders of Company Securities in connection with the Merger Agreement, who are also parties to such Terminated Contract, shall be deemed to be one and the same instrument for purposes of satisfying the termination or amendment requirements set forth in any such Terminated Contract, and the Company hereby consents to each such termination.

7. General Release.

(a) Effective for all purposes as of the Effective Time, Holder, on behalf of himself, herself or itself and, except with respect to portfolio companies of venture capital, private equity or similar funds, each of his, her or its directors, officers, successors, heirs, assigns, controlled Affiliates (except portfolio companies in the case of venture capital funds), members and partners (except its limited partners) (each, a “Releasor”), hereby releases and forever discharges the Company, Parent and each of their respective Affiliates, subsidiaries, directors, officers, agents, equity holders and employees (collectively, the “Released Parties”), from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees and liabilities, of whatever kind or nature, in law or in equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden (collectively, “Claims”), which have existed or may have existed, or which do exist, through the Effective Time (the “Released Matters”); provided, that such release and discharge shall not apply to any rights or Claims arising under (i) the Merger Agreement, any Related Agreement to which the Releasor is a party or any other agreement, instrument, certificate or document delivered pursuant thereto executed in connection with the Merger Agreement, (ii) to the extent applicable to the Releasor, the indemnification provisions of the Company’s certificate of incorporation or Bylaws or any existing indemnification agreements between Releasor and the Company that are disclosed on the Company Disclosure Schedule, (iii) to the extent applicable to Releasor, rights with respect to any applicable directors’ and officer’s liability insurance (iv) if Releasor is or was an employee of the Company, (A) rights to accrued but unpaid wages, salaries or other cash compensation due to the employee that remain unpaid as of the Effective Time, (B) rights of the Continuing Employees to reimbursements for reasonable business expenses incurred and documented prior to the Effective Time and consistent with prior expenditures, (C)

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unreimbursed claims under employee health and welfare plans, consistent with terms of coverage, (D) the entitlement of Releasor to continuation coverage benefits or any other similar benefits required to be offered by law, and (E) the entitlement of Releasor under any employee benefit plans of the Company Entities, or (v) to the extent applicable to the Releasor, rights with respect to any claims that cannot be released as a matter of law. Notwithstanding anything herein to the contrary, the foregoing release shall include the release of all Claims in connection with the Terminated Agreements.

(b) Holder acknowledges and agrees that neither Holder nor Holder’s Affiliates shall have any right of contribution, indemnification or right of advancement from the Company, the Surviving Company or Parent with respect to any Losses recovered by any of the Parent Indemnified Parties against such Holder pursuant to Article VII of the Merger Agreement.

(c) Holder hereby waives and agrees not to assert any appraisal or dissenter’s rights under applicable provisions of Delaware Law, California Law or any other Law.

(d) Holder acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(e) Holder, on behalf of himself, herself or itself and each other Releasor, hereby waives and relinquishes any rights and benefits that any Releasor may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Holder, on behalf of himself, herself or itself and each other Releasor, acknowledges that he, she or it may hereafter discover facts in addition to or different from those that Holder or any other Releasor now knows or believes to be true with respect to the subject matter of this release, but it is Holder’s intention, on behalf of himself, herself or itself and each other Releasor, subject to Section 7(a), to fully and finally and forever settle and release any and all Claims (unless specifically excluded pursuant to Section 7(a)) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Holder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim (unless specifically excluded pursuant to Section 7(a)), or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates in any way to, or is based upon, any of the Released Matters

(f) Holder represents and acknowledges that he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives. Holder further represents that in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

(g) If Holder is married or is a party to a community property agreement or arrangement with Holder’s spouse or domestic partner, he or she has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit B (the “Spousal Consent”), executed by Holder’s spouse or domestic partner, as applicable. Holder’s spouse or domestic partner, as applicable, is competent to execute and deliver the Spousal Consent.

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8. Termination. This Agreement is conditioned upon the consummation of the First Merger as contemplated in the Merger Agreement and shall become null and void and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement for any reason prior to the occurrence of the Effective Time.

9. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt), if provided below, to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice); provided that notices sent by mail will not be deemed given until received:

(i)	If to Parent to:

Guidewire Software, Inc.

1001 East Hillsdale Blvd, Suite 800 Foster City, CA 94404

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Richard A. Kline; Michael S. Russell

Email: rkline@goodwinlaw.com; mrussell@goodwinlaw.com

Facsimile No.: (650) 471-6060; (650) 471-6091

(ii)	If to the Company to:

Cyence Inc.

300 8th Avenue

San Mateo, California 94401

Attn: Arvind Parthasarathi

President and Chief Executive Officer

Email: arvind@cyence.net

Telephone No.: (650) 477-2600

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Raj S. Judge and Denny Kwon

Facsimile No.: (650) 493-6811

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(iii)	if to Holder to: the address for notice set forth on the signature page hereto.

(b) Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires (i) words of any gender include each other gender, (iii) words using the singular or plural number also include the plural or singular number respectively, (iii) the terms “hereof,” “herein,” “hereunder,” and derivative or similar words refer to this entire Agreement and (iv) references to any statute shall refer to the statute, as amended, and include the rules and regulations promulgated thereunder. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references in this Agreement to the subsidiaries of a legal entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which shall be considered one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

(d) Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements specifically referred to herein and therein or delivered pursuant hereto or thereto, including all the exhibits attached hereto and thereto, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto and thereto with respect to the subject matter hereof and thereof, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (other than the Parent Indemnified Parties and Releasees who are not party to this Agreement, which Persons are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against Holder in accordance with its terms).

(e) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly

8

agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of a federal claim as to which federal courts have exclusive jurisdiction, the Federal Court of the United States of America) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

(h) Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(i) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the day and year set forth below.

GUIDEWIRE SOFTWARE, INC.
Date:
By:
Name:
Title:

[Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the day and year set forth below.

CYENCE INC.
Date:
By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the day and year set forth below.

HOLDER
Date:
By:
Name:
Title:

Address:

Email:

Company Capital Stock beneficially owned:

shares of Company Common Stock shares of Series A Preferred Stock shares of Series B Preferred Stock

Other Company securities beneficially owned:

Company Options

[Signature Page to Joinder Agreement]

EXHIBIT A

TERMINATED AGREEMENTS

•	Amended and Restated Voting Agreement, dated February 8, 2016.

•	Amended and Restated Investor’s Rights Agreement, dated February 8, 2016.

•	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated February 2, 2016.

EXHIBIT B

SPOUSAL CONSENT

I,                     , spouse/domestic partner of                          (“Holder”), acknowledge that I have read the Joinder Agreement executed by Holder, entered into on                     , 2017, (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding Company Capital Stock and/or Company Options (as defined in the Merger Agreement) that my spouse/domestic partner may own, including any interest that I might have therein.

I understand and agree that my interest, if any, in any Company Capital Stock and Company Options subject to the Agreement shall be irrevocably subject to the Agreement. I further understand and agree that any community property interest that I may have in such Company Capital Stock and Company Options shall be similarly subject to the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will not seek such guidance or counsel.

Dated:	Signature:

Print Name:

EXHIBIT B

INVESTOR QUESTIONNAIRE

This confidential Investor Questionnaire (this “Questionnaire”) is being sent to you in connection with a potential transaction (the “Transaction”) involving Cyence Inc., (the “Company”), in which securities (“Securities”) may be issued to the stockholders of the Company (the “Company Stockholders”). Any Company Stockholder who is not able to complete this Questionnaire and certify that he, she or it qualifies as an “accredited investor” as defined under the Securities Act of 1933, as amended (the “Act”), may not be eligible to receive Securities pursuant to the Transaction. If the Transaction is consummated, the Securities will be issued without registration under the Act and the securities laws of certain states, in reliance on the exemptions contained in Section 4(a)(2) of the Act and/or on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. This Questionnaire will be used to determine whether the Company Stockholders will meet the applicable suitability requirements for these exemptions. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. All Company Stockholders must answer all applicable questions and complete, date and sign this Questionnaire. Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

This Questionnaire and the information contained herein, including the fact that the Company may engage in the potential Transaction, constitutes confidential information of the Company. You should not disclose this information, or share this Investor Questionnaire, with any other person other than your legal, tax, accounting and financial advisors on a confidential basis.

A. Background Information.

Name:

Business Address:
(Number and Street)
(City) (State) (Zip Code)

Telephone Number:

Social Security or Taxpayer Identification No.

If an individual:

Age: Citizenship:

If a corporation, partnership, limited liability company, trust or other entity:

Type of entity:_________________________________________________________________

State of formation:______________________	Date of formation:____________________

B. Status as Accredited Investor (Please initial (i) or (ii)).

             (i) The undersigned is not an “accredited investor” as such term is defined in Regulation D under the Act.

             (ii) The undersigned is an “accredited investor” as such term is defined in Regulation D under the Act, as at the time of the sale of the Securities the undersigned falls within one or more of the following categories (Please initial one or more, as applicable):

             (1) a bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;

             (2) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

             (3) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets in excess of $5,000,000;

             (4) a natural person whose individual net worth (see definition below), or joint net worth with that person’s spouse, at the time of such person’s acquisition of the Securities exceeds $1,000,000 (see note on determining “net worth” below);

             (5) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year (see note on determining “income” below);

             (6) a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities offered, whose acquisition of the Securities is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D;

             (7) a revocable trust (including a revocable trust formed for the specific purpose of acquiring Securities) and the grantor or settlor of such trust is an “accredited investor”; and

             (8) an entity in which all of the equity owners are accredited investors (as defined above).

As used in this Questionnaire, the term “net worth” means the excess of total assets over total liabilities. In computing net worth for the purpose of subsection (4) above, the value of the principal residence of the investor must be excluded, provided, however, that if the amount of mortgage or other indebtedness secured by the investor’s primary residence exceeds the value of the residence and the lender has other recourse against the investor, the excess must be deducted from the investor’s net worth. In determining income, the investor should add to the investor’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Investor Questionnaire as of the date last written below, and declares under oath that it is truthful and correct.

(print name of Company Stockholder)

By:
(signature of Company Stockholder)

Title:
(required for any Company Stockholder that is a corporation, partnership, trust or other entity)

Date:

EXHIBIT C-1

PROPRIETARY INFORMATION

AND

INVENTIONS AGREEMENT

The following confirms an agreement between me and Guidewire Software, Inc., a Delaware corporation (hereafter referred to as the “Company”), which is a material part of the consideration for my employment by the Company:

1.	I understand that the Company possesses Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by the Company, or which became known by, or was conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, circuits, mask works, layouts, source code, object code, master works, master databases, algorithms, flow charts, formulae, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

2.	I understand that the Company possesses “Company Documents” which are important to its business. For purposes of this Agreement, “Company Documents” are documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Documents” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

3.	In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

a. All Proprietary Information and all patents, patent rights, copyrights, mask work rights, trade secrets, moral rights and other rights in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

b. I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned pursuant to this Agreement. All Company Documents shall be the sole property of the Company. I agree that during my employment by the Company, I will not remove or electronically transmit any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents, apparatus, equipment, and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to shareholders of the Company; and (iii) my copy of this Agreement.

c. I will promptly disclose in writing to my immediate supervisor, with a copy to the President of the Company, or to any persons designated by the Company, all “Inventions,” which includes all improvements, inventions, works of authorship, mask works, computer programs, formulae, ideas, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the terms of my employment. I will also disclose to the President of the Company all things that would be Inventions if made during the term of my employment, conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company or my departure. Such disclosures shall be received by the Company in confidence (to the extent they are not assigned in (d) below) and do not extend the assignment made in Section (d) below. I will not disclose Inventions to any person outside the Company unless I am requested to do so by management personnel of the Company.

d. I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached as Exhibit A hereto. This assignment shall not extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870. The Company shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith. I further acknowledge and agree that such Inventions, including any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign to the Company any rights I may have or acquire in such Inventions.

e. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing patents, copyrights or other rights on such

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Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

f. I have attached as Exhibit B hereto a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine such an existing Invention or improvement owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Invention or improvement as part of or in connection with such product, process or machine.

g. During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

h. Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days of such submission, the Company agrees to notify me whether the Company believes such material contains any Proprietary Information, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information. I further agree to obtain the consent of the Company prior to any review of such material by persons outside the Company.

i. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others. I represent and warrant that I have returned all property and confidential information belonging to all prior employers. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulations of the Company.

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3.1.	I understand that nothing contained in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit my right to receive an award for information provided to any Government Agencies.

4.	I agree that I am employed on an “at-will” basis. This means that I have the right to resign and the Company has the right to terminate my employment at any time for any reason, with or without cause. This is the complete agreement between the Company and me on this term of my employment. I further agree that this term can only be modified by an officer of the Company and he or she can only do so in a writing signed and dated by him or her and me.

5.	If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

6.	This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

7.	I agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of such covenants or obligations may cause the Company irreparable injury for which adequate remedy at law will not be available; and, therefore, that upon any such breach of any such covenant or obligation, or any threat thereof, the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief in addition to whatever remedies they might have at law. Furthermore, I agree to indemnify the Company against and shall reimburse the Company for and in respect of any and all claims, demands, losses, cost, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys’ fees and expenses that the Company shall incur or suffer and which arise from, are attributable to, by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of my agreements or covenants contained in this Agreement.

8.	This Agreement can only be modified by a subsequent written agreement executed by an officer of the Company.

9.	Although I may work for the Company outside of California or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

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10.	I acknowledge receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

[Signature Page Follows]

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Name (Please Print)

Signature	Date

[SIGNATURE PAGE TO PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT]

EXHIBIT A

Section 2870. Invention on Own Time — Exemption from Agreement

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

1.	The following is a complete list of all Inventions or Improvements relevant to the subject matter of my employment by Guidewire Software, Inc. (“the Company”) that have been made or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

__	No inventions or improvements.

__	See below: Any and all inventions regarding:

__	Additional sheets attached.

2.	I propose to bring to my employment the following materials and documents of a former employer:

__	No materials or documents

__	See below:

Employee Name (Please Print)

Employee Signature	Date

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EXHIBIT C-2

PROPRIETARY INFORMATION

AND

INVENTIONS AGREEMENT

The following confirms an agreement between me and Guidewire Software, Inc., a Delaware corporation (hereafter referred to as the “Company”), which is a material part of the consideration for my employment by the Company:

11.	I understand that the Company possesses Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by the Company, or which became known by, or was conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, circuits, mask works, layouts, source code, object code, master works, master databases, algorithms, flow charts, formulae, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

12.	I understand that the Company possesses “Company Documents” which are important to its business. For purposes of this Agreement, “Company Documents” are documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Documents” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

13.	In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

a. All Proprietary Information and all patents, patent rights, copyrights, mask work rights, trade secrets, moral rights and other rights in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

b. I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned pursuant to this Agreement. All Company Documents shall be the sole property of the Company. I agree that during my employment by the Company, I will not remove or electronically transmit any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents, apparatus, equipment, and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to shareholders of the Company; and (iii) my copy of this Agreement.

c. I will promptly disclose in writing to my immediate supervisor, with a copy to the President of the Company, or to any persons designated by the Company, all “Inventions,” which includes all improvements, inventions, works of authorship, mask works, computer programs, formulae, ideas, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the terms of my employment. I will also disclose to the President of the Company all things that would be Inventions if made during the term of my employment, conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company or my departure. Such disclosures shall be received by the Company in confidence (to the extent they are not assigned in (d) below) and do not extend the assignment made in Section (d) below. I will not disclose Inventions to any person outside the Company unless I am requested to do so by management personnel of the Company.

d. I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company. The Company shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith. I further acknowledge and agree that such Inventions, including any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign to the Company any rights I may have or acquire in such Inventions. Notwithstanding anything to the contrary in this Agreement, any provision in this Agreement requiring me to assign rights to an invention does not apply to any invention exempted from such assignment by applicable state law. I further acknowledge that my agreement to assign inventions to the Company does not apply to an invention for which no equipment, supplies, facility or trade secretion information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company.

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e. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing patents, copyrights or other rights on such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

f. I have attached as Exhibit A hereto a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine such an existing Invention or improvement owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Invention or improvement as part of or in connection with such product, process or machine.

g. During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

h. Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days of such submission, the Company agrees to notify me whether the Company believes such material contains any Proprietary Information, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information. I further agree to obtain the consent of the Company prior to any review of such material by persons outside the Company.

i. I agree that during my employment with the Company, and for a period of 12 months after termination of my employment for any reason by either me or the Company (other than being included in a reduction in force), I will not, without the prior written consent of the Company (1) engage in any business, or activity that is competitive with the current business or proposed business of the Company or its subsidiaries and affiliates (the “Company Business”), (2) become employed by, associated with or otherwise assist any person, corporation or entity engaging in activity competitive with the Company

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Business, and (3) contact, call upon, sell to, or provide (or attempt to contact, call upon, sell to or provide) to any current or potential customers of the Company any services or products that compete with the Company Business. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends, and vacation time, both during and after my employment by the Company. The Company Business currently includes researching, developing, marketing, distributing, licensing, and selling (i) property and casualty insurance software applications; (ii) software, digital, data and analytics services; and (iii) professional consulting services offerings, all of which can be used by property and casualty insurers worldwide, and I understand that the Company Business will expand over time.

j. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others. I represent and warrant that I have returned all property and confidential information belonging to all prior employers. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulations of the Company.

3.1.	I understand that nothing contained in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit my right to receive an award for information provided to any Government Agencies.

14.	I agree that I am employed on an “at-will” basis. This means that I have the right to resign and the Company has the right to terminate my employment at any time for any reason, with or without cause. This is the complete agreement between the Company and me on this term of my employment. I further agree that this term can only be modified by an officer of the Company and he or she can only do so in a writing signed and dated by him or her and me.

15.	If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

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16.	This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

17.	I agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of such covenants or obligations may cause the Company irreparable injury for which adequate remedy at law will not be available; and, therefore, that upon any such breach of any such covenant or obligation, or any threat thereof, the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief in addition to whatever remedies they might have at law. Furthermore, I agree to indemnify the Company against and shall reimburse the Company for and in respect of any and all claims, demands, losses, cost, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys’ fees and expenses that the Company shall incur or suffer and which arise from, are attributable to, by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of my agreements or covenants contained in this Agreement.

18.	This Agreement can only be modified by a subsequent written agreement executed by an officer of the Company.

19.	Although I may work for the Company outside of New York or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of New York.

20.	I acknowledge receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

[Signature Page Follows]

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Name (Please Print)

Signature	Date

[SIGNATURE PAGE TO PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT]

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EXHIBIT A

1.	The following is a complete list of all Inventions or Improvements relevant to the subject matter of my employment by Guidewire Software, Inc. (“the Company”) that have been made or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

__	No inventions or improvements.

__	See below: Any and all inventions regarding:

__	Additional sheets attached.

2.	I propose to bring to my employment the following materials and documents of a former employer:

__	No materials or documents

__	See below:

Employee Name (Please Print)

Employee Signature	Date

Exhibit D-1

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is being executed and delivered as of                     , 2017 by [NAME] (“Stakeholder”) in favor and for the benefit of Cyence Inc., a Delaware Corporation (the “Company”) and Guidewire Software, Inc., a Delaware corporation (“Parent”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, Caesar Acquisition Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo I”), Caesar Acquisition Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“MergerCo II”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholders’ Representative (the “Securityholders’ Representative”), have entered into an Agreement and Plan of Merger, dated as of October 5, 2017 (the “Merger Agreement”), pursuant to which (i) MergerCo I will merge with and into the Company, after which MergerCo I will cease to exist and the Company will become a wholly-owned subsidiary of Parent and (ii) the Company will merge with and into MergerCo II, after which MergerCo II will continue as the surviving company (the “Merger”);

WHEREAS, it is a condition to the obligations of Parent and the MergerCo I and MergerCo II to effect the Merger that each of the employees of the Company set forth on Schedule I to the Merger Agreement (the “Key Employees”), execute and deliver this Agreement; and

WHEREAS, in order to induce Parent, MergerCo I and MergerCo II to complete the transactions contemplated by the Merger Agreement, the undersigned Key Employee is willing to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, Parent and Stakeholder hereby agree as follows:

ARTICLE I

Effective Date. This Agreement shall be effective as of the Closing. This Agreement shall be null and void if the Merger is not consummated as substantially contemplated in the Merger Agreement.

ARTICLE II

Noncompetition. During the period commencing with the Closing Date and ending on the five year anniversary of the Closing Date (the “Non-Competition Period”), Stakeholder shall not (other than in connection with any employment services to the Company, Parent, or any subsidiary thereof or their respective successors or assigns), without the prior written consent of Parent, directly or indirectly:

2.1 engage in Competition (as defined below) in any country, province, state, city, or other similar political subdivision of the world in which the Company or any of its Affiliates has carried on or intended to carry on business prior to the closing of the Merger (the “Restricted Territory”);

or

2.2 be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of, or to otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of any firm, partnership, corporation, person, entity or business that engages or participates in Competition in the Restricted Territory;

provided, however, that nothing in this Agreement shall prevent or restrict Stakeholder from any of the following: (i) owning as a passive investment less than 1% of the outstanding shares of the capital stock (or equity interests) of a corporation (whether public or private) that is engaged in Competition and Stakeholder is not otherwise associated with such corporation; (ii) owning a passive equity interest in a private or public debt or equity investment fund (including without limitation hedge and mutual funds) in which the Stakeholder does not have the ability to control or exercise any managerial influence over such fund; (iii) serving as a board member, advisor, investor, or consultant to any company or entity that is not engaged in Competition, so long as such activity does not create a conflict of interest with the Company; or (iv) any activity consented to in writing by Parent.

“Competition” means engaging in any business (including research and development), operations, activities and/or services (or assisting any third party in the same) that develops, markets, sells or distributes software or services to insurance companies that uses data science (including large scale data collection and modeling and software engineering and/or economics) to prospect and select risks, assess and price risks, manage risk portfolios and accumulations, bring new insurance products to market, determine distribution channel strategy and performance, or identify potential other adverse events or actors impacting product profitability including potential fraud, whether related to cyber risk or otherwise. For clarity, during the Non-Competition Period, Stakeholder may be employed by, or serve as a consultant to, an insurance broker, a reinsurance broker, an insurance company, a reinsurance company, an insurance linked security company, or an insurance or reinsurance fund/facility, provided Stakeholder (i) does not engage in activities in Competition with Company or any of its Affiliates, and/or (ii) is not involved in internal entity effort that might reasonably be expected to cause such entity to forego any products or services of Company or any of its Affiliates.

ARTICLE III

Nonsolicitation. Stakeholder further agrees that Stakeholder shall not during the Non-Competition Period, directly or indirectly, without the prior written consent of Parent:

3.1 personally or through others, induce, attempt to induce, solicit or attempt to solicit any employee of the Company or of Parent, or their respective subsidiaries, successors or assigns to engage in any activity in which Stakeholder would be prohibited from engaging; or

3.2 personally or through others, in connection with pursuing activities in Competition: (i) induce or attempt to induce any client, customer or business prospect of the Company or Parent to terminate its relationship(s) with the Company or Parent or their respective subsidiaries, successors or assigns; or (ii) otherwise take any action relating to said client or customer that would interfere with the business of the Company or Parent or their respective subsidiaries, successors or assigns.

Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Parent or the Company or their respective subsidiaries, successors or assigns, shall not be deemed to be a breach of this Section 3.

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ARTICLE IV

Severability of Covenants. The covenants contained in Sections 2 and 3 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the world. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Sections 2 and 3 hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then Parent, the Company and Stakeholder agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 2 or Section 3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then Parent, the Company and Stakeholder agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

ARTICLE V

Independence of Obligations. The covenants and obligations of Stakeholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stakeholder, on the one hand, and Parent, the Company or any subsidiary of Parent or the Company, on the other.

ARTICLE VI

Stakeholder Acknowledgement. Stakeholder acknowledges that (i) Stakeholder has a substantial interest in the Company and is a substantial stockholder; (ii) the goodwill associated with the existing business, customers and assets of the Company prior to the Merger is an integral component of the value of the Company to Parent and is reflected in the consideration payable to Stakeholder in connection with the Merger, and (iii) Stakeholder’s agreement as set forth herein is necessary to preserve the value of the Company for Parent following the Merger. Stakeholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company and Parent are engaged in a highly competitive industry, (B) Stakeholder has had unique access to the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, and (C) Stakeholder believes that this Agreement provides no more protection than is reasonably necessary to protect Parent’s legitimate interest in the goodwill of the Company and its trade secrets.

ARTICLE VII

Injunctive Relief. The remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Stakeholder of this Agreement, Parent, shall be entitled to an injunction restraining Stakeholder from breaching or otherwise violating any provision of this Agreement. Nothing herein contained shall be construed as prohibiting Parent from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Stakeholder.

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ARTICLE VIII

Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies that Parent hereunder may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent hereunder, and the obligations and liabilities of Stakeholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Stakeholder’s obligations or the rights of Parent (or any affiliate of Parent) under the terms of any other agreement between Stakeholder and Parent or any affiliate of Parent.

ARTICLE IX

Survival. Section 2 and Section 3 of this Agreement shall terminate upon expiration of the Non-Competition Period; provided, however, that if, at any time, a court of competent jurisdiction determines that Stakeholder breached Section 2 and/or Section 3 during the Non-Competition Period, the respective Section(s) shall not terminate upon expiration of the Non-Competition Period, but instead, shall remain in full force and effect until six (6) months following the date that Stakeholder is no longer in breach of such provisions. The remainder of this Agreement shall survive the expiration of the Non-Competition Period.

ARTICLE X

Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, by electronic mail, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address:

10.1	if to Parent or the Company, to:

Guidewire Software, Inc.

1001 East Hillsdale Blvd, Suite 800

Foster City, CA 94404

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Richard A. Kline; Michael S. Russell

Email: rkline@goodwinprocter.com; mrussell@goodwinlaw.com

Facsimile No.: (650) 471-6060; (650) 471-6091

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10.2	if to Stakeholder, to the address for notice set forth on Stakeholder’s signature page hereto, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt, with a copy (which shall not constitute notice) to:

Mobility Legal P.C.

317 Washington St. #207

Oakland, California 94607

Attention: David R. Burtt

Email: dburtt@mobilitylegal.com

ARTICLE XI

Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

ARTICLE XII

Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

ARTICLE XIII

Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning this Agreement (including, without limitation, the enforcement hereof and the rights and duties of the parties hereunder), the party prevailing shall be entitled, in addition to such other relief as may be granted, such party’s reasonable attorneys’ fees and expenses in connection with such litigation, arbitration or other proceeding.

ARTICLE XIV

Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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ARTICLE XV

Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE XVI

Legal Counsel. Stakeholder understands and agrees that he has had an opportunity to seek his own counsel in his review of this Agreement. Stakeholder further understands and agrees that Goodwin Procter LLP has acted as counsel to Parent in negotiating this Agreement and that Wilson Sonsini Goodrich & Rosati has acted as counsel to the Company during the negotiations of this Agreement.

ARTICLE XVII

Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stakeholder.

ARTICLE XVIII

Assignment. This Agreement and all obligations hereunder are personal to Stakeholder and may not be transferred or assigned by Stakeholder at any time. Parent may not assign or transfer its rights under this Agreement, except that it may transfer its rights under this Agreement to any entity in connection with any merger or sale or transfer of all or substantially all of Parent’s assets.

ARTICLE XIX

Binding Nature. Subject to Section 18, this Agreement will be binding upon Stakeholder and Stakeholder’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Parent and its successors and assigns.

ARTICLE XX

Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

[remainder of page intentionally left blank]

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In witness whereof, the undersigned have executed this Agreement as of the date first above written.

“KEY EMPLOYEE”	By:

Print Name:

Address:

Telephone:
Fax:

“PARENT”	GUIDEWIRE SOFTWARE, INC.

By:
Title:

“COMPANY”	CYENCE INC.

By:
Title:

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Exhibit D-2

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is being executed and delivered as of             , 2017 by [NAME] (“Stakeholder”) in favor and for the benefit of Cyence Inc., a Delaware Corporation (the “Company”) and Guidewire Software, Inc., a Delaware corporation (“Parent”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, Caesar Acquisition Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo I”), Caesar Acquisition Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“MergerCo II”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholders’ Representative (the “Securityholders’ Representative”), have entered into an Agreement and Plan of Merger, dated as of October 5, 2017 (the “Merger Agreement”), pursuant to which (i) MergerCo I will merge with and into the Company, after which MergerCo I will cease to exist and the Company will become a wholly-owned subsidiary of Parent and (ii) the Company will merge with and into MergerCo II, after which MergerCo II will continue as the surviving company (the “Merger”);

WHEREAS, it is a condition to the obligations of Parent and the MergerCo I and MergerCo II to effect the Merger that each of the employees of the Company set forth on Schedule I to the Merger Agreement (the “Key Employees”), execute and deliver this Agreement; and

WHEREAS, in order to induce Parent, MergerCo I and MergerCo II to complete the transactions contemplated by the Merger Agreement, the undersigned Key Employee is willing to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, Parent and Stakeholder hereby agree as follows:

ARTICLE I

Effective Date. This Agreement shall be effective as of the Closing. This Agreement shall be null and void if the Merger is not consummated as substantially contemplated in the Merger Agreement.

ARTICLE II

Noncompetition. During the period commencing with the Closing Date and ending on the two year anniversary of the Closing Date (the “Non-Competition Period”), Stakeholder shall not (other than in connection with any employment services to the Company, Parent, or any subsidiary thereof or their respective successors or assigns), without the prior written consent of Parent, directly or indirectly:

2.1 engage in Competition (as defined below) in any country, province, state, city, or other similar political subdivision of the world in which the Company or any of its Affiliates has carried on or intended to carry on business prior to the closing of the Merger (the “Restricted Territory”);

or

2.2 be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of, or to otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of any firm, partnership, corporation, person, entity or business that engages or participates in Competition in the Restricted Territory;

provided, however, that nothing in this Agreement shall prevent or restrict Stakeholder from any of the following: (i) owning as a passive investment less than 1% of the outstanding shares of the capital stock (or equity interests) of a corporation (whether public or private) that is engaged in Competition and Stakeholder is not otherwise associated with such corporation; (ii) owning a passive equity interest in a private or public debt or equity investment fund (including without limitation hedge and mutual funds) in which the Stakeholder does not have the ability to control or exercise any managerial influence over such fund; (iii) serving as a board member, advisor, investor, or consultant to any company or entity that is not engaged in Competition, so long as such activity does not create a conflict of interest with the Company; or (iv) any activity consented to in writing by Parent.

“Competition” means engaging in any business (including research and development), operations, activities and/or services (or assisting any third party in the same) that develops, markets, sells or distributes software or services to insurance companies that uses data science (including large scale data collection and modeling and software engineering and/or economics) to prospect and select risks, assess and price risks, manage risk portfolios and accumulations, bring new insurance products to market, determine distribution channel strategy and performance, or identify potential other adverse events or actors impacting product profitability including potential fraud, whether related to cyber risk or otherwise. For clarity, during the Non-Competition Period, Stakeholder may be employed by, or serve as a consultant to, an insurance broker, a reinsurance broker, an insurance company, a reinsurance company, an insurance linked security company, or an insurance or reinsurance fund/facility, provided Stakeholder (i) does not engage in activities in Competition with Company or any of its Affiliates, and/or (ii) is not involved in internal entity effort that might reasonably be expected to cause such entity to forego any products or services of Company or any of its Affiliates.

ARTICLE III

Nonsolicitation. Stakeholder further agrees that Stakeholder shall not during the Non-Competition Period, directly or indirectly, without the prior written consent of Parent:

3.1 personally or through others, induce, attempt to induce, solicit or attempt to solicit any employee of the Company or of Parent, or their respective subsidiaries, successors or assigns to engage in any activity in which Stakeholder would be prohibited from engaging; or

3.2 personally or through others, in connection with pursuing activities in Competition: (i) induce or attempt to induce any client, customer or business prospect of the Company or Parent to terminate its relationship(s) with the Company or Parent or their respective subsidiaries, successors or assigns; or (ii) otherwise take any action relating to said client or customer that would interfere with the business of the Company or Parent or their respective subsidiaries, successors or assigns.

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Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Parent or the Company or their respective subsidiaries, successors or assigns, shall not be deemed to be a breach of this Section 3.

ARTICLE IV

Severability of Covenants. The covenants contained in Sections 2 and 3 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the world. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Sections 2 and 3 hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then Parent, the Company and Stakeholder agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 2 or Section 3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then Parent, the Company and Stakeholder agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

ARTICLE V

Independence of Obligations. The covenants and obligations of Stakeholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stakeholder, on the one hand, and Parent, the Company or any subsidiary of Parent or the Company, on the other.

ARTICLE VI

Stakeholder Acknowledgement. Stakeholder acknowledges that (i) Stakeholder has a substantial interest in the Company and is a substantial stockholder; (ii) the goodwill associated with the existing business, customers and assets of the Company prior to the Merger is an integral component of the value of the Company to Parent and is reflected in the consideration payable to Stakeholder in connection with the Merger, and (iii) Stakeholder’s agreement as set forth herein is necessary to preserve the value of the Company for Parent following the Merger. Stakeholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company and Parent are engaged in a highly competitive industry, (B) Stakeholder has had unique access to the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, and (C) Stakeholder believes that this Agreement provides no more protection than is reasonably necessary to protect Parent’s legitimate interest in the goodwill of the Company and its trade secrets.

ARTICLE VII

Injunctive Relief. The remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Stakeholder of this Agreement, Parent, shall be entitled to an injunction restraining Stakeholder from breaching or otherwise violating any provision of this Agreement. Nothing herein contained shall be construed as prohibiting Parent from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Stakeholder.

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ARTICLE VIII

Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies that Parent hereunder may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent hereunder, and the obligations and liabilities of Stakeholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Stakeholder’s obligations or the rights of Parent (or any affiliate of Parent) under the terms of any other agreement between Stakeholder and Parent or any affiliate of Parent.

ARTICLE IX

Survival. Section 2 and Section 3 of this Agreement shall terminate upon expiration of the Non-Competition Period; provided, however, that if, at any time, a court of competent jurisdiction determines that Stakeholder breached Section 2 and/or Section 3 during the Non-Competition Period, the respective Section(s) shall not terminate upon expiration of the Non-Competition Period, but instead, shall remain in full force and effect until six (6) months following the date that Stakeholder is no longer in breach of such provisions. The remainder of this Agreement shall survive the expiration of the Non-Competition Period.

ARTICLE X

Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, by electronic mail, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address:

10.1	if to Parent or the Company, to:

Guidewire Software, Inc.

1001 East Hillsdale Blvd, Suite 800

Foster City, CA 94404

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Richard A. Kline; Michael S. Russell

Email: rkline@goodwinprocter.com; mrussell@goodwinlaw.com

Facsimile No.: (650) 471-6060; (650) 471-6091

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10.2	if to Stakeholder, to the address for notice set forth on Stakeholder’s signature page hereto, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt, with a copy (which shall not constitute notice) to:

Mobility Legal P.C.

317 Washington St. #207

Oakland, California 94607

Attention: David R. Burtt

Email: dburtt@mobilitylegal.com

ARTICLE XI

Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

ARTICLE XII

Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

ARTICLE XIII

Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning this Agreement (including, without limitation, the enforcement hereof and the rights and duties of the parties hereunder), the party prevailing shall be entitled, in addition to such other relief as may be granted, such party’s reasonable attorneys’ fees and expenses in connection with such litigation, arbitration or other proceeding.

ARTICLE XIV

Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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ARTICLE XV

Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE XVI

Legal Counsel. Stakeholder understands and agrees that he has had an opportunity to seek his own counsel in his review of this Agreement. Stakeholder further understands and agrees that Goodwin Procter LLP has acted as counsel to Parent in negotiating this Agreement and that Wilson Sonsini Goodrich & Rosati has acted as counsel to the Company during the negotiations of this Agreement.

ARTICLE XVII

Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stakeholder.

ARTICLE XVIII

Assignment. This Agreement and all obligations hereunder are personal to Stakeholder and may not be transferred or assigned by Stakeholder at any time. Parent may not assign or transfer its rights under this Agreement, except that it may transfer its rights under this Agreement to any entity in connection with any merger or sale or transfer of all or substantially all of Parent’s assets.

ARTICLE XIX

Binding Nature. Subject to Section 18, this Agreement will be binding upon Stakeholder and Stakeholder’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Parent and its successors and assigns.

ARTICLE XX

Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

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In witness whereof, the undersigned have executed this Agreement as of the date first above written.

“KEY EMPLOYEE”	By:

Print Name:

Address:
__________________________________

Telephone:
Fax:

“PARENT”	GUIDEWIRE SOFTWARE, INC.

By:
Title:

“COMPANY”	CYENCE INC.

By:
Title:

EXHIBIT E

DEFERRED MERGER CONSIDERATION AGREEMENT

This Deferred Merger Consideration Agreement (the “Agreement”) is entered into as of October 5, 2017 by and between Guidewire Software, Inc., a Delaware corporation (“Parent”), and the Person(s) listed as Equityholders on the signature page hereto (collectively, “Equityholder”).

RECITALS

WHEREAS, Equityholder holds shares of capital stock of Cyence Inc., a Delaware corporation, and is a Deferred Merger Consideration Employee under the terms of the Merger Agreement (the “Company”).

WHEREAS, concurrently with the execution and delivery hereof, the Company is entering into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Merger Agreement”) with Parent, Caesar Acquisition Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo I”), Caesar Acquisition Sub II, LLC, a Delaware limited liability company and directly wholly-owned subsidiary of Parent (“MergerCo II” and, together with MergerCo I, the “MergerCos”) and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholders’ Representative, whereby MergerCo I shall merge with and into the Company (the “First Merger”), and, as part of the same overall transaction, the Company would then merge with and into MergerCo II (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, the Merger Agreement contemplates that Equityholder and the other Deferred Merger Consideration Employees (Equityholder and such other Deferred Merger Consideration Employees, collectively, the “Specified Equityholders”) shall agree that a portion of their respective portions of the Merger Consideration (as defined in the Merger Agreement) will be paid in the form of Parent Shares and be held in a restricted account of the transfer agent of Parent for the benefit of such Specified Equityholders at the Closing of the First Merger, subject to the possibility of forfeiture in accordance with the terms of this Agreement (and, for the other Specified Equityholders, the Deferred Merger Consideration Agreements entered into by such other Specified Equityholders) based, in part, upon the Company’s achievement or failure to achieve certain financial milestones during Parent’s fiscal years ended July 31, 2018 and July 31, 2019;

WHEREAS, the entry into this Agreement by Equityholder is a condition to the willingness of, and an inducement to, Parent and MergerCos to enter into the Merger Agreement; and

WHEREAS, concurrently with the execution and delivery hereof, Equityholder is also entering into an employment agreement with Parent that will govern the terms of Equityholder’s employment with Parent following the Closing (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as set forth herein.

DEFINITIONS

The capitalized terms below shall have the following meanings for purposes of this Agreement. All other capitalized terms used but not defined herein but that are defined in the Merger Agreement shall have the meaning given to such terms in the Merger Agreement.

“Cause” has the meaning given to it in the Employment Agreement.

“Company Bookings” means the annualized amounts invoiced, calculated to reflect twelve months of fees, related to non-variable subscriptions services and the actual invoiced amount for variable subscriptions services billed or invoiceable during the applicable Period by the Company to customers.

“Consideration Percentage” means, with respect to each Specified Equityholder, the Consideration Percentage for such Specified Equityholder as defined and determined in accordance with the terms of the Merger Agreement.

“Deferred Merger Consideration” means the Parent Shares to be issued to the Specified Equityholders in accordance with Section 2.6(a)(iv) of the Merger Agreement, which shall be held in a restricted account of the transfer agent of Parent for the benefit of the Specified Equityholders at the Closing of the First Merger, subject to the possibility of forfeiture, as contemplated by the Merger Agreement, this Agreement and the similar Deferred Merger Consideration Agreements entered into by the other Specified Equityholders. The amount of Parent Shares constituting the Deferred Merger Consideration shall be adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting Parent Shares at any time following the date hereof.

“Deferred Merger Consideration Agreements” means this Agreement and the other Deferred Merger Consideration Agreements in substantially similar form being entered into by the other Specified Equityholders with Parent in connection with the Mergers.

“Dispute Notice” has the meaning given to it in Exhibit A.

“Good Reason” has the meaning given to it in the Employment Agreement.

“Independent Auditor” has the meaning given to it in Exhibit A.

“Majority Equityholders” means Specified Equityholders who hold at least a majority in interest of the Deferred Merger Consideration that, as of the time of determination, (i) has vested but has not yet been paid, (ii) has become eligible to vest but has not yet vested or (iii) could still become eligible to vest.

“Parent Change in Control” means a change in ownership or control of Parent effected through any of the following transactions: (a) a merger, reorganization or consolidation in which the holders of Parent’s outstanding voting power immediately prior to such transaction do not own securities possessing more than fifty percent (50%) of the total combined voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of Parent’s assets on a consolidated basis to an unrelated person or entity, or (iii) the sale of all of the common stock of Parent to an unrelated person or entity, or (iv) any other transaction in which the owners of Parent’s outstanding voting power prior to such transaction do not own securities possessing more than fifty percent (50%) of the total combined voting power of Parent or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from Parent.

“Parent Notice” has the meaning given to it in Exhibit A.

“Period” means Period One or Period Two, as applicable.

“Period One” means the twelve-month period commencing at 12:00 am Pacific Time on August 1, 2017 and ending at 11:59 pm Pacific Time on July 31, 2018.

“Period One Eligible Shares” has the meaning given to it in Exhibit A.

“Period Two” means the twelve-month period commencing at 12:00 am Pacific Time on August 1, 2018 and ending at 11:59 pm Pacific Time on July 31, 2019.

“Period Two Eligible Shares” has the meaning given to it in Exhibit A.

“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer, hypothecate or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security.

AGREEMENT

1. Deferred Merger Consideration; Restrictions on Transfer.

(a) On the Closing Date, a portion of the Merger Consideration payable to Equityholder at the Closing will be issued to Equityholder in the form of Parent Shares in accordance with Section 2.6(a)(iv) of the Merger Agreement (such Parent Shares, the “Deferred Merger Consideration Shares”) and such Deferred Merger Consideration Shares shall be subject to the possibility of forfeiture described in Sections 2(c), 3, 4 and 7(b)(ii) hereof; provided, however, that such Deferred Merger Consideration Shares shall be held in a restricted account of the transfer agent of Parent for the benefit of Equityholder unless and until, and to the extent, such shares vest and are transferred to an account designed by Equityholder in accordance with the terms hereof. Such Deferred Merger Consideration Shares will cease to be subject to such risk of forfeiture solely in accordance with the vesting and other terms of this Agreement (including Exhibit A) and the Merger Agreement. Equityholder’s (i) Deferred Merger Consideration Shares and (ii) Consideration Percentage shall be determined in accordance with the terms of the Merger Agreement and set forth on the Spreadsheet.    Except as otherwise expressly provided herein, the portion of the Deferred Merger Consideration Shares eligible to vest, if any, will be calculated based on the attainment, as determined in accordance with Exhibit A, of the performance milestones described on Exhibit A during the Periods, which amount of Parent Shares may be equal to all or a portion, including none, of Equityholder’s Deferred Merger Consideration Shares. Under no circumstance is Equityholder entitled to receive (and neither Parent nor any of its Affiliates shall have any obligation or liability to issue or deliver to Equityholder) any Parent Shares under this Agreement or the Merger Agreement in excess of the Deferred Merger Consideration Shares.

2. Vesting; Forfeiture

(a) Subject to Section 2(d) and Section 3, Equityholder’s Deferred Merger Consideration Shares will vest, if at all, in accordance with the following schedule:

•	the Period One Eligible Shares, if any, will vest on the date on which year-end bonuses are paid by Parent to similarly situated employees as Equityholder with respect to Period One (the “Period One Vesting Date”), subject to Equityholder’s continued employment with Parent through such date (except as otherwise provided in Section 2(d) or Section 3); and

•	the Period Two Eligible Shares, if any, will vest on the date on which year-end bonuses are paid by Parent to similarly situated employees as Equityholder with respect to Period Two (the “Period Two Vesting Date”), subject to Equityholder’s continued employment with Parent through such date (except as otherwise provided in Section 2(d) or Section 3).

Notwithstanding the foregoing, if the performance milestones set forth on Exhibit A for the applicable vesting date still apply pursuant to this Agreement and the final determination of such performance milestones has not been made by the applicable vesting dates set forth above, then the applicable portion of the Deferred Merger Consideration Shares shall not vest until such final determination has been made.

(b) Promptly (and in no event more than five (5) Business Days) after the later of (i) the date of vesting of the applicable portion of the Deferred Merger Consideration Shares in accordance with Sections 2(a), 2(d) or 3, as applicable, and (ii) the date Equityholder provides the written designation contemplated by this sentence, Parent shall instruct its transfer agent to facilitate the movement of such portion of the Deferred Merger Consideration Shares (except to the extent any portion thereof was previously forfeited pursuant to Sections 3, 4 or 7(b)(ii)) into a brokerage account designated by Equityholder in writing to Parent or the transfer agent.

(c) The portion, if any, of the Deferred Merger Consideration Shares that has not vested by the Period Two Vesting Date and was not previously forfeited pursuant to Section 3, 4 or 7(b)(ii) prior to the Period Two Vesting Date shall automatically be forfeited by Equityholder effective as of the Period Two Vesting Date, without any further action on behalf of Equityholder or Parent.

(d) If a Parent Change in Control occurs during either Period One or Period Two, the following vesting provisions will apply:

(i) If the Parent Change in Control occurs during Period One, the Deferred Merger Consideration Shares will vest solely on a time-based schedule on the applicable vesting dates set forth in Section 2(a), subject to Equityholder’s continued employment with Parent through the applicable vesting date (except as otherwise provided in Section 3), irrespective of the achievement of the performance milestones set forth on Exhibit A.

(ii) If a Parent Change in Control occurs during Period Two and prior to the Period One Vesting Date, then, with respect to the Deferred Merger Consideration Shares that could become eligible to vest with respect to Period One in accordance with Exhibit A, only the Period One Eligible Shares shall be eligible to vest on the Period One Vesting Date, subject to Equityholder’s continued employment with Parent through the Period One Vesting Date (except as otherwise provided in Section 3).

(iii) If a Parent Change in Control occurs during Period Two (whether prior to or after the Period One Vesting Date), then, upon the occurrence of the Parent Change of Control, fifty percent (50%) of the Deferred Merger Consideration Shares (which shall be in addition to any Deferred Merger Consideration Shares that vest in accordance with Section 2(d)(ii)) will become eligible to vest with respect to Period Two, with such amount of Deferred Merger Consideration Shares to vest on the Period Two Vesting Date subject to Equityholder’s continued employment with Parent through such date (except as otherwise provided in Section 3), irrespective of the achievement of the performance milestones in Period Two as set forth on Exhibit A, and there will be no additional shares that become eligible to vest with respect to Period Two if the performance milestones for Period Two are achieved in whole or in part.

(iv) In the event of a Parent Change in Control, all references to “Parent Shares” or “Deferred Merger Consideration Shares” hereunder shall refer to the consideration into which the Parent Shares have been converted or exchanged as a result of such Parent Change in Control.

(e) From the Closing Date until the time they are vested pursuant to Sections 2(a), 2(d), 3(a) or 3(b), or forfeited pursuant to Sections 2(c), 3, 4 or 7(b)(ii) of this Agreement, the Deferred Merger Consideration Shares shall be treated by Parent and its Affiliates as issued and outstanding capital stock of Parent, and Equityholder will be shown as the record holder, will be entitled to exercise voting rights, and will be entitled to receive dividends (other than non-taxable stock dividends, which shall be held in a restricted account of the transfer agent of Parent for the benefit of Equityholder and included as part of the Deferred Merger Consideration Shares).

(f) Upon the forfeiture of any Deferred Merger Consideration Shares pursuant to Sections 2(c), 3, 4 or 7(b)(ii), Parent shall be entitled to instruct its transfer agent to transfer such portion of the Deferred Merger Consideration Shares to Parent or a designee of Parent or to otherwise cancel such shares. In order to facilitate any such transfer or cancellation of forfeited shares, Equityholder shall, prior to the Closing, deliver three (3) original executed copies of a Stock Power in the form attached as Exhibit B hereto with respect to the Deferred Merger Consideration Shares, each in blank, to the Secretary of Parent, or the Secretary’s designee, to hold such Stock Power in escrow and to take all such actions and to effectuate all such transfers as are in accordance with the terms of this Agreement. If at any time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with full right, title and possession of, or to enable Parent to cancel, any forfeited Deferred Merger Consideration Shares, then Equityholder hereby agrees to execute and deliver any documents or other instruments and to take such action as is reasonably necessary to effect such forfeiture, transfer or cancellation, in accordance with the provisions of this Agreement. Any failure of Equityholder to deliver such Stock Powers or other documents or instruments shall not in any way affect the forfeiture of any Deferred Merger Consideration Shares, or Parent’s right to receive or cancel any such forfeited shares, in accordance with the terms hereof.

(g) If Equityholder is married or is a party to a community property agreement or arrangement with Equityholder’s spouse or domestic partner, he or she has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit C (the “Spousal Consent”), executed by Equityholder’s spouse or domestic partner, as applicable. Equityholder represents and warrants to Parent that Equityholder’s spouse or domestic partner, as applicable, is competent to execute and deliver the Spousal Consent.

3. Termination of Service

(a) Death/Disability

(i) If Equityholder’s employment with Parent or any Affiliate of Parent terminates during Period One due to (i) Equityholder’s death or (ii) termination by Parent or such Affiliate as a result of Equityholder’s disability in accordance with the terms and conditions of the Employment Agreement (either of (i) or (ii), as applicable, a “Death/Disability Event” and the date of such Death/Disability Event, the “Death/Disability Date”), one hundred percent (100%) of the Deferred Merger Consideration Shares will vest automatically as of the Death/Disability Date, and the vesting specified in Section 2(a) and/or Exhibit A will not apply with respect to such shares.

(ii) If Equityholder’s employment with Parent or any Affiliate of Parent terminates after the end of Period One and prior to the Period One Vesting Date due to a Death/Disability Event, then the Period One Eligible Shares, if any, will vest automatically as of the Death/Disability Date (or, if later, the date the Period One Eligible Shares are determined in accordance with Exhibit A), and the vesting specified in Section 2(a) will not apply with respect to such shares.

(iii) If Equityholder’s employment with Parent or any Affiliate of Parent terminates during Period Two (whether prior to or after the Period One Vesting Date) due to a Death/Disability Event, fifty percent (50%) of the Deferred Merger Consideration Shares (which shall be in addition to any Deferred Merger Consideration Shares that vest in accordance with Section 3(a)(ii)) will vest automatically as of the Death/Disability Date, and the vesting specified in Section 2(a) and/or Exhibit A will not apply with respect to such shares, and there will be no additional shares that become eligible to vest with respect to Period Two if the performance milestones with respect to Period Two are achieved in whole or in part.

(iv) If Equityholder’s employment with Parent or any Affiliate of Parent terminates after the end of Period Two and prior to the Period Two Vesting Date due to a Death/Disability Event, then the Period Two Eligible Shares, if any, will vest automatically as of the Death/Disability Date (or, if later, the date the Period Two Eligible Shares are determined in accordance with Exhibit A), and the vesting specified in Section 2(a) will not apply with respect to such shares.

(b) Without Cause/Good Reason

(i) If Equityholder’s employment with Parent or any Affiliate of Parent terminates during Period One due to (i) termination by Parent or such Affiliate without Cause, or (ii) Equityholder’s termination of his or her employment for Good Reason (either of (i) or (ii), as applicable, a “Vesting Termination” and the date of such Vesting Termination, the “Termination Date”), one hundred percent (100%) of the Deferred Merger Consideration Shares will vest automatically as of the Termination Date, and the vesting specified in Section 2(a) and/or Exhibit A will not apply with respect to such shares.

(ii) If Equityholder’s employment with Parent or any Affiliate of Parent terminates after the end of Period One and prior to the Period One Vesting Date due to a Vesting Termination then the Period One Eligible Shares, if any, will vest automatically as of the Termination Date (or, if later, the date the Period Two Eligible Shares are determined in accordance with Exhibit A), and the vesting specified in Section 2(a) will not apply with respect to such shares.

(iii) If Equityholder’s employment with Parent or any Affiliate of Parent terminates during Period Two (whether prior to or after the Period One Vesting Date) due to a Vesting Termination, (x) fifty percent (50%) of the Deferred Merger Consideration Shares (which shall be in addition to any Deferred Merger Consideration Shares that vest in accordance with Section 3(b)(ii)) will vest automatically as of the Termination Date, and the vesting specified in Section 2(a) and/or Exhibit A will not apply with respect thereto, and (y) the amount, if any, by which the Period Two Eligible Shares (if any) exceeds fifty percent (50%) of the Deferred Merger Consideration Shares will vest on the date on which year-end bonuses are paid by Parent to similarly situated employees as Equityholder with respect to Period Two.

(iv) If Equityholder’s employment with Parent or any Affiliate of Parent terminates after the end of Period Two and prior to the Period Two Vesting Date due to a Vesting Termination, then the Period Two Eligible Shares, if any, will vest automatically as of the Termination Date (or, if later, the date the Period Two Eligible Shares are determined in accordance with Exhibit A), and the vesting specified in Section 2(a) will not apply with respect to such shares.

(c) In the event that Equityholder’s employment with Parent or any Affiliate of Parent terminates prior to the Period Two Vesting Date for any reason other than a Death/Disability Event or a Vesting Termination, the portion of the Deferred Merger Consideration Shares that has not vested as of the date of his or her termination of employment and was not otherwise forfeited pursuant to Section 4 or 7(b)(ii) prior to such termination date shall automatically be forfeited by Equityholder effective as of such termination date, without any further action by or on behalf of Equityholder or Parent.

(d) For purposes of this Agreement, the termination of Equityholder’s employment by Parent or any of its Affiliates to enable Equityholder to be employed by a different Affiliate of Parent, or, in the case of termination by an Affiliate, to enable Equityholder to be employed by Parent, will not be deemed a termination of employment hereunder.

4. Indemnification Obligations

Equityholder acknowledges and agrees that Equityholder’s right to receive delivery of the Deferred Merger Consideration Shares is subject to Parent’s set-off rights in connection with Equityholder’s indemnification obligations set forth in the Merger Agreement. Without limiting the foregoing, Parent shall have the right, at its election, to set-off all or any portion of any Losses for which it is entitled to be indemnified by Equityholder pursuant to the terms of the Merger Agreement from any portion of Equityholder’s Deferred Merger Consideration Shares that becomes or could become vested hereunder, and any such amount of Deferred Merger Consideration Shares as to which Parent exercises such set-off right shall automatically be forfeited by Equityholder effective as of the date such set-off occurs, without any further action by or on behalf of Equityholder or Parent.

5. Nontransferability

(a) No portion of Equityholder’s Deferred Merger Consideration Shares may be Transferred, whether by operation of law or otherwise, nor may any portion of Equityholder’s Aggregate Deferred Merger Consideration Shares be made subject to execution, attachment, or similar process, unless and until, and only to the extent, such Deferred Merger Consideration Shares have actually vested and thereafter been transferred to an account designated by Equityholder in accordance with the terms of this Agreement.

(b) To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required (a) to transfer on its books any Deferred Merger Consideration Shares that have been Transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Deferred Merger Consideration Shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Deferred Merger Consideration Shares has been purportedly so Transferred.

(c) Each book-entry security entitlement representing any Deferred Merger Consideration Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) shall bear the following legend (in addition to any other legends required by law, the Merger Agreement, Parent’s certificate of incorporation, Parent’s bylaws or any other agreement to which such Equityholder is a party):

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RISK OF FORFEITURE FOR THE BENEFIT OF THE ISSUER OF THE SHARES, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.

(d) Equityholder acknowledges and agrees that the release of the Deferred Merger Consideration Shares from the restrictions on transfer pursuant to Section 5(a) will not affect (i) the restrictions on transfer applicable to the Deferred Merger Consideration Shares under applicable Law, the terms of the Merger Agreement, the terms of the Joinder Agreement between Equityholder and Parent entered into in connection with the Merger Agreement, and, if Equityholder is an employee of Parent or any of its Subsidiaries, the terms of Parent’s securities trading policies or (ii) Parent’s set-off rights with respect to the Deferred Merger Consideration Shares in accordance with Article VII of the Merger Agreement and Section 4 hereof.

6. Leave of Absence

For purposes of this Agreement, Equityholder’s employment with Parent does not terminate when he or she is on an approved leave of absence for military service or sickness, or for any other purpose approved by Parent, if Equityholder’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if Parent otherwise so provides in writing. Vesting under this Agreement will continue for up to six (6) months in an approved medical leave of absence and for up to three (3) months in an approved non-medical/personal leave of absence, and if Equityholder returns to work, vesting will restart on the first day of return to work. Equityholder’s employment terminates in any event when the approved leave ends unless Equityholder immediately returns to active employee work. Parent shall have the right to determine, in its sole discretion, which leaves count for this purpose and when Equityholder’s employment terminates for all purposes under this Agreement.

7. Taxes

(a) Tax Reporting. Equityholder shall make an election under Section 83(b) of the Code with respect to the Deferred Merger Consideration Shares (other than Deferred Merger Consideration Shares issued upon exercise of Company Options pursuant to Section 9) in the form attached hereto as Exhibit D within thirty (30) days of the issuance of such Deferred Merger Consideration Shares and promptly provide a copy of such election to Parent. If such election has been timely filed pursuant to the preceding sentence with respect to Deferred Merger Consideration Shares, the parties to this Agreement intend to treat such Deferred Merger Consideration Shares as payment of consideration in exchange for Equityholder’s Company Capital Stock and not as compensation income for income Tax purposes. Parent, the Company and their Affiliates will prepare all Tax Returns consistent with the foregoing tax treatment, and in the event of any dispute with a taxing authority regarding the foregoing tax treatment, Parent, the Company and their Affiliates, on the one hand, and Equityholder, on the other hand, shall defend such tax treatment in good faith until there is a contrary assessment or determination made by such taxing authority in such dispute.

(b) Subject to Section 7(a), Equityholder agrees, as a condition of this Agreement, that he or she will make acceptable arrangements to pay any required withholding or other taxes that may be due relating to any portion of Equityholder’s Deferred Merger Consideration Shares and the payment of any such amounts under this Agreement to Equityholder. In the event that Parent or any of its Affiliates determines that any federal, state, local, or foreign tax or withholding payment is required relating to any portion of Equityholder’s Deferred Merger Consideration Shares or the payment of any such amounts under this Agreement to Equityholder, Parent or any such Affiliate will have the right to (i) require Equityholder to tender a cash payment or (ii) reduce the number of Deferred Merger Consideration Shares to be released to Equityholder upon vesting, in each case, in an amount equal to the amount of such withholding payment (which shares shall thereupon be automatically forfeited by Equityholder hereunder, without any further action by Equityholder or Parent). For the avoidance of doubt, the parties shall determine whether withholding or other taxes are due pursuant to this Section 7(b) in accordance with the provisions of Section 7(a).

8. Disclaimer of Rights; Parent Obligations

(a) This Agreement does not give Equityholder the right to be retained by Parent or any of its Affiliates in any capacity. Parent and its Affiliates reserve the right to terminate Equityholder’s employment at any time and for any reason.

(b) Parent shall have sole discretion with regard to all matters relating to the operation of the businesses of Parent and its Affiliates, including the Company, to achieve the growth targets set for its businesses. Without limiting the generality of the foregoing, neither Parent nor any of its Affiliates, including the Company, shall have any obligation to operate any of their businesses in order to achieve any Company Bookings target hereunder or to maximize the amount of the Deferred Merger Consideration Shares that vest or become eligible to vest hereunder, and there is no assurance that any Company Bookings targets will be achieved or that any portion of the Deferred Merger Consideration Shares will vest or become eligible to vest hereunder; provided, however, that Parent will not take any action in bad faith with the specific intent of preventing or hindering the achievement of Company Bookings in order to avoid having the Deferred Merger Consideration Shares vest or become eligible to vest hereunder.

9. Exercise of Company Options

Prior to the Effective Time, Equityholder will exercise a sufficient number of Company Options held by Equityholder (including the early exercise of all such Company Options to the extent unvested), either on a full or net exercise basis as contemplated by the Merger Agreement, to ensure that Equityholder receives a number of Parent Shares equal to Equityholder’s portion of the Deferred Merger Consideration payable in accordance with Section 2.6(a)(iv) of the Merger Agreement.

10. Entire Agreement

(a) This Agreement (including the exhibits hereto, which form an integral part hereof) and the Merger Agreement constitute the entire understanding between Equityholder and Parent regarding the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Except as otherwise specifically provided in this Agreement, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.    Notices

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) on the date of delivery, if delivered personally, (b) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (d) if delivered by electronic mail, on the date of delivery if transmitted by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after delivery, in each case to the intended recipient as set forth below:

(a) if to Parent, to:

Guidewire Software, Inc.

1001 East Hillsdale Blvd, Suite 800

Foster City, CA 94404

Attention: General Counsel

with a copy to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Richard A. Kline; Michael S. Russell

Email: rkline@goodwinlaw.com; mrussell@goodwinlaw.com

(b) if to Equityholder, to the address set forth on the signature page hereto.

12. Other

(a) For all purposes hereof, the Deferred Merger Consideration Shares shall be valued at the Parent Share Price.

(b) Equityholder confirms that Equityholder has consulted or has had a reasonable time and opportunity to consult with Equityholder’s financial, legal, tax and other advisors, if desired, before signing this Agreement. Equityholder acknowledges that Equityholder has reviewed and understands the terms of the Merger Agreement, is competent to execute this Agreement and is free from coercion, duress and undue influence in doing so.

(c) This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

(d) Except as otherwise specified in the last sentence of this Section 12(d), the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Any dispute that relates solely to the methodology for calculating Company Bookings, the allocation of Company Bookings to a particular Period, or any other matter related to the calculation of any items specified on Exhibit A shall be resolved based on the procedures set forth in Section 4 of Exhibit A.

(e) If any term or other provision of this Agreement is invalid, illegal, void or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns (if any); provided, however, that Equityholder may not assign or transfer this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without Parent’s prior written consent and any assignment or transfer in violation of this proviso shall be null and void.

(g) Equityholder acknowledges that (i) this Agreement is intended to be a material inducement for Parent and MergerCo to enter into the Merger Agreement and effect the transactions contemplated thereby, and (ii) Parent and MergerCo will be relying on such Equityholder’s execution and delivery to Parent of this Agreement and such Equityholder’s agreement to be bound by the terms hereof, in determining whether to proceed to consummate the Mergers.

(h) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or such other electronic means as if the original had been received.

(i) Equityholder agrees to not, directly or indirectly, issue or make any statement or communication to any third party (other than its legal, accounting, tax and financial advisors and other agents that are bound by confidentiality obligations) regarding the existence or subject matter of this Agreement, the Merger Agreement, or the transactions contemplated hereby or thereby (including, without limitation, any claim or dispute arising out of or related to this Agreement or the Merger Agreement, or the interpretation, making, performance, breach or termination hereof or thereof, and the reasons therefor or the fact that the parties to the Merger Agreement are or ever were in discussions about a potential transaction, whether the Mergers or any other form) without the consent of Parent, except in each case (i) to the extent such disclosure is required by applicable law, rule, regulation or listing standard, in which case the undersigned shall promptly notify Parent of this and cooperate with Parent to the extent practicable so as to seek to limit the information disclosed to the information it is advised by counsel is required by such applicable law, rule, regulation or listing standard to be disclosed and will, to the extent practicable and at Parent’s expense, seek to obtain a protective order over, or confidential treatment of such information, and (ii) for disclosures in dispute resolution proceedings between the parties brought in the manner contemplated hereby.

(j) If there is more than one Equityholder listed on the signature page hereto as a result of the Deferred Merger Consideration Employee party hereto having contributed prior to the date hereof shares of Company Capital Stock to one or more trusts that are controlled by the Deferred Merger Consideration Employee, then, if requested by Equityholder, Parent agrees to discuss in good faith with Equityholders the possible reallocation of the applicable Pro Rata Portions and/or the Consideration Percentages among the different Equityholders party hereto, it being understood and agreed that Parent shall be under no obligation to agree to any such requested reallocation.

(k) This Agreement shall terminate in its entirety and be of no further force and effect upon the termination of the Merger Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have signed or have caused this Agreement to be signed by their authorized representatives, all as of the date first written above.

EQUITYHOLDER:

Name:

Address:

Email:

GUIDEWIRE SOFTWARE, INC.

By:

Name:

Title:

EXHIBIT A

PERFORMANCE MILESTONES

Equityholder’s Deferred Merger Consideration Shares shall become eligible to vest based on the achievement of certain minimum levels of Company Bookings during Period One and Period Two as determined below.

1. Period One. In the event that the Company Bookings in Period One are:

(a)	less than $[***], no portion of the Deferred Merger Consideration Shares shall become eligible to vest with respect to Period One;

(b)	greater than or equal to $[***] but less than $[***], then the portion of the Deferred Merger Consideration Shares that becomes eligible to vest with respect to Period One shall equal the quotient obtained by dividing (x) the product of (i) $7,500,000 multiplied by (ii) the Consideration Percentage; by (y) the Parent Share Price; and

(c)	greater than or equal to $[***], then the portion of the Deferred Merger Consideration Shares that becomes eligible to vest with respect to Period One shall equal the quotient obtained by dividing (x) the product of (i) $10,000,000 multiplied by (ii) the Consideration Percentage by (y) the Parent Share Price.

The number of Equityholder’s Deferred Merger Consideration Shares, if any, that becomes eligible to vest in Period One pursuant to the foregoing clauses (a) through (c) of this Section 1 is referred to as the “Period One Eligible Shares”.

2. Period Two. In the event that the Company Bookings in Period Two are:

(a)	less than $[***], no portion of the Deferred Merger Consideration Shares shall become eligible to vest with respect to Period Two;

(b)	greater than or equal to $[***] but less than $[***], then the portion of the Deferred Merger Consideration Shares that becomes eligible to vest with respect to Period Two shall equal the quotient obtained by dividing (x) the product of (i) $5,000,000 multiplied by (ii) the Consideration Percentage by (y) the Parent Share Price;

(c)	greater than or equal to $[***] but less than $[***], then the portion of the Deferred Merger Consideration Shares that becomes eligible to vest with respect to Period Two shall equal the quotient obtained by dividing (x) the product of (i) $7,500,000 multiplied by (ii) the Consideration Percentage by (y) the Parent Share Price; and

(d)	greater than or equal to $[***], then the portion of the Deferred Merger Consideration Shares that becomes eligible to vest with respect to Period Two shall equal the difference between (i) the quotient obtained by dividing (x) the product of (A) the Deferred Merger Consideration multiplied by (B) the Consideration Percentage by (y) the Parent Share Price, minus (ii) the Period One Eligible Shares.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

A-1

The number of Equityholder’s Deferred Merger Consideration Shares, if any, that becomes eligible to vest in Period Two pursuant to the foregoing clauses (a) through (d) of this Section 2 is referred to as the “Period Two Eligible Shares”.

3.	Carryover of Period One Company Bookings. In the event that the Company Bookings in Period One exceed $[***], the amount by which such Company Bookings exceeds $[***] shall be added to the Company Bookings for Period Two.

4.	Calculation of Company Bookings. As soon as reasonably practicable, and in any event no later than sixty (60) calendar days following the end of each Period, Parent shall determine the portion of the Deferred Merger Consideration Shares that is eligible to vest for that Period, if any, based on the amount of the Company Bookings during the Period. Promptly following such determination, Parent shall provide written notice to the Specified Equityholders of such determination (the “Parent Notice”). In the event that the Majority Equityholders agree in writing to dispute Parent’s calculation of the Company Bookings with respect to any Period (such written agreement, the “Dispute Notice”), and the Majority Equityholders provide a copy of the Dispute Notice to Parent within thirty (30) calendar days after Parent delivers the Parent Notice for such Period, then Parent and Equityholder agree to refer such dispute to an independent, nationally recognized accounting firm reasonably acceptable to Parent and the Majority Equityholders (the “Independent Auditor”) and such firm shall make the final determination with respect to the amount of Company Bookings for such Period in accordance with the terms and provisions of this Agreement. If the Majority Equityholders fails to deliver the Dispute Notice to Parent within such thirty (30) calendar day period, the determinations made by Parent with respect to such Period as set forth in the Parent Notice will be used for purposes of determining the Deferred Merger Consideration Shares that is eligible to vest for such Period and shall be final and binding on Equityholder. If the Majority Equityholders timely deliver a Dispute Notice, the process and procedures governing the resolution of any such dispute by the Independent Auditor shall be determined by the Independent Auditor. Parent and the Majority Equityholders shall make readily available to the Independent Auditor all relevant books and records relating to the Company’s performance with respect to the Company Bookings and all other related items reasonably requested by the Independent Auditor. The Independent Auditor, acting as an expert, and not an arbiter, shall make a determination only as to each of the items in dispute, with the scope of the disputes to be resolved by the Independent Auditor in making such determination being limited to whether the items in dispute were determined in accordance with the provisions of this Agreement. The Independent Auditor shall make its determination based solely on the presentations and information provided by Parent or the Majority Equityholders and not by independent review. The Independent Auditor’s determination as to the resolution of the differences and the resulting amount of Company Bookings shall be in writing and Parent and the Majority Equityholders shall direct the Independent Auditor to furnish such determination to Parent and the Majority Equityholders as promptly as practicable after the items in dispute have been referred to the Independent Auditor (and in any event within sixty (60) calendar days thereafter). Parent and the Majority Equityholders shall further direct the Independent Auditor not to, and the Independent Auditor shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or the Majority Equityholders, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or the Majority Equityholders, on the other hand. The determination of the Independent Auditor shall be final and binding on Parent and the Specified Equityholders and may be used in a court of law by either Parent or the Majority Equityholders for the purpose of enforcing such decision. The fees and expenses of the Independent Auditor shall be shared equally between Parent and the Majority Equityholders.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

A-2

EXHIBIT B

STOCK POWER

(see attached)

B-1

STOCK POWER

FOR VALUE RECEIVED, ______________________ HEREBY ASSIGNS AND TRANSFERS UNTO ______________________________, _____________ (            ) BOOK-ENTRY SHARES OR CERTIFICATE(S) NO(S). ______

REPRESENTING, OR CONVERTIBLE INTO, ______________________________ (            ) SHARES OF THE COMMON STOCK OF GUIDEWIRE SOFTWARE, INC., AND DOES HEREBY IRREVOCABLY CONSTITUTE AND APPOINT WINSTON KING ATTORNEY TO TRANSFER THE SAID STOCK ON THE BOOKS OF SAID CORPORATION WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.

Dated: _______________

▼ Sign below if stockholder is a natural person ▼

________________________________________

(Name of Stockholder*)

________________________________________

(Signature of sole holder or first joint holder)

________________________________________

(Print name if joint holder)

________________________________________

(Print name and title of any custodian, attorney-in-fact or other person signing for the holder as agent or fiduciary)

______________________________________

(Signature of second joint holder, if any)

______________________________________

(Print name)

______________________________________

(Print name and title of any custodian, attorney-in-fact or other person signing for the holder as agent or fiduciary)

▼ Sign below if stockholder is a trust ▼

________________________________________ (Name of Stockholder Trust*) By: _____________________________, Trustee (Signature of Trustee) ________________________________________ (Print name)	By: _____________________________, Trustee (Signature of Additional Trustee, if required) _________________________________________ (Print name)

▼ Sign below in the appropriate box if stockholder is an entity ▼

__________________________________ (Name of Stockholder*) By: (Sign here) _____________________ (Signer’s name) _____________________ (Signer’s title) ______________________

________________________________

(Name of Stockholder*)

By: _____________________________

Its: _____________________________

By: (Sign here) ____________________

(Signer’s name) ___________________

(Signer’s title) ____________________

_______________________________

(Name of Stockholder*)

By: _____________________________

Its: _____________________________

      By: __________________________

      Its: __________________________

By: (Sign here) ____________________

(Signer’s name) ___________________

(Signer’s title) ____________________

Note: The signatures must be guaranteed by a bank or trust company, a broker dealer, municipal securities dealer or broker, government securities exchange, registered securities association or clearing agency, a savings institution that is a participant in a Securities Transfer Association recognized program, or a Medallion Signature Guarantor.

MEDALLION SIGNATURE GUARANTEED BY:	MEDALLION SIGNATURE GUARANTEED BY:

Do not date the medallion guarantee.	Do not date the medallion guarantee.
*	To be signed in exactly the same name as the shares are registered.

B-2

EXHIBIT C

SPOUSAL CONSENT

I,                         , spouse/domestic partner of                      (“Equityholder”), acknowledge that I have read the Deferred Merger Consideration Agreement executed by Equityholder, entered into on October     , 2017, (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding Deferred Merger Consideration Shares (as defined in the Agreement) that my spouse/domestic partner may own, including any interest that I might have therein.

I understand and agree that my interest, if any, in any Deferred Merger Consideration Shares subject to the Agreement shall be irrevocably subject to the Agreement. I further understand and agree that any community property interest that I may have in such Deferred Merger Consideration Shares shall be similarly subject to the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will not seek such guidance or counsel.

Dated:	Signature:

Print Name:

C-1

EXHIBIT D

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income or alternative minimum taxable income, as the case may be, for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below.

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME:
SPOUSE:
ADDRESS:

TAXPAYER IDENTIFICATION NO.:
TAXABLE YEAR:

2.	The property with respect to which the election is made is described as follows: shares (the “Shares”) of the common stock of Guidewire Software, Inc., a Delaware corporation (the “Company”).

3.	The date on which the property was transferred is: , .

4.	The property is subject to the following restrictions:

The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in such agreement.

5.	The Fair Market Value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms shall never lapse, of such property is: $ .

6.	The amount (if any) paid for such property is: $ .

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:	,
Taxpayer

D-1

EXHIBIT F

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS OF

CYENCE INC. IN LIEU OF SPECIAL MEETING

In accordance with Section 228, 229 and 251 of the Delaware General Corporation Law (“DGCL”), the Bylaws of Cyence Inc., a Delaware corporation (the “Company”) and the Amended and Restated Certificate of Incorporation of the Company (“Restated Certificate of Incorporation”), the undersigned stockholders of the Company, constituting (i) the holders of at least a majority of the outstanding shares of Company’s Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis and (ii) a majority of the Company Preferred Stock, voting together as a separate class on an as-converted basis, do hereby irrevocably consent to and approve the adoption of the following recitals and resolutions by their written consent without a formal meeting and without prior notice:

1. Approval of Acquisition

WHEREAS, the undersigned stockholders of the Company have received an Information Statement dated as of October 5, 2017, providing information as regards to the matters described in the resolutions contained herein.

WHEREAS, reference is hereby made to an Agreement and Plan of Reorganization, dated as of October 4, 2017, a copy of which is attached to the Information Statement as Exhibit A (together with any and all exhibits and schedules thereto, the “Merger Agreement”), by and among the Company, Guidewire Software, Inc., a Delaware corporation (“Parent”), Caesar Acquisition Sub I, Inc., a Delaware corporation (“MergerCo I”), and Caesar Acquisition Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“MergerCo II”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as securityholders’ representative (the “Securityholders’ Representative”), pursuant to which (i) MergerCo I will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “First Merger”), on the terms and conditions set forth in this Agreement and in accordance with DGCL, and (ii) such surviving corporation will merge with and into MergerCo II, with MergerCo II surviving as a wholly-owned subsidiary of Parent (the “Second Merger”, and together with the First Merger, the “Mergers”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, pursuant to the Mergers and subject to the terms and conditions of the Merger Agreement, Parent will pay an aggregate of approximately $275,000,000 in cash and Parent Shares, subject to (i) (a) an upward adjustment for the Closing Net Working Capital Surplus (if any), (b) a downward adjustment for the Closing Net Working Capital Deficit (if any), (c) a downward adjustment for the total amount of Estimated Transaction Expenses and (d) a downward adjustment for the Estimated Change In Control Payments, (e) a downward adjustment for the Estimated Company Debt, (f) a downward adjustment for the Closing Cash Deficit (if any), (g) an upward adjustment for the aggregate exercise price in respect of all Eligible Company Options outstanding immediately prior to the Effective Time, (h) an upward adjustment for the Closing Cash Surplus (if any), and (i) a downward adjustment for any unpaid Estimated Pre-Closing Taxes, and (j) a downward adjustment for (i) the Promised Options Value and (ii) contribution of the Escrow Amount to the Escrow Account and the deposit of the Expense Amount with the Securityholders’ Representative, such amount to be allocated among the security holders of the Company in accordance with the terms and conditions of the Merger Agreement in exchange for all of the outstanding securities of the Company.

WHEREAS, pursuant to the Mergers, among other things, and subject to the terms and conditions of the Merger Agreement, (i) each share of Company Capital Stock owned by Parent, MergerCos or the Company immediately prior to the Effective Time (the “Cancelled Stock”) shall be canceled without payment of any consideration; (ii) each share of Preferred Stock, Common Stock and Restricted Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Stock and Dissenting Shares) shall be converted into the right to receive the consideration pertaining to such shares as set forth in the Merger Agreement; (iii) each Eligible Company Option that is outstanding as of immediately prior to the Effective Time shall be cancelled and exchanged for the payment of an amount in cash as set forth in the Merger Agreement, (iv) each Vested Company Option that is outstanding as of immediately prior to the Effective Time and that is not an Eligible Company Option shall be cancelled and exchanged without the payment of any consideration therefor; (v) each Unvested Company Option that is outstanding as of immediately prior to the Effective Time that is held by a Non-Continuing Employee shall be cancelled at the Effective Time without the payment of any consideration therefor; (vi) each Unvested Company Option that is outstanding as of immediately prior to the Effective Time that is held by a Continuing Employee who is employed or otherwise primarily provides services in the United States shall be converted into and become an option to purchase shares of Parent Shares as set forth in the Merger Agreement; and (v) each Unvested Company Option that is outstanding as of immediately prior to the Effective Time that is held by a Continuing Employee who is employed or otherwise primarily provides services outside of the United States shall be cancelled and converted into a reasonably equivalent award under Parent’s Cash Long Term Incentive Award Plan as set forth in the Merger Agreement.

4

WHEREAS, each of the undersigned stockholders of the Company (i) has been urged to consult with his, her or its own legal, tax and/or financial advisor(s) regarding the consequences to him, her or it of the Mergers and the Merger Agreement, and the execution of this Action by Written Consent of the Company Stockholders, (ii) acknowledges that to the extent so desired, he, she or it has availed himself, herself or itself of such right and opportunity, (iii) has reviewed and understands the Merger Agreement and this Action by Written Consent of the Company Stockholders, and deems adopting the Merger Agreement to be in the best interests of such Company stockholder and the Company, and (iv) is competent to execute this Action by Written Consent of the Company Stockholders free from coercion, duress or undue influence.

WHEREAS, each of the undersigned stockholders of the Company desire to approve, adopt, and ratify the Mergers, the Merger Agreement, and any and all transactions and agreements contemplated thereby, including for purposes of Article V Section 6(f) of the Restated Certificate of Incorporation, which provides that the Corporation shall not, prior to obtaining approval of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, authorize a merger.

NOW, THEREFORE, BE IT RESOLVED, that the First Merger, the First Certificate of Merger to be filed with the Secretary of State of the State of Delaware effecting the First Merger, the Merger Agreement, and any and all transactions and agreements contemplated thereby, each subject to such changes and modifications as the proper officers of the Company may consider necessary or appropriate, are hereby approved, adopted and ratified in all respects,.

RESOLVED FURTHER, that each undersigned stockholder hereby agrees to indemnify the Parent Indemnified Parties in accordance with the indemnification provisions (including the limitations) set forth in Article VII of the Merger Agreement and hereby agrees to be bound by the terms and conditions of Article VII thereof in all respects.

RESOLVED FURTHER, that each undersigned stockholder hereby consents to the allocation of the merger consideration amongst the holders of Company securities as set forth in the Merger Agreement.

RESOLVED FURTHER, that the undersigned stockholders of the Company hereby waive any rights to receive notice the undersigned might be entitled to in connection with the Mergers and the Merger Agreement under the Company’s Restated Certificate of Incorporation, the Company’s Bylaws, any agreement and otherwise.

5

2. Appointment of the Securityholders’ Representative.

RESOLVED FURTHER, that each undersigned stockholder hereby irrevocably designates and appoints Shareholder Representative Services LLC, a Colorado limited liability company as such securityholders’ representative and attorney-in-fact, with full power of substitution to act on behalf of such stockholders of the Company as the Securityholders’ Representative to the extent and in the manner set forth in the Merger Agreement and in the Escrow Agreement.

3. Financial Interests of Directors and Officers.

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between a corporation and one or more of its directors and officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest (any such contract or transaction an “Interested Party Transaction”), shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board that authorizes the contract or transaction or solely because any such director’s or officer’s votes are counted for such purposes, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or the stockholders.

WHEREAS, it is hereby disclosed and made known to each of the undersigned stockholders of the Company that Arvind Parthasarathi (a director and officer of the Company) (i) is a stockholder of the Company and will receive proceeds as a result of the Mergers, (ii) is an affiliate of the VK—APSRT Trust, the VV—APSRT Trust and the APSRT Family Trust, which are stockholders of the Company, and (iii) may continue employment with the Parent or an Affiliate of Parent after the consummation of the Mergers and hence be eligible for additional compensation from Parent or such Affiliate in such capacity, and as a result of the Mergers, and as a result of such interests, Mr. Parthasarathi is (or may be deemed to be) an interested party and the Mergers and the Mergers are (or may be deemed to be) an Interested Party Transaction.

6

WHEREAS, it is hereby disclosed and made known to each of the undersigned stockholders that George Ng (a director of the Company) is (i) a stockholder of the Company and will receive proceeds as a result of the Mergers and (ii) may continue employment with Parent or an Affiliate of Parent after the consummation of the Mergers and hence be eligible for additional compensation from Parent or such Affiliate in such capacity, and as a result of the Mergers, and as a result of such interests, Mr. Ng is (or may be deemed to be) an interested party and the Mergers are (or may be deemed to be) an Interested Party Transaction.

WHEREAS, it is hereby disclosed and made known to each of the undersigned stockholders of the Company that Richard Booth (a director of the Company) is an optionholder of the Company and will receive proceeds as a result of the Mergers akin to the other optionholders of the Company, and as a result of the Mergers, and as a result of such interests, Mr. Booth is (or may be deemed to be) an interested party and the Mergers are (or may be deemed to be) an Interested Party Transaction.

WHEREAS, it is hereby disclosed and made known to each of the undersigned stockholders of the Company that Krishna Kolluri (a director of the Company), is a designee to the Board of NEA Ventures 2014, Limited Partnership, a stockholder of the Company, and is an affiliate of NeoTribe Associates I, L.P., a stockholder of the Company, which will receive proceeds as a result of the Mergers akin to the other stockholders of the Company, and as a result of the Mergers, and as a result of such interests, Mr. Kolluri is (or may be deemed to be) an interested party and the Mergers are (or may be deemed to be) an Interested Party Transaction.

WHEREAS, it is hereby disclosed and made known to each of the undersigned stockholders of the Company that Steve Harrick (a director of the Company), is an affiliate of Institutional Venture Partners XV, LP and Institutional Venture Partners XV Executive Fund, LP, stockholders of the Company, which will receive proceeds as a result of the Mergers akin to the other stockholders of the Company, and as a result of the Mergers, and as a result of such interests, Mr. Harrick is (or may be deemed to be) an interested party and the Mergers are (or may be deemed to be) an Interested Party Transaction.

WHEREAS, the undersigned stockholders of the Company have been made aware of the material facts as to the interests of the interested parties in connection with the Mergers, and each of the undersigned stockholders of the Company has had an adequate opportunity to ask questions regarding the interests of the interested parties, and have had a full and fair opportunity to review the terms of the Mergers with the representatives of the Company and independent legal counsel.

NOW, THEREFORE, BE IT RESOLVED, that in accordance with Section 144 of the DGCL, the terms and conditions of the First Merger and the Merger Agreement are hereby approved by each of the undersigned stockholders of the Company.

7

4. Waiver of Appraisal Rights and Dissenters’ Rights.

RESOLVED FURTHER, that each undersigned stockholder of the Company, with respect only to himself, herself or itself, hereby irrevocably waives any right to appraisal the undersigned may have in connection with the Mergers under Section 262 of the DGCL or any similar rights that such undersigned stockholder of the Company may have in connection with the Mergers.

5. Termination of Agreements.

WHEREAS, in connection with the Mergers and to permit the Company to consummate the Mergers, it is in the best interests of the Company and the stockholders of the Company to, contingent upon the Closing and to be effective no later than the First Effective Time, terminate the agreements set forth on Exhibit B hereto (collectively, the “Terminated Agreements”).

NOW, THEREFORE, BE IT RESOLVED, that, if and to the extent any of the undersigned stockholders of the Company is a party to any of the Terminated Agreements, such Company stockholder hereby agrees to the termination of the Terminated Agreement(s) to which such Company stockholder is party, with such termination to be contingent upon the Closing and to be effective no later than the Effective Time.

RESOLVED FURTHER, that the undersigned stockholders of the Company hereby waive, both individually and as to all other stockholders of the Company, any rights to notice contained in any of the Terminated Agreements with respect to the Mergers or any of the other transactions contemplated by the Merger Agreement.

6. Approval of Amendment to the Restated Certificate of Incorporation.

WHEREAS, the undersigned deem it in the best interests of the Company to amend the Restated Certificate of Incorporation immediately upon the execution of the Merger Agreement (the “Certificate of Amendment”), attached hereto as Exhibit A, to include a provision stating that, unless and until the Merger Agreement is terminated in accordance with its terms, set forth in Article VIII thereof, notwithstanding any right of the Preferred Stock set forth in Article V Section 4, no holder of Preferred Stock shall convert, or permit to be converted on his, her, or its behalf, shares of Company Preferred Stock into shares of Company Common Stock pursuant to Article V Section 4 of the Restated Certificate, or any other section of the Restated Certificate of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Amendment be, and hereby is, approved and adopted.

8

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and empowered to execute and file the Certificate of Amendment with the Secretary of State of the State of Delaware.

RESOLVED FURTHER, that each undersigned stockholder hereby agrees to act in accordance with the Certificate of Amendment (including the limitations therein and herein).

7. Consent Effectiveness.

RESOLVED, for the purposes of Article V Section 6(f) of the Restated Certificate of Incorporation, each of the undersigned stockholders hereby approves, adopts, and ratifies the Mergers, the Merger Agreement, and any and all transactions and agreements contemplated thereby effective immediately as of the date hereof.

RESOLVED FURTHER, that, except as provided in the resolution immediately above, pursuant to Section 228(c) of the DGCL, each of the undersigned stockholders provides that the undersigned’s written consent will be effective (the “Consent Effectiveness Time”) upon the latest of (a) delivery of this consent by stockholders of the Company constituting and satisfying the Required Stockholder Approval as defined in the Merger Agreement, (b) such time as is immediately following the execution and delivery of the Merger Agreement by or on behalf of each of the constituent parties thereto, and (c) such time as is immediately following the effectiveness of the adoption by the Board of resolutions declaring the advisability of the Merger Agreement, provided that the Consent Effectiveness Time occurs no later than 60 days after the date of signature of the undersigned’s written consent, in which case, by operation of law, this action by Written Consent shall be treated as null and void.

8. Omnibus Resolutions.

RESOLVED, that the undersigned stockholders of the Company hereby approve any acts or actions that may be done or caused to be done by the officers of the Company, as they, or any of them, may deem necessary or advisable to make effective or to implement the Mergers, and any and all transactions contemplated thereby.

RESOLVED FURTHER, that, notwithstanding the foregoing resolutions, the Board may, at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, abandon the proposed Mergers without further action by the stockholders of the Company; provided, however, that at the time of abandonment, the Company has terminated the Merger Agreement pursuant to the terms thereof.

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RESOLVED FURTHER, that any and all prior acts or actions taken by the directors or officers of the Company in connection with the Mergers, the Merger Agreement or any of the foregoing resolutions, are hereby approved and ratified in all respects.

RESOLVED FURTHER, that the officers of the Company be, and each of them with full authority to act without the others hereby is, authorized to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional documents as they may deem necessary or appropriate in order to carry into effect the purposes and intent of the foregoing resolutions.

This Written Consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Written Consent.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF the undersigned stockholders of the Company, hereby voting the full number of shares of each class of the Company’s outstanding voting stock held of record by them, have executed this Written Consent and direct that this Written Consent be filed with the minutes of the proceedings of the Company’s stockholders and that prompt written notice of this action be given to any stockholders of the Company who have not executed this Written Consent.

INDIVIDUAL STOCKHOLDER	ENTITY STOCKHOLDER

Name of Individual (Please print)	Name of Entity (Please print)

Signature	Signature

Date:	By:

Name:

Title:

SIGNATURE PAGE TO ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS OF CYENCE INC.

Exhibit A

Certificate of Amendment

A-1

Exhibit B

Terminated Agreements

Amended and Restated Right of First Refusal and Co-Sale Agreement, date February 8, 2016

Amended and Restated Investors’ Rights Agreement, date February 8, 2016

Amended and Restated Voting Agreement, date February 8, 2016

EXHIBIT G

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CYENCE INC.

Cyence Inc. (this “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), certifies that:

FIRST: The name of this Corporation is Cyence Inc. The Corporation was originally incorporated pursuant to the General Corporation Law on August 20, 2014 under the name CyberSkore Inc.

SECOND: By unanimous written consent, the Board of Directors of this Corporation adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is reflected below.

THIRD: The amendment below was duly adopted in accordance with Section 242 of the General Corporation Law, and has been duly approved by written consent of the stockholders of this Corporation holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.

RESOLVED, that Article V Section 4 of the Amended and Restated Certificate of Incorporation of this Corporation is hereby amended to add a new Section 4(l) to read as follows:

Guidewire Software, Inc. Merger. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation to the contrary, including any provision or subsection of this Section (4) of Article V (“Conversion”), no holder of Preferred Stock shall convert, or permit to be converted on his, her, or its behalf, shares of Preferred Stock into shares of Common Stock after the execution of the Agreement and Plan of Merger (the “Merger Agreement”), entered into by and among Guidewire Software, Inc. and this Corporation, unless and until the Merger Agreement is terminated in accordance with its terms, set forth in Article VIII thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Cyence Inc. has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 4th day of October, 2017.

CYENCE INC.

By:
Name: Arvind Parthasarathi
Title: President and Chief Executive Officer

2

Exhibit I-1

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

MERGING

CAESAR ACQUISITION SUB I, INC.

WITH AND INTO

CYENCE INC.

Pursuant to Sections 103 and 251 of the

General Corporation Law of the State of Delaware

             , 2017

Cyence Inc., a corporation organized and existing under the laws of Delaware (“Company”), does hereby certify that:

FIRST: Company was incorporated on the 20th day of August, 2014, pursuant to the General Corporation Law of the State of Delaware.

SECOND: Caesar Acquisition Sub I, Inc. (“Caesar Acquisition Sub”) is a corporation incorporated on the 3rd day of October, 2017, pursuant to the General Corporation Law of the State of Delaware.

THIRD: An Agreement and Plan of Reorganization has been approved, adopted, certified, executed and acknowledged by Company and Caesar Acquisition Sub in accordance with Section 251 of the General Corporation Law of the State of Delaware.

FOURTH: Company will be the surviving corporation, and the name of the surviving corporation shall be “Cyence Inc.”.

FIFTH: The Certificate of Incorporation of the surviving corporation shall be amended at the effective time of the merger to read in its entirety as is attached hereto as Exhibit A.

SIXTH: The executed copy of the Agreement and Plan of Reorganization is on file at the office of the surviving corporation located at 300 8th Avenue San Mateo, California 94401.

SEVENTH: A copy of the Agreement and Plan of Reorganization will be furnished by the surviving corporation, on request and without cost, to any stockholder of Company or Caesar Acquisition Sub.

[Signature Page Follows]

IN WITNESS WHEREOF, Cyence Inc. has caused this Certificate of Merger to be duly executed and delivered as of the date first written above.

CYENCE INC.

By:
Name:
Title:

2

Exhibit A to Certificate of Merger

[See Attached]

3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYENCE INC.

CERTIFICATE OF INCORPORATION

OF

CYENCE INC.

ARTICLE I.

The name of the corporation is Cyence Inc. (the “Company”).

ARTICLE II.

The address of the Company’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV.

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 1,000 with par value of $0.001 per share.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VI.

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VII.

1. Limitation of Directors’ Liability. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended

2. Indemnification of Corporate Agents.

(i) Right to Indemnification of Directors and Officers. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or a corporation which was a predecessor corporation of the Company (“Company Predecessor”), while a director or officer of the Company or Company Predecessor, is or was serving at the request of the Company or Company Predecessor as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 2(b) of ARTICLE VII, the Company shall be required to indemnify an Indemnified Person in connection with the Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in by the Board of Directors.

(ii) Prepayment of Expenses of Directors and Officers. The Company shall pay the expenses (including attorneys’ fee) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this ARTICLE VII or otherwise.

(iii) Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this ARTICLE VII is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Company, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(iv) Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Company or Company Predecessor or, while an employee or agent of the Company or Company Predecessor, is or was serving at the request of the Company or Company Predecessor as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Company shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized by the Board of Directors.

(v) Advancement of Expenses of Employees and Agents. The Company may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

(vi) Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(vii) Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

(viii) Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (i) to indemnify the Company for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this ARTICLE VII; and (ii) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this ARTICLE VII

3.	Repeal or Modification. Neither any amendment or repeal of this ARTICLE VII, nor the adoption of any provision of this Company’s Certificate of Information inconsistent with this ARTICLE VII, shall eliminate or reduce the effect of this ARTICLE VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII.

Except as provided in Error! Reference source not found. above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

*    *    *

Exhibit I-2

CERTIFICATE OF MERGER

MERGING

CYENCE INC.

a Delaware corporation

WITH AND INTO

CAESAR ACQUISITION SUB II, LLC

a Delaware Limited Liability Company

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is Caesar Acquisition Sub II, LLC that was formed pursuant to the Delaware Limited Liability Company Act, and the name of the corporation being merged into this surviving limited liability company is Cyence Inc. that was incorporated pursuant to the Delaware General Corporation Law.

SECOND: An Agreement and Plan of Reorganization (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by the surviving limited liability company and the merged corporation in accordance with Section 264 and Section 228 of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act.

THIRD: The name of the surviving limited liability company is Caesar Acquisition Sub II, LLC.

FOURTH: The merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: The Merger Agreement is on file at 1001 East Hillsdale Blvd., Suite 800 Foster City, CA 94404, the place of business of the surviving limited liability company.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving limited liability company on request, without cost, to any member of any domestic limited liability company or any person holding an interest in any other business entity which is to merge or consolidate.

[Signature Page Follows]

IN WITNESS WHEREOF, Caesar Acquisition Sub II, LLC has caused this Certificate of Merger to be signed by an authorized person, the         day of                     , 2017.

CAESAR ACQUISITION SUB II, LLC

By:
Name:
Title:

Exhibit K

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYENCE INC.

CERTIFICATE OF INCORPORATION

OF

CYENCE INC.

ARTICLE I.

The name of the corporation is Cyence Inc. (the “Company”).

ARTICLE II.

The address of the Company’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV.

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 1,000 with par value of $0.001 per share.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VI.

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VII.

1. Limitation of Directors’ Liability. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended

2. Indemnification of Corporate Agents.

(i) Right to Indemnification of Directors and Officers. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or a corporation which was a predecessor corporation of the Company (“Company Predecessor”), while a director or officer of the Company or Company Predecessor, is or was serving at the request of the Company or Company Predecessor as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 2(b) of ARTICLE VII, the Company shall be required to indemnify an Indemnified Person in connection with the Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in by the Board of Directors.

(ii) Prepayment of Expenses of Directors and Officers. The Company shall pay the expenses (including attorneys’ fee) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this ARTICLE VII or otherwise.

(iii) Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this ARTICLE VII is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Company, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(iv) Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Company or Company Predecessor or, while an employee or agent of the Company or Company Predecessor, is or was serving at the request of the Company or Company Predecessor as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Company shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized by the Board of Directors.

(v) Advancement of Expenses of Employees and Agents. The Company may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

(vi) Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(vii) Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

(viii) Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (i) to indemnify the Company for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this ARTICLE VII; and (ii) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this ARTICLE VII

3. Repeal or Modification. Neither any amendment or repeal of this ARTICLE VII, nor the adoption of any provision of this Company’s Certificate of Information inconsistent with this ARTICLE VII, shall eliminate or reduce the effect of this ARTICLE VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII.

Except as provided in Error! Reference source not found. above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

*    *    *

Exhibit K

PARACHUTE PAYMENT WAIVER

WHEREAS, Guidewire Software, Inc., a Delaware corporation (“Parent”); Caesar Acquisition Sub I, Inc., a Delaware corporation (“MergerCo I”); Caesar Acquisition Sub II, LLC, a Delaware limited liability company and direct and wholly owned subsidiary of Parent (“MergerCo II”); Cyence Inc., a Delaware corporation (the “Company”); and Shareholder Representative Services LLC, have entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) whereby the Company will be acquired by Parent (the “Transaction”) and become a wholly owned subsidiary of Parent.

WHEREAS, the undersigned (“Disqualified Individual”) has received, or is or may be entitled to receive, certain payments and benefits as described in the Golden Parachute Disclosure Statement (the “Disclosure Statement”), attached hereto as Exhibit A.

WHEREAS, the payments and benefits described in the Disclosure Statement (collectively, the “Payments”) could constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and related guidance thereunder (collectively, the “Golden Parachute Provisions”).

WHEREAS, the Golden Parachute Provisions provide that a payment or benefit will not constitute a parachute payment if the individual’s right to receive or retain that payment or benefit is contingent upon the approval of such payment or benefit by the corporation’s stockholders obtained in accordance with the requirements of the Golden Parachute Provisions.

WHEREAS, Disqualified Individual is willing to waive any and all of Disqualified Individual’s right or entitlement to receive or retain portions of the Payments to the extent that the aggregate value of the Payments exceeds the amount that is $1.00 less than 3 times Disqualified Individual’s average annual taxable compensation from the Company during the preceding 5-year period (or period of service with the Company, if shorter) (the “Base Amount”) as calculated in accordance with the Golden Parachute Provisions (the value of such Payments that exceeds the amount that is $1.00 less than 3 times the Base Amount, the “Excess Payments”), unless such Excess Payments are approved by the Company’s stockholders in accordance with the Golden Parachute Provisions so that the Payments will not result in (i) the loss of tax deductions by the Company or Parent under the Golden Parachute Provisions or (ii) an imposition of an excise tax on Disqualified Individual under Section 4999 of the Code.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Disqualified Individual hereby agrees as follows:

1. Notwithstanding anything contained to the contrary in the Merger Agreement or any document governing any of the Payments, Disqualified Individual hereby waives any and all of Disqualified Individual’s right or entitlement to receive or retain any payments or benefits described in the Disclosure Statement to the extent they would constitute Excess Payments unless the Excess Payments are approved by the stockholders of the Company in accordance with the Golden Parachute Provisions. Accordingly, in the absence of such stockholder approval, Disqualified Individual shall not be paid the portions of the Payments that constitute Excess Payments.

2. This Parachute Payment Waiver shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law. Disqualified Individual hereby (i) irrevocably consents to the exclusive jurisdiction of any court located within the State of California in connection with any matter based upon or arising out of this Parachute Payment Waiver or the matters contemplated herein, (ii) agrees that process may be served upon Disqualified Individual in any manner authorized by the laws of the State of California, and (iii) irrevocably waives, and covenants not to assert or plead, any objection which Disqualified Individual might otherwise have to such jurisdiction and such process.

3. This Parachute Payment Waiver is irrevocable to the fullest extent provided under the laws of the State of California and may not be amended or otherwise modified without the prior written consent of Parent and Disqualified Individual.

4. Disqualified Individual hereby authorizes each of the Company and Parent to deliver a copy of this Parachute Payment Waiver to the other and hereby agrees that each of the Company and Parent may rely upon such delivery as conclusively evidencing the waivers referred to in Section 1 for purposes of all agreements and instruments to which such waivers are applicable or relevant.

5. Disqualified Individual acknowledges and agrees that this Parachute Payment Waiver will be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of the undersigned Disqualified Individual upon the undersigned Disqualified Individual’s death and (ii) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Parachute Payment Waiver for purposes of enforcing the Company’s rights hereunder.

6. In the event the Merger Agreement is terminated in accordance with its terms or the Transaction is not consummated, this Parachute Payment Waiver shall terminate concurrently therewith.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, each of Disqualified Individual and the Company (or its duly authorized officer) has executed this Parachute Payment Waiver as of                         ,             .

DISQUALIFIED INDIVIDUAL

Name:
Signature:

COMPANY

Name:
Title:
Signature:

[SIGNATURE PAGE TO PARACHUTE PAYMENT WAIVER]

EXHIBIT A

GOLDEN PARACHUTE DISCLOSURE STATEMENT

Exhibit L

            , 2017

Cyence Inc.

300 8th Avenue

San Mateo, California 94401

Attention: Secretary

Dear Secretary:

I hereby resign as a member of the Board of Directors and/or in my capacity as an officer, as applicable, of Cyence Inc, a Delaware corporation (the “Company”), effective as of immediately prior to and contingent upon the Closing (as defined in that certain Agreement and Plan of Reorganization, dated as of October 5, 2017, by and among Guidewire Software, Inc., a Delaware corporation, Caesar Acquisition Sub I, Inc., a Delaware corporation, Caesar Acquisition Sub II, LLC, a Delaware limited liability company, the Company, and Shareholder Representative Services, LLC, solely in its capacity as the Securityholders’ Representative). For the avoidance of doubt, the resignation is solely with respect to the undersigned’s capacity as an officer or a director of the Company and not in respect of the undersigned’s employment, if any, with the Company.

Sincerely,

[name]

Exhibit L

ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of                 , 2017 (the “Agreement”), is by and among Guidewire Software, Inc., a Delaware corporation (“Parent”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as Securityholders’ Representative under the Merger Agreement (as defined below) (“Securityholders’ Representative” and together with Parent the “Parties,” and individually, a “Party”), and Wilmington Trust N.A., a national banking association, as escrow agent (the “Escrow Agent”).

WHEREAS, Parent, Caesar Acquisition Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo I”), Caesar Acquisition Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“MergerCo II” and, together with MergerCo I, the “MergerCos”), Cyence Inc., a Delaware corporation (the “Company”), and the Securityholders’ Representative have entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of October 5, 2017 (a copy of which has been provided to the Escrow Agent for reference purposes only), pursuant to which MergerCo I shall merge with and into the Company (the “First Merger”), and, as part of the same overall transaction, the Company would then merge with and into MergerCo II (the “Second Merger” and together with the First Merger, the “Mergers”) with the Company being the surviving entity (the “Surviving Company”);

WHEREAS, Section 2.12 of the Merger Agreement requires Parent to deliver to the Escrow Agent the Escrow Shares and the Escrow Cash to be held in escrow in accordance with the terms and conditions of this Agreement;

WHEREAS, the Escrow Agent has agreed to hold the Escrow Shares and the Escrow Cash in escrow, and to disburse and apply the same, in accordance with the terms and conditions of this Agreement;

WHEREAS, Parent has engaged Computershare Inc., a Delaware corporation to act as paying agent (the “Paying Agent”) in connection with the Merger Agreement and the transaction contemplated thereby; and

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Defined Terms. Unless otherwise defined in this Escrow Agreement, all capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement.

Section 2. Appointment of Escrow Agent. Parent and the Securityholders’ Representative hereby appoint Wilmington Trust N.A. as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

Section 3. Deposit into the Escrow Account.

(a) Pursuant to Section 2.12 of the Merger Agreement, Parent will deposit with the Escrow Agent the Escrow Amount (which shall be comprised of the Escrow Shares and the Escrow Cash) to be held by the Escrow Agent in a separate escrow account subject to the terms of this Agreement (the “Escrow Account”). The Escrow Shares shall be made up of                  Parent Shares and the Escrow Cash shall be made up of $                . Subject to the terms and conditions of the Merger Agreement, the Escrow Amount may be used (i) to pay any Closing Adjustment Amount Overpayment to Parent in accordance with Section 2.10 of the Merger Agreement and (ii) to compensate Parent Indemnified Parties, including Parent, for any Losses required to be satisfied by Indemnifying Parties under the Merger Agreement.

(b) The Escrow Agent hereby acknowledges receipt of the Escrow Amount and agrees to maintain the Escrow Amount in the Escrow Account. The Escrow Amount will be held and distributed, as applicable, either to Parent Indemnified Parties or to the Paying Agent and Surviving Company for further distribution to the Indemnifying Parties, in accordance with the terms of this Escrow Agreement and, as between Parent and the Indemnifying Parties, the Merger Agreement. Schedule I hereto sets forth the number of Escrow Shares and amount of Escrow Cash that constitute each applicable Indemnifying Party’s applicable share thereof, and the Pro Rata Portion applicable to each Indemnifying Party.

(c) The Escrow Shares shall be held by the Escrow Agent in accordance with the terms set forth herein. The Escrow Agent shall hold the Escrow Shares as a book position registered in the name Wilmington Trust N.A., as Escrow Agent for the benefit of the Indemnifying Parties. During the term of this Agreement, while any Escrow Shares are held as part of the Escrow Account, each applicable Indemnifying Party shall be entitled to exercise voting rights, and will be entitled to receive dividends (other than non-taxable stock dividends, which shall be included as part of the Escrow Account), provided, that, for the avoidance of doubt, no Indemnifying Party shall have, with respect to the Escrow Shares, (i) the right of possession thereof, and (ii) the right to pledge, encumber, sell, assign or transfer such Escrow Shares or any interest therein. The Securityholders’ Representative (on behalf of the applicable Indemnifying Parties) shall direct the Escrow Agent in writing as to the exercise of any such voting rights, and the Escrow Agent shall comply, to the extent it is able to do so, with any such directions of the Securityholders’ Representative. In the absence of such directions, the Escrow Agent shall not vote any of the shares comprising the Escrow Shares.

(d) It is intended that the Escrow Cash will qualify for installment sale reporting under Section 453 of the Code. The Escrow Cash shall be held by the Escrow Agent in accordance with the terms set forth herein. While it is being held in the Escrow Account, the Escrow Cash shall be treated for tax purposes (including for all U.S. federal, state, local and foreign tax reporting purposes) as being owned by Parent; provided, that in order to allow Parent to pay any taxes on any interest or other income from investment earned on the Escrow Account, the Escrow Agent is hereby authorized and directed to distribute to Parent (to the account set forth in Schedule IV hereto) (i) within thirty (30) days of the end of each quarter and (ii) upon any final release of the funds held in the Escrow Account pursuant to Section 4, an amount equal to forty-five percent (45%) of all the interest or other income from investment earned on the Escrow Account during such quarter (for purposes of clause (i)) or during the portion of the year

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ending on the date of release of the funds held in the Escrow Account (for purposes of clause (ii)), as applicable. The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Cash and any investment income thereon in the M&T Bank Corporate Deposit Account, which is further described herein on Exhibit A, or as set forth in any subsequent joint written instruction signed by Parent and the Securityholders’ Representative. Any investment earnings and income on the Escrow Cash shall become part of the Escrow Account, and shall be disbursed in accordance with Section 4 of this Escrow Agreement. The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement (unless such loss was caused by fraud, or by the gross negligence, or willful misconduct of the Escrow Agent in handling the investment). The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The parties hereto acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 4. Release of Escrow Shares and Escrow Cash.

(a) Indemnity Claims; Closing Adjustment Amount Overpayment.

(i) Unobjected Claims. If, in respect of any claim for indemnification set forth in a Claim Certificate, the Securityholders’ Representative does not deliver an Objection Certificate to Parent and the Escrow Agent prior to 5:00 p.m. (California time) on the fifteenth (15th) Business Day following the date of such Claim Certificate (such deadline, the “Objection Deadline” for such Claim Certificate and the claims for indemnification contained therein), then, within three (3) Business Days following written notice from Parent of such event, the Escrow Agent shall deliver to Parent, on behalf of the applicable Parent Indemnified Parties, the Escrow Shares (as applicable) and Escrow Cash from the Escrow Account in the full amount of the Claimed Amount set forth in such Claim Certificate in accordance with Section 4(d)(i) hereof.

(ii) Indemnifiable Amounts. Parent and the Securityholders’ Representative shall deliver a joint written instruction to the Escrow Agent no later than two (2) Business Days following each occurrence of an event under Section 7.4(b) or Section 7.4(c) of the Merger Agreement that entitles Parent to receive any amount from the Escrow Account with respect to any Losses. Such joint written instruction will specify the amount of the Losses payable to Parent or the applicable Parent Indemnified Parties in respect of the applicable claim for indemnification, and, within three (3) Business Days after delivery thereof, the Escrow Agent shall deliver the Escrow Shares and Escrow Cash from the Escrow Account, as applicable, in the amount of such Losses in accordance with Section 4(d) hereof.

(iii) Closing Adjustment Amount Overpayment. Parent and the Securityholders’ Representative shall deliver a joint written instruction to the Escrow Agent no later than five (5) Business Days following the determination of any Closing Adjustment Amount Overpayment pursuant to Section 2.10 of the Merger Agreement. Such joint written instruction will specify the amount of the Closing Adjustment Amount Overpayment, which

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shall be payable to Parent. Within five (5) Business Days after delivery thereof, the Escrow Agent shall deliver the Escrow Shares and Escrow Cash from the Escrow Account to Parent in the amount of such Closing Adjustment Amount Overpayment in accordance with Section 4(d) hereof.

(b) Release to Indemnifying Parties. As promptly as reasonably practicable, and in any event within five (5) Business Days, following the 18-month anniversary of the Closing Date (the “Final Release Date”), upon joint written instruction from Parent and the Securityholders’ Representative, the Escrow Agent shall release to the Surviving Company and the Paying Agent for the benefit of the Indemnifying Parties (and in all cases subject to the provisions of Article VII of the Merger Agreement and Section 4(d) hereof) any Escrow Cash and Escrow Shares then remaining in the Escrow Account, less the sum of actual Losses or Losses estimated by Parent in good faith (i) in respect of any resolved claims for indemnification that have yet to be paid to the Parent Indemnified Parties or (ii) which may reasonably be required to satisfy any unresolved and pending claims specified in any Claim Certificate based on the facts and circumstances existing at the expiration of such 18-month period. The amounts to be so released will be specified in the joint written instruction.

(c) Release of Unresolved Claims. In the event that there exist Unresolved Claims as of the Escrow Release Date, as soon as any such Unresolved Claim has been resolved and, if applicable, satisfied, upon joint written instruction from Parent and the Securityholders’ Representative, the Escrow Agent shall promptly, and in any event within five (5) Business Days following receipt of such joint written instruction, deliver in accordance with Section 4(d) hereunder, the portion of the Escrow Account to the Persons and in the amounts set forth in the instructions.

(d) Distributions.

(i) Disbursements to Parent. Each claim for Losses that is to be satisfied from the Escrow Account pursuant to Article VII of the Merger Agreement and, if applicable, the Closing Adjustment Amount Overpayment, shall be satisfied by delivery to Parent pursuant to joint written instruction signed by Parent and Securityholders’ Representative provided to the Escrow Agent which will include the amount of shares and cash to be disbursed, on behalf of the applicable Parent Indemnified Parties in the case of Losses or for the benefit of Parent in the case of the Closing Adjustment Amount, of Escrow Shares and Escrow Cash in an amount equal to such Losses or the Closing Adjustment Amount Overpayment, as applicable. The amount of Escrow Shares and Escrow Cash to be delivered to Parent to satisfy each such claim and, if applicable, the Closing Adjustment Amount Overpayment, shall be determined by reference to each Indemnifying Party’s Pro Rata Portion of the amount to be so delivered and, as to each Indemnifying Party, out of such Indemnifying Party’s Escrow Cash and Escrow Shares in the same proportion as the Escrow Cash and Escrow Shares deposited with respect to such Indemnifying Party into the Escrow Account (i.e., 100% Escrow Cash with respect to former holders of Company Common Stock and vested Company Options, and 40% Escrow Cash and 60% Escrow Stock with respect to former holders of Company Preferred Stock).

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(ii) Disbursements to Indemnifying Parties. With respect to disbursements of Escrow Cash from the Escrow Account to the Indemnifying Parties, the Escrow Agent shall, pursuant to joint written direction that includes the amount of cash and Parent Shares to be disbursed, deliver to the Paying Agent the amounts owed to the Company Stockholders and the Non-Employee Optionholders and shall deliver to the Surviving Corporation the amounts owed with respect to the Eligible Options held by all other Company Optionholders, for the benefit of the Indemnifying Parties, and the Paying Agent or the Surviving Corporation, as applicable, shall distribute to each Indemnifying Party its portion of such distributed Escrow Cash. Disbursements of Escrow Shares to Indemnifying Parties shall be made in accordance with Section 4(d)(iii). The amounts of Escrow Cash and Escrow Shares to be so delivered to each Indemnifying Party shall be made in the form of Escrow Cash and Escrow Shares in the same proportion as the Escrow Cash and Escrow Shares deposited with respect to such Indemnifying Party to the Escrow Account pursuant to Article II of the Merger Agreement (i.e., 100% Escrow Cash with respect to former holders of Company Common Stock and vested Company Options, and 40% Escrow Cash and 60% Escrow Stock with respect to former holders of Company Preferred Stock). The amount of any Escrow Cash to be so delivered to any Indemnifying Party shall be rounded down to the nearest whole cent, and the number of Escrow Shares so delivered to any Indemnifying Party shall be rounded down to the nearest whole number of Parent Shares. Any Escrow Shares or Escrow Cash remaining after such rounding shall be distributed by the Escrow Agent pursuant to joint written instruction from the Parties, in an equitable manner, as determined in good faith by the Surviving Company, taking into account the Indemnifying Parties’ respective Pro Rata Portion, and in connection therewith the Surviving Company may direct the Paying Agent to liquidate all or any portion of such remaining Escrow Shares after such rounding prior to any such distribution.

(iii) Disbursement of Escrow Shares. The Escrow Agent is not the stock transfer agent for the Escrow Shares. The distribution or release of any Escrow Shares to either Parent or any Indemnifying Party, as the case may be, pursuant to this Section 4 shall be effected by Parent’s transfer agent Computershare Shareowners Services LLC (the “Transfer Agent”) (following delivery thereto by the Escrow Agent of written direction which Parent’s Transfer Agent may reasonably require of the Escrow Agent to effect such transfer). The Escrow Agent may contact the Transfer Agent in accordance with the contact information set forth in Section 12(e) hereof. For purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Escrow Shares to the person entitled to it when the Escrow Agent has delivered such written direction to the Transfer Agent with instructions to deliver a certificate representing the appropriate number of shares to the appropriate person with a certificate representing the residual shares comprising the remaining portion of the Escrow Amount in the Escrow Account to be returned to the Escrow Agent (or to make such change in the book-entries with respect to such Parent Shares). Following Escrow Agent’s delivery of such instructions to the Transfer Agent, any Person entitled to Escrow Shares shall consult directly with the Transfer Agent regarding any delay or problem with delivery of Escrow Shares to such person. Distributions of Escrow Shares shall be made to the holders of Escrow Shares at the addresses set forth in Schedule I as may be updated by the Securityholders’ Representative.

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(iv) Delivery of the Escrow Amount or any portion thereof out of the Escrow Account to the Indemnifying Parties pursuant to this Section 4 shall be made by the Paying Agent, Surviving Corporation and Transfer Agent, as applicable, pursuant to joint written directions and based on each Indemnifying Party’s Pro Rata Portion of the amount to be so delivered as contemplated above. For purposes of this Escrow Agreement, shares of Parent Shares held in the Escrow Account shall be valued at the Parent Share Price.

Section 5. Termination. This Escrow Agreement shall terminate upon the distribution of the entire Escrow Account from the account established hereunder. The provisions of Sections 6, 8, 9, 10 and 12 shall survive the termination of this Escrow Agreement and the earlier resignation or removal of the Escrow Agent.

Section 6. Compensation of Escrow Agent. The Escrow Agent shall be entitled to payment from Parent for customary fees and expenses for all services rendered by it hereunder as set forth on Schedule III hereto. The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable and out-of-pocket costs and expenses, including reasonable, documented out of pocket attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event, except in the case where such litigation results in a final adjudication finding that the losses directly result from the Escrow Agent’s gross negligence or willful misconduct. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Account with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Account.

Section 7. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to Parent and the Securityholders’ Representative. Parent and the Securityholders’ Representative may remove the Escrow Agent at any time by giving thirty (30) calendar days’ prior written notice to the Escrow Agent. Upon such notice, a successor escrow agent shall be appointed by Parent and the Securityholders’ Representative, who shall provide written notice of such to the resigning or removed Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation or removal date specified in such notice. If Parent and the Securityholders’ Representative are unable to agree upon a successor escrow agent within thirty (30) days after such notice, the Escrow Agent may, in its sole discretion, deliver the Escrow Amount to Parent at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The costs and expenses (including its reasonably attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be shared equally by Parent and the Securityholders’ Representative (solely on behalf of the Indemnifying

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Parties). Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall deliver the Escrow Account then held hereunder to the successor Escrow Agent. Upon its resignation or removal and delivery of the Escrow Account as set forth in this Section 7, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrow Account or this Agreement.

Section 8. Indemnification of Escrow Agent. Parent and the Securityholders’ Representative (solely on behalf of the Indemnifying Parties and in its capacity as the Securityholders’ Representative, not in its individual capacity) shall indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees, representatives and agents, from and against and reimburse the Escrow Agent for any and all losses, damages, injuries (to person or property), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable out-of-pocket attorneys’ fees and other costs and expenses of defending or preparing to defend against any claim of liability) of whatever kind or nature, demanded, asserted or claimed against the Escrow Agent arising from claims against the Escrow Agent by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable costs required to be associated with claims for damages to persons or property, and reasonable attorneys’ and consultants’ fees and expenses and court costs except to the extent caused by the Escrow Agent’s fraud, gross negligence or willful misconduct. The provisions of this Section 8 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent. The costs and expenses of the obligations contained in this Section 8 shall be shared equally by Parent and the Securityholders’ Representative (solely on behalf of the Indemnifying Parties and in its capacity as the Securityholders’ Representative, not in its individual capacity).

Section 9. Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 10. The Escrow Agent.

(a) The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein which shall be deemed purely ministerial in nature, and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any other Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References

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in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder, except for any ordinary course expenses incurred by the Escrow Agent in the performance of its duties hereunder.

(b) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Account (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Account), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems reasonably appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, in the absence of fraud, gross negligence or willful misconduct on its part, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of fraud, gross negligence, bad faith or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from Parent and the Securityholders’ Representative or any entity acting on behalf of Parent and the Securityholders’ Representative, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Account, valued as of the date of deposit, but only to the extent of direct money damages. Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

(d) Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Account escheat by operation of law.

(e) Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

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(f) The Escrow Agent may consult with outside legal counsel of its own choosing as to any matter relating to this Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(g) The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

(h) The Escrow Agent shall not incur any liability, in the absence of fraud, gross negligence or willful misconduct on its part, for not performing or delay in performance of any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(i) The Escrow Agent shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in conclusive reliance upon any written instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(j) The Escrow Agent shall not be under any duty to give the Escrow Amount held by it hereunder any greater degree of care than it gives its own similar property.

(k) The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(l) At any time, the Escrow Agent may request an instruction in writing in English from Parent and the Securityholders’ Representative and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder.

(m) When the Escrow Agent acts on any information, instructions or communications (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent fraud, gross negligence, bad faith or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of Parent and/or the Securityholders’ Representative or is

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not in the form Parent and/or the Securityholders’ Representative sent or intended to send (whether due to fraud, distortion or otherwise). Parent and the Securityholders’ Representative (solely on behalf of the Indemnifying Parties and in its capacity as the Securityholders’ Representative, not in its individual capacity) shall indemnify the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication.

(n) In the event of any apparent ambiguity in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Shares and the Escrow Cash in the Escrow Account, unless the Escrow Agent receives written instructions, signed by Parent and the Securityholders’ Representative, which addresses such apparent ambiguity.

(o) In the event of any dispute between or conflicting claims among Parent and the Securityholders’ Representative and any other person or entity authorized to act with respect to any Escrow Account, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Account so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to Parent and the Securityholders’ Representative for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, reasonably satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be shared equally by Parent and the Securityholders’ Representative (solely on behalf of the Indemnifying Parties).

(p) The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

(q) The Escrow Agent does not have any interest in the Escrow Account deposited hereunder but is serving as escrow holder only and having only possession thereof. Parent and the Securityholders’ Representative (solely on behalf of the Indemnifying Parties and in its capacity as the Securityholders’ Representative, not in its individual capacity) shall pay or

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reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Account incurred in connection herewith (other than taxes imposed on the Escrow Agent as the result of its fees and other income derived by it pursuant to this Agreement) and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. Parent, at the instruction of Computershare Trust Company N.A in its capacity as exchange agent for the First Merger, will provide the Escrow Agent with appropriate IRS Forms W-9 for tax identification number certifications, or, if applicable, IRS Forms W-8 for non-U.S. person certifications, for each Indemnifying Party. This paragraph shall survive notwithstanding any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

(r) Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(s) The Escrow Agent shall provide to Parent and the Securityholders’ Representative monthly statements identifying transactions, transfers or holdings of the Escrow Account.

Section 11. Tax Reporting.

(a) Pursuant to Section 3(d) above, while it is being held in the Escrow Account, the Escrow Cash shall be treated for tax purposes (including for all U.S. federal, state, local and foreign tax reporting purposes) as being owned by Parent. The Escrow Agent and Parent agree that the following specific transactions will be reported as provided in this Section 11. The Escrow Agent shall be deemed the payor of any interest or other income paid upon investment of the Escrow Account for purposes of performing applicable tax reporting. The Escrow Agent will prepare and file, if required in connection with any interest payments made by the Escrow Agent to Parent under this Agreement, IRS Form 1099-INT. With respect to any other payments made under this Agreement, the Escrow Agent shall not be deemed the payor and shall have no responsibility for performing tax reporting, and the Escrow Agent’s function of making any such payments is solely ministerial and upon express direction of the Parties.

(b) Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request.    The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Code, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Amount.

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(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of interest or other income derived from the investment of the Escrow Amount, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Account. Parent and the Securityholders’ Representative (solely on behalf of the Indemnifying Parties and in its capacity as the Securityholders’ Representative, not in its individual capacity), jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Amount and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.

Section 12. Miscellaneous.

(a) This Agreement, the exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; and (ii) shall not be assigned by operation of law or otherwise.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(c) Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts. EACH OF THE PARTIES HERETO HEREBY WAIVES A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

(d) In the event that any claim(s) of inconsistency between this Agreement and the terms of the Merger Agreement arise, as they may from time to time be amended, the terms of the Merger Agreement shall control, except with respect to duties, liabilities and rights, including compensation and indemnification, of the Escrow Agent, which shall be controlled by the terms of this Agreement.

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(e) All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) on the date of delivery, if delivered personally, (ii) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iv) if delivered by electronic mail, on the date of delivery if transmitted by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after, in each case to the intended recipient as set forth below:

If to Parent, to:

Guidewire Software, Inc.

1001 East Hillsdale Blvd, Suite 800

Foster City, CA 94404

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Richard A. Kline; Michael S. Russell

Email: rkline@goodwinlaw.com; mrussell@goodwinlaw.com

Facsimile No.: (650) 471-6060; (650) 471-6091

If to the Securityholders’ Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No: (303) 648-4085

If to the Escrow Agent, to:

Wilmington Trust

650 Town Center Drive, Suite 600

Costa Mesa, CA 92626

Attention: Jane Snyder

Phone: (714) 384-4162

Email: jmsnyder@wilmingtontrust.com

If to the Transfer Agent, to:

Computershare Inc.

480 Washington Blvd., 29th Floor

Jersey City, NJ 07310

Attn: Cop. Actions, Relations Manager

With an additional copy to :

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Computershare Inc.

250 Royall Street

Canton, MA 02021

Attn: Legal Department

Or

Computershare Inc.

Computershare Inc.

250 Royall Street

Canton, MA 02021

Attn: Corp. Actions, Relationship manager

The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

(f) This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each Party’s respective successors and permitted assigns. Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 12(f)) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

(g) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(h) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(i) It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on the Escrow Account and will not be responsible for any other reporting.

(j) This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy, PDF or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Any such facsimile, telecopy, PDF or other reproduction shall be deemed an original. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

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(k) The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(l) Each of Parent and the Securityholders’ Representative hereby represents and warrants with respect to itself (i) that this Escrow Agreement has been duly authorized by all necessary corporate or limited liability company, as applicable, action, executed and delivered on their behalf and, assuming due execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation enforceable against Parent and the Securityholders’ Representative in accordance with its terms and (ii) that to its knowledge the execution, delivery and performance of this Escrow Agreement by it does not and will not violate any applicable law or regulation.

(m) In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other parties or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(n) For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, a Sunday, a legal holiday in the State of California or a day on which commercial banks in the State of California are required or authorized to close.

(o) Security Procedure for Funds Transfer. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement. The Escrow Agent shall confirm each funds transfer instruction received in the name of Parties by confirming with an authorized individual as evidenced in Exhibit B-1 and Exhibit B-2. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only in writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or Exhibit B-2 or a rescission of an existing Exhibit B-1 or Exhibit B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to either party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Parties. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

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Section 13. USA PATRIOT Act Section 326 Customer Identification Program. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Escrow Agent such information as it may request, from time to time, in order for the Escrow Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided to the Escrow Agent for these purposes.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Guidewire Software, Inc., as Parent

By
Name:
Title:

Shareholder Representative Services LLC, solely in its capacity as Securityholders’ Representative

By
Name:
Title:

WILMINGTON TRUST, N.A., as Escrow Agent

By
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Manufacturers & Traders Trust Company Deposit Accounts

Direction to use the following Manufacturers & Traders Trust Company (also known as M&T Bank) Deposit Account for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

The Escrow Agent is hereby directed to deposit, as indicated below, or as the Parties shall direct further in writing from time to time, all cash in the Account in the following deposit account of M&T Bank:

M&T Corporate Deposit Account

The Parties acknowledge that amounts on deposit in the M&T Bank Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000.

The Parties acknowledge that they have full power to direct investments of the Account.

The Parties understand that they may change this direction at any time and that it shall continue in effect until revoked or modified by the Parties by written notice to the Escrow Agent.

EXHIBIT B-1

CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES

OF PARENT

Guidewire Software, Inc. (“Parent”) hereby designates each of the following persons as its Authorized Representatives for purposes of this Agreement, and confirms that the title, contact information and specimen signature of each such person as set forth below is true and correct. Each such Authorized Representative is authorized to initiate and approve transactions of all types for the Escrow Account[s] established under the Agreement to which this Exhibit B-1 is attached, on behalf of Parent.

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

COMPLETE BELOW TO UPDATE EXHIBIT B-1

If Parent wishes to update this Exhibit B-1, Parent must complete, sign and send to Escrow Agent an updated copy of this Exhibit B-1 with such changes. Any updated Exhibit B-1 shall be effective once signed by Parent and Escrow Agent and shall entirely supersede and replace any prior Exhibit B-1 to this Agreement.

GUIDEWIRE SOFTWARE, INC.

By:

Name:

Title:

Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION (as Escrow Agent)

By:

Name:

Title:

Date:

2

EXHIBIT B-2

CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES

OF SECURITYHOLDERS’ REPRESENTATIVE

Securityholders’ Representative designates each of the following persons as its Authorized Representatives for purposes of this Agreement, and confirms that the title, contact information and specimen signature of each such person as set forth below is true and correct. Each such Authorized Representative is authorized to initiate and approve transactions of all types for the Escrow Account[s] established under the Agreement to which this Exhibit B-2 is attached, on behalf of Securityholders’ Representative.

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

3

COMPLETE BELOW TO UPDATE EXHIBIT B-2

If Securityholders’ Representative wishes to update this Exhibit B-2, Securityholders’ Representative must complete, sign and send to Escrow Agent an updated copy of this Exhibit B-2 with such changes. Any updated Exhibit B-2 shall be effective once signed by Securityholders’ Representative and Escrow Agent and shall entirely supersede and replace any prior Exhibit B-2 to this Agreement.

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:

Name:

Title:

Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION (as Escrow Agent)

By:

Name:

Title:

Date:

4

SCHEDULE II

DEPOSITED ESCROW SHARES AND ESCROW CASH

Name of Indemnifying Person	Number of Escrow Shares	Amount of Escrow Cash	Pro Rata Portion

Total			100%

5

SCHEDULE III

Fees of Escrow Agent

Acceptance Fee:	$TBD

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s). Acceptance Fee payable at time of Escrow Agreement execution

Escrow Agent Administration Fee:	$TBD

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.    These fees cover a full year, or any part thereof, and thus are not pro-rated in the year of termination. The annual fee is billed in advance and payable prior to that years’ service.

Wilmington Trust’s fee is based on the following assumptions:

•     Number of Escrow Accounts to be established: One (1)

•     Estimated Term: TBD

•     Number of Deposits to Escrow Account: Not more than Three (3)

•     Number of Withdrawals from Escrow Account: Not more than Ten (10)

•     Investment in M&T Deposit Products

Out-of-Pocket Expenses:	Billed At Cost

6

SCHEDULE IV

Parent Wire Instructions

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EXHIBIT N

LETTER OF TRANSMITTAL

TO ACCOMPANY STOCK CERTIFICATES FORMERLY REPRESENTING

SHARES OF CAPITALSTOCK

OF CYENCE INC.

AND FOR PAYMENT ON NON-EMPLOYEE STOCK OPTIONS OF CYENCE INC.

CYENCE INC.

YOU MUST EXECUTE AND DELIVER THIS LETTER OF TRANSMITTAL IN ORDER TO RECEIVE YOUR PORTION OF THE CONSIDERATION, AS DESCRIBED BELOW.

This Letter of Transmittal, together with all stock certificates representing shares of (i) Common Stock, par value $0.001 per share (the “Common Stock”) and/or (ii) Preferred Stock, par value $0.001 per share of Cyence Inc., a Delaware corporation (the “Company”), and other required documents, should be delivered to Computershare Inc., a Delaware corporation., as Paying Agent (the “Paying Agent”) at:

COMPUTERSHARE

By Mail: Computershare Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	By Overnight Courier: Computershare Corporate Actions 250 Royall Street Canton, MA 02021

Please send this Letter of Transmittal, properly completed, including the Investor Questionnaire attached hereto as Schedule 2 (the “Investor Questionnaire”) together with your stock certificate or affidavit of loss certificate (See Annex B) (unless the only Company Securities owned by you are options to purchase Capital Stock of the Company) as soon as possible. Do not send stock certificates to any other entity or to any other address than the entity and addresses set forth above. Delivery of this instrument other than as set forth above does not constitute valid delivery.

For additional information, please contact the Paying Agent Shareholder Services team at (866)-596-2937

ANY HOLDER WHO IS ENTITLED TO, AND WHO INTENDS TO, EXERCISE STATUTORY APPRAISAL RIGHTS PURSUANT TO SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (THE “DGCL”) SHOULD NOT EXECUTE THIS LETTER OF TRANSMITTAL OR SURRENDER HIS, HER OR ITS STOCK CERTIFICATES FORMERLY REPRESENTING SHARES.

* * * * *

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT SUBMISSIONS WILL BE ACCEPTED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL IS AT THE OPTION AND RISK OF THE OWNER.

ALL HOLDERS MUST COMPLETE THE APPLICABLE BOXES BELOW, PROVIDE THE INVESTOR QUESTIONNAIRE, PROVIDE APPLICABLE PAYMENT INSTRUCTIONS AND COMPLETE AN INTERNAL REVENUE SERVICE (“IRS”) FORM W-9 OR, IF APPLICABLE, A

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FORM W-8BEN OR OTHER APPROPRIATE W-8, AS APPLICABLE (SEE GENERAL INSTRUCTIONS), TO AVOID BACKUP WITHHOLDING ON PAYMENTS.

Please also read the “General Instructions” on page 10.

All holders of shares of Company Common Stock must complete Boxes A and B below.

BOX A – Signature of Registered Holder(s)	BOX B – Certificate(s) Held

(Must be signed by all registered stockholders, or non-employee optionholders; include legal capacity if signing on behalf of an entity)	Share Certificate Number (Attach additional signed list, if necessary)	Number of Shares represented by each Share Certificate:

Signature(s)

Print Name Here

Telephone Number	Total Shares Surrendered:

All holders of Non-Employee Options must also complete Box C.

BOX C – Non-Employee Options
Option Grant Number(s) (Attach additional signed list, if necessary)	Number of Shares of Common Stock: Represented by Each Option Grant

Total Number of Shares Subject to Options:

☐ Lost Certificates. If you have lost your Stock Certificate(s) representing Shares, please check this box and execute and deliver herewith the affidavit of lost certificate in the form attached hereto as Annex B. The Paying Agent may require you to deliver a bond in connection with your affidavit of lost certificate.

☐ Former Stockholder. I was not issued certificates for the shares of Capital Stock owned by and on behalf of the undersigned Holder and hereby acknowledge that the certificates representing my shares of Capital Stock have been provided to the Paying Agent upon my behalf. I hereby approve the surrender of such stock certificates.

** Please remember to complete and deliver the “Payment Instructions” set forth herein**

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Ladies and Gentlemen:

In connection with the statutory mergers (collectively, the “Mergers”) of (i) Caesar Acquisition Sub I, Inc. (“MergerCo I”), a Delaware corporation and wholly-owned subsidiary of Parent (defined below), with and into Cyence Inc., a Delaware corporation (the “Company”), and thereafter (ii) the Company with and into Caesar Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“MergerCo II”), with MergerCo II surviving the Mergers (the “Surviving Company”), pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization (as amended, supplemented or modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Guidewire Software, Inc., a Delaware corporation (“Parent”), MergerCo I, MergerCo II, the Company and Shareholder Representative Services, LLC, solely in the capacity as Securityholders’ Representative (the “Securityholders’ Representative”), the undersigned (the “Holder”) surrenders pursuant hereto (i) the stock certificates representing shares of Company Capital Stock (the “Shares” and each such certificate a “Certificate”) listed on the first page of this Letter of Transmittal and/or (ii) if such Holder is a Non-Employee Optionholder, the Eligible Company Options held by such Holder and listed on the first page of this Letter of Transmittal (the “Options” and together with the Shares, the “Company Securities”) in exchange for such Holder’s portion of the Merger Consideration (as defined in the Merger Agreement), minus any required tax deductions, withholdings and other amounts that Parent, MergerCo II, the Surviving Company, the Paying Agent or the Escrow Agent (as applicable) are required to deduct or withhold under any provision of any United States federal, state or local or non-United States law, to which the undersigned is entitled under the Merger Agreement, at the times specified therein.

By execution and delivery of this Letter of Transmittal, the undersigned represents and warrants to, and acknowledges, agrees and confirms with, Parent and the Company that:

In exchange for the above-mentioned Company Securities, Computershare Inc., (the “Paying Agent”) shall deliver, in accordance with the Merger Agreement, the Merger Consideration, minus any required tax deductions, withholdings and other amounts that Parent, MergerCo I, MergerCo II, the Surviving Company, the Paying Agent or the Escrow Agent (as applicable) are required to deduct or withhold under any provision of any United States federal, state or local or non-United States Law, to which the undersigned is entitled under the Merger Agreement, at the times specified therein. The execution and delivery of this Letter of Transmittal by the undersigned confirms the agreement by the undersigned to be bound by the terms and conditions set forth in the Merger Agreement (including, without limitation, Article II and Article VII) and the related agreements, instruments and documents to which the Securityholders’ Representative, on behalf of the Indemnifying Parties, is a party. The undersigned acknowledges and agrees that the consideration hereunder and under the Merger Agreement is good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Letter of Transmittal. The undersigned understands and acknowledges that, under the Merger Agreement, a portion of the consideration payable pursuant to the Merger Agreement is subject to holdback for the Escrow Account and the Expense Amount described in the Merger Agreement which will be used to secure (A) the indemnification obligations of the Indemnifying Parties, (B) the payment of any Closing Adjustment Overpayment to Parent and (C) certain Securityholders’ Representative expenses, and such amounts held back may never be paid to Indemnifying Parties.

The undersigned has reviewed (or has had sufficient opportunity to review) the Merger Agreement and this Letter of Transmittal with independent legal, accounting and financial advisors regarding the undersigned’s rights and obligations and the undersigned fully understands the terms and conditions contained, and the transactions provided for, herein and therein.

Representations and Warranties. The undersigned hereby represents and warrants to Parent that (i) the undersigned is the owner, beneficially and of record, of Company Securities, in each case, free and clear of all mortgages, pledges, charges, liens, claims, encumbrances, other security arrangements, preferential arrangements or restrictions of any kind whatsoever (other than such as exist under applicable securities laws), and such Company Securities will not be subject to any adverse claim and will not have been transferred in violation of any contractual or other restriction on transfer thereof (other than such as exist under applicable securities laws or as shall be terminated in connection with the consummation of the Merger), (ii) the undersigned has no right, title or interest in any securities convertible into or exchangeable or exercisable for any shares of the

Company’s or any Subsidiary’s capital stock or any other right title or interest in any rights or options to subscribe for or to purchase any shares of the Company’s or any Subsidiary’s capital stock or any securities convertible into or exchangeable or exercisable for the Company’s or any Subsidiary’s capital stock, other than the Company Securities, (iii) the undersigned has not sold, transferred, conveyed, pledged or hypothecated any interest in the Company Securities, (iv) the undersigned has full power, right, capacity and authority to execute this Letter of Transmittal and to surrender the Company Securities (and in the case of Shares, the surrender of the Certificate representing such Shares) and perform the undersigned’s obligations in connection herewith and that this Letter of Transmittal has been duly and validly executed and delivered by the undersigned, and (v) this Letter of Transmittal constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and limitations on the availability of equitable remedies.

Appointment of Paying Agent. The undersigned hereby irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of the undersigned with respect to the Company Securities, and any and all rights represented thereby, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), surrender such Company Securities, together with all accompanying evidences of transfer and authenticity, to the Company for cancellation upon receipt thereof by the Paying Agent or as otherwise contemplated by the Paying Agent Agreement. The authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, the death, incapacity or dissolution of the undersigned, and all grants, appointments, acknowledgments, conveyances, deliveries, waivers and obligations of the undersigned hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned. This transmittal, and the surrender of the Company Securities by this Letter of Transmittal, are irrevocable, provided that, if the Merger is not consummated, this Letter of Transmittal and such surrender shall be of no force and effect. The undersigned understands and agrees that the method of delivery of this Letter of Transmittal is at the election and risk of the Holder.

Appointment of Securityholders’ Representative. The undersigned hereby acknowledges and agrees to the appointment of Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholders’ Representative under the Merger Agreement (“SRS”) and appoints SRS as the undersigned’s agent and attorney-in-fact to exercise all or any of the powers, authority and discretion conferred on the Securityholders’ Representative under the Merger Agreement. The Stockholders’ Representative shall have full power and authority to take all actions under the Merger Agreement and the Escrow Agreement that are to be taken by the Securityholders’ Representative. The Securityholders’ Representative shall take any and all actions which it believes are necessary or appropriate under the Merger Agreement and the Escrow Agreement, including executing the Escrow Agreement as Securityholders’ Representative, giving and receiving any notice or instruction permitted or required under the Merger Agreement or the Escrow Agreement by the Securityholders’ Representative, interpreting all of the terms and provisions of the Merger Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securityholders’ Representative in connection with the Merger Agreement and the Escrow Agreement, defending all indemnity claims against the Escrow Account pursuant to Article VII of the Merger Agreement.

Release.

(a) Effective for all purposes as of the delivery of this Letter of Transmittal, the undersigned, on behalf of himself, herself or itself and, except with respect to portfolio companies of venture capital, private equity or similar funds, each of his, her or its directors, officers, successors, heirs, assigns, controlled Affiliates (except portfolio companies in the case of venture capital funds), members and partners (except its limited partners) (each, a “Releasor”), hereby releases and forever discharges the Company, Parent, Surviving Company, and each of their respective Affiliates, subsidiaries, directors, officers, agents, equity holders and employees (collectively, the “Released Parties”), from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees and liabilities, of whatever kind or nature, in law or in equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden (collectively, “Claims”), which have existed

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or may have existed, or which do exist, through the Effective Time (the “Released Matters”); provided, that such release and discharge shall not apply to any rights or Claims arising under (i) the Merger Agreement, any Related Agreement (as defined in the Merger Agreement) to which the Releasor is a party or any other agreement, instrument, certificate or document delivered pursuant thereto executed in connection with the Merger Agreement, (ii) to the extent applicable to the Releasor, the indemnification provisions of the Company’s certificate of incorporation or Bylaws or any existing indemnification agreements between Releasor and the Company that are disclosed on the Company Disclosure Schedule, (iii) to the extent applicable to Releasor, rights with respect to any applicable directors’ and officer’s liability insurance, (iv) if Releasor is or was an employee of the Company, (A) rights to accrued but unpaid wages, salaries or other cash compensation due to the employee that remain unpaid as of the Effective Time, (B) rights of the Continuing Employees to reimbursements for reasonable business expenses incurred and documented prior to the Effective Time and consistent with prior expenditures, (C) unreimbursed claims under employee health and welfare plans, consistent with terms of coverage, (D) the entitlement of Releasor to continuation coverage benefits or any other similar benefits required to be offered by law, and (E) the entitlement of Releasor under any employee benefit plans of the Company Entities, or (v) to the extent applicable to the Releasor, rights with respect to any claims that cannot be released as a matter of law. Notwithstanding anything herein to the contrary, the foregoing release shall include the release of all Claims in connection with the Terminated Agreements.

(b) The undersigned acknowledges and agrees that neither the undersigned nor the undersigned’s Affiliates shall have any right of contribution, indemnification or right of advancement from the Company, the Surviving Company or Parent with respect to any Losses recovered by any of the Parent Indemnified Parties against Indemnifying Party pursuant to Article VII of the Merger Agreement.

(c) The undersigned hereby waives and agrees not to assert any appraisal or dissenter’s rights under applicable provisions of Delaware Law, California Law or any other Law.

(d) The undersigned acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(e) The undersigned, on behalf of himself, herself or itself and each other Releasor, hereby waives and relinquishes any rights and benefits that any Releasor may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Holder, on behalf of himself, herself or itself and each other Releasor, acknowledges that he, she or it may hereafter discover facts in addition to or different from those that Holder or any other Releasor now knows or believes to be true with respect to the subject matter of this release, but it is the undersigned’s intention, on behalf of himself, herself or itself and each other Releasor, subject to Section 6(a), to fully and finally and forever settle and release any and all Claims (unless specifically excluded pursuant to Section 6(a) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. The undersigned hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim (unless specifically excluded pursuant to Section 6(a)), or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates in any way to, or is based upon, any of the Released Matters.

(f) The undersigned represents and acknowledges that he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives. Holder further represents that in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

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(g) If the undersigned is married or is a party to a community property agreement or arrangement with the undersigned’s spouse or domestic partner, he or she has delivered with this Agreement a Spousal Consent in the form attached hereto as Schedule 1 (the “Spousal Consent”), executed by the undersigned’s spouse or domestic partner, as applicable. The undersigned’s spouse or domestic partner, as applicable, is competent to execute and deliver the Spousal Consent.

Confidentiality. The undersigned agrees to at all times for a period of five (5) years from the Effective Time to keep confidential and not divulge, furnish or make accessible any information regarding or relating to Merger Agreement, any Related Agreement, the Closing or any claim or dispute arising out of or related to this Agreement, the Merger Agreement, the Related Agreements, or the transactions contemplated hereby or thereby to anyone (other than directors, officers, managers, partners, attorneys, accountants, financial advisors and any other advisors, consultants or representatives of Holder that are (a) bound by confidentiality restrictions or (b) made aware of the confidential nature of such information, directed by Holder to treat such information as confidential and bound by legally enforceable codes of professional responsibility that require maintenance of confidentiality) except, in each case, to the extent that (i) such information has otherwise been made public (other than as a result of disclosure by Holder in violation of the terms of this Agreement, any Person to whom Holder disclosed such information who violated the terms of any confidentiality obligation to Holder); (ii) Holder is required by applicable Law or any applicable Order to divulge or disclose such information, in which case Holder shall use its reasonable best efforts to cooperate with Parent, at Parent’s expense, to limit such disclosure to the extent permitted under applicable Law; (iii) Holder is required by an applicable process, subpoena or order, provided that Holder gives Parent notice that is reasonable in the circumstances and cooperates with Parent to obtain a protective order, at Parent’s expense, to take such other legal steps to protect its interest in such information; or (iv) disclosure is necessary to enforce Holder’s rights or defend against assertions by Parent under or arising from the Merger Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

The terms and provisions of this Letter of Transmittal shall survive the Closing and the Mergers. If this Letter of Transmittal is to be signed by the registered holder(s) of Company Securities represented thereby, it must be signed by the registered holder(s) exactly as the name(s) of such registered holder(s) appear(s) on the face of the share certificate(s) or Company Option grant agreement. If this Letter of Transmittal is to be signed by or on behalf of a person other than the registered holder(s), see the Instructions to this Letter of Transmittal.

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PAYMENT INSTRUCTIONS

BOX D—DELIVERY INSTRUCTIONS (See General Instructions)

*	To be completed ONLY if you desire funds to be delivered to you by check.

Issue the check representing payment to:

Name:

(Please Print)

Address:

Telephone Number:

Please remember to complete and sign the IRS Form W-9 attached at the back of this Letter of Transmittal or, if applicable, provide a completed appropriate IRS Form W-8.

BOX E—OPTIONAL BANK WIRE INSTRUCTIONS

NOTE: This wire request is optional. Fill in the box below if you want your cash consideration paid by wire transfer (subject to a $100 wire fee). If you do not complete the Wire Instructions in below, your cash consideration will be paid by check and mailed to you. If the name on the bank account does not include all registered holders, a medallion guarantee is required in Box G (below). If you complete this Box E and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection with the above referenced merger, please wire the entitled funds as follows:

*ABA Routing Number

Bank Name

Bank Address

Name on Bank Account

Bank Account Number

For Further Credit To Name

For Further Credit To Account Number

Swift (if applicable/foreign)

IBAN (if applicable/foreign)

By completion of this section, the registered holder(s) hereby agree(s) that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing Paying Agent to make payment of the merger consideration represented by this Letter of Transmittal to the bank account listed above.

*	The ABA Routing Number for “incoming FED WIRES” is many times different than the ABA Routing Number used for direct deposit or the ABA Routing Number on the bottom of your check or deposit slip. Please check with your bank to obtain the correct ABA Routing Number for your wire.

Paying Agent will use the payment provided in the “Delivery Instructions” and/or “Optional Bank Wire Instructions” for any future payments unless a new Letter of Transmittal is completed to update such payment instructions

**	Delivery of the enclosed Certificate(s) will be affected and risk of loss shall pass only upon receipt by the Paying Agent at the address below.

BOX F—SPECIAL PAYMENT INSTRUCTIONS (See General Instructions)

*	To be completed ONLY if the check or wire transfer (if applicable) for cash to be received by the registered holder is to be issued in a name OTHER than the name appearing in the boxes on page 2 (Description of Shares). Unless indicated in the SPECIAL DELIVERY INSTRUCTIONS at the top of this page, such check will be mailed to the address indicated below. MEDALLION SIGNATURE GUARANTEE is required.

Name:

(Please Print)

Address:

Telephone Number:

Please remember to complete and sign the IRS Form W-9 attached at the back of this Letter of Transmittal or, if applicable, provide a completed appropriate IRS Form W-8.

BOX G—Medallion Guarantee

If (and only if) you have completed Box F, or all registered holders are not listed on the bank account provided in Box E (if you elected a wire payment) your signature must be Medallion Guaranteed by an eligible financial institution.

Note: A notarization by a notary public is not acceptable

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By signing below, the undersigned Holder hereby acknowledges and agrees to be bound by the terms set forth in this Letter of Transmittal.

PLEASE SIGN HERE

If Holder is a Natural Person:*	If Holder is an Entity:***

By:

Signature	Name

Its

Print Name

Email address

Dated:

Telephone:

Telephone:

If Holder’s Spouse Must Sign:**

Email address:

Signature

Email address

Print Name

*	Must be signed by a registered holder(s) exactly as name(s) appear(s) on the Certificate(s) or Option Grant (as applicable), and spouse, if any. See Instructions.
**	If any Holder is married and such Common Stock is held jointly with such Holder’s spouse, both such Holder and his or her spouse must sign this Letter of Transmittal.
***	Signatures of trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact, or others acting in a fiduciary capacity must include the full title of the signer in such capacity.

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General Instructions

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL AND THE ACCOMPANYING TAX FORMS ARE COMPLETED.

•	Holders of Company Securities: List all certificate/option grant numbers and share numbers in the appropriate box on Pages 1 and 2. You should complete one Letter of Transmittal listing all Company Securities registered in the same name. If your stock certificate(s) are lost, please check the appropriate box below the primary boxes, complete the Letter of Transmittal and the enclosed Affidavit of Lost Certificate and return the Letter of Transmittal and Affidavit of Lost Certificate to the Paying Agent. You should complete one Letter of Transmittal listing all Company Securities registered in the same name. If any Company Securities are registered in different ways on several certificates, you will need to complete, sign, and submit as many separate Letters of Transmittal as there are different registrations of certificates. You may not submit fewer than the entire number of shares of Company Securities represented by a certificate. Stock certificates need NOT be endorsed or accompanied by separate, stock powers and the signature(s) need NOT be guaranteed. An Affidavit of Lost Certificate, in the form attached as Annex B, must be completed in order to effectively surrender a lost, stolen or destroyed certificate(s). For the avoidance of doubt, you must return your stock certificate(s) with this Letter of Transmittal to receive payment, unless the Paying Agent has received your stock certificate directly from the Company and the Company has informed you accordingly; however you do not need to deliver any Warrants you hold, if any.

•	Wire Instructions: To elect a bank wire transfer, please provide the appropriate instructions herein on the page entitled “Payment Instructions”. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

•	Signatures: The signature on this Letter of Transmittal must correspond exactly with the name(s) as written on the face of any certificate(s) surrendered or converted unless the Shares have been assigned by the registered holder or holders thereof, in which event this Letter of Transmittal should be signed in exactly the same form as the name(s) of the last transferee(s) indicated on the transfers attached to or endorsed on the certificate(s).

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or other person acting in a fiduciary or representative capacity, the person signing must give his or her full title in such capacity and enclose appropriate evidence of his or her authority to so act.

•	IRS Form W-9 or Applicable IRS Form W-8: If your Company Securities are accepted for payment, in order to prevent “backup withholding” of federal income tax on the payment of the Consideration with respect to your Company Securities, you must provide the Paying Agent with your correct TIN on IRS Form W-9 (if you are a U.S. person (as defined in the instructions to the enclosed IRS Form W-9)) or a properly completed and appropriate IRS Form W-8 (if you are not a U.S. Person (as defined in the instructions to the enclosed IRS Form W-9)). If the Paying Agent is not provided with a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, you may be subject to various penalties and backup withholding at the statutorily imposed rate (currently 28%).

To prevent backup withholding, if you are a U.S. person (as defined in the instructions to the enclosed IRS Form W-9), you must provide your correct TIN by completing the enclosed IRS Form W-9, and certify that (i) the TIN provided is correct, (ii) (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified you that you are no longer subject to backup withholding, and (iii) you are a U.S. person (including a U.S. resident alien), or otherwise establish an adequate basis for exemption. If the Company Securities are held in more than one name or not in the name of the actual owner, consult the instructions to the enclosed IRS Form W-9 for information on which TIN to report.

Certain Holders (including, among others, certain corporations and certain foreign individuals) are exempt from these backup withholding and reporting requirements. To prevent erroneous backup withholding, an exempt Holder who is a U.S. Person (as defined in the instructions to the enclosed IRS Form W-9) must enter the appropriate “Exempt payee code” in box 4 on IRS Form W-9. See the instructions to the enclosed IRS Form W-9 for additional instructions. Exempt Holders who are not U.S. Persons (as defined in the instructions to the enclosed IRS Form W-9) must submit a properly completed and appropriate IRS Form W-8, signed under penalties of perjury attesting to such exempt status. An IRS Form W-8BEN and an IRS Form W-8BEN-E are enclosed. Other IRS Forms W-8 may be obtained from the IRS at www.irs.gov.

Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld provided that the required information is properly furnished to the IRS in a timely manner. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is properly furnished to the IRS in a timely manner.

TO PREVENT BACKUP WITHHOLDING ON PROCEEDS, EACH HOLDER SHOULD COMPLETE AND PROVIDE THE COMPANY WITH THE ENCLOSED IRS FORM W-9 (FOR PAYEES THAT ARE U.S. PERSONS, INCLUDING U.S. RESIDENT ALIENS) OR AN APPROPRIATE IRS FORM W-8 (FOR PAYEES THAT ARE NOT U.S. PERSONS). CONSULT THE INSTRUCTIONS TO THE ENCLOSED IRS FORM W-9 FOR THE DEFINITION OF “U.S. PERSON.”

Please note that the foregoing certifications do not exempt any Holders from any withholding (other than backup withholding) that may be required.

•	Special Payment Instructions: No signature guarantee on this Letter of Transmittal is required (i) if this Letter of Transmittal is signed by the registered holder of the shares surrendered herewith, unless such holder has completed the box entitled “Special Payment Instructions” on this Letter of Transmittal, or (ii) if the shares to be surrendered are for the account of an eligible guarantor institution such as a commercial bank, Partnership, securities broker/dealer, credit union or a savings association participating in a Medallion Program approved by the Securities Transfer Association, Inc. (each of the foregoing being an “Eligible Institution”). In all other cases, all signatures on this Letter of Transmittal must be medallion guaranteed by an Eligible Institution. Indicate in Special Payment Instructions the name and address of the person in whose name a check is to be issued if it is to be issued in the name of someone other than the registered holder.

•	Lost, Stolen, Misplaced or Destroyed Certificate(s): If your certificate(s) have been lost, stolen, misplaced or destroyed, please check the appropriate box on page 1 of this Letter of Transmittal. If your certificate(s) have been lost, stolen, misplaced or destroyed, or if your certificate(s) are lost in the mail before the Agent receives them, you will be required to complete additional documents. In addition, you may have to post an indemnity bond if so required. If your certificate(s) have been lost, stolen, misplaced or destroyed, you are urged to call the Paying Agent for additional instructions at .

•	Special Delivery Instructions: Indicate in Special Delivery Instructions the name and address to which the check is to be sent if it is to be sent (i) to someone other than the person(s) signing this Letter of Transmittal, or (ii) to the person(s) signing at an address other than that appearing on the second page of this Letter of Transmittal.

•	Returning Certificate(s): Return this Letter of Transmittal with the stock certificate(s) to be exchanged only to the Paying Agent at the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured. Do not send stock certificates to any other entity or address other than the Paying Agent at its address set forth herein. Delivery of this instrument to an address other than as set forth below does not constitute valid delivery. You do not need to return any Warrants with this Letter of Transmittal.

COMPUTERSHARE

By Mail: Computershare Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	By Overnight Courier: Computershare Corporate Actions 250 Royall Street Canton, MA 02021

For additional information please contact the Paying Agent at (866)-596-2937.

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SCHEDULE 1

Spousal Consent

SCHEDULE 2

Investor Questionnaire

ANNEX A

IRS Form W-9, IRS Form W-8BEN and IRS Form W-8BEN-E

ANNEX B

Lost Securities Surety Premium/Service Fee Calculation

The following formula should be used to calculate the surety premium, if any, and service fee that you must submit with this Letter of Transmittal.

1. Calculate the share value of the lost securities by multiplying the number of shares that are lost by the applicable Cash Rate:

A.	Enter the number of share(s) of Cyence Inc. Capital Stock lost X (Bond Premium Rate) $[●] = share value

B.	Add Processing fee of $80.00

C.	Add the totals listed in Items A and B $ .

Multiply the number of shares lost by the Safeco Insurance Company of America Bond premium noted above to calculate the premium you owe. If you have Lost Securities representing [TBD] or fewer shares, there is a minimum premium of $20.00. There is also a processing fee of $80.00. PLEASE MAKE YOUR CHECK PAYABLE TO “COMPUTERSHARE” FOR THE BOND PREMIUM AND PROCESSING FEE AND ENCLOSE WITH THIS AFFIDAVIT. If your request is approved, Computershare will forward the Bond premium to Safeco Insurance Company of America. We cannot complete your exchange without a Surety Bond. NOTE: This premium is calculated based upon each lost share, not per each lost certificate.

2. SIGNATURES OF ALL OWNERS – All registered owners of the Shares MUST sign EXACTLY below as the name(s) appear on the front of this form.

If your lost certificates are held by a trust or are part of an estate, or are valued at more than $250,000, please contact Computer share for additional instructions.

ANY PERSON WHO, KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON, FILES A STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME.

SIGNATURE OF OWNER:	SIGNATURE OF CO-OWNER, IF ANY:

3. You must have your signatures notarized if you lost more than ___ shares.

State of: Country of:	Notary Signature:

Printed Name of Notary:	Sworn to and Subscribed to me this date:

My commission expires this date: (month/date/year) (Notary Seal)